As filed with the Securities and Exchange Commission on July 10, 2009
Registration No. 333-160177

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JAMES HARDIE INDUSTRIES N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	3272	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
+31 20 301 2980 (Telephone) +31 20 404 2544 (Facsimile)
(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael E. Gizang
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and all other conditions to the consummation of the transactions described in this prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered(1)	Registered	Price per Unit	Offering Price(3)	Fee(4)(5)
James Hardie Industries SE Ordinary Shares	102,000,000(2)	$3.21	$327,205,851	$18,258

(1)	American depositary shares issuable on deposit of securities representing James Hardie Industries SE ordinary shares registered hereby have been registered pursuant to a separate Registration Statement on Form F-6.

(2)	Based on (i) the estimated number of James Hardie Industries N.V. ordinary shares beneficially held by securityholders resident in the United States of America, and (ii) the one-to-one basis on which each James Hardie Industries N.V. ordinary share will be transformed into a James Hardie Industries SE ordinary share.

(3)	The proposed maximum aggregate offering price of all of the James Hardie Industries SE shares registered in connection with the Proposal is $327,205,851. Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of James Hardie Industries N.V. ordinary shares to be transformed in the Proposal (calculated as set forth in note (2) above) based upon a market value of $3.21 per James Hardie Industries N.V. ordinary share, the average of the high and low sale prices per James Hardie Industries N.V. CUFS on the ASX Limited on June 19, 2009 and converted to United States dollars based on the Federal Reserve Bank of New York foreign exchange rate for Australian dollars on June 19, 2009.

(4)	Calculated by multiplying 0.00005580 by the proposed maximum aggregate offering price.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus may change. The registrant may not complete the transaction and issue these securities until the registration statement filed with the US Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, JULY 10, 2009

IMPORTANT NOTICES

Terminology

In this Explanatory Memorandum, references to:

•	“we,” “us,” “our,” the “company,” “Dutch NV,” and “JHI NV” refer to James Hardie Industries N.V. We refer to James Hardie Industries SE when domiciled in The Netherlands as “Dutch SE” and James Hardie Industries SE when domiciled in Ireland as “Irish SE.”

•	“James Hardie” refers collectively to James Hardie Industries N.V. and its controlled subsidiaries.

•	“CUFS” refers to CHESS Units of Foreign Securities, each of which represents a beneficial ownership interest in an underlying ordinary share (which we refer to as shares).

•	“ADRs” refers to American Depositary Receipts, which are the receipts or certificates that evidence ownership of American Depositary Shares (which we refer to as ADSs), each of which represents a beneficial ownership interest in five CUFS.

•	“shareholders” refers to holders of CUFS, ADSs or CUFS converted to shares.

•	“A$” refers to Australian dollars and “US$” refers to US dollars.

Certain other capitalised terms used in this Explanatory Memorandum have the meanings ascribed to them in the Glossary in Section 19.

This Explanatory Memorandum, which constitutes a prospectus under US federal securities laws, has been prepared in connection with the registration of 102,000,000 shares of Dutch SE, with the number of shares being registered based on (i) the estimated number of JHI NV shares beneficially held by securityholders resident in the US, and (ii) the one-to-one basis on which each JHI NV share will be transformed into a Dutch SE share.

This Explanatory Memorandum and the Notice of Meetings included herein have been prepared to assist shareholders in deciding how to vote on Stage 1 of the Proposal. You should read this Explanatory Memorandum and the Notice of Meetings in their entirety before making a decision about how to vote on the resolution to be considered at the extraordinary general meeting.

This Explanatory Memorandum contains important information relating to the Proposal. The Notice of Meetings contains important information relating to voting at the extraordinary general meeting, including the record date, the quorum and vote required for approval and how to vote your CUFS, ADSs and CUFS you have converted to shares and the resolution that shareholders are being asked to approve with respect to Stage 1 of the Proposal. A separate notice of meetings regarding the matters to be considered at our annual general meeting, which will be held immediately following the extraordinary general meeting, will be sent to you together with this Explanatory Memorandum. The notice of meetings for our annual general meeting sets forth, among other things, a description of the matters that will be considered at the annual general meeting and the resolutions that shareholders will be asked to approve at that meeting. If for any reason you do not receive the notice of meetings for the annual general meeting, you should contact us at the address, telephone numbers or e-mail address identified below.

Information Incorporated by Reference

This Explanatory Memorandum incorporates important business and financial information about us by reference and, as a result, this information is not included in or delivered with this Explanatory Memorandum. For a list of those documents that are incorporated by reference into this Explanatory Memorandum, see “Incorporation of Certain Documents by Reference” in Section 14.

Documents incorporated by reference are available from us upon oral or written request without charge. As we file annual reports and furnish other information to the US Securities and Exchange Commission, you also may obtain documents incorporated by reference into this Explanatory Memorandum from the website of the US Securities and Exchange Commission at the URL (or uniform resource locator) http://www.sec.gov or by requesting

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them from us by calling the Information Helpline in Australia at 1800 675 021 (between 8:00 a.m. and 5:00 p.m. (AEST)) or elsewhere in the world at +1-949-367-4900 (between 8:00 a.m. and 5:00 p.m. (Central Time)) or in writing by regular and electronic mail at the following address:

James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
Attention: Company Secretary
E-Mail: infoline@jameshardie.com

In order to receive timely delivery of the documents in advance of the extraordinary general meeting for Stage 1 of the Proposal, you should make your request no later than August 14, 2009.

A number of documents related to the Proposal also may be found at the Investor Relations area of our website (www.jameshardie.com, select “James Hardie Investor Relations”).

Forward-looking Statements

This Explanatory Memorandum, Notice of Meetings and the documents incorporated herein by reference contain forward-looking statements. We may from time to time make forward-looking statements in our periodic reports filed with or furnished to the US Securities and Exchange Commission on Forms 20-F and 6-K, in our annual reports to shareholders, in offering circulars, invitation memoranda and prospectuses, in media releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, existing and potential lenders, representatives of the media and others. Statements that are not historical facts are forward-looking statements and for US purposes such forward-looking statements are statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include:

•	statements about our future performance;

•	projections of our results of operations or financial condition;

•	statements regarding our plans, objectives or goals, including those relating to our strategies, initiatives, competition, acquisitions, dispositions and/or our products;

•	expectations concerning the costs associated with the suspension or closure of operations at any of our plants and future plans with respect to any such plants;

•	expectations that our credit facilities will be extended or renewed;

•	expectations concerning dividend payments;

•	statements concerning our corporate and tax domiciles and potential changes to them;

•	statements regarding tax liabilities and related audits and proceedings;

•	statements as to the possible consequences of proceedings brought against us and certain of our former directors and officers by the Australian Securities & Investments Commission;

•	expectations about the timing and amount of contributions to the Asbestos Injuries Compensation Fund, a special purpose fund for the compensation of proven Australian asbestos-related personal injury and death claims;

•	expectations concerning indemnification obligations; and

•	statements about product or environmental liabilities.

Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “aim,” “will,” “should,” “continue” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Readers are cautioned not to place undue reliance on these forward-looking statements and all such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Forward-looking statements are based on our estimates and assumptions and because forward-looking statements address future results, events and conditions, they, by their very nature, involve inherent risks and uncertainties. Such known and unknown risks, uncertainties and other factors may cause our actual results, performance or other achievements to differ materially from the anticipated results, performance or achievements expressed, projected or implied by these forward-looking statements. These factors, some of which are discussed under “Risk Factors” beginning on page 17, including those incorporated by reference from our Annual Report on Form 20-F filed with the US Securities and Exchange Commission, include but are not limited to: all matters relating to or arising out of the prior manufacture of products that contained asbestos by our current and former subsidiaries; required contributions to the Asbestos Injuries Compensation Fund and the effect of currency exchange rate movements on the amount recorded in our financial statements as an asbestos liability; compliance with and changes in tax laws and treatments; competition and product pricing in the markets in which we operate; the consequences of product failures or defects; exposure to environmental, asbestos or other legal proceedings; general economic and market conditions; the supply and cost of raw materials; the success of research and development efforts; reliance on a small number of customers; a customer’s inability to pay; compliance with and changes in environmental and health and safety laws; risks of conducting business internationally; compliance with and changes in laws and regulations; currency exchange risks; the concentration of our customer base on large format retail customers, distributors and dealers; the effect of natural disasters; changes in our key management personnel; inherent limitations on internal controls; use of accounting estimates; and all other risks identified in our reports filed with Australian, Dutch and US securities agencies and exchanges (as appropriate). We caution that the foregoing list of factors is not exhaustive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. Forward-looking statements speak only as of the date they are made and are statements of our current expectations concerning future results, events and conditions.

You should carefully review all of the information included in this Explanatory Memorandum and the Notice of Meetings, before making a decision on how to vote on Stage 1 of the Proposal to be considered at the extraordinary general meeting.

Intellectual Property

“James Hardie” and any logos are trademarks of James Hardie International Finance B.V., which may be registered in certain jurisdictions. Names of other companies and any other trademarks are owned by their respective owners.

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Page

12.13. Pre-Release Transactions	123
12.14. Taxes	124
13. WHERE YOU CAN FIND ADDITIONAL INFORMATION	125
14. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	125
15. LEGAL MATTERS	126
16. EXPERTS	126
17. SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER US SECURITIES LAWS	126
18. INDEMNIFICATION	126
19. GLOSSARY	127
20. NOTICE OF MEETINGS	130
21. INFORMATION ON VOTING	132
ANNEX A DRAFT TERMS OF MERGER	A-1
ANNEX B DIRECTION FORM	B-1
ANNEX C QUESTION FORM	C-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
Indemnification of Directors and Officers	II-1
Exhibits and Financial Statement Schedules	II-3
Undertakings	II-3
SIGNATURES	II-5
EX-4.12
EX-4.13
EX-5.1
EX-8.2
EX-8.3
EX-8.4
EX-8.5
EX-10.31
EX-10.37
EX-21
EX-23.1
EX-23.2
EX-99.1
EX-99.2

LETTER FROM THE CHAIRMEN

Dear shareholder:	, 2009

For some time, your directors have indicated that James Hardie has been considering the complex issue of the domicile of James Hardie Industries N.V. In our 2008 Annual Report, we indicated that resolving this issue was a very important priority for your directors. Three primary factors have been driving this:

•	We believe it is critically important that our key senior managers with global responsibilities are able to spend more time with James Hardie’s operations and in its markets. Qualifying for benefits under the tax treaty between the US and The Netherlands (which we refer to as the US/Netherlands Treaty) has become increasingly costly for James Hardie since revisions to the treaty became effective in early 2006, because the revised tax treaty requires these key senior managers to spend a major portion of their time in The Netherlands.

•	In June 2008, the US Internal Revenue Service (which we refer to as the US IRS) asserted that James Hardie did not qualify for benefits under the US/Netherlands Treaty for 2006 and 2007. While we ultimately prevailed in that dispute, the US IRS could reassert its position in respect of subsequent time periods and, accordingly, we consider it prudent to mitigate the risk of further disputes with the US IRS.

•	Because your directors are proposing to change the company’s domicile, we believe it also is efficient to transfer our intellectual property and treasury and finance operations from The Netherlands before the expiry of the favourable tax concessions the company currently enjoys in The Netherlands under the Financial Risk Reserve regime on December 31, 2010.

With these factors in mind, your directors, together with key senior managers and professional advisers, have explored a range of alternatives, including remaining in The Netherlands or moving to the US, Australia or elsewhere in Europe. Your directors determined not to pursue a move to the US or Australia due to, among other reasons, potential tax consequences, additional complexity to James Hardie’s corporate structure and practical considerations due to the very high shareholder approval requirements, which are explained in greater detail in this Explanatory Memorandum. After considering potential options, your directors have concluded, for reasons explained in this Explanatory Memorandum, that it is in the best interests of James Hardie and its shareholders for James Hardie to implement a two-stage plan (which we refer to as the Proposal) to:

Stage 1: transform James Hardie to a European Company, which is a public limited company known as a Societas Europaea or SE; and

Stage 2: move the corporate domicile of James Hardie from The Netherlands to Ireland.

Importantly, the Proposal will not change the overall commitment of James Hardie to make contributions to the Asbestos Injuries Compensation Fund under the Amended and Restated Final Funding Agreement. However, if a contribution is due to the Asbestos Injuries Compensation Fund in the company’s 2011 financial year, which is not yet known, the costs associated with the Proposal will most likely reduce the amount of the company’s contribution in that year. The capacity of the Asbestos Injuries Compensation Fund to satisfy claims is linked to the long-term financial success of James Hardie, especially the company’s ability to generate net operating cash flow. Implementation of the Proposal is expected to have medium and long-term benefits for the Asbestos Injuries Compensation Fund, as the company’s Irish domicile is anticipated to result in reduced tax payments relative to taxes that would be payable if the company remained domiciled in The Netherlands and the intellectual property and treasury and finance operations remained in The Netherlands after December 31, 2010 following the expiry of the Financial Risk Reserve regime. Although a pending legislative proposal in The Netherlands regarding a compulsory group interest box regime was determined by the European Commission on July 8, 2009 not to violate EU law and such interest box regime may be adopted in The Netherlands, your directors believe that consummation of the Proposal is the best course of action for James Hardie and its shareholders at this time.

Each stage of the Proposal has to be undertaken separately and requires a separate shareholder vote. If shareholders approve Stage 1 and it is implemented, a Stage 2 explanatory memorandum seeking approval for Stage 2 will be distributed in late 2009. If shareholders approve both stages, your directors anticipate that implementation of the Proposal will be completed in early 2010. It is important to implement the Proposal as soon as practicable, as there are risks and costs associated with delay.

In connection with the issue of James Hardie’s domicile and in light of the expiry of the Financial Risk Reserve regime in The Netherlands on December 31, 2010, your directors also have considered the location of the company’s intellectual property and treasury and finance operations. After review, your directors do not believe James Hardie will receive the full benefits of the Proposal if its intellectual property and treasury and finance operations remain in The Netherlands after the move to Ireland and, on that basis, have determined to transfer these operations to Ireland in connection with the implementation of Stage 1 of the Proposal. The transfer of the company’s intellectual property in connection with the Proposal will result in tax in The Netherlands that would not be incurred if the intellectual property remained in The Netherlands. However, we believe that a transfer of the intellectual property following the expiry of the Financial Risk Reserve regime would result in greater tax in The Netherlands.

This Explanatory Memorandum sets out material information relevant to the Proposal. As there are certain risks and disadvantages involved in connection with the implementation of the Proposal, we urge all shareholders to read this document in full and consider both the benefits of the Proposal as well as the risks and disadvantages involved. For example, transaction and implementation costs of the Proposal, including taxes associated with the transfer of the company’s intellectual property, are estimated as of the date of this Explanatory Memorandum to range from approximately US$51-71 million. This amount includes approximately US$30-50 million of taxes due in The Netherlands as a result of the transfer of the intellectual property in connection with Stage 1 of the Proposal. The amount of taxes actually due at the time of the transfer of the intellectual property and the company’s exit from the Financial Risk Reserve regime in The Netherlands will depend on a number of factors, including the fair market value of the intellectual property at the time of its transfer and our tax bases in the intellectual property, income earned in the company’s Financial Risk Reserve account, changes in currency exchange rates and the availability of offsets to the amounts in this account to finance capital and other qualifying expenditures.

KEY BENEFITS

Following a multi-year review of various alternatives, your directors have concluded that the transformation to a European Company and the move to Ireland and a transfer of our intellectual property and treasury and finance operations in connection with the transformation to a European Company is the best course of action at this time and is in the best interests of James Hardie and its shareholders because it:

•	allows key senior managers with global responsibilities to spend more time with James Hardie’s operations and in its markets because the US/Ireland Treaty does not contain a substantial presence test that requires these managers to spend significant time in Ireland;

•	provides greater certainty for James Hardie to obtain benefits under the tax treaty between the US and Ireland than is the case under the US/Netherlands Treaty;

•	increases our flexibility to undertake certain transactions under Irish company law, which your directors believe expands the company’s future strategic options;

•	simplifies the company’s governance structure to a single board of directors;

•	makes the company’s intellectual property and treasury and finance operations eligible for a statutory tax rate that is currently lower than would be the case if these operations remained in The Netherlands after the expiry of the Financial Risk Reserve regime and, based on current Irish law and the company’s current capital structure, should result in lower tax payments in respect of the intellectual property, treasury and finance operations on a combined basis than would be the case if these operations remained in The Netherlands even if the currently proposed compulsory group interest box regime is adopted in The Netherlands; and

•	permits most shareholders to be eligible to receive dividends not subject to withholding tax.

SUMMARY

While the costs associated with implementation of the Proposal and the related transfer of the company’s intellectual property and treasury and finance operations are not insignificant, your directors are of the view that the Proposal is the best course of action at this time for James Hardie and its shareholders and, accordingly, unanimously recommend that shareholders vote in favour of the Proposal.

This Explanatory Memorandum includes a Notice of Meetings for Stage 1 of the Proposal. Each director intends to vote his or her shareholding in James Hardie in favour of Stage 1.

If Stage 1 is approved and implemented, we will write to you again with the formal proposal to proceed with Stage 2. Each stage needs to be approved by shareholders if the expected benefits of the Proposal are to be realised.

Sincerely,

Michael Hammes Chairman Supervisory and Joint Boards	Louis Gries Chief Executive Officer and Chairman Managing Board

INDICATIVE TIMETABLE

The key dates for consideration and implementation of the Proposal are shown below. All times referred to are Australian Eastern Standard Time (which we refer to as AEST) unless otherwise stated.

EVENT	DATE

STAGE 1 OF THE PROPOSAL

ADR record date for voting at the extraordinary general meeting	Thursday on July 9, 2009 at 5:00 p.m. EDT

CUFS record date for voting at the extraordinary general meeting	Monday on August 17, 2009 at 5:00 p.m.

Extraordinary information meeting of JHI NV — in Australia	Tuesday on August 18, 2009 at 11:30 a.m.

Deadline for submission of Direction Forms for extraordinary general meeting	No later than 4:00 p.m. on August 18, 2009

Deadline for submission of Proxy Forms for extraordinary general meeting	No later than 5:00 p.m. on August 18, 2009

Extraordinary general meeting of JHI NV — in The Netherlands	Friday on August 21, 2009 at 11:00 a.m.

Expected effective date of Stage 1 (if Stage 1 of the Proposal is approved by shareholders and all other conditions are met)	September 30, 2009

If Stage 1 of the Proposal is implemented we expect to seek approval of Stage 2. A further explanatory memorandum will be issued in relation to Stage 2 of the Proposal.

EVENT	DATE

STAGE 2 OF THE PROPOSAL

ADR record date for voting at the extraordinary general meeting	Friday on November 27, 2009 at 5:00 p.m. EDT

CUFS record date for voting at the extraordinary general meeting	Friday on January 8, 2010 at 5:00 p.m.

Extraordinary information meeting of Dutch SE — in Australia	Monday on January 11, 2010 at 11:00 a.m.

Deadline for submission of Direction Forms for extraordinary general	No later than 4:00
meeting	p.m. on January 11, 2010

Deadline for submission of Proxy Forms for extraordinary general meeting	No later than 5:00 p.m. on January 11, 2010

Extraordinary general meeting of Dutch SE — in The Netherlands	Wednesday on January 13, 2010 at 11:00 a.m.

Expected effective date of Stage 2 (if Stage 2 of the Proposal is	January 29, 2010
approved by shareholders and all other conditions are met)

The final timetable will depend on a number of factors, some of which will be outside of our control, including various regulatory filings and approvals, as well as the completion of an employee consultation process with respect to each stage of the Proposal and other corporate restructuring steps (see “Key Steps in Connection with the Proposal” in Section 1.2).

Any material changes to the above timetable will be announced to the Australian Securities Exchange (which we refer to as the ASX), furnished to the US Securities and Exchange Commission on a Form 6-K and made available on the James Hardie Investor Relations website (www.jameshardie.com, select “James Hardie Investor Relations”).

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

The following are some of the questions that you, as a shareholder, may have regarding the Proposal and answers to those questions. This section highlights selected information from this Explanatory Memorandum and the Notice of Meetings, but does not contain all of the information that may be important to you. Section numbers in parentheses following certain of the questions in this part refer to some of the other places in this Explanatory Memorandum or the Notice of Meetings that contain more detailed information regarding the subject matter discussed.

Q1:	What is the Proposal? (Section 1)

A:	The Proposal is to transform the company from a public limited liability corporation registered in The Netherlands (Naamloze Vennootschap (NV)) to a European Company (Societas Europaea (SE)) in a two-stage transaction, which ultimately will result in the relocation of our corporate domicile from The Netherlands to Ireland.

Q2:	When and where is the shareholders’ meeting? (Section 20)

A:	The extraordinary general meeting to consider Stage 1 of the Proposal will be held at the company’s offices Atrium , 8th floor, Stawinskylaan 3077, 1077 ZX Amsterdam, The Netherlands at 11:00 a.m. Central Europe Time on August 21, 2009.

An extraordinary information meeting also will be held to enable CUFS holders to attend a meeting in Australia to review Stage 1 of the Proposal and the resolution that is to be considered and voted on at the extraordinary general meeting in The Netherlands. The extraordinary information meeting will be held prior to the extraordinary general meeting at The Auditorium, the Mint, 10 Macquarie Street, Sydney, NSW, Australia at 11:30 a.m. (AEST) on August 18, 2009. A live webcast of the extraordinary information meeting will be available on our website.

Please refer to the Notice of Meetings included in this Explanatory Memorandum for details.

Q3:	Who can vote at the shareholders’ meeting? (Section 21)

A:	In order to be eligible to vote on Stage 1, you must be the registered owner or holder (as applicable) of: CUFS at 5:00 p.m. (AEST) on August 17, 2009; ADRs at 5:00 p.m. (US Eastern Daylight Saving Time) on July 9, 2009; or shares at 5:00 p.m. (AEST) on August 17, 2009.

Q4:	What is the proposal that shareholders will be asked to consider and vote on at the extraordinary general meeting in connection with Stage 1 of the Proposal? (Section 20)

A	The shareholders will be asked to consider and vote on the transformation of the company from a Dutch NV company to a Dutch SE company, including the following specific approvals:

• JHI NV implement Stage 1, as a result of which JHI NV will adopt the form of a Societas Europaea, governed by Dutch law;

• JHI NV’s articles of association be amended as described in the Explanatory Memorandum, including changing the name of JHI NV from James Hardie Industries N.V. to James Hardie Industries SE;

• any member of the Managing Board or any partner of our Dutch legal advisor, Loyens & Loeff NV, be authorised to apply for the required ministerial declaration of no-objection of the Dutch Ministry of Justice in connection with the amendments to the articles of association and to execute the notarial deed of amendments to the articles of association;

• the execution of any deed, agreement or other document contemplated by Stage 1 as described in the Explanatory Memorandum, or which is necessary or desirable to give effect to Stage 1;

• any member of the Managing Board be appointed to represent JHI NV in accordance with the articles of association in all matters concerning Stage 1; and

• that the actions of one or more members of the Joint or Managing Boards relating to Stage 1 up to the date of the extraordinary general meeting be ratified and approved.

Q5:	What do I need to do now? (Section 21)

A:	After carefully reading and considering the information contained in this Explanatory Memorandum, please follow the instructions for voting the CUFS, ADSs or CUFS converted to shares that you hold, which are described in the Notice of Meetings included herein under “Information on Voting” in Section 21. The manner by which you vote is determined by whether you hold CUFS, ADSs or CUFS you have converted to shares. Although voting is not compulsory, your vote is important and your directors encourage you to vote on the Proposal.

Q6:	What is an SE? (Section 4.2)

A:	An SE is a legal form of a public limited company recognised in the European Union (which we refer to as the EU) member states, which can be registered in any of those member states. The corporate domicile of an SE can be transferred after shareholder approval to any other EU member state that has implemented the Council Regulation (EC) No 2157/2001 on the Statute for a European Company (which we refer to as the SE Regulation).

Under the SE Regulation, our transformation to an SE will not affect our continuity as a legal person; we continue with the same assets, liabilities, rights and obligations both before and after our transformation to an SE and following the transfer of our corporate domicile to Ireland.

A number of enterprises have become SEs in recent years, including Porsche, Allianz, BASF and Swiss RE International.

Q7:	Why is James Hardie undertaking the Proposal now? (Section 3.1)

A:	Your directors consider this to be an appropriate time for James Hardie and its shareholders to implement the Proposal notwithstanding the current market environment for James Hardie and the global financial and liquidity crisis, as implementation of the Proposal will enable us to:

• provide key senior management with global responsibilities more opportunities to work directly with our local operations and in our markets. Our business in the US has been adversely affected by the decline in the US housing market and the turmoil within financial and mortgage lending institutions. These challenges make it even more costly to maintain substantial management presence in The Netherlands, away from our major operations and markets;

• provide more certainty regarding our ability to obtain benefits under the tax treaty between the US and Ireland (which we refer to as the US/Ireland Treaty) than is the case under the US/Netherlands Treaty; and

• put in place alternative arrangements in light of the pending expiry of the Financial Risk Reserve regime in The Netherlands on December 31, 2010.

Q8:	Why is James Hardie not moving the parent company to the US? (Section 3.5)

A:	We considered a range of options for moving the parent company to the US, including: (1) having a new US parent company acquire all of our shares from shareholders in exchange for shares issued by the new US parent company and (2) by way of a dual incorporation structure under Delaware corporate law and Dutch company law.

Having a new US parent company acquire all of our shares would result in the new US parent company becoming our holding company. This option was considered impractical because unless the new US parent company was able to acquire at least 95% of all of our issued share capital, the transaction could result in two James Hardie entities being publicly listed: a US parent company and a Dutch parent company. This is due to the requirement under Dutch law that 95% of all of our issued share capital needs to be acquired in order to effect a compulsory acquisition of the remaining shares.

We also considered a move of the parent company to the US by way of a dual incorporation structure under Delaware corporate law and Dutch company law, which would require the approval of 75% of shareholder votes cast at a properly held meeting at which at least 5% of our issued share capital is present or represented. However, the structure resulting from this dual incorporation was determined to be too complex, and it is unclear whether this structure would be fully recognised under Dutch law. In addition, without a ruling from the Australian Taxation Office, it was uncertain whether this transaction would have resulted in an income tax liability for some Australian tax resident shareholders.

Q9:	Why is James Hardie not moving the parent company to Australia? (Section 3.5)

A:	We considered moving the parent company to Australia by having a new Australian parent company acquire all of our shares from shareholders in exchange for shares issued by the new Australian parent company. Such a transaction would result in the new Australian parent company becoming our holding company.

This option was considered to be not as attractive as the Proposal because:

• as would be the case with a proposed move of the parent company to the US, unless the new Australian parent company was able to acquire at least 95% of all of our issued share capital, the transaction could result in two James Hardie entities being publicly listed: an Australian parent company and a Dutch parent company. This is due to the requirement under Dutch law that 95% of all of our issued share capital needs to be acquired in order to effect a compulsory acquisition of the remaining shares;

• moving our corporate domicile to Australia by other means was not considered possible under Dutch company law without a potential tax cost to some shareholders; and

• if our tax residence was moved to Australia (and not our corporate domicile), dividends paid to shareholders would continue to be subject to a 15% Dutch dividend withholding tax (with the potential for such tax to be offset by our shareholders).

Q10:	What is the impact of the Proposal on our asbestos funding arrangements with Asbestos Injuries Compensation Fund? (Section 3.2)

A:	The Proposal will not change the overall commitment of James Hardie to make contributions to the Asbestos Injuries Compensation Fund (which we refer to as the AICF) under the Amended and Restated Final Funding Agreement (which we refer to as the AFFA). However, if a contribution is due to the AICF in our 2011 financial year, which is not yet known, the costs associated with the Proposal will most likely reduce the amount of the company’s contribution. The capacity of the AICF to satisfy claims is linked to the long-term financial success of James Hardie, especially the company’s ability to generate net operating cash flow. Implementation of the Proposal is expected to have medium and long-term benefits for the AICF, as James Hardie’s Irish domicile is anticipated to result in reduced tax payments relative to taxes that would be payable if we remained domiciled in The Netherlands and the intellectual property and treasury and finance operations remained in The Netherlands after December 31, 2010 following the expiry of the Financial Risk Reserve regime.

Q11:	Why have the directors not made a recommendation in respect of Stage 2 at this time?

A:	Your directors are not able to make a recommendation in respect of Stage 2 at this time because the SE Regulation requires that the approval of the proposed relocation of the corporate domicile of Dutch SE be approved by the directors and shareholders of Dutch SE. Because we will not become Dutch SE until Stage 1 has been implemented, your directors, in their capacity as directors of Dutch NV, cannot recommend, and Dutch SE cannot approve, Stage 2 of the Proposal at this time.

If Stage 1 is approved and implemented and we transform to Dutch SE, your directors will write to you again with the formal proposal to proceed with Stage 2.

Q12:	What will happen if I abstain from voting? (Section 21)

A:	Any CUFS, ADSs and CUFS you have converted to shares for which no votes are cast effectively will be treated as null votes and will not count toward the voting outcome.

Q13:	When do you expect the Proposal to be completed?

A:	If shareholders approve both stages, your directors anticipate that the Proposal will be implemented in early 2010.

Q14:	What happens to James Hardie if Stage 1 of the Proposal is approved but Stage 2 of the Proposal does not proceed? (Section 3.4)

A:	If Stage 1 of the Proposal is approved, but Stage 2 of the Proposal does not proceed, Dutch SE will continue as a European Company with its corporate domicile remaining in The Netherlands. In that circumstance, while remaining a Dutch incorporated company, Dutch SE will be able to move its corporate domicile to Ireland (or any other EU member state that has implemented the SE Regulation) at a later date if shareholders approve such a move in the future.

If Stage 2 is not implemented, none of the other favourable aspects of the Proposal will be obtained and the risks and disadvantages of staying in The Netherlands described in this Explanatory Memorandum will continue to apply. In the event we have transferred our intellectual property and our treasury and finance operations from The Netherlands in connection with the implementation of Stage 1 of the Proposal, based on current estimates and subject to the limitations of this estimate described elsewhere in this Explanatory Memorandum, we will have incurred US$30-50 million of Dutch tax as a result of a capital gain on the transfer of our intellectual property from The Netherlands. However, we believe leaving the intellectual property in The Netherlands until the implementation of Stage 2 of the Proposal will result in additional Dutch Tax, as will a future transfer of our intellectual property after the expiry on December 31, 2010 of the Financial Risk Reserve regime. See “Financial and Accounting Impact” in Section 1.3.

We may determine, subject to any required consents from our lenders, to transfer our intellectual property and treasury and finance operations from The Netherlands independent of either stage being approved by shareholders and implemented. These transfers do not require shareholder approval. The transfer of our treasury and finance operations from The Netherlands would result in the early termination of our participation in the Financial Risk Reserve regime in The Netherlands and would require the payment of all Dutch tax due on the balance remaining in our Financial Risk Reserve account at that time, including any tax due from the transfer of our intellectual property from The Netherlands.

Q15:	What matters will be considered at the annual general meeting immediately following the extraordinary general meeting?

A:	At the annual general meeting, shareholders will be asked to consider, among other things, resolutions relating to our annual accounts for our 2009 financial year, our remuneration report for our 2009 financial year, re-election of five directors offering themselves for re-election, amendments to the James Hardie Industries N.V. Long Term Incentive Plan 2006 (which we refer to as our Long Term Incentive Plan), grants of equity securities to our Managing Board directors and other procedural matters.

Please refer to the separate notice of meetings for the annual general meeting and annual information meeting delivered to you together with this Explanatory Memorandum for details and the full text of the resolutions to be considered at the annual general meeting. If you have not received a copy of the notice of meetings for the annual general meeting, please see “Where You Can Find Additional Information” in Section 13 to request a copy.

Q16:	Who can answer questions I might have about the Proposal? (Section 13)

A:	If you have additional questions about this Explanatory Memorandum, the Notice of Meetings, the meetings or the Proposal, you may submit these in advance of the extraordinary information meeting and the extraordinary general meeting. You also may ask questions relating to the Proposal at these meetings, without submitting those questions in advance. You also may contact us at:

James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
Attention: Company Secretary
E-mail: infoline@jameshardie.com

or by calling the Information Helpline in Australia at 1800 675 021 (between 8:00 a.m. and 5:00 p.m. (AEST)) or elsewhere in the world at +1-949-367-4900 (between 8:00 a.m. and 5:00 p.m. (Central Time)). You also may obtain additional information about us from documents filed or furnished with the Australian Securities Exchange and the US Securities and Exchange Commission by following instructions in the section entitled “Where You Can Find Additional Information” in Section 13.

SUMMARY

This summary highlights selected information from this Explanatory Memorandum and the Notice of Meetings and does not contain all of the information that may be important to you. You should read carefully the entire Explanatory Memorandum and Notice of Meetings and the additional documents referred to in this Explanatory Memorandum and the Notice of Meetings to fully understand the Proposal and resolution that shareholders will be asked to consider at the extraordinary general meeting. You also should read the notice of meetings for the annual general meeting that will be held immediately following the extraordinary general meeting. We have included references to other parts of this Explanatory Memorandum to direct you to a more complete description of the topics presented in this summary.

James Hardie (see Section 2.5.1)

Through our network of subsidiaries, we manufacture building materials in the US, Australia, New Zealand and the Philippines. In financial year 2008, we generated net sales in excess of US$1.4 billion. The majority of our building materials manufacturing capacity (86%) was located in the US and the US market also accounted for almost 80% of net sales to customers. As of June 30, 2009, we employed 2,356 people worldwide, the majority of whom 1,464 were located in the US.

In connection with the Proposal, we have formed JHCBM plc (which we refer to as Irish plc Subsidiary) as a subsidiary incorporated in Ireland with registered number 471542. Irish plc Subsidiary has no significant assets, has the minimum statutory capitalisation of €40,000 and has not engaged in any business or other activities other than in connection with its formation and the Proposal. As part of Stage 1, Irish plc Subsidiary will merge with and into us to form Dutch SE, after which Irish plc Subsidiary will cease to exist.

Our principal executive offices and telephone number are: Atrium, 8th floor, Strawinskylaan 3077, 1077 ZX Amsterdam, The Netherlands, Telephone: +31 20 301 2980. The principal executive offices and telephone number of Irish plc Subsidiary are: Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland, Telephone: +35 31 618 0000.

The Proposal (see Section 1)

The Proposal is to effect our transformation from a public limited liability corporation registered in The Netherlands (Naamloze Vennootschap (NV)) to a European Company (Societas Europaea (SE)) and ultimately the relocation of our corporate domicile from The Netherlands to Ireland.

The Proposal is to be undertaken in two stages, as follows:

•	Stage 1: We will transform to a European Company (Societas Europaea (SE)) by merging with a newly-formed subsidiary. We will become Dutch SE, with our corporate domicile remaining in The Netherlands.

In connection with the implementation of Stage 1 of the Proposal, we currently intend to transfer our intellectual property to a newly-formed subsidiary with its tax residence in Ireland and to transfer our treasury and finance operations to a newly-formed Irish subsidiary. We believe leaving the intellectual property in The Netherlands until the implementation of Stage 2 of the Proposal would result in the incurrence of additional Dutch tax in the event of a future transfer of our intellectual property. However, as the transfer of our intellectual property and our treasury and finance operations from The Netherlands does not require shareholder approval, we may determine, subject to any required consents from our lenders, to transfer our intellectual property and our treasury and finance operations from The Netherlands independent of either stage being approved by shareholders and implemented. The transfer of our treasury and finance operations from The Netherlands would result in the early termination of our participation in the Financial Risk Reserve regime in The Netherlands and would require the payment of all Dutch tax due on the balance remaining in our Financial Risk Reserve account at that time, including tax due from the transfer of our intellectual property from The Netherlands.

•	Stage 2: Following implementation of Stage 1, Dutch SE will move its corporate domicile to Ireland to become Irish SE.

In connection with Stage 2, the registered office and head office of Dutch SE will move from The Netherlands to Ireland.

See “Financial and Accounting Impact” in Section 1.3 for further information regarding Dutch tax costs in connection with the transfer of our intellectual property and our exit from the Financial Risk Reserve regime.

The Proposal is shown in the following simplified diagrams:

Reasons for the Proposal and Related Matters (see Section 3.1)

Following a multi-year review of various alternatives, your directors have concluded that the Proposal is the best course of action at this time and is in the best interests of James Hardie and its shareholders because it:

•	allows key senior managers with global responsibilities to spend more time with James Hardie’s operations and in its markets because the US/Ireland Treaty does not contain a substantial presence test that requires these managers to spend significant time in Ireland;

•	provides greater certainty for James Hardie to obtain benefits under the US/Ireland Treaty than is the case under the US/Netherlands Treaty;

•	increases our flexibility to undertake certain transactions under Irish company law, which your directors believe expands our future strategic options;

•	simplifies our governance structure to a single board of directors;

•	makes our intellectual property and treasury and finance operations eligible for a statutory tax rate that is currently lower than would be the case if these operations remained in The Netherlands after the expiry of the Financial Risk Reserve regime and, based on current Irish law and the company’s current capital structure, should result in lower tax payments in respect of the intellectual property, treasury and finance operations on a combined basis than would be the case if these operations remained in The Netherlands even if the currently proposed compulsory group interest box regime is adopted in The Netherlands; and

•	permits most shareholders to be eligible to receive dividends not subject to withholding tax.

Required Shareholder Approvals (see Section 1.8)

At the extraordinary general meeting on August 21, 2009, you will be asked to approve Stage 1 of the Proposal, which is our transformation to a European Company domiciled in The Netherlands through a merger with our newly-formed Irish subsidiary, Irish plc Subsidiary.

Stage 1 of the Proposal will require the approval of 75% of shareholder votes cast at a properly held meeting at which at least 5% of our issued share capital is present or represented.

If Stage 1 of the Proposal is approved and implemented, shareholders of Dutch SE will be asked at a subsequent general meeting to approve Stage 2 of the Proposal, which is the transformation of Dutch SE to Irish SE through the relocation of the corporate domicile of Dutch SE from The Netherlands to Ireland. Stage 2 of the Proposal will require the approval of 66 2/3% of shareholder votes cast at a properly held meeting at which at least 5% of Dutch SE’s issued share capital is present or represented.

Recommendation of Your Directors (see Section 21)

Your directors believe that the Proposal is the best course of action at this time and is in the best interests of James Hardie and its shareholders. Your directors unanimously recommend that you vote in favour of Stage 1 of the Proposal. Each director intends to vote his or her own shareholding in favour of Stage 1.

Holdings by our Directors and Officers of Shares, CUFS and ADSs (see Section 10.1.2)

As of June 30, 2009, your directors and executive officers and their affiliates held 222,422 (or about 0.051%) of our then outstanding CUFS and 3,800 of our then outstanding ADSs (or less than 0.93%). As of June 30, 2009, all directors, executive officers and their affiliates as a group, held an aggregate of 0.055% of the outstanding shares entitled to vote at the extraordinary general meeting.

Rights of Shareholders (see Sections 4.2, 5.4 and 5.6)

From a shareholder perspective, little will change in practical terms following implementation of Stage 1, except that our three-tiered board will change to a two-tiered board, the required shareholder approval threshold for Stage 2 of the Proposal will be reduced from 75% to 66 2/3% and the chief executive officer will not be entitled to hold office as a director for a continuous period in excess of six years without standing for re-election. Other minor changes will result from Dutch SE being subject to the SE Regulation, in addition to Dutch company law.

As part of implementation of Stage 2, Irish SE will adopt a form of memorandum and articles of association consistent with Irish company law and the SE Regulation and the rights of shareholders will undergo more substantial changes than in Stage 1. In addition, the Irish takeover regime will apply to Irish SE. The most significant of the changes in Stage 2 include:

•	a change from a two-tiered board to a single-tiered board;

•	holders of 5% of Irish SE’s issued share capital, as compared to 1% of Dutch SE’s issued share capital or holders of Dutch SE shares representing at least EUR 50 million in value, having the right, subject to complying with specified time periods and providing specified information, to request that the board place a matter on the agenda of an annual general meeting;

•	holders of 10% of Irish SE’s issued share capital, as compared to any shareholder of Dutch SE, having the right, subject to complying with specified time periods and providing specified information, to nominate candidates for election as directors at an extraordinary general meeting;

•	holders of 5% of Irish SE’s issued share capital, as compared to either 5% of Dutch SE’s issued share capital or at least 100 shareholders of Dutch SE, having the right, subject to complying with specified time periods and providing specified information, to request the board to call an extraordinary general meeting and place items (other than the nomination of directors) on the agenda for such meeting;

•	a takeover offer will, in general, be required of a person who acquires 30% or more of the voting rights of Irish SE, as compared to 20% of the voting rights of Dutch SE; and

•	a person who acquires 80% or more of Irish SE’s issued share capital, as compared to 95% of Dutch SE’s issued share capital, can compel the acquisition of the remaining outstanding issued share capital.

We encourage you to read “Summary of Key Differences Between Dutch NV and Dutch SE” in Section 4.2, “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4 and “Principal Differences Between the Takeover Regime under the Articles of Association of Dutch NV and Dutch SE and the Irish Takeover Rules” in Section 5.6 for a more detailed discussion of these differences.

You will continue to hold the same number of CUFS, ADSs or CUFS you have converted to shares in Dutch SE (if Stage 1 of the Proposal is approved and implemented) and in Irish SE (if Stage 2 of the Proposal is approved and implemented) as you held beforehand. The current certificates and holding statements evidencing your CUFS, ADSs or CUFS converted to shares will continue to evidence the same number and kind of securities following implementation of each stage of the Proposal.

Impact on Asbestos Funding Arrangements with AICF (see Section 3.2)

The Proposal will not change the overall commitment of James Hardie to make contributions to the AICF under the AFFA. However, if a contribution is due to the AICF in our 2011 financial year, which is not yet known, the costs associated with the Proposal will most likely reduce the amount of the company’s contribution by an amount up to 35% of the costs associated with the Proposal.

Whether, and to what extent, the costs associated with the Proposal actually reduce any contribution due to the AICF in our 2011 financial year will ultimately depend on the amount of the contribution otherwise required to be made under the AFFA and the company’s net cash provided by operating activities for financial year 2010 before taking account of these costs.

The capacity of the AICF to satisfy claims is linked to the long-term financial success of James Hardie, especially the company’s ability to generate net operating cash flow. Implementation of the Proposal is expected to have medium and long-term benefits for the AICF, as James Hardie’s Irish domicile is anticipated to result in reduced tax payments relative to taxes that would be payable if we remained domiciled in The Netherlands and the intellectual property and treasury and finance operations remained in The Netherlands after December 31, 2010 following the expiry of the Financial Risk Reserve regime.

Financial and Accounting Impact (see Section 1.3)

The Proposal and the transfer of our intellectual property and treasury and finance operations in connection with the Proposal will have the following significant financial and accounting impacts:

•	Transaction and implementation costs in connection with the Proposal, including the transfer of our intellectual property and treasury and finance operations, assuming our intellectual property was transferred as of September 30, 2009 (the currently estimated date for implementation of Stage 1 of the Proposal), are estimated to range from approximately US$51-71 million, US$14 million of which already has been incurred. The costs expected to be incurred in connection with Stage 1 of the Proposal include approximately US$30-50 million in Dutch tax as a result of a capital gain on the transfer of our intellectual property from The Netherlands. The starting point of this range was estimated using the fair market value of our intellectual property as of June 1, 2009 and our income forecasts for our Financial Risk Reserve account through September 30, 2009, but did not take into account any gains or losses as a result of changes in currency exchange rates. Due to the factors described below that affect the amount of Dutch tax actually due as a result of the transfer of our intellectual property, as well as the actual time of such transfer and our exit from the Financial Risk Reserve regime, the tax due could vary from our estimate and the amount of such variance could be material.

Under the Financial Risk Reserve regime rulings relating to our intellectual property, 28% of the gain from the transfer of our intellectual property would be subject to the statutory rate of Dutch corporate tax (currently 25.5%), which, based on the framework described in the preceding paragraph, is estimated to result in Dutch tax of US$20-24 million. The remaining 72% of the gain from the transfer of our intellectual property will be included in our Financial Risk Reserve account. The Financial Risk Reserve account may be released tax-free if and to the extent James Hardie makes qualifying capital contributions to group companies that use the cash received to finance capital and other qualifying expenditures (“exempt releases”).

Any balance remaining in our Financial Risk Reserve account at the time of the regime’s expiry or our earlier exit is subject to tax at the statutory rate of Dutch corporate tax. The transfer of our treasury and finance operations from The Netherlands would result in the early termination of our Financial Risk Reserve regime ruling. Based on an estimated ending balance in our Financial Risk Reserve account on September 30, 2009, the amount of exempt releases (which permit amounts in the Financial Risk Reserve account to be released without further tax) expected to be available immediately prior to our exit from the regime and the statutory rate of Dutch corporate tax (currently 25.5%), we estimate that approximately US$10-26 million in additional Dutch tax will be due on the transfer of these operations.

The amount of Dutch tax actually due at the time of the transfer of our intellectual property and our subsequent exit from the Financial Risk Reserve regime will depend on a number of factors at that time, such as the fair market value of our intellectual property and our tax bases in the intellectual property, the income earned in and exempt releases from, our Financial Risk Reserve account, changes in currency exchange rates and the amount of exempt releases available. The amount of tax due at the time of our exit from the Financial Risk Reserve regime would increase as a result of weakening in the value of the Australian and New Zealand currencies as compared to the US dollar. The determination of the fair market value of our intellectual property is affected by, among other things, our results of operations and the state of the markets in which we sell our products. An improvement in our results of operations or an increase in the number of housing starts in the markets in which we sell our products could result in an increase in the fair market value of our intellectual property. The value of our intellectual property has fluctuated in the past and in the future may vary materially from the value we used to estimate the starting point of the range of the amount of taxes due on the transfer of our intellectual property. Additionally, the fair market value of our intellectual property could increase as a result of a strengthening in the value of the Australian and New Zealand currencies as compared to the US dollar. For example, assuming the other factors that affect the amount of Dutch tax due on the transfer of our intellectual property remained unchanged, a 10% increase in the fair market value of our intellectual property as of the date of its transfer would result in approximately US$14 million in additional Dutch tax.

The Dutch tax would not be incurred if our intellectual property remains in The Netherlands after the move of Dutch SE’s domicile to Ireland. While the one-time payments relating to the transfer of our intellectual property are not insignificant, we believe leaving the intellectual property in The Netherlands would result in additional Dutch tax in the event of a future transfer of this property from The Netherlands. In addition, leaving our intellectual property in The Netherlands would not permit us to obtain all of the expected benefits of the Proposal and the connected transactions. For example, leaving the intellectual property in The Netherlands after the expiration of the Financial Risk Reserve regime, would result in a higher statutory rate of tax on royalty payments in respect of our intellectual property than would be the case in Ireland (assuming an equivalent replacement regime is not adopted in The Netherlands) and may provide less certainty as to our eligibility for a 0% withholding tax rate on royalty payments made from our subsidiaries in the US to our Dutch subsidiary which holds our intellectual property. In addition, the company believes that even if the currently proposed compulsory group interest box regime is adopted in The Netherlands, based on current Irish law and the company’s current capital structure, a move to Ireland should result in lower tax payments in respect of those operations on a combined basis than would be the case if the company remained in The Netherlands.

The transfer of our intellectual property and our finance and treasury operations do not require shareholder approval and we may determine, subject to any required consents from our lenders, to transfer our intellectual property and our finance and treasury operations from The Netherlands independent of either stage being approved by shareholders and implemented.

The remaining approximately US$21 million of costs, US$14 million of which already has been incurred, relate primarily to expenses associated with the Proposal, advisory fees and costs related to our establishment of a new head office in Ireland.

•	Our annual accounts will continue to be prepared under Generally Accepted Accounting Principles applicable in the US (which we refer to as US GAAP). Commencing with the first financial year end after the Proposal (including Stage 2) is completed (i.e., year ended March 31, 2010 if, as anticipated, Stage 2 is implemented prior to April 1, 2010), the annual accounts of Irish SE also will be prepared under Generally Accepted Accounting Principles applicable in Ireland (which we refer to as Irish GAAP).

•	In connection with the approval of Stage 2, we intend that Dutch SE will request shareholders to approve the reclassification of a merger revaluation reserve established in connection with our 2001 reorganisation to maintain the historical cost bases of our consolidated net assets from directly before the 2001 reorganisation. As a result of this reclassification, the amounts available to Irish SE for distribution as dividends and to repurchase shares will be substantially the same as for Dutch SE.

•	After implementation of Stage 2, Irish SE’s ability to pay dividends and repurchase shares will be subject to Irish company law and will be determined based on profits calculated under Irish GAAP. However, as a result of this reclassification, we do not believe these changes will have a material impact on Irish SE’s ability to pay dividends or repurchase shares.

A more detailed explanation of the accounting and financial impact of implementing the Proposal is described under the heading “Financial and Accounting Impact” in Section 1.3.

Accounting Treatment of the Proposal (see Section 7)

Under US GAAP, we will account for our merger with Irish plc Subsidiary in Stage 1 of the Proposal under US GAAP accounting rules governing transactions between entities under common control, which will not have an impact on our consolidated financial statements. We will account for certain income tax payments associated with leaving The Netherlands and transferring intellectual property to Ireland in accordance with the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” and Accounting Research Bulletin No. 51, “Consolidated Financial Statements.”

Under US GAAP, Stage 2 of the Proposal will have no impact on our consolidated financial statements.

Regulatory Requirements (see Section 1.2)

If shareholders approve Stage 1 of the Proposal, we must apply for and receive a “statement of no objection” from the Dutch Ministry of Justice and confirmation of the High Court of Ireland that all legal requirements for Stage 1 of the Proposal have been fulfilled before our transformation to Dutch SE may be implemented.

We expect to obtain both of these approvals within approximately four to five weeks following shareholder approval.

Stock Exchange Listings (see Section 3.6)

After our transformation to Dutch SE, Dutch SE’s securities will continue to be quoted on the ASX in the form of CUFS (with CHESS Depositary Nominees Pty Ltd. being the registered holder of the underlying shares and each CUFS representing one underlying share) and the NYSE in the form of ADSs (with The Bank of New York Mellon as the registered owner of CUFS and each ADS representing 5 CUFS/underlying shares). We intend to continue to maintain listings under the symbol “JHX” on both the ASX and the NYSE.

Dissenters’ Rights (see Section 21)

Under Dutch company law, shareholders do not have dissenters’ or appraisal rights in connection with the Proposal.

Material Tax Consequences for Shareholders (see Section 9)

For a detailed discussion of the material Australian, US federal, Dutch, Irish and UK tax consequences of the Proposal for our shareholders, see “Material Tax Considerations of the Proposal” in Section 9.

The tax consequences of the Proposal for you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the Proposal for you.

Notice for CUFS holders entitled to an exemption

Please note that following implementation of Stage 2 of the Proposal, shareholders who reside in an EU member country other than Ireland or in a country with which Ireland has a double tax treaty and who do not reside in Ireland must complete and send to Irish SE a non-resident declaration form in order to avoid Irish dividend withholding tax (See “Irish Income Tax Consequences of the Proposal — Irish SE Shareholders Taxation” in Section 9.4.3). If the appropriate declaration is not made, such shareholders will suffer Irish dividend withholding tax of 20% on dividends paid by Irish SE and may not be entitled to offset such tax. In this case, it would be necessary for such shareholders to apply for a refund of the withholding tax suffered directly from the Irish Revenue.

Australian resident shareholders who have not made the appropriate declaration will not be entitled to an offset for the Irish dividend withholding tax against their Australian income tax liability (See “Australian Income Tax Consequences of the Proposal — Dividends and Distributions from us after our transformation to Irish SE” in Section 9.1.3.2) and will need to apply for a refund of the withholding tax suffered directly from the Irish Revenue.

We therefore strongly recommend that the appropriate declaration is made by all shareholders who do not reside in Ireland.

Notice for ADS holders with a registered address in the U.S.

Following implementation of Stage 2 of the Proposal, ADS holders with a registered address in the US will be entitled to an automatic exemption from Irish dividend withholding tax. This means that they will not be required to complete a non-resident declaration form in order to avoid Irish dividend withholding tax (See “Irish Income Tax Consequences of the Proposal — Irish SE Shareholders Taxation” in Section 9.4.3).

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following is our summary selected consolidated financial information for each of the years in the five-year period ended March 31, 2009. The data is derived from, and should be read together with our report on Form 20-F filed on June 25, 2009, which is incorporated by reference into this Explanatory Memorandum. See “Where You Can Find Additional Information” in Section 13.

Historical financial data is not necessarily indicative of our future results and you should not unduly rely on it.

We prepare our consolidated financial statements in accordance with US GAAP as outlined in note 2 to our audited consolidated financial statements included in our report on Form 20-F filed on June 25, 2009.

We have not included financial information for Irish plc Subsidiary as it is a newly-formed entity and has not conducted business during any of the periods illustrated below.

JAMES HARDIE INDUSTRIES N.V.

	Fiscal Year Ended March 31,
	2009	2008	2007	2006	2005
	In million US$
	(except sales price per unit and per share data)

Consolidated Statements of Operations Data:
Net Sales
USA and Europe Fibre Cement	929.3	1,170.5	1,291.2	1,246.7	974.3
Asia Pacific Fibre Cement	273.3	298.3	251.7	241.8	236.1

Total net sales	1,202.6	1,468.8	1,542.9	1,488.5	1,210.4

Operating income (loss)	173.6	(36.6)	(86.6)	(434.9)	196.2
Interest expense	(11.2)	(11.1)	(12.0)	(7.2)	(7.3)
Interest income	8.2	12.2	5.5	7.0	2.2
Other expense	(14.8)	—	—	—	(1.3)

Income (loss) from continuing operations before income taxes	155.8	(35.5)	(93.1)	(435.1)	189.8
Income tax (expense) benefit	(19.5)	(36.1)	243.9	(71.6)	(61.9)

Income (loss) from continuing operations	136.3	(71.6)	150.8	(506.7)	127.9

Net income (loss)	136.3	(71.6)	151.7	(506.7)	126.9
Income (loss) from continuing operations per common share — basic	0.32	(0.16)	0.32	(1.10)	0.28
Net income (loss) per common share — basic	0.32	(0.16)	0.33	(1.10)	0.28
Income (loss) from continuing operations per common share — diluted	0.31	(0.16)	0.32	(1.10)	0.28
Net income (loss) per common share — diluted	0.31	(0.16)	0.33	(1.10)	0.28
Dividends paid per share	0.08	0.27	0.09	0.10	0.03
Book value per share	(0.25)	(0.47)	0.55	0.20	1.36
Weighted average number of common shares outstanding
Basic	432.3	455.0	464.6	461.7	458.9
Diluted	434.5	455.0	466.4	461.7	461.0
Consolidated Cash Flow Information:
Net cash (used in) provided by operating activities	(45.2)	319.3	(67.1)	238.4	219.4
Net cash used in investing activities	(26.1)	(38.5)	(92.6)	(154.0)	(149.8)
Net cash provided by (used in) financing activities	25.0	(254.4)	(136.4)	118.7	(27.2)

	Fiscal Year Ended March 31,
	2009	2008	2007	2006	2005
	In million US$
	(except sales price per unit and per share data)

Other Data:
Depreciation and amortization	56.4	56.5	50.7	45.3	36.3
EBITDA	230.0	19.9	(35.9)	(389.6)	232.5
Capital expenditures	26.1	38.5	92.1	162.8	153.0
Volume (million square feet)
USA and Europe Fiber Cement	1,526.6	1,951.2	2,216.2	2,244.4	1,952.4
Asia Pacific Fiber Cement	390.6	398.2	390.8	368.3	376.9
Average sales price per unit (per thousand square feet)
USA and Europe Fiber Cement	609	600	583	555	499
Asia Pacific Fiber Cement (A$)	879	862	842	872	846
Consolidated Balance Sheet Data:
Net current assets	149.7	183.7	259.0	150.8	180.2
Total assets	1,898.7	2,179.9	2,128.1	1,445.4	1,088.9
Total debt	324.0	264.5	188.0	302.7	159.3
Common stock	219.2	219.7	251.8	253.2	245.8
Shareholders’ (deficit) equity	(108.7)	(202.6)	258.7	94.9	624.7

EBITDA represents income from continuing operations before interest income, interest expense, income taxes, other non-operating expenses, net, cumulative effect of change in accounting principle, depreciation and amortization charges. The following table presents a reconciliation of EBITDA to net cash flows (used in) provided by operating activities, as this is the most directly comparable GAAP financial measure to EBITDA for each of the periods indicated:

	Fiscal Year Ended March 31,
	2009	2008	2007	2006	2005
	In million US$

Net cash (used in) provided by operating activities	(45.2)	319.3	(67.1)	238.4	219.4
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities	(3.5)	(318.9)	4.5	(789.1)	(60.8)
Change in operating assets and liabilities, net	185.0	(72.0)	214.3	44.0	(31.7)

Net income (loss)	136.3	(71.6)	151.7	(506.7)	126.9
Loss from discontinued operations	—	—	—	—	1.0
Cumulative effect of change in accounting principle	—	—	(0.9)	—	—
Income tax expense (benefit)	19.5	36.1	(243.9)	71.6	61.9
Interest expense	11.2	11.1	12.0	7.2	7.3
Interest income	(8.2)	(12.2)	(5.5)	(7.0)	(2.2)
Other expense	14.8	—	—	—	1.3
Depreciation and amortization	56.4	56.5	50.7	45.3	36.3

EBITDA	230.0	19.9	(35.9)	(389.6)	232.5

EBITDA is not a measure of financial performance under US GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by US GAAP or as a measure of profitability or liquidity. Not all companies calculate EBITDA in the same manner as we have and, accordingly, EBITDA may not be comparable with other companies. We have included information concerning EBITDA because we believe that this data is commonly used by investors to evaluate the ability of a company’s earnings from its core business operations to satisfy its debt, capital expenditure and working capital requirements. To permit evaluation of this data on a consistent basis from period to period, EBITDA has been adjusted for noncash charges, as well as non-operating income and expense items.

MARKET PRICE INFORMATION

Our securities, in the form of:

•	CUFS trade on the ASX; and

•	ADSs trade on the NYSE,

each under the symbol “JHX.”

Irish plc Subsidiary’s shares are not publicly traded.

The following table presents the closing market prices per security for our publicly traded securities, being CUFS and ADSs in Australian dollars and US dollars, respectively:

•	as reported on ASX for CUFS; and

•	as reported on the NYSE for ADSs.

In each case, the prices quoted are given as of June 22, 2009, which was:

•	the last full trading day on ASX and the NYSE prior to the public announcement of the Proposal; and

•	the most recent practicable trading date prior to the date of this Explanatory Memorandum.

	James Hardie
	CUFS (A$)	ADSs (US$)

June 22, 2009	$4.20	$16.18
July 9, 2009	$3.77	$14.50

You are urged to obtain current market prices quoted for our CUFS and ADSs before making a decision with respect to the Proposal.

RISK FACTORS

Our most recent Annual Report on Form 20-F, which is incorporated by reference into this Explanatory Memorandum, describes a variety of risks relevant to our business and financial condition, which you are urged to read in full. The following discussion concerns key risk factors relating specifically to the Proposal.

Irish SE will be exposed to the risk of future adverse changes in Irish and US law, as well as changes in tax rates, which could materially adversely affect us, including by reducing or eliminating the anticipated benefits of the Proposal.

Upon implementation of Stage 2 of the Proposal, Irish SE will be subject to Irish law. As a result, Irish SE would be subject to the risk of future adverse changes in Irish law (including Irish company and tax law). In addition, the tax rates for which we expect Irish SE and its subsidiaries to be eligible on our transformation may be increased in the future.

Irish SE also will be subject to the risk of future adverse changes to US law, as well as changes of law in other countries in which Irish SE or its subsidiaries operate.

For example, the US Congress may take legislative action that could override tax treaties upon which we rely or could subject Irish SE or Dutch SE to US tax. A number of legislative proposals in recent years have sought to deny benefits or impose penalties on companies domiciled outside of the US that conduct substantial business in the US or whose executives with decision-making responsibility are located primarily in the US. We cannot predict the outcome of any specific legislative proposal.

Our effective tax rate may be higher in future years whether or not we implement the Proposal.

James Hardie’s effective tax rate for the year ended March 31, 2009 was the result of tax expense incurred in a number of jurisdictions, principally the US, Australia, New Zealand, the Philippines and The Netherlands. The primary drivers of James Hardie’s effective tax rate are the tax rates of the jurisdictions in which we operate, the level and geographic mix of pre-tax earnings, intra-group royalties, interest rates and the level of debt which give rise to interest expense on external debt and intra-group debt, the benefits derived from the Financial Risk Reserve regime in The Netherlands, extraordinary and non-core items, and the value of adjustments for timing differences and permanent differences, including the non-deductibility of certain expenses, all of which are subject to change and which could result in a material increase in our effective tax rate.

Other than the Financial Risk Reserve regime, which expires on December 31, 2010, and which may be partially replaced by the currently proposed compulsory group interest box regime, these factors will continue to drive James Hardie’s effective tax rate. Whether James Hardie implements the Proposal or remains in The Netherlands, we cannot provide any assurance as to what our effective tax rate will be in the future.

Revenue rulings received from Irish and Dutch Revenue authorities are based upon facts that may not be met in the future, in which case there is a risk that the conclusions reached in the rulings will not be applicable to us, including that Irish SE will not be treated as an Irish tax resident for purposes of the US/Ireland Treaty.

In connection with the Proposal, we requested and received certain revenue rulings from Irish and Dutch Revenue authorities, which are described in further detail in this Explanatory Memorandum (see “Revenue Rulings” in Section 6). Revenue rulings represent advice received from taxing authorities as to the tax consequences of particular circumstances or a transaction and are based upon the specific facts presented to the taxing authority in the ruling request. In the case of the Irish Revenue authorities’ ruling, the Irish Revenue authorities have the ability to review their advice when a transaction is complete and all the facts are known.

One of the rulings received from the Irish Revenue authorities confirms, among other things, that so long as Irish SE is centrally managed and controlled in Ireland, it will be a tax resident of Ireland once Stage 2 of the Proposal has been approved and implemented. The ruling received from the Dutch Revenue authorities confirms, among other things, that if the Proposal is implemented, Irish SE will be no longer subject to Dutch tax as a resident in The Netherlands (except on Dutch source income) as long as Irish SE remains an Irish tax resident. Two of the other Irish Revenue authorities’ rulings relate to the tax status in Ireland of two of our newly-formed subsidiaries to which our intellectual property and our treasury and finance operations will be transferred in connection with the Proposal.

The issue as to whether a company is centrally managed and controlled in Ireland is a question of fact directed at the highest level of control of a company’s business, as distinct from day-to-day control to carry out normal business operations. Irish SE intends to establish that it is centrally managed and controlled in Ireland by, among other things, holding a majority of its board meetings in any one year in Ireland with participation of a majority of its directors in Ireland, the board deciding on corporate strategy, such as decisions relating to significant transactions and investments, capital expenditures, equity and debt raising and dividend payments in Ireland, and maintaining its head office function in Ireland. One of the rulings from the Irish Revenue authorities confirms that if Irish SE operates in this manner, Irish SE will be deemed a tax resident of Ireland.

If Irish SE fails to satisfy the requirement that it be centrally managed and controlled in Ireland because it fails to operate in the manner set out in the ruling from the Irish Revenue authorities or otherwise, it may not qualify as an Irish tax resident for the purposes of the US/Ireland Treaty. If this occurred, Irish SE would not receive some or all of the anticipated benefits under the Proposal. In such circumstances, Irish SE also could be subject to tax in another jurisdiction, including The Netherlands. Irish SE or its subsidiaries may also in the future fail to operate in a manner consistent with other facts upon which our rulings are based. In such event, the conclusions reached in the revenue rulings would no longer be applicable and we may not receive some or all of the anticipated benefits of the Proposal. See “Revenue Rulings” in Section 6.

The US/Ireland Treaty may be amended in the future and there is a risk that Irish SE would be unable or unwilling to make changes required to qualify for treaty benefits.

While the US/Ireland Treaty contains an article regarding limitations on benefits (which requires the relevant person claiming relief to be an Irish resident who meets one or more requirements set out in the treaty), the limitations of benefits article in the US/Ireland Treaty does not presently contain an equivalent to the substantial presence requirement included in the US/Netherlands Treaty. See “The US/Netherlands Treaty” and “The US IRS 30-Day Letter” in Sections 2.3 and 2.4, respectively, for a further description of “substantial presence”.

However, the US/Ireland Treaty may be amended in the future in a manner that would adversely affect Irish SE or its ability to qualify for benefits under the US/Ireland Treaty, including in a manner that would result in Irish SE and its subsidiaries not receiving some or all of the anticipated benefits of the Proposal. A risk of such an amendment to the US/Ireland Treaty arises from, among other things, the fact that the US Model Income Tax Convention of November 15, 2006, which generally serves as a basis for US tax treaty negotiations, contains an equivalent to the substantial presence requirement included in the US/Netherlands treaty.

In the event the US/Ireland Treaty were amended in a manner that would adversely affect Irish SE or its ability to qualify for benefits under the US/Ireland Treaty, including in a manner that would result in Irish SE and its subsidiaries not receiving some or all of the anticipated benefits of the Proposal, Irish SE would need to consider its available alternatives at that time.

There is a risk that the US IRS will react adversely as a result of our decision to pursue the Proposal.

Although we do not believe our decision to pursue the Proposal should increase the likelihood that the US IRS will seek to examine any tax years or portions thereof not examined prior to the move to Ireland, we cannot predict how the US IRS will react to our decision to pursue the Proposal. There can be no assurance that, as a result of the Proposal, the US IRS will not seek to examine other tax years or portions thereof. In addition, the US IRS could seek to challenge our move to Ireland and our ability to receive benefits under the US/Ireland Treaty. However, because we expect Irish SE will be able to satisfy the requirements of the US/Ireland Treaty, we believe Irish SE will be eligible to receive the benefits under the US/Ireland Treaty.

A final class ruling from the Australian Taxation Office seeking confirmation that no capital gain or capital loss will arise under the Australian capital gains tax provisions for Australian tax resident shareholders may not be received or a final ruling received from the Australian Taxation Office may reach a different conclusion from the draft ruling, which could result in Australian tax resident shareholders realising a capital gain or a capital loss under the Australian capital gains tax provisions as a result of the Proposal.

In connection with the Proposal, we have received advice that no capital gain or capital loss should arise under the Australian capital gains tax provisions from the Proposal for Australian tax resident shareholders that hold their shares or CUFS on capital account. However, this advice is not binding on the Australian Taxation Office, which may reach a different conclusion. In order to provide more certainty to such Australian tax resident shareholders, we have applied to the Australian Taxation Office for a class ruling confirming that no capital gain or capital loss will arise under the Australian capital gains tax provisions for these shareholders as a result of the Proposal.

A class ruling is a form of public ruling provided by the Australian Taxation Office. A public ruling is an expression of the Commissioner’s opinion about the way in which a relevant provision applies, or would apply, to entities generally or to a class of entities (e.g., our shareholders) in relation to a particular scheme or a class of schemes. If our Australian shareholders rely on a class ruling, the Commissioner must apply the law as set out in the ruling (unless the Commissioner is satisfied that the ruling is incorrect and disadvantages the shareholder, in which case the law may be applied to shareholders in a way that is more favourable to the shareholder, provided the Commissioner is not prevented from doing so by a time limit imposed by the law). We have received a draft ruling from the Australian Taxation Office that no capital gain or capital loss will arise under the Australian capital gains tax provisions from the Proposal for Australian tax resident shareholders that hold their shares or CUFS on capital account. We expect the Australian Taxation Office to issue a final ruling prior to implementation of Stage 1 of the Proposal. However, the draft ruling we have received is not legally binding on the Australian Taxation Office and the final ruling we receive from the Australian Taxation Office could be different, which could result in Australian tax resident shareholders realising a capital gain or capital loss under the Australian capital gains tax provisions as a result of the Proposal.

The rights of shareholders after our transformation to Irish SE will not be the same as at present.

We are a company subject to Dutch statutory rules on public limited companies. Following our transformation to Dutch SE, Dutch SE will continue to be subject to Dutch statutory rules with only minor changes to the rights of shareholders, except that our three-tiered board will change to a two-tiered board, the required shareholder approval threshold for Stage 2 of the Proposal will be reduced from 75% to 66 2/3% and the chief executive officer will not be entitled to hold office as a director for a continuous period in excess of six years without standing for re-election.

More significant changes to the rights of shareholders will occur upon implementation of Stage 2 of the Proposal. Irish SE will be a company registered under the laws of Ireland and the rights of holders of Irish SE securities will be governed by Irish company law and the memorandum and articles of association of Irish SE. Due to the differences between Dutch and Irish laws and the differences between our constituent documents both before and after implementing Stage 2 of the Proposal, your rights as a shareholder will change.

By way of example, as a result of the Proposal, the present takeover regime under our articles of association will no longer apply and Irish SE instead will be subject to the Irish takeover rules and the regulation of the Irish Takeover Panel.

For more information regarding these differences and the changes in the rights for shareholders see “Summary of Key Differences between Dutch NV and Dutch SE” in Section 4.2 and “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4.

In connection with the Proposal, we are required to negotiate the terms of future employee involvement in Dutch SE with a special negotiating body comprised of employees from EU member states in which James Hardie operates. These negotiations are expected to lead to the creation of an employee representative body that will have certain information and consultation rights in relation to future decisions of the boards of Dutch SE and Irish SE.

Under the SE Regulation and other relevant legislation, formation of an SE through merger requires the companies involved in the merger to enter into negotiations with a special negotiating body (which we refer to as the SNB), made up of a number of employee representatives in EU member states to come to an arrangement on future employee involvement in the SE. We commenced this process shortly before mailing this Explanatory Memorandum.

We cannot implement Stage 1 of the Proposal without coming to an arrangement on employee involvement. As a result, we may not be able to implement Stage 1 of the Proposal until approximately seven months from the date of this Explanatory Memorandum (or longer if we would agree with the SNB to extend this period), which will delay the implementation of Stage 2 of the Proposal. We expect that any such delay will result in increased costs.

Under the SE Regulation and other relevant legislation, in the event we and the SNB are unable to come to an arrangement regarding employee involvement within six months following the formation of the SNB, we and the SNB can agree to extend this period or we may accept the standard rules. In general, the standard rules require our Managing Board to inform and consult with an employee representative body (which we refer to as an ERB) on major issues affecting employees. At this time, we cannot determine the outcome of the SNB process.

In the event that the standard rules apply, Dutch SE would have to provide information to and consult with the employee representative body in connection with future decisions regarding major issues affecting employees, including the decision by the boards of Dutch SE to approve Stage 2 of the Proposal. However, the employee representative body would not have the power to block or prevent any Managing or Supervisory Board decisions or actions, including the decision to implement Stage 2 of the Proposal. While we do not anticipate any specific governance issues as a result of employee involvement in future board decisions, we have not previously been subject to these requirements and cannot determine how or whether employee involvement will affect our future governance or operations.

Changes in our board structure and the composition of our board of directors may lead to a loss of continuity of directors and adversely affect our decision-making and governance.

In connection with the implementation of Stage 2 of the Proposal, the Supervisory and Managing Boards of Dutch SE will be replaced with a single board, which we expect will consist of eight non-executive directors and one executive director of Irish SE. We expect that the majority of your directors currently serving on the Supervisory Board will continue as non-executive directors of Irish SE, with two new directors also being added to the board.

Only one of the existing six directors on our Supervisory Board whom we expect to continue as a director of Irish SE has served more than three years. The balance of the Irish SE board, other than our CEO, will be made up of directors with less than three years experience with James Hardie. We intend that any new directors nominated will have appropriate experience in business, corporate governance and the types of issues confronting James Hardie. However, the changes to our board structure and composition as a result of the implementation of the Proposal may result for a period of time in a reduction in the effectiveness of your directors and of board-level decision-making at Irish SE.

For more information about our board structure and the composition of our boards, see “Corporate Governance” in Section 5.3.

The actual benefits that we realise from the Proposal could be materially different from our current expectations.

The Proposal is designed to enable us to reorganise James Hardie in a manner that would, among other things, allow key senior managers with global responsibilities to be free to spend more time with management at our local operations and in our markets and provide more certainty to James Hardie regarding its future tax obligations. In addition, the Proposal is partly driven by the desire to increase our future flexibility by becoming subject to Irish company law. However, there can be no assurance that the ability of our key senior managers with global responsibilities to spend more time with local operations and in our markets will result in an improvement to our results of operations, that the tax laws expected to apply to Irish SE’s operations will not adversely change in the future, that Irish company law will not become more restrictive or otherwise disadvantageous or that changes to our governance structure and board composition will not adversely affect us. A variety of other factors that are partially or entirely beyond our control could cause the actual benefits that we realise from the Proposal to be materially different from what we currently expect.

Our business may be adversely affected as a result of adverse action against us and negative publicity resulting from our announcement and implementation of the Proposal, including the reduction of amounts available for contributions under the AFFA resulting from the costs associated with the Proposal and the possibility of the AICF later not having sufficient funding to meet future obligations.

There is a possibility that, despite certain covenants agreed to by the New South Wales Government in the AFFA, adverse action could be directed against us by one or more of the New South Wales Government, the Government of the Commonwealth of Australia (which we refer to as the Australian Commonwealth Government), governments of the other states or territories of Australia or any other governments, unions or union representative groups, or asbestos disease groups in relation to the asbestos liabilities in respect of which the AICF has been established. Such action might arise as a result of the costs of the Proposal reducing the amounts available for contribution under the AFFA in the financial year following implementation of the Proposal, particularly if the AICF does not have sufficient funding in future years to meet obligations to claimants. This risk is compounded by other factors adversely affecting our net operating cash flow, such as the difficult trading conditions we currently face in our key markets and the payments we have made, and may make in the future, to taxation authorities in respect of prior taxation years.

The Proposal also could result in increased negative publicity related to James Hardie. There continues to be negative publicity regarding, and criticism of, companies that conduct substantial business in the US but are domiciled in countries like Bermuda. We cannot assure you that we will not be subject to similar criticism based on the Proposal. We previously have been the subject of significant negative publicity in connection with the events that were considered by the Special Commission of Inquiry and the Australian Securities & Investments Commission proceedings in Australia.

We believe that any such adverse action or negative publicity could materially adversely affect our financial position, liquidity, results of operations and cash flows, employee morale and the market prices of our publicly traded securities.

We may be unable to obtain the regulatory and other approvals required to implement the Proposal or the Proposal may be challenged by governmental entities or third parties.

Implementing Stage 1 of the Proposal requires a statement of no objection from the Dutch Ministry of Justice and confirmation from the High Court of Ireland that all legal requirements for Stage 1 of the Proposal have been satisfied. We expect we will be able to obtain both of these.

In addition, as of the date of this Explanatory Memorandum we have applied for a statement of no objection from the Treasurer of Australia under Australia’s Foreign Acquisitions and Takeovers Act of 1975 in respect of the transfer of our intellectual property from The Netherlands to Ireland and the indirect transfer of our Australian subsidiaries resulting from the internal reorganisation that we are undertaking in connection with the Proposal. We expect to receive the statement of no objection by the time shareholders are asked to consider and approve Stage 1 of the Proposal.

While the Proposal does not require any notice, consent or approval under the terms of the AFFA, we have, as a matter of courtesy, advised the New South Wales Government and Asbestos Injuries Compensation Fund Limited (in its capacity as trustee of the AICF). We and our subsidiary, James Hardie 117 Pty Limited, also have entered into a deed of confirmation with the New South Wales Government and Asbestos Injuries Compensation Fund Limited (the “AFFA Deed of Confirmation”). Among other things, we have agreed in the AFFA Deed of Confirmation that relevant James Hardie companies and the AICF will apply to the Australian Taxation Office for rulings to replace the tax rulings previously issued by the Australian Taxation Office in connection with the AFFA and for confirmation that the Accepted Tax Conditions (as defined in the AFFA) will remain unchanged in all material respects after implementation of the Proposal (the “ATO Rulings”). We have undertaken in the AFFA Deed of Confirmation that we will not complete the merger with Irish plc Subsidiary necessary to facilitate our transformation to Dutch SE before the Australian Taxation Office has determined these applications. We are released from this undertaking on the first to occur of the Australian Taxation Office determining the applications and 31 December 2009. If the ATO Rulings are unable to be obtained, while we would be released from our undertaking under the AFFA Deed of Confirmation we would need to reassess our ability to proceed to implement the Proposal having regard to the Australian Taxation Office’s position, our rights and obligations under the AFFA and the circumstances existing at the time. However we reserve our right to proceed in those circumstances if we determine to do so.

In addition, a relevant state or foreign governmental authority could revoke, fail to provide or challenge or seek to block the Proposal, as such authority deems necessary or desirable in the public interest. Moreover, in some jurisdictions, a third party could initiate a private action challenging or seeking to enjoin the Proposal, before or after it is implemented. We cannot be sure that a challenge to the Proposal will not be made or that, if a challenge is made, our position will prevail. For a full description of the regulatory approvals required for the Proposal, see “Key Steps in Connection with the Proposal” in Section 1.2

Any delay in the implementation of the Proposal may significantly reduce the benefits expected to be obtained from the Proposal.

In addition to the required regulatory and other approvals, the Proposal is subject to a number of other conditions, some of which may prevent, delay or otherwise materially adversely affect its implementation. Although we expect that these conditions will be satisfied in a timely fashion, we cannot predict whether and when these other conditions will be satisfied. Any delay in implementing the Proposal may significantly reduce some or all of the expected benefits from the Proposal and/or result in material increases to the estimated transaction and implementation costs.

Stage 1 of the Proposal may be approved and implemented but Stage 2 of the Proposal may not proceed, in which event Dutch SE will not receive the anticipated benefits from the Proposal.

If Stage 1 of the Proposal is approved and implemented, but Stage 2 of the Proposal does not proceed, Dutch SE will continue as a European Company with its corporate domicile in The Netherlands, with capacity to move its corporate domicile in the future to any other EU member state (that has implemented the SE Regulation) if shareholders approve such a move.

If Stage 2 is not implemented, none of the other favourable aspects of the Proposal will be obtained and the risks and adverse consequences for Dutch SE of staying in The Netherlands will continue to apply, including the requirement for our key senior managers with global responsibilities to spend a significant amount of their time in The Netherlands and the uncertainty regarding our tax obligations as a result of the US IRS interpretation of the application of the US/Netherlands Treaty to James Hardie. In the event Stage 1 is approved and implemented and Stage 2 of the Proposal does not proceed, we will be a Dutch SE and remain exposed to the risk of future adverse changes in Dutch law and Dutch SE will have incurred significant transaction and implementation costs, as well as the diversion of management resources. In the event we have transferred our intellectual property and our treasury and finance operations from The Netherlands in connection with the implementation of Stage 1, based on estimates as of the date of this Explanatory Memorandum, we will have incurred US$30-50 million of Dutch tax as a result of a capital gain on the transfer of our intellectual property from The Netherlands.

More information regarding the costs associated with the Proposal and the costs associated with the transfer of our intellectual property and treasury and finance operations is described under the heading “Financial and Accounting Impact” in Section 1.3.

Implementation of the Proposal and relocation of Dutch SE’s corporate headquarters from The Netherlands to Ireland might be disruptive.

Implementing the Proposal could divert our management resources from other transactions or activities that we may otherwise desire to undertake. Diversion of management attention from such activities could adversely affect our ongoing operations and business relationships. These diversions may prevent us from pursuing attractive business opportunities that may arise prior to implementing the Proposal.

In addition, relocating Dutch SE’s head office from The Netherlands to Ireland upon implementation of Stage 2 of the Proposal could result in the loss of personnel. Terminating or replacing such personnel could be costly and have a negative impact on the continuity and progress of our business, including our operating results.

We will be exposed to future regulatory risks relating to changes affecting European Companies.

We will be subject to regulatory initiatives of the EU regarding European Companies and the SE Regulation. Changes in the EU, the SE Regulation or the EU directives affecting SEs may affect the overall benefits anticipated as a result of implementing the Proposal. Any of these changes could have a material adverse effect on our business, including our results of operations.

RECENT DEVELOPMENTS

Remuneration of Managing Board and Senior Executives

On June 22, 2009, the Supervisory Board approved a number of changes to remuneration arrangements for the Managing Board and senior executives for fiscal year 2010. JHI NV will seek shareholder approval for the changes at the 2009 annual general meeting on August 21, 2009, which will be held immediately following the Extraordinary General Meeting.

The key adjustments to the remuneration framework in fiscal year 2010 are:

•	For long-term incentive grants under the JHINV Long Term Incentive Plan 2006 (which we refer to as the LTIP), having 70% of the LTI Target quantum vesting subject to negative discretion based on a number of quantitative performance criteria which will be approved by shareholders (which we refer to as the Scorecard). The remaining 30% of LTI Target quantum will continue to be granted under the LTIP based on relative total shareholder return with no negative discretion applicable.

•	Re-allocating 40% of LTI Target quantum temporarily to the STI Target quantum under the Executive Incentive Program and the LTIP, to be granted as restricted stock and vesting subject to performance against the Scorecard.

•	Paying the remaining 30% of LTI Target in cash under the LTIP based on changes in the value of the company’s stock and vesting subject to performance against the Scorecard.

•	Indexing the EBIT goal under the Executive Incentive Program for changes to housing starts in Asia Pacific as well as the current indexing for the US business.

•	Paying all STI Target payments under the LTIP in a mixture of shares and restricted stock rather than cash.

1. THE PROPOSAL

1.1.  Summary of Terms of the Proposal

The Proposal is to effect our transformation from a public limited liability corporation registered in The Netherlands (Naamloze Vennootschap (NV)) to a European Company (Societas Europaea (SE)), and ultimately the relocation of our corporate domicile from The Netherlands to Ireland.

The Proposal is to be undertaken in two stages, as follows:

•	Stage 1: We will transform to a European Company (Societas Europaea (SE)) by merging with a newly-formed subsidiary. We will become Dutch SE, with our corporate domicile remaining in The Netherlands.

In connection with the implementation of Stage 1 of the Proposal, we currently intend to transfer our intellectual property to a newly-formed subsidiary tax resident in Ireland and to transfer our treasury and finance operations to a newly-formed Irish subsidiary. We believe leaving the intellectual property in The Netherlands until the implementation of Stage 2 of the Proposal would result in the incurrence of additional Dutch tax on a future transfer of the intellectual property from The Netherlands. However, as the transfer of our intellectual property and our treasury and finance operations from The Netherlands does not require shareholder approval, we may determine, subject to any required consents from our lenders, to transfer our intellectual property and our treasury and finance operations from The Netherlands independent of either stage being approved by shareholders and implemented. The transfer of our treasury and finance operations from The Netherlands would result in the early termination of our participation in the Financial Risk Reserve regime in The Netherlands and would require the payment of all Dutch tax due on the balance remaining in our Financial Risk Reserve account at that time, including tax due from the transfer of our intellectual property from The Netherlands.

•	Stage 2: Following implementation of Stage 1, Dutch SE will move its corporate domicile to Ireland to become Irish SE.

In connection with Stage 2, the registered office and head office of Dutch SE will move from The Netherlands to Ireland.

See “Financial and Accounting Impact” in Section 1.3 for further information regarding costs associated with the Proposal and the costs associated with the transfer of our intellectual property and our treasury and finance operations.

1.2.  Key Steps in Connection with the Proposal

1.2.1.  Stage 1

The following key steps already have been undertaken with respect to the Proposal:

•	approval by your directors of Stage 1;

•	execution of the terms of merger and the filing thereof with the Dutch Trade Register;

•	initiation of the SNB process;

•	receipt of rulings from the Irish and Dutch Revenue authorities confirming certain Irish and Dutch tax matters relating to the Proposal;

•	application for a statement of no objection from the Treasurer of Australia in relation to the transfer of our intellectual property and the indirect transfer of our Australian subsidiaries under an Irish holding company structure;

•	receipt of a draft ruling from the Australian Taxation Office that no capital gain or capital loss will arise for Australian tax resident shareholders that hold their shares or CUFS on capital account;

•	confirmation from the ASX that it does not object to the terms of the proposed constituent documents for Dutch SE and Irish SE;

•	confirmation by the New South Wales Government and Asbestos Injuries Compensation Fund Limited (as trustee of the AICF) pursuant to the AFFA Deed of Confirmation that the Proposal does not constitute an “Insolvency Event,” “Wind-Up Event” or “Reconstruction Event” under the AFFA or under the replacement parent guarantee, a default under the AFFA or a breach of the AFFA or any of the Related Agreements (as defined in the AFFA) by us or any other of our subsidiaries which is a party to those agreements; and

•	confirmation from our current lending banks that the Proposal does not require any consent or approval, or result in any rights of termination, under our existing external finance facilities and agreement with our current lending banks for the rearrangement of those facilities to enable James Hardie International Finance Limited (which we refer to as JHIF Limited), a newly-formed finance subsidiary that will operate our treasury and finance functions, to become a borrower and assume the obligations of James Hardie International Finance B.V. (which we refer to as JHIF BV) under the external finance facilities at the same time the financing and treasury operations are transferred to it.

The key remaining steps that must be satisfied to implement Stage 1 of the Proposal are:

•	shareholder approval for Stage 1;

•	completion of the SNB process;

•	receipt of a statement of no objection from the Dutch Ministry of Justice;

•	receipt of a statement of no objection from the Treasurer of Australia;

•	expiry of the one-month period for creditor opposition that commenced the day after publication of the terms of merger and during which period the Dutch Ministry of Justice has the authority to file objections on grounds of public order, provided that such period may restart the day after publication of any amendments to the terms of merger;

•	confirmation by the High Court of Ireland that all legal requirements for Stage 1 of the Proposal have been satisfied; and

•	the Australian Taxation Office determining the applications for rulings to replace those previously issued in connection with the AFFA and for confirmation that the Accepted Tax Conditions (as defined in the AFFA) will remain unchanged in all material respects after implementation of the Proposal.

Dutch law requires the Managing Board to inform our shareholders prior to or at the extraordinary general meeting of any important changes in the circumstances that have had an impact on the terms of merger (including the explanatory notes). Once the steps above have been satisfied, Stage 1 will be effected upon execution of a deed of merger and the filing of such deed with the Dutch Trade Register, resulting in our transformation to Dutch SE with our corporate domicile continuing in The Netherlands.

The Dutch Civil Code also requires that the deed of merger be executed within six months after the announcement that the terms of merger have been filed with the Dutch Trade Register. We intend that the SNB process will be completed within that period (see “Employee Representative Body” in Section 4.4). If the SNB process is not completed within this six-month period, we may seek to agree on an extension of the period of negotiations with the SNB. Such agreed extension will trigger an extension of the six-month period within which the deed of merger must be executed. In the event of such an extension, the deed of merger must then be executed within three months from the end of the extended period as agreed with the SNB.

1.2.2.  Stage 2

The following steps must be satisfied before Stage 2 of the Proposal can be implemented:

•	approval by the directors of Dutch SE for Stage 2, which we expect will involve the provision of information to and consultation with the employee representative body that is formed in connection with Stage 1;

•	expiry of a two-month period after publication of the transfer proposal relating to Stage 2 for creditor opposition to the change in corporate domicile to Ireland and satisfactory resolution of any creditor objections;

•	expiry of a two-month period after publication of the transfer proposal relating to Stage 2 without opposition from the Dutch Ministry of Justice based on grounds of public interest;

•	shareholder approval for Stage 2, including the reclassification of Dutch SE’s merger revaluation reserve (see “Financial and Accounting Impact” in Section 1.3); and

•	a Dutch civil law notary issuing a certificate attesting to the completion of the acts and formalities to be accomplished before the move to Ireland and the submission of the certificate to the Companies Registration Office of Ireland, together with appropriate filing documentation.

Although we do not believe there are any regulatory approvals required to complete Stage 2 of the Proposal, Dutch law is unclear as to whether a statement of no objection of the Dutch Ministry of Justice is required. As a result, we also intend to seek a statement of no objection from the Dutch Ministry of Justice in connection with the implementation of Stage 2.

1.3.  Financial and Accounting Impact

The significant financial and accounting impacts from the implementation of the Proposal and the transfer of our intellectual property and treasury and finance operations in connection with the Proposal are described below.

Transaction and implementation costs in connection with the Proposal and related transactions, consisting of the transfer of our intellectual property and treasury and finance operations, assuming our intellectual property was transferred as of September 30, 2009 (the currently estimated date for implementation of Stage 1 of the Proposal), are estimated to range from approximately US$51-71 million, US$14 million of which already has been incurred. The costs expected to be incurred in connection with Stage 1 of the Proposal include a one-time approximately US$30-50 million tax in The Netherlands as a result of a capital gain on the transfer of our intellectual property from The Netherlands. The starting point of this range was estimated using the fair market value of our intellectual property as of June 1, 2009 and our income forecasts for our Financial Risk Reserve account through September 30, 2009, but did not take into account any gains or losses as a result of changes in currency exchange rates. Due to the factors described below that affect the amount of Dutch tax actually due as a result of the transfer of our intellectual property, as well as the actual time of such transfer and our exit from the Financial Risk Reserve regime, the tax due could vary from our estimate and the amount of such variance could be material.

This estimated one-time Dutch tax cost of US$30-50 million arises from a capital gain on the transfer of our intellectual property out of The Netherlands to a newly-formed Bermuda company tax resident in Ireland in connection with Stage 1 of the Proposal. Under the Financial Risk Reserve regime rulings relating to our intellectual property, 28% of this gain would be subject to the statutory rate of Dutch corporate tax (currently 25.5%), which is estimated to result in Dutch tax of US$20-24 million. The remaining 72% of the gain will be included in our Financial Risk Reserve account. The Financial Risk Reserve account may be released tax-free if and to the extent that James Hardie makes qualifying capital contributions to group companies that use the cash received to finance capital and other qualifying expenditures (“exempt releases”).

Any balance remaining in our Financial Risk Reserve account at the time of the regime’s expiry or our earlier exit is subject to tax at the statutory rate of Dutch corporate tax. The transfer of our treasury and finance operations from The Netherlands would result in the early termination of our Financial Risk Reserve regime ruling. Based on an estimated ending balance in our Financial Risk Reserve account on September 30, 2009, the amount of exempt releases expected to be available immediately prior to our exit from the regime and the statutory rate of Dutch corporate tax (currently 25.5%), we estimate that approximately US$10-26 million in additional Dutch tax will be due on the transfer of these operations. However, the starting point of this range may be as low as zero if we prevail on certain Dutch tax positions we have taken or plan to take in our Dutch tax returns for which we have not recorded a tax benefit in our consolidated financial statements.

The amount of Dutch tax actually due at the time of the transfer of our intellectual property and our subsequent exit from the Financial Risk Reserve regime will depend on a number of factors at that time, such as fair market value of our intellectual property and our tax bases in the intellectual property, other income earned and exempt releases up to that date in our Financial Risk Reserve account, changes in currency exchange rates and the amount of exempt releases available. The amount of tax due at the time of our exit from the Financial Risk Reserve regime would increase as a result of a weakening in the value of the Australian and New Zealand currencies as compared to the US dollar. The determination of the fair market value of our intellectual property is affected by, among other things, our results of operations and the state of the markets in which we sell our products. An improvement in our results of operations or an increase in the number of housing starts in the markets in which we sell our products could result in an increase in the fair market value of our intellectual property. The value of our intellectual property has fluctuated in the past and in the future may vary materially from the value we used to estimate the starting point of the range of the amount of taxes due on the transfer of our intellectual property. Additionally, the fair market value of our intellectual property could increase as a result of any strengthening in the value of the Australian and New Zealand currencies as compared to the US dollar. For example, assuming the other factors that affect the amount of Dutch tax due on the transfer of our intellectual property remained unchanged, a 10% increase in the fair market value of our intellectual property as of the date of its transfer would result in approximately US$14 million in additional Dutch tax.

This Dutch tax would not be incurred if our intellectual property remained in The Netherlands after the move of Dutch SE’s domicile to Ireland. While the one-time payments relating to the transfer of our intellectual property are not insignificant, we believe leaving the intellectual property in The Netherlands would result in the incurrence of additional Dutch tax in the event of a future transfer of this property from The Netherlands. In addition, leaving our intellectual property in The Netherlands would not permit us to obtain all of the expected benefits of the Proposal. The transfer of our treasury and finance operations will permit interest income from our finance operations to be eligible for a lower statutory rate of tax in Ireland than would be applicable in The Netherlands following expiry of the Financial Risk Reserve regime on December 31, 2010. For example, leaving the intellectual property in The Netherlands after the expiration of the Financial Risk Reserve regime, would result in a higher statutory rate of tax on royalty payments in respect of our intellectual property than would be the case in Ireland (assuming an equivalent replacement regime is not adopted in The Netherlands) and may provide less certainty as to our eligibility for a 0% withholding tax rate on royalty payments made from our subsidiaries in the US to our Dutch subsidiary which holds our intellectual property. In addition, the company believes that even if the currently proposed compulsory group interest box regime is adopted in The Netherlands, based on current Irish law and the company’s current capital structure, a move to Ireland should result in lower tax payments in respect of those intellectual property, treasury and finance operations on a combined basis than would be the case if the company remained in The Netherlands. (See “The Netherlands Financial Risk Reserve Regime” in Section 2.2.).

As previously described, the transfer of our intellectual property and treasury and finance operations does not require shareholder approval and we may determine, subject to any required consents from our lenders, to complete these transfers independent of either stage being approved by shareholders and implemented.

The remaining approximately US$21 million of costs, US$14 million of which already has been incurred, relate primarily to expenses associated with the Proposal, advisory fees and costs related to our establishment of a new head office in Ireland.

Our annual accounts will continue to be prepared under US GAAP. Commencing with the first financial year end after the Proposal (including Stage 2) is completed (i.e., year ended March 31, 2010 if Stage 2 is implemented prior to April 1, 2010), the annual accounts of Irish SE also will be prepared under Irish GAAP.

In connection with our 2001 reorganisation (See “The 2001 and 2003 Reorganisations” in Section 2.1), a negative merger revaluation reserve was recorded in the company’s financial statements in order to maintain the historical cost bases of our consolidated net assets from directly before the 2001 reorganisation. Under Dutch and Irish company law, the merger revaluation reserve is included in the calculation of amounts available for distribution to shareholders. In The Netherlands, the share premium reserve also is included in such calculation.

In Ireland, share premium reserve is not included in such calculation, which would result in a material reduction in the amount available for distribution to shareholders following Dutch SE’s transformation to Irish SE in Stage 2.

As part of shareholder approval for Stage 2, shareholders of Dutch SE will be asked to approve the reclassification of the merger revaluation reserve to share premium reserve and retained earnings, which will eliminate this merger revaluation reserve. After implementation of Stage 2, our ability to pay dividends and repurchase shares will be subject to Irish company law and will be determined based on our profits calculated under Irish GAAP. However, as a result of this reclassification, we do not believe these changes will have a material impact on our ability to pay dividends or repurchase shares.

1.4.  Our Transformation to Dutch SE (Stage 1)

To effect our transformation to Dutch SE, we have entered into the terms of merger with our newly-formed subsidiary, Irish plc Subsidiary. Under the SE Regulation, effecting a merger with a company in another EU member state is the only currently available option to the company to achieve the proposed transformation to Dutch SE. Other options available under the SE Regulation, such as a direct conversion of the company into Dutch SE or the formation of a new holding company, require that the company has had a subsidiary governed by the legislation of another EU member state for at least two years prior to the implementation of Stage 1 of the Proposal, which will not be the case for the company at the time of the anticipated implementation of Stage 1 of the Proposal.

As a result of the merger, we will continue as the surviving entity, assuming all of the assets and liabilities of Irish plc Subsidiary by operation of law. Upon completion of the merger, our articles of association will be amended to comply with the SE Regulation and we will become Dutch SE.

Our transformation to Dutch SE following the merger will involve a change of corporate form only, with Dutch SE having the same assets and liabilities both before and after the transformation. We will need to change details of our registration in The Netherlands to reflect our change of corporate form to Dutch SE.

1.5.  Summary of Terms of Merger

On June 23, 2009, we and Irish plc Subsidiary entered into the terms of merger pursuant to which Irish plc Subsidiary will merge with and into us and we will become Dutch SE. We recommend that you read carefully the terms of merger including the explanatory notes for the complete terms of the merger and other important information. The terms of merger, including the explanatory notes (but without annexes), are attached to this Explanatory Memorandum as Annex A and are incorporated by reference.

The material provisions of the terms of merger are as follows:

•	we will, by operation of law, acquire the nominal assets and liabilities of Irish plc Subsidiary under a universal title of succession;

•	Irish plc Subsidiary’s six nominee shareholders, who collectively hold six shares in Irish plc Subsidiary (which represents all of the outstanding issued share capital of Irish plc Subsidiary not held by us), will each receive one share in Dutch SE in exchange for the one share each of them holds in Irish plc Subsidiary;

•	the articles of association of Dutch SE will be amended; and

•	our existing Managing and Supervisory Boards will continue as the Managing and Supervisory Boards of Dutch SE but our Joint Board will be eliminated.

There are no contractual conditions precedent to the merger. However, the merger will only become effective upon the execution of the deed of merger and the filing of such deed with the Dutch Trade Register following (a) the receipt by the parties of a statement of no objection from the Dutch Ministry of Justice, (b) a certificate of compliance from the High Court of Ireland and (c) the registration of the merger in the Dutch Trade Register, which is subject to the presentation of an arrangement on employee involvement. (See “Employee Representative Body” in Section 4.4.)

1.6.  Corporate Domicile of Dutch SE to Ireland (Stage 2)

After Stage 1 is implemented, Dutch SE intends to seek shareholder approval for Stage 2, which provides for the corporate domicile of Dutch SE to change from The Netherlands to Ireland.

1.7.  Holdings of CUFS, ADSs and Shares through the Proposal

Shareholders will continue to hold the same number of CUFS, ADSs or CUFS they have converted to shares in Dutch SE (if Stage 1 is approved and implemented) and in Irish SE (if Stage 2 is approved and implemented) as they held beforehand. No action is required of shareholders in respect of their certificates or holding statements in connection with the Proposal. If the Proposal is approved and implemented, shareholders’ current certificates or holding statements for our securities will remain effective and continue to represent their holdings in Dutch SE and Irish SE (as applicable) until new holding statements are issued in the ordinary course as a result of future changes in security holdings.

1.8.  Required Votes for the Proposal

Stage 1 of the Proposal will require the approval of 75% of shareholder votes cast at a properly held meeting at which at least 5% of our issued share capital is present or represented. Stage 2 of the Proposal will require the approval of 66 2/3% of shareholder votes cast at a properly held meeting at which at least 5% of Dutch SE’s issued share capital is present or represented.

2. BACKGROUND OF THE PROPOSAL AND RELATED MATTERS

This section summarises the key background events leading to your directors’ recommendation of the Proposal and connected transactions.

2.1.  The 2001 and 2003 Reorganisations

In July 2001, we announced plans to establish a new corporate structure designed to place us and our shareholders in a position to maximise value from our existing operations and continuing international growth. The restructure resulted in the incorporation of our parent company in The Netherlands with a primary listing on the ASX in the form of CUFS and the listing of ADSs on the NYSE.

In 2003, we transferred ownership of certain intellectual property assets to The Netherlands to better manage our intellectual property assets by centralising the investment, holding and use of the intellectual property.

2.2.  The Netherlands Financial Risk Reserve Regime

We currently have our finance and treasury activities centralised in a subsidiary located in The Netherlands. This subsidiary also owns, manages and develops the intellectual property that we license to our operating subsidiaries and third parties. Under Dutch law, we derive commercial and tax benefits from the group finance operations of our Netherlands based finance subsidiary. This subsidiary received a ruling from Dutch Revenue authorities that allows it to set aside 80% of the qualifying financing income received from these activities in a Financial Risk Reserve account subject to the Financial Risk Reserve regime. A similar ruling was also received that allows 72% of the gain from the disposal of intellectual property, to be included in the Financial Risk Reserve account. The other 20% of the income received from qualifying financing activities and the other 28% of the gain arising from the disposal of our intellectual property, are subject to the statutory rate of Dutch corporate tax (currently 25.5%). The Financial Risk Reserve regime also allows that 50% or 100% of qualifying equity contributions used to finance capital and certain other expenditures may be released from the Financial Risk Reserve account without being subject to any further Dutch tax. Amounts not released from the Financial Risk Reserve account prior to the expiry or early termination of the Financial Risk Reserve regime will be subject to the statutory rate of Dutch corporate tax (currently 25.5%).

The favourable tax benefits provided under the Financial Risk Reserve regime are due to expire on December 31, 2010. However, the transfer of our treasury and finance operations from The Netherlands would result in the early termination of our participation in this regime.

On June 15, 2009, the Dutch Ministry of Finance published several tax legislation proposals for comment, including the introduction of a compulsory group interest box regime. Under the currently proposed compulsory group interest box regime, interest received or paid in respect of intra-group financing would be taxable or deductible in The Netherlands at a reduced rate of 5%. On July 8, 2009, the European Commission, the executive branch of the EU, announced that the currently proposed compulsory group interest box regime does not constitute prohibited state aid under EU law. Although Dutch government officials have indicated their intent to seek adoption of such an interest box regime in The Netherlands, as of the date of this Explanatory Memorandum, no such legislation has been adopted.

We considered remaining domiciled in The Netherlands and moving only our intellectual property to another jurisdiction in the EU. While this strategy could have addressed the issue of the expiration of the Financial Risk Reserve regime in 2010 and, accordingly, the expiration of the favourable treatment of group royalty income, it would not have addressed other issues, including allowing key senior managers with global responsibility to spend more time with James Hardie’s operations and in its markets, providing greater certainty for us to obtain benefits under the US/Netherlands Treaty and increasing James Hardie’s flexibility in the future to undertake certain transactions which directors believe expands our strategic options.

2.3.  The US/Netherlands Treaty

As a tax resident of The Netherlands, we have received and we believe are entitled to receive substantial tax benefits under the US/Netherlands Treaty, which we believe provides for no US withholding tax on dividends, interest and royalties paid by our US subsidiaries to us or our subsidiaries, subject to certain conditions being met, in The Netherlands.

These benefits were available to us under the terms of the US/Netherlands Treaty that existed when we moved our domicile to The Netherlands in 2002. In 2004, the US/Netherlands Treaty was amended to include an additional requirement commonly known as the “substantial presence” test, which requires us to demonstrate that the primary place of management and control of the company is in The Netherlands. Because the requirements regarding primary place of management and control are set forth in the US/Netherlands Treaty and are not specifically defined, these requirements are subject to interpretation by the US IRS. In the US/Ireland Treaty, the eligibility requirements are more objective and do not require the same level of interpretation as the US/Netherlands Treaty.

The amended US/Netherlands Treaty applied to us from February 1, 2006 onward. In response to these amendments, we increased the presence of our key senior executives and added additional corporate functions and other employees in The Netherlands. We believe that as a result of our response to the 2004 amendments we have had and continue to have a substantial presence in The Netherlands and that we and our Dutch subsidiaries qualify for benefits under the amended US/Netherlands Treaty.

2.4.  The US IRS 30-Day Letter

In July 2008, the US IRS concluded an audit to determine whether we satisfy the requirements under the amended US/Netherlands Treaty. As part of this audit process, the US IRS issued a 30-Day Letter in which it asserted that we and our subsidiaries in The Netherlands did not qualify for benefits under the amended US/Netherlands Treaty during 2006 and 2007.

We strongly disagreed with the assertions made by the US IRS, and contested the US IRS’s findings by filing a formal protest to the 30-Day Letter through the administrative appeals process. Following a conference with the Appeals Division of the US IRS and further discussions, we announced on April 15, 2009 that the US IRS has signed a settlement agreement with the company’s subsidiaries in which the US IRS conceded the US government’s position in full. As a result, the US IRS has now concluded that we and our subsidiaries did qualify for prior benefits under the amended US/Netherlands Treaty during 2006 and 2007.

We believe that we and our Dutch subsidiaries have qualified and continue to qualify for treaty benefits under the amended US/Netherlands Treaty. While we ultimately prevailed in the dispute with the US IRS for the years 2006 and 2007, the US IRS could reassert its position in respect of subsequent tax periods and, accordingly, your directors consider it prudent to mitigate the risk of further disputes with the US IRS. If the US IRS were to reassert its position in respect of subsequent tax periods and the Proposal is not implemented, we may be unable to receive tax benefits under the US/Netherlands Treaty, in which case we could be liable for 30% withholding tax on dividend, interest and royalty payments in periods ending after 2007 and, again, interest charges and penalties could apply. While the Proposal will not impact the risk of withholding taxes being imposed on payments made to us or our subsidiaries in The Netherlands during 2008 and 2009, if we remain domiciled in The Netherlands, the amount of withholding tax that could be in dispute with the US IRS is estimated to be approximately US$30 million for 2010 and is expected to increase thereafter.

2.5.  Our Business and Residency Requirements

2.5.1.  Our Business

Through our network of subsidiaries, we manufacture building materials in the US, Australia, New Zealand and the Philippines. In financial year 2008, we generated net sales in excess of US$1.4 billion. The majority of our building materials manufacturing capacity (86%) was located in the US and the US market also accounted for almost 80% of net sales to customers. As of March 16, 2009, we employed 2,329 people worldwide, the majority of whom (1,410) were located in the US.

Our business in the US has been adversely affected by the decline in the US housing market and the turmoil within financial and mortgage lending institutions. These challenges make it even more difficult to maintain significant management presence in The Netherlands, away from our major operations, while continuing to comply with the “substantial presence” test under the amended US/Netherlands Treaty.

2.5.2.  Our Residency Requirements

To satisfy the requirements of the amended US/Netherlands Treaty as discussed under “The US/Netherlands Treaty” in Section 2.3, we moved our Chief Executive Officer, Chief Financial Officer and General Counsel to The Netherlands prior to February 1, 2006 and established our head office there. In addition:

•	strategic decisions regarding our business have been and continue to be made in The Netherlands, and our US and Asia Pacific leadership teams travel to The Netherlands for regular meetings with the Managing Board; and

•	the majority of Supervisory Board meetings have been and continue to be held in The Netherlands.

Even if increasing our management presence in The Netherlands were a viable practical and commercial option, the continued uncertainty surrounding the annual application of the amended US/Netherlands Treaty presents an unacceptable risk for us as the US IRS could, notwithstanding its concession that we and our subsidiaries qualified for benefits during 2006 and 2007, take the position at any time that the primary place of management and control requirements under the “substantial presence” test are not met in subsequent tax years. Failure to meet the requirements in the amended US/Netherlands Treaty would have serious ramifications for our shareholders given the large amounts of withholding tax, plus interest and penalties, in respect of future payments of interest, royalties and dividends out of the US that would be incurred.

Resolution of any disputes through litigation could take several years, would involve distraction of our management and may not be resolved in our favour. Your directors consider that the on-going US IRS risk outweighs the potential risks and disadvantages associated with the Proposal.

In any event, given the current economic environment, your directors do not believe that continuing to base key senior management with global responsibilities in The Netherlands, away from most of our operations and markets, is in the best interests of James Hardie and its shareholders.

2.6.  Features of Dutch Company Law

At present Dutch company law offers limited flexibility and requires a higher threshold for shareholder acceptance in order to complete a number of transactions that would require a lower threshold for shareholder acceptance in other jurisdictions. This makes reorganising James Hardie, and undertaking transactions that your directors might consider in the future, difficult to implement.

By way of example, Dutch company law:

•	does not provide for schemes of arrangement (which is a court sanctioned process that allows shareholders to approve the reorganisation of a company at a court convened meeting of members) as it exists under Australian and Irish law;

•	requires acceptance by holders of 95% of all of our issued share capital to establish a non-Dutch company as the holding company for James Hardie so that the transaction would not result in two separately listed companies;

•	requires 95% of all of our issued share capital to be acquired to effect a compulsory acquisition under a takeover; and

•	permits a single board structure in which we could allocate executive duties to our existing Managing Board members and supervisory duties to our existing Supervisory Board members, but all members of the single board would in principle be subject to collective liability for the acts or omissions of any member. A proposal has been submitted to parliament for a single board structure in The Netherlands that would mitigate this collective liability. However, there can be no assurance that a single board structure without collective liability will be adopted in The Netherlands or its timing or specific terms.

The two stage implementation of the Proposal by which we are transformed to Dutch SE and then Irish SE is a way to achieve this reorganisation within the limits of Dutch company law. At the conclusion of Stage 2, we (as Dutch SE) will cease to be subject to Dutch company law and instead (as Irish SE) will become subject to Irish law in addition to the SE Regulation. A summary of the key differences between Dutch and Irish law is described under the heading “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4.

2.7.  Features of Irish Company Law

By way of contrast, Irish company law offers greater flexibility and provides for more achievable shareholder acceptance thresholds for certain key types of transactions. As a result, future reorganisations of Irish SE and other types of transactions that the Irish SE board may wish to undertake would be greatly simplified.

By way of example, Irish company law:

•	provides for schemes of arrangement (which require approval by a majority of members in number representing not less than 75% in value of the members present and voting either in person or by proxy at a court-convened meeting of members), which could be used to, among other things, complete a reorganisation that under current Irish law would enable a new parent company domiciled in a jurisdiction outside of the EU to be established in a manner that could result in Australian capital gains tax relief being available for most shareholders that would otherwise realise a capital gain under the Australian capital gains tax provisions, or to complete other transactions that the board of Irish SE may wish to consider undertaking in the future;

•	in the context of an offer for the entire issued share capital of Irish SE, requires 80% (instead of 95%) of the issued share capital of Irish SE to be acquired to effect a compulsory acquisition; and

•	provides for a statutory takeover regime, which may be beneficial to Irish SE and its shareholders.

3. IMPORTANT CONSIDERATIONS FOR SHAREHOLDERS

3.1.  Key Benefits

The Proposal and the contemplated transfer of our intellectual property and treasury and finance operations provide the following key benefits:

•	allow key senior managers with global responsibilities to spend more time with James Hardie’s operations and in its markets because the US/Ireland Treaty does not contain a substantial presence test that requires these managers to spend significant time in Ireland;

•	provide greater certainty for James Hardie to obtain benefits under the US/Ireland Treaty than is the case under the US/Netherlands Treaty. In addition, Irish SE would be eligible for a 0% withholding tax rate on royalty and interest payments made from its subsidiaries in the US to Irish SE and its subsidiaries in Ireland;

•	increase our flexibility to undertake certain transactions under Irish company law, which your directors believe expands our future strategic options;

•	simplify our governance structure to a single board of directors;

•	make us eligible for a lower statutory tax rate for our intellectual property and treasury and finance operations than would be the case if these operations remained in The Netherlands after the expiry of the Financial Risk Reserve regime and, based on current Irish law and the company’s current capital structure, should result in lower tax payments in respect of the intellectual property, treasury and finance operations on a combined basis than would be the case for those operations in The Netherlands even if the currently proposed compulsory group interest box regime is adopted in The Netherlands; and

•	permit most shareholders to be eligible to receive dividends not subject to withholding tax.

Firstly, the amended US/Netherlands Treaty currently requires the “substantial presence” test to be satisfied in The Netherlands. This test requires key senior management with global responsibilities to spend considerable time in The Netherlands beyond a level required to effectively manage James Hardie’s global operations as described under the heading “Our Business and Residency Requirements” in Section 2.5. The Proposal to move our corporate domicile to Ireland would permit our key senior management with global responsibilities to be free to spend more time with our operations and in our markets as we would no longer be restricted by the requirements of the “substantial presence” test.

Secondly, the Proposal addresses the concerns previously raised by the US IRS as to whether we qualify for treaty benefits under the amended US/Netherlands Treaty. The US/Ireland Treaty does not contain a “substantial presence” test, so the requirements for treaty benefits under the US/Ireland Treaty are clearer and more settled. Those requirements include that Irish SE be a tax resident of Ireland and that the principal class of its shares satisfies certain minimum trading requirements on one or more recognised stock exchanges (which include both the ASX and the NYSE). In light of the ruling we received from the Irish Revenue authorities relating to Irish SE qualifying as a tax resident of Ireland (see “Irish Ruling Requests” in Section 6.2) and our assessment that we believe we will be able to operate in the manner set out in the rulings to qualify as an Irish tax resident and that Irish SE securities will continue to be quoted for trading, and, we expect, will continue to meet the trading requirements on both the ASX and the NYSE, we believe that Irish SE will satisfy such requirements. We also believe that the objective nature of such requirements, as compared to the “substantial presence” test under the US/Netherlands Treaty, reduces the likelihood of successful challenge to Irish SE’s qualifications under the current US/Ireland Treaty.

Thirdly, Irish company law will permit Irish SE to pursue a range of possible future strategic options not available under existing Dutch company law. Among other things, Irish law requires the acquisition of 80% of the issued share capital of Irish SE in order to effect a compulsory acquisition where an offer has been made to acquire the entire issued share capital of Irish SE and provides for the concept of a court-approved scheme of arrangement. The ability under Irish law to effect a compulsory acquisition (at a lower threshold) and implement a court-approved scheme of arrangement could be used to complete a reorganisation or other transaction that the board of Irish SE may wish to consider in the future. Dutch law requires the acquisition of 95% of all of our issued share capital to effect a compulsory acquisition and does not provide for schemes of arrangement. The range of possible future strategic options available as an Irish SE, as compared to those existing under Dutch company law, should allow James Hardie increased flexibility, even in the event the US/Ireland Treaty were to be changed in the future.

Fourthly, the Proposal will allow us to simplify our existing governance structure by permitting Irish SE to adopt a single board.

Fifthly, we believe that our intellectual property and treasury and finance operations will be eligible for a statutory rate of tax that currently is lower than would be the case if these operations remained in The Netherlands after the expiry of the Financial Risk Reserve regime on December 31, 2010 and, based on current Irish law and the company’s current capital structure, should result in lower tax payments in respect of the intellectual property, treasury and finance operations on a combined basis than would be the case for those operations in The Netherlands even if the currently proposed compulsory group interest box regime is adopted in The Netherlands. See “Taxation Impact on Irish SE” in Section 5.2.4. We have received rulings from the Irish Revenue authorities relating to the tax status in Ireland of two of our newly-formed subsidiaries, which will hold our intellectual property and treasury and finance operations. Based on these rulings and our assessment that these operations will satisfy the facts set forth in our ruling requests, we believe the subsidiaries which will conduct our intellectual property and treasury and finance operations in Ireland will qualify as “trading companies” and will be eligible for a corporation tax rate for “trading companies” (currently 12.5%) which is lower than the rate that currently would be applicable in The Netherlands to these operations following the expiry of the Financial Risk Reserve regime on December 31, 2010, although group interest income would be taxable at a lower rate (5%) if the currently proposed compulsory group interest box regime is adopted in The Netherlands.

Recently, the Dutch Ministry of Finance published several tax legislation proposals for comment, including a compulsory group interest box regime. Under the currently proposed compulsory group interest box regime, interest received or paid in respect of intra-group financing will be taxable or deductible in The Netherlands at a reduced rate of 5%. On July 8, 2009, the European Commission, the executive branch of the EU, announced that the proposed compulsory group interest box regime does not constitute prohibited state aid under EU law. Although Dutch government officials have indicated their intent to seek adoption of such an interest box regime in The Netherlands, as of the date of this Explanatory Memorandum, no such legislation has been adopted. In addition, the Proposal allows Irish SE to be eligible for a 0% withholding tax rate on royalty and interest payments made from its subsidiaries in the US to Irish SE and its subsidiaries in Ireland.

Finally, dividends paid by Irish SE to most shareholders (who are resident in Australia or the US) will be eligible to be free from dividend withholding tax if certain exemptions apply and the shareholder has provided the necessary documentation. (See “Irish Shareholders Taxation” in Section 9.4.3.) This compares favourably to the current situation under Dutch law where dividends paid to:

•	Australian resident shareholders are subject to a 15% Dutch dividend withholding tax (with the potential for such tax to be offset by shareholders); and

•	US resident shareholders (with less than a 10% shareholding in us) are subject to a 15% Dutch dividend withholding tax (with the potential for such tax to be creditable by shareholders).

However, other shareholders who are not residents of a country that has concluded a tax treaty with Ireland or who are not corporate shareholders that meet certain ownership conditions will be subject to Irish dividend withholding tax at a rate of 20%. Depending on the laws of their place of residence, such shareholders might be able to obtain a tax credit for that tax.

With these key benefits in mind and the continued uncertainty regarding the application of the US/Netherlands Treaty, your directors have explored a range of alternative options (described under the heading “Other Options Considered by Your Directors” in Section 3.5), and have concluded that the best course of action at this time for James Hardie and its shareholders is to effect our transformation to a European Company and move our corporate domicile from The Netherlands to Ireland and, in connection with the Proposal, transfer our intellectual property and treasury and finance operations to Ireland.

3.2.  Impact on Asbestos Funding Arrangements with AICF

3.2.1.  AFFA

The AFFA was entered into by us, the Asbestos Injuries Compensation Fund Limited (as trustee for the AICF), the New South Wales Government and James Hardie 117 Pty Limited on November 21, 2006 to provide long-term funding to the AICF. This is a special purpose fund established to provide compensation for Australian asbestos- related personal injury and death claims for which certain of our former companies, including Amaca Pty Ltd and Amaba Pty Ltd, are found liable. A copy of the AFFA is available on our website at www.jameshardie.com.

3.2.2.  AFFA Deed of Confirmation

While we do not consider that notice, consent or approval of the Proposal is required under the AFFA, we have advised the New South Wales Government and Asbestos Injuries Compensation Fund Limited on a courtesy basis of the details of the Proposal. We and James Hardie 117 Pty Limited have also entered into the AFFA Deed of Confirmation confirming that the AFFA and the Related Agreements (as defined in the AFFA) to which we are a party continue in effect once we are an SE with certain agreed changes to those agreements to reflect the fact that, upon implementation of Stage 2, we will become subject to Irish law.

We have agreed in the AFFA Deed of Confirmation that relevant James Hardie companies and the AICF will apply to the Australian Taxation Office for rulings to replace the tax rulings previously issued by the Australian Taxation Office in connection with the AFFA and for confirmation that the Accepted Tax Conditions (as defined in the AFFA) will remain unchanged in all material respects, and we have undertaken in the AFFA Deed of Confirmation that we will not complete the merger with Irish plc Subsidiary necessary to facilitate our transformation to Dutch SE before the Australian Taxation Office has determined these applications. We are released from this undertaking on the first to occur of the Australian Taxation Office determining the applications and 31 December 2009. If the ATO Rulings are unable to be obtained, while we would be released from our undertaking under the AFFA Deed of Confirmation we would need to reassess our ability to proceed to implement the Proposal having regard to the Australian Taxation Office’s position, our rights and obligations under the AFFA and the circumstances existing at the time. However we reserve our right to proceed in those circumstances if we determine to do so.

3.2.3.  Funding Obligations

Implementation of the Proposal will not change the overall commitment of James Hardie to make contributions to the AICF under the AFFA.

Under the terms of the AFFA, James Hardie 117 Pty Limited has the primary obligation to make the funding contributions to Asbestos Injuries Compensation Fund Limited (as trustee for the AICF) and we have provided the New South Wales Government and Asbestos Injuries Compensation Fund Limited with an unconditional and irrevocable guarantee that the funding contributions will be made in accordance with the terms of the AFFA.

Under the AFFA, the AICF is required to be funded on an annual or quarterly basis subject to the application of various provisions under the AFFA, including a cap on annual contributions to 35% of our free cash flow in the financial year immediately preceding the payment (which we refer to as the annual free cash flow cap). Free cash flow is defined for this purpose as net cash provided by operating activities calculated in accordance with US GAAP as in force on December 21, 2004. The amount of the contribution required is dependent upon several factors, including actuarial estimations, actual claims paid by and operating expenses of the AICF, and the application of the annual free cash flow cap.

The initial funding contribution of A$184.3 million was made to the AICF in February 2007. No contribution was required to be made under the AFFA in financial year 2008. Further contributions were made on a quarterly basis in July and October 2008 and in January and March 2009, totaling A$118.0 million (inclusive of interest).

If a contribution is due to the AICF in our 2011 financial year, which is not yet known, the costs associated with the Proposal will most likely reduce the amount of the company’s contribution by an amount up to 35% of such costs associated with the Proposal. Whether, and to what extent, the costs actually reduce the payment due to the AICF in our 2011 financial year ultimately will depend on the amount of the payment otherwise required to be made under the AFFA and the company’s free cash flow for financial year 2010 before taking account of the costs associated with the Proposal.

3.2.4.  Restrictions on Specified Dealing

The AFFA provides that we will refrain from undertaking certain transactions (known as Specified Dealings as defined in the AFFA) without obtaining the prior consent of the New South Wales Government. However, a broad range of transactions are exempt from this restriction. Capitalised terms used in this Section 3.2.4 and “Other Matters” in Section 3.2.4 have the same meaning given to them in the AFFA unless defined otherwise in this Explanatory Memorandum. A copy of the AFFA has been filed with the US Securities and Exchange Commission as an exhibit to the registration statement of which this Explanatory Memorandum forms a part. A copy of the AFFA is also available under the Investor Relations area of our website (www.jameshardie.com, select “James Hardie Investor Relations”) and copies may be obtained on request. See “Where You Can Find Additional Information” in Section 13.

The restriction on Specified Dealings has been designed to prevent transactions that would result in us or James Hardie 117 Pty Limited ceasing to be likely to satisfy the funding obligations which would have arisen under the AFFA had the Specified Dealing not occurred.

In order for the restriction to apply, the Specified Dealing must:

•	materially adversely affect the priority as between the AICF and our shareholders to a surplus from a notional winding up of ourselves and James Hardie 117 Pty Limited; or

•	materially impair the legal or financial capacity of ourselves and James Hardie 117 Pty Limited as a whole,

such that, in each case, we and James Hardie 117 Pty Limited would, by reason of the relevant Specified Dealing, cease to be likely (assessed on a reasonable basis and having regard to all relevant circumstances) to be able to satisfy the funding and guarantee obligations which would have arisen under the AFFA had the Specified Dealing not occurred.

Those restrictions apply to certain dividends and other distributions, reorganisations of, or dealings in, share capital which create or vest rights in such capital in third parties, or non-arm’s length transactions. The AFFA contains certain exemptions from such restrictions and also requires that if we undertake a Specified Dealing that is not exempt, we must provide notice of that dealing to the New South Wales Government within 14 days of the earlier of announcing and undertaking the transaction.

We do not consider that the Proposal will constitute a Specified Dealing that is restricted by the AFFA and accordingly the AFFA does not have any impact on the company implementing the Proposal.

3.2.5.  Other Matters

Under the terms of the AFFA, the funding obligations of James Hardie 117 Pty Limited and our guarantee of James Hardie 117 Pty Limited’s obligations under that agreement are owed only to Asbestos Injuries Compensation Fund Limited as trustee for the AICF, with the New South Wales Government having certain direct enforcement rights.

Provided that James Hardie 117 Pty Limited meets its payment obligations under the AFFA and there is no Insolvency Event, Wind-Up Event or Reconstruction Event, neither we nor our subsidiaries will have any additional liability under the AFFA to contribute funding. We have satisfied ourselves that nothing in the Proposal involves the occurrence of an Insolvency Event, Wind-Up Event or Reconstruction Event. The New South Wales Government and the Asbestos Injuries Compensation Fund Limited also have confirmed this in the AFFA Deed of Confirmation.

3.2.6.  Australian Taxation Office Rulings on Contributions under the AFFA

A number of rulings relating to the Australian tax treatment of contributions under the AFFA and other related matters previously were obtained from the Australian Taxation Office (the “Rulings”). While we do not anticipate that the Proposal will have any impact on the operation and effect of the Rulings, we have agreed with the New South Wales Government and the AICF in the AFFA Deed of Confirmation that relevant James Hardie companies and the AICF will apply to the Australian Taxation Office for rulings to replace the Rulings and for confirmation that the Accepted Tax Conditions (as defined in the AFFA) will remain unchanged in all material respects after the Proposal is implemented.

We have undertaken in the AFFA Deed of Confirmation that we will not complete the merger with Irish plc Subsidiary necessary to facilitate our transformation to Dutch SE before the Australian Taxation Office has determined these applications. We are released from this undertaking on the first to occur of the Australian Taxation Office determining the applications and 31 December 2009. If the ATO Rulings are unable to be obtained, while we would be released from our undertaking under the AFFA Deed of Confirmation we would need to reassess our ability to proceed to implement the Proposal having regard to the Australian Taxation Office’s position, our rights and obligations under the AFFA and the circumstances existing at the time. However we reserve our right to proceed in those circumstances if we determine to do so.

3.3.  Matters Not Affected by the Proposal

The Proposal will not affect the on-going dispute with the Australian Taxation Office in respect of RCI Pty Ltd.

As announced on March 22, 2006, RCI Pty Ltd, one of our wholly-owned subsidiaries, received an amended assessment from the Australian Taxation Office in respect of RCI Pty Ltd’s income tax return for the year ended March 31, 1999. The amended assessment relates to the amount of net capital gains arising from an internal corporate restructure carried out in 1998 and has been issued pursuant to the discretion granted to the Commissioner of Taxation under Australia’s general anti-avoidance laws (Part IVA of the Income Tax Assessment Act 1936). The original amended assessment issued to RCI Pty Ltd was for a total of A$412.0 million. However, after subsequent remissions of general interest charges by the Australian Taxation Office, the total was changed to A$368.0 million, comprising A$172.0 million of primary tax after allowable credits, A$43.0 million of penalties (representing 25% of primary tax) and A$153.0 million of general interest charges.

RCI Pty Ltd is appealing the amended assessment. On July 5, 2006, pursuant to an agreement negotiated with the Australian Taxation Office, we made a payment of A$189.0 million. We also agreed to guarantee the payment of the remaining 50% of the amended assessment should this appeal not be successful and to pay general interest charges accruing on the unpaid balance of the amended assessment in arrears on a quarterly basis. We believe RCI Pty Ltd’s view of its tax position will be upheld on appeal, and as such no reserve or provision has been established in respect of this claim.

At the end of May 2007, the Australian Taxation Office disallowed our objection to RCI Pty Ltd’s notice of amended assessment for RCI Pty Ltd for the year ended March 31, 1999. We continue to pursue all avenues of appeal to contest the Australian Taxation Office’s position in this matter. The matter is expected to go before the Federal Court of Australia no later than September 2009.

3.4.  Consequences if the Proposal Does Not Proceed

If the Proposal does not proceed, or if Stage 1 is approved and implemented but Stage 2 does not proceed, we will remain registered and a tax resident in The Netherlands. In that event, we will have incurred the one time tax costs estimated to range from US$30-50 million and approximately US$20 million in advisory fees and expenses and other transaction costs without the expected benefits from the Proposal. However, the costs associated with the move of our head office functions would not be incurred and we would not have to pay to maintain an office in Ireland.

In addition, when the favourable tax treatment under the Financial Risk Reserve regime ends on December 31, 2010, assuming that a new tax regime is not put into effect, interest and royalty income derived in The Netherlands will be subject to taxation at the statutory corporate tax rate (currently 25.5%) while, based on current Irish law and the company’s current capital structure, the company should be eligible for lower tax payments in respect of the intellectual property, treasury and finance operations on a combined basis than would be the case for those operations in The Netherlands even if the currently proposed compulsory group interest box regime is adopted in

The Netherlands. While there are a number of strategies that in principle could be used to reduce the impact of the statutory rate applicable to James Hardie to a lower effective tax rate, after review, given our current circumstances, we do not believe that any of the strategies we considered will satisfy our needs. For example, we considered remaining domiciled in The Netherlands and moving our intellectual property to another jurisdiction in the EU. While this strategy could have addressed the issue of the expiration of the Financial Risk Reserve regime in 2010, it would not have addressed other issues, including allowing key senior managers with global responsibility to spend more time with James Hardie’s operations and in its markets, providing greater certainty for us to obtain benefits under the US/Netherlands Treaty and increasing James Hardie’s flexibility in the future to undertake certain transactions which directors believe expands our strategic options. Similarly, the rate of tax on the gain from any transfer of the intellectual property after December 31, 2010 will be at that statutory rate.

Generally, interest, royalty and future dividend payments from our subsidiaries in the US to us and our subsidiaries in The Netherlands will only qualify for no withholding tax if we meet the requirements of the amended US/Netherlands Treaty. To meet these requirements, our key senior managers with global responsibilities would have to continue to spend a significant amount of time in The Netherlands away from our markets and operations.

Further, notwithstanding the concession by the US IRS that we and our subsidiaries qualified for benefits during 2006 and 2007, the year-by-year assessment by the US IRS to determine whether the requirements for benefits under the amended US/Netherlands Treaty are satisfied exposes us to the continued risk that the US IRS determines we do not qualify for treaty benefits in subsequent years. This means that interest, royalty and dividend payments from our subsidiaries in the US to us and our subsidiaries in The Netherlands could be subject to 30% US withholding tax. In the event the Proposal does not proceed, we might consider other actions to mitigate this risk.

In addition, if we remain in The Netherlands, we will continue to be subject to Dutch company law and a less flexible legal regime. This could affect our ability to complete future transactions that we may wish to pursue for the benefit of James Hardie and its shareholders.

We may determine, subject to any required consents from our lenders, to transfer our intellectual property and treasury and finance operations from The Netherlands independent of either stage being approved by shareholders and implemented. These transfers do not require shareholder approval.

3.5.  Other Options Considered by Your Directors

In recommending the Proposal, your directors considered a range of alternative options before concluding that the Proposal is the best course of action at this time and is in the best interests of James Hardie and its shareholders. Some of these options are not able to be undertaken because of the proposed location of key senior management with global responsibilities, legal, tax, accounting and other obstacles. The other options principally considered by your directors include:

•	Moving to Australia

We considered moving the parent company to Australia by having a new Australian parent company acquire all of our shares from shareholders in exchange for the shares issued by the new Australian parent company. Such a transaction would result in the new Australian parent company becoming our holding company. However, unless the new Australian parent company was able to acquire at least 95% of all of our issued share capital, the transaction could result in two James Hardie entities being publicly held and listed: an Australian parent company and a Dutch parent company. This is due to the requirement under Dutch law for 95% of all of our issued share capital to be acquired in order to effect a compulsory acquisition of the remaining shares. In addition, moving our corporate domicile to Australia by other means was not considered possible under Dutch company law without a potential tax cost to some Australian tax resident shareholders.

If only our tax residence was moved to Australia, dividends paid to shareholders would continue to be subject to a 15% Dutch dividend withholding tax with the potential for such tax to be offset by shareholders. The tax treaty between Australia and The Netherlands is currently being renegotiated. We are unaware whether the renegotiation will result in any changes to the rates of dividend withholding tax.

•	Moving to the US

We considered moving the parent company to the US by having a new US parent company acquire all of our shares from shareholders in exchange for shares issued by the new US parent company. Such a transaction would result in the new US parent company becoming our holding company. However, unless the new US parent company was able to acquire at least 95% of all of our issued share capital, the transaction could result in two James Hardie entities being publicly held and listed: a US parent company and a Dutch parent company. This is due to the requirement under Dutch law that 95% of all of our issued share capital be acquired in order to effect a compulsory acquisition of the remaining shares.

In light of the 95% shareholder acceptance requirement to implement this structure, we also considered a move of the parent company to the US by way of a dual incorporation structure under Delaware corporate law and Dutch company law that would only require a 75% shareholder vote. However, the structure resulting from the dual incorporation was determined to be too complex and it is unclear whether this structure would be fully recognised under Dutch law. In addition, without a ruling from the Australian Taxation Office, it was uncertain whether this transaction would have resulted in income tax liability for some Australian tax resident shareholders.

•	Remaining resident in The Netherlands

If we were to remain resident in The Netherlands, key senior managers with global responsibilities would be required to continue to spend a large portion of their time in The Netherlands rather than being free to spend additional time with James Hardie’s operations and in its markets. Moreover, after the Financial Risk Reserve regime expires on December 31, 2010, assuming that a new tax regime is not put into effect, interest and net royalty income derived in The Netherlands will be subject to taxation at the statutory corporate tax rate (currently 25.5%). The company believes that even if the currently proposed compulsory group interest box regime is adopted in The Netherlands, based on current Irish law and the company’s current capital structure, a move to Ireland should result in lower tax payments in respect of those intellectual property, treasury and finance operations on a combined basis than would be the case if the company remained in The Netherlands. While there are a number of strategies that may possibly be used to reduce the impact of the statutory rate applicable to James Hardie to a lower effective tax rate, after review, given our current circumstances, we do not believe that any of the strategies we considered would satisfy our needs. Furthermore, we would be subject to the risk of the US IRS continuing to take the view that we fail to qualify for benefits under the US/Netherlands Treaty for tax years subsequent to the 2006 and 2007 calendar years.

•	Transferring ownership of our intellectual property to the US and maintaining our tax residence in The Netherlands

If we were to remain resident in The Netherlands, key senior managers with global responsibilities would be required to continue to spend a large portion of their time in The Netherlands rather than being free to spend additional time with James Hardie’s operations and in its markets. In addition, transferring ownership of our intellectual property assets to the US would result in an estimated US$20-24 million Dutch tax cost as of the date of this Explanatory Memorandum. This cost could be mitigated to some extent by the amortisation of the value of the intellectual property (on a straight line basis) over 15 years for US tax purposes.

In addition, this option did not address the risk of the US IRS determining that we fail to qualify for benefits under the US/Netherlands Treaty for tax years subsequent to the 2006 and 2007 calendar years.

•	Moving our tax residence to Ireland

If we ceased holding board meetings in The Netherlands and conducted the majority of future board meetings in Ireland and otherwise satisfied the requirement that we are centrally managed and controlled in Ireland, we could become tax resident in Ireland. However, this would result in James Hardie becoming subject to Irish tax law while at the same time remaining subject to Dutch company law.

Under this alternative, we would be exposed to future adverse changes in Irish tax law and Dutch company law. Such a strategy would not enable us to benefit from the more flexible features of Irish company law, including schemes of arrangement and a single board.

•	Other

We also considered moving our domicile to Ireland without using the SE form. However, we could not merge a Dutch N.V. into an Irish company in a transaction in which the Irish company would survive without a potential income tax liability arising for some of our Australian shareholders. We also considered moving our domicile to Ireland using an exchange offer. However, that transaction would require acceptance by the holders of at least 95% of the shares in order to be able to compel the acquisition of 100% of the outstanding shares so that the transaction would not result in two James Hardie entities being publicly held and listed.

3.6.  Continuation of ASX and NYSE Listings

Following the transformation of Dutch SE to Irish SE, James Hardie’s securities will continue to be quoted on the ASX in the form of CUFS (with CHESS Depositary Nominees Pty Ltd. being the registered holder of the underlying shares and each CUFS representing one underlying share) and the NYSE in the form of ADSs (with The Bank of New York Mellon as the registered owner of CUFS and each ADS representing 5 CUFS/underlying shares). We intend to continue to maintain listings under the symbol “JHX” on both stock exchanges.

Shareholders will continue to hold the same number of CUFS, ADSs or CUFS converted to shares in Dutch SE (if Stage 1 of the Proposal is approved and implemented) and in Irish SE (if Stage 2 of the Proposal is approved and implemented) as they held beforehand. The current certificates and holding statements evidencing CUFS, ADSs or CUFS converted to shares will continue to evidence the same number and kind of securities following implementation of each stage of the Proposal.

3.7.  No Irish Stamp Duty on Share Market Transactions

A ruling has been obtained from the Irish Revenue authorities confirming that on-market transactions in CUFS and ADSs through the CHESS and the NYSE trading systems, respectively, will be treated as exempt from stamp duty in Ireland. However, off-market transactions in CUFS or underlying shares, as well as conversions into and out of CUFS or ADSs may be subject to Irish stamp duty at a rate of 1% of market value or consideration paid (whichever is greater). Please refer to “Irish Income Tax Consequences of the Proposal — Irish Stamp Duty on Future Transfers of Irish SE Shares” in Section 9.4.3.5 for further details.

3.8.  Impact on External Borrowings

We have obtained confirmation from our current lending banks that the Proposal does not require any consent or approval, or result in any rights of termination, under our existing external finance facilities, and have reached agreement with our current lending banks for the rearrangement of those facilities to enable JHIF Limited to become a borrower and assume the obligations of JHIF BV under the external finance facilities at the time our financing and treasury operations are transferred from JHIF BV to JHIF Limited. This is recorded in deeds of confirmation entered into with individual lenders. Please refer to “Lender Deeds of Confirmation” in Section 5.2.3 for further details.

3.9.  Foreign Investment Review Board Approvals

Under the Australian Government’s foreign investment policy and in accordance with the requirements of the Foreign Acquisitions and Takeovers Act 1975, we have voluntarily notified the Foreign Investment Review Board of the Proposal and the proposed transfer of intellectual property from JHIF BV (a Dutch incorporated and domiciled company) to James Hardie Technology Limited (a Bermudan incorporated and Irish tax resident company) and the indirect transfer of James Hardie’s Australian subsidiaries which will occur as a result of our internal reorganisation of our existing group structure in connection with the Proposal.

While there is no compulsory notification required, as the Federal Treasurer of Australia is empowered to block proposals or unwind transactions that are deemed to be contrary to Australia’s national interests, we considered it to be in the best interests of James Hardie and its shareholders to voluntarily notify the Foreign Investment Review Board of the Proposal and obtain certainty that this power would not be exercised in the future.

4. OUR TRANSFORMATION TO DUTCH SE (STAGE 1)

4.1.  Introduction

This section provides further details about our transformation to Dutch SE, including a summary of the key legal differences that arise upon our transformation and additional information on the effect upon rights of shareholders.

Shareholders also should consider the other sections of this Explanatory Memorandum when deciding whether to approve the Proposal, including “Corporate Domicile of Dutch SE to Ireland (Stage 2)” in Section 5, which addresses the principal consequences of the subsequent change in corporate domicile to Ireland.

4.2.  Summary of Key Differences between Dutch NV and Dutch SE

The Societas Europaea or SE is a legal form of a public limited company introduced in the EU member states by the SE Regulation. One of the benefits of the SE Regulation is that it facilitates cross border mergers and cross border transfers of registered offices of SEs within the EU, subject to a vote of shareholders, whereas greater limitations typically apply to similar cross border transactions for other legal entities.

Only a few details on the corporate structure of the SE are set forth in the SE Regulation itself. These details are as follows:

•	minimum issued share capital of €120,000;

•	the head office and registered office of the SE must be in the same EU member state;

•	the abbreviation “SE” must form part of the company’s name;

•	the company must either have a one tier board (one board with both executives and non-executives) or a two tier board (management board and supervisory board). Our current Managing and Supervisory Boards will continue during our existence as Dutch SE, but our Joint Board will cease to exist upon implementation of Stage 1 of the Proposal; and

•	the SE is a specific form of a public limited company subject to the local laws in the EU member state where it has its head office and registered seat (i.e., corporate domicile).

The more detailed rules affecting the corporate structure of an SE are the rules that apply to public limited companies in the jurisdiction of the SE’s corporate domicile. Upon our transformation to Dutch SE with our registered office remaining in The Netherlands, our constituent documents will be amended as described in Section 4.5. We are currently a Dutch public limited company and therefore Dutch statutory rules on public limited companies already apply. Any other changes will be mainly technical amendments to comply with the SE Regulation and Dutch statutory law.

4.3.  Head Office, Corporate Office, Intellectual Property and Treasury and Finance Operations

We do not anticipate that there will be any changes to our head office and corporate office in connection with Stage 1.

4.3.1.  Intellectual Property Operations

We currently manage our intellectual property portfolio in The Netherlands through our subsidiary, JHIF BV. In connection with Stage 1 of the Proposal, we currently intend to transfer our intellectual property to James Hardie Technology Limited (which we refer to as JHT), a Bermudan incorporated company that will be resident in Ireland for tax purposes. As previously described, the transfer of our intellectual property from The Netherlands does not require shareholder approval and, subject to any required consents from our lenders, we may determine to transfer our intellectual property from The Netherlands independent of either stage being approved by shareholders and implemented. The Lender Deeds of Confirmation described in Section 5.2.3 require that the transfer of our treasury and finance operations contemplated in connection with the completion of Stage 1 and the assumption of the obligations under our external finance facilities by JHIF Limited occurs within thirty days of the date of the transfer of our intellectual property or such other date as may be agreed. After completion of this transfer, JHIF BV would no longer have any responsibility for managing our intellectual property portfolio and would cease to exist as a result of our internal reorganisation in connection with the Proposal.

4.3.2.  Treasury and Finance Operations

We currently operate a central financing and treasury function in The Netherlands through our subsidiary, JHIF BV, which is supported by accountants and cash managers in our main operating subsidiaries. In connection with Stage 1 of the Proposal, we currently intend to transfer our treasury and finance operations to JHIF Limited. As previously described, the transfer of our treasury and finance operations from The Netherlands results in the termination of our participation in the Financial Risk Reserve regime and the payment of all Dutch tax due in respect of amounts in our Financial Risk Reserve account at the time of such transfer.

As a result of such transfer, JHIF Limited would acquire the entire internal and external loan portfolio from JHIF BV and would become the centralised finance and treasury holding company to implement and manage James Hardie’s treasury policy for liquidity management, currency risk, interest rate risk, other financial risks and cash management functions. The transfer of these operations does not require shareholder approval and, subject to any required consents from our lenders, we may determine to transfer our treasury and finance operations from The Netherlands independent of either stage being approved by shareholders and implemented. The Lender Deeds of Confirmation described in Section 5.2.3 require that the transfer of our treasury and finance operations contemplated in connection with the completion of Stage 1 and the assumption of the obligations under our external finance facilities by JHIF Limited occurs within thirty days of the date of the transfer of our intellectual property or such other date as may be agreed.

4.4.  Employee Representative Body

The SE Regulation specifies that employee involvement in an SE shall be governed by the provisions of Council Directive 2001/86/EC of October 8, 2001 (which we refer to as the SE Employee Directive), which is then implemented through legislation in each of the EU member states. Pursuant to the SE Regulation and the SE Employee Directive, Dutch SE can only be registered after negotiations with employees of JHI NV and its subsidiaries located in EU member states regarding the employees’ future involvement in Dutch SE. These negotiations are conducted on behalf of the employees through the SNB.

The SNB must reflect a proportional representation of all employees of the relevant companies in the EU member states. As of June 30, 2009, we had 59 employees in 4 EU member states. The size and representation from the various EU member states where we or our subsidiaries have employees are determined by reference to the number of employees employed in each EU member state. The laws of each EU member state where we have or our subsidiaries have employees provide how employees from that EU member state are appointed to the SNB.

After publishing the terms of merger, we began the process of establishing the SNB by providing the required information to all employees located in the relevant EU member states, including an overview of (1) us, our subsidiaries and our establishments located in EU member states, (2) the persons employed by us and by these subsidiaries and establishments, and (3) the distribution of our employees among the EU member states.

Once the SNB is established, we will seek to negotiate a written agreement with the SNB in order to provide for the future involvement in Dutch SE of our employees located in EU member states. Negotiations may continue for a period of up to six months from the establishment of the SNB, provided that we may agree with the SNB to extend such period for up to one year in total. We will bear the costs of the SNB during this process, including the costs of experts consulted by the SNB (if necessary) to the extent we have been informed of such costs beforehand.

The SNB has the power to either (1) approve a negotiated agreement with us, (2) refuse to enter into negotiations with us, or (3) break-off negotiations entirely. A negotiated agreement could involve the establishment of an ERB. Under the SE Employee Directive, a negotiated agreement will need to cover at least the following issues in relation to our transformation to Dutch SE:

•	the scope of the agreement;

•	the creation of an ERB to engage in discussions with Dutch SE in the context of information and consultation of employees of Dutch SE, its subsidiaries and its establishments;

•	the number of members, composition and allocation of seats in the ERB and the members’ period of appointment;

•	the field of activity and the powers of the ERB;

•	the procedure for information and consultation of the ERB;

•	the frequency and location of meetings of the ERB;

•	the financial and material resources available to the ERB;

•	the date of entry into force of the agreement and its duration;

•	the instances in which the agreement must be renegotiated;

•	the procedure for negotiating a new agreement, the adaptation of the agreement to changes in the structure and size of Dutch SE, and in the number of persons employed in the EU member states; and

•	the implications of not concluding a new agreement.

In the event the SNB refuses to enter into negotiations or breaks off negotiations, we will use a set of default rules, commonly known as the standard rules (as annexed to the SE Employee Directive). Similarly, if we and the SNB fail to reach a negotiated agreement prior to the end of a six-month negotiating period, or such extended period as we and the SNB may agree upon, these standard rules will apply. The standard rules require, among other things, the setting up of an ERB, which consists of employees located in EU member states. Such ERB will have information and consultation rights, including the right to meet with the Managing Board of Dutch SE at least once per year to discuss issues of concern to the employees. Additionally, Dutch SE would have to provide information to and consult with the ERB in connection with future decisions regarding major issues affecting employees, including the decision by Dutch SE to approve Stage 2 of the Proposal. However, the ERB will not have the power to block or prevent any Supervisory or Managing Board decisions or actions, including the decision to implement Stage 2 of the Proposal.

As neither we nor Irish plc Subsidiary currently is governed by employee participation rules (which, for the purposes of the SE Employee Directive, means employee election or nomination rights for the Managing and Supervisory Boards), Dutch SE will not be required to establish provisions for employee participation.

We cannot implement our transformation into Dutch SE until we come to an arrangement regarding employee involvement through negotiations or determine that the standard rules apply. As a result of the six month initial negotiation period under the SE Regulation and other relevant legislation, we may not be able to implement Stage 1 of the Proposal until approximately seven months from the date of this Explanatory Memorandum (or longer if we agree with the SNB to extend this period), which would delay the implementation of Stage 2 of the Proposal.

4.5.  Summary of Articles of Association of Dutch SE

The principal changes to our constituent documents will result in the elimination of the Joint Board and the establishment of a two-tiered board structure, the reduction of the shareholder approval requirements for Stage 2 to 66 2/3% from 75% and that the chief executive officer’s appointment as a director may be for up to six years prior to standing for re-election. Other minor changes will result from Dutch SE being subject to the SE Regulation, in addition to Dutch company law.

Following is a summary highlighting selected information from the articles of association of Dutch SE and does not contain all of the information that may be important to you. We recommend that you read carefully the articles of association of Dutch SE for the complete description of your rights as a shareholder under the articles of association of Dutch SE and other important information. The articles of association of Dutch SE have been filed with the US Securities and Exchange Commission as an exhibit to our registration statement of which this Explanatory Memorandum forms a part and is incorporated herein by reference. These articles of association are also available under the Investor Relations area of our website (www.jameshardie.com, select “James Hardie Investor Relations”) and copies may be obtained on request. See “Where You Can Find Additional Information” in Section 13.

4.5.1.  Purpose of the Company

Dutch SE’s purposes are:

•	to participate in, to take an interest in any other way in, and to conduct the management of, business enterprises of whatever nature;

•	to raise funds through the issuance of debt or equity or in any other way and to finance third parties;

•	to provide guarantees, including guarantees for the debts of third parties; and

•	to perform all activities that are incidental to or that may be conducive to, or connected with, any of the foregoing.

4.5.2.  Provisions of Dutch SE’s Articles of Association or Charters related to Directors

4.5.2.1.  Power to vote when a director is materially interested

Pursuant to Dutch SE’s articles of association, and subject to limited exceptions, a member of the Managing or Supervisory Board who has a material personal interest in a matter that relates to the affairs of Dutch SE must give all other members of the Managing or Supervisory Boards, as applicable, notice of his or her interest. Furthermore, subject to limited exceptions, a member of the Managing or Supervisory Boards who has a material personal interest in a matter that is being considered at a meeting of the Managing or Supervisory Boards, as applicable, may neither be present while the matter is being considered at such meeting nor vote on the matter.

If a member of the Managing or Supervisory Board has a conflict of interest with Dutch SE (whether acting in his or her personal capacity by entering into an agreement with Dutch SE, conducting any litigation against Dutch SE or acting in any other capacity), he or she will still have the power to represent Dutch SE towards third parties when entering into transactions, unless a person is designated at the general meeting of shareholders for that purpose or the law provides the designation in a different manner.

Dutch SE’s articles of association do not include any provisions regarding the borrowing powers of members of the Managing Board or the Supervisory Board. However, the provisions regarding conflicts of interest generally govern this issue.

4.5.2.2.  Power to vote compensation

The company’s approach to approval of changes to the remuneration policy of the company from time to time with respect to members of the Managing and Supervisory Boards is described under the heading “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4 under the subheading “Remuneration of Directors.”

4.5.2.3.  Age limit requirement for retirement or non-retirement

Dutch SE’s articles of association do not include any provisions regarding the mandatory retirement age of a member of the Managing Board or the Supervisory Board.

4.5.2.4.  Number of shares for director’s qualification

Dutch SE’s articles of association do not impose any obligation on the members of the Managing or Supervisory Boards to hold shares in Dutch SE.

4.5.3.  Annual Report

Dutch SE’s financial year runs from April 1 through March 31. Dutch law requires that within five months after the end of Dutch SE’s financial year, unless the general meeting of shareholders has extended this period for a maximum of six months, Dutch SE’s Managing Board must make available to Dutch SE’s shareholders a report with respect to that financial year. This report must include the financial statements and a report of an independent accountant. The annual report must be submitted to the shareholders for adoption. The annual report, including the management report, is prepared in English and, in the case of the consolidated accounts of Dutch SE and its wholly owned subsidiaries, according to US GAAP, and in the case of Dutch SE’s accounts, according to Dutch GAAP.

4.5.4.  Amendment of Articles of Association, Dissolution, Merger and Demerger

Dutch SE’s shareholders can amend Dutch SE’s articles of association, dissolve Dutch SE or merge or demerge Dutch SE, by a resolution approved by 75% of the votes cast at a general meeting of shareholders at which at least 5% of Dutch SE’s issued share capital is present or represented. Dutch SE’s articles of association also will provide that Stage 2 of the Proposal requires the approval of 66 2/3% of shareholder votes cast at a properly held meeting at which at least 5% of Dutch SE’s issued share capital is present or represented.

4.5.5.  Limitations on Right to Hold Shares

Limitations on the right to hold Dutch SE’s shares are described under the heading “Principal Differences Between the Takeover Regime under the Articles of Association of Dutch NV and Dutch SE and the Irish Takeover Rules — Key Differences between Article 49 and the Irish Takeover Rules” under the subheading “Relevant Thresholds for Triggering a Mandatory Takeover Offer” in Section 5.6.3.

The exceptions to these limitations provided for in Dutch SE’s articles of association generally include:

•	acquisitions that result from acceptances under a takeover bid which complies with the articles of association;

•	acquisitions that result in a person’s voting power increasing by not more than 3% in a six-month period;

•	acquisitions that have received the prior approval of the Supervisory Board; and

•	acquisitions approved at a general meeting of shareholders, subject to certain requirements being satisfied in relation to voting and the provision of information.

These limitations will not apply to holdings by the CUFS depositary, CHESS Depositary Nominees Pty Ltd., of Dutch SE’s shares as custodian for the CUFS holders, but will apply to CHESS Depositary Nominees Pty Ltd. where another person acquires or holds a relevant interest in breach of those provisions.

Although these provisions of Dutch SE’s articles of association may help to ensure that no person may acquire voting control of Dutch SE without making an offer to all shareholders, such provisions also may have the effect of delaying or preventing a change in control of Dutch SE.

4.5.6.  Disclosure of Holdings

Disclosure thresholds applicable to the acquisition of shares of Dutch SE are described under the heading “Principal Differences Between the Takeover Regime under the Articles of Association of Dutch NV and Dutch SE and the Irish Takeover Rules — Key Differences between Article 49 and the Irish Takeover Rules” under the subheading “Disclosure of Substantial Holdings” in Section 5.6.3.

In addition, shareholders are subject to beneficial ownership reporting disclosure requirements under US securities laws. The US Securities and Exchange Commission’s rules require all persons who beneficially own more than 5% of a class of securities registered with the US Securities and Exchange Commission to file either a Schedule 13D or 13G. A copy of the rules and regulations relating to the reporting of beneficial ownership with the US Securities and Exchange Commission, as well as Schedules 13D and 13G, are available on the US Securities and Exchange Commission’s website at www.sec.gov.

4.6.  Board Composition and Structure; Board Committees

All of the current members of our Managing and Supervisory Boards will continue as members of the Managing and Supervisory Boards of Dutch SE. Michael N. Hammes will continue as Chairman of the Supervisory Board and Donald McGauchie will continue as Deputy Chairman. Brian Anderson, David Harrison and Donald McGauchie will continue as chairmen of the audit, remuneration, and nominating and governance committees, respectively. The Joint Board will be eliminated following the merger with Irish plc Subsidiary and thereafter all of the powers and duties currently carried out by the Joint Board will be carried out by the Supervisory Board.

The current audit, remuneration, and nominating and governance committees of the Supervisory Board will remain in place. After we become Dutch SE, there will be some minor changes to the charters of the committees to take into account our transformation to Dutch SE. If Stage 1 is implemented, copies of the charters of the committees of Dutch SE’s Supervisory Board will be available in the Investor Relations area of our website (www.jameshardie.com, select “James Hardie Investor Relations”).

The terms of the current members of our Managing and Supervisory Boards will remain the same except that the chief executive officer shall not be entitled to hold office as a director for a continuous period in excess of six years without standing for re-election at the annual general meeting of shareholders.

4.7.  Board and Shareholder Meetings

A majority of Dutch SE’s Supervisory Board meetings will continue to be held in The Netherlands. The annual general meetings and extraordinary general meetings will continue to be held in The Netherlands and the annual information meeting and extraordinary information meetings will continue to be held in Australia.

4.8.  Indemnification

Our articles of association provide that we will generally indemnify any person who is or was a director or one of our employees, officers or agents, or who at our request has become a director, officer or attorney of another entity or a trust, and suffers any loss as a result of any action in connection with their service to us, provided he or she acted in good faith in carrying out his or her duties and in a manner he or she reasonably believed to be in our interest. This indemnification generally will not be available if the person seeking indemnification acted with willful misconduct, intentional recklessness, was seriously imputable or did not act in good faith in the performance of such person’s duties to us. Please refer to our articles of association for further information, which are filed as an exhibit to the registration statement of which this Explanatory Memorandum forms a part and are incorporated by reference herein.

In addition, we have provided Deeds of Access, Insurance and Indemnity (which we refer to as an Indemnity Deed) governed by Dutch law to our directors and senior employees and our subsidiary, James Hardie Building Products Inc., has provided Indemnity Agreements governed by Nevada law (which we refer to as an Indemnity Agreement) to the company’s and James Hardie Building Products Inc.’s directors, officers and certain employees.

The Indemnity Deeds will require Dutch SE, to the maximum extent permitted by Dutch law, to unconditionally and irrevocably indemnify a director in relation to the director serving or having served as a director of Dutch SE or one of its subsidiaries or another entity at Dutch SE’s request, or the request of one of Dutch SE’s subsidiaries. In addition, the Indemnity Deeds provide for advances to allow indemnitees to fund their defense costs. However, the indemnitee will be required to repay the amounts advanced to them if it is ultimately determined that he or she is not entitled to indemnification for such amounts, if any such amounts exceed what is permitted to be paid under the Indemnity Deeds or Indemnity Agreements or if he or she receives payment under an insurance contract in respect of those liabilities. To the extent than an indemnitee also receives payments under an indemnity from one of our subsidiaries, such indemnitee is not entitled to claim under the Indemnity Deeds or Indemnity Agreements.

The Indemnity Agreements provide that James Hardie Building Products Inc. shall hold harmless and indemnify a director, officer or employee of the company, James Hardie Building Products Inc., or their affiliates to the maximum extent permitted by Nevada law. In addition, the Indemnity Agreements require James Hardie Building Products Inc., upon request by the director, officer or employee, to make payment of amounts payable under the Indemnity Agreements as expended or incurred in advance of final determination of a proceeding, provided, however, that the director, officer or employee undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to be indemnified for such amounts.

Following Stage 1, Dutch SE will retain the same indemnity provisions in its articles of association, however these will not apply to the Joint Board, which will be eliminated after completion of Stage 1 of the Proposal, and the Indemnity Deeds and Indemnity Agreements will continue to be in effect. Dutch SE also intends to maintain directors’ and officers’ liability insurance.

5. CORPORATE DOMICILE OF DUTCH SE TO IRELAND (STAGE 2)

5.1.  Introduction

After our transformation to Dutch SE as described in “Our Transformation to Dutch SE (Stage 1)” in Section 4, we intend for Dutch SE to seek shareholder approval for Stage 2 and begin the process of relocating its corporate domicile to Ireland, thereby becoming Irish SE. In order to seek shareholder approval for Stage 2 of the Proposal, a Stage 2 explanatory memorandum will be distributed to shareholders following approval and implementation of Stage 1 and after Stage 2 is approved by the Dutch SE boards.

This section sets out the following:

•	details of the change in corporate domicile to Ireland as part of the Stage 2 transformation process;

•	a summary of the key differences as a result of moving to Ireland and becoming Irish SE (including corporate governance arrangements and applicable company law and takeover rules); and

•	other relevant factors for consideration by shareholders as described further below.

5.2.  Implications of Moving to Ireland

5.2.1.  Tax Residence in Ireland

Irish SE will need to be tax resident in Ireland in order to qualify for benefits under the US/Ireland Treaty. We have, in connection with the Proposal, requested and received revenue rulings from Irish and Dutch Revenue authorities. The rulings confirm that so long as Irish SE is centrally managed and controlled in Ireland, Irish SE will not be a tax resident of The Netherlands and will be a tax resident of Ireland once Stage 2 of the Proposal is implemented.

The issue as to whether a company is centrally managed and controlled in Ireland is a question of fact and this concept is directed at the highest level of control of a company’s business, as distinct from day-to-day control, to carry out normal business operations. It is intended that Irish SE will satisfy the requirement to be centrally managed and controlled in Ireland by, among other things, holding a majority of its board meetings in any one year in Ireland at which a majority of the directors would be physically present in Ireland with the board making major strategic business decisions relating to James Hardie as a whole, such as decisions relating to significant investments, capital expenditures, equity and debt raising and dividend payments in Ireland, and having a head office function located in Ireland, and most business decisions relating to Irish SE as a distinct entity.

5.2.2.  Head Office

Dutch SE’s head office will move to Ireland if Stage 2 of the Proposal is approved and implemented. The head office will employ the requisite personnel to run Irish SE’s head office and corporate office.

5.2.3.  Lender Deeds of Confirmation

We have entered into a deed of confirmation with each of our current lending banks confirming that implementation of the Proposal does not require any consent or approval, or result in any rights of termination, under our existing external finance facilities. Amongst other matters, these deeds of confirmation also provide for JHIF Limited, our newly-formed finance subsidiary, to become a borrower and assume the obligations of JHIF BV under these facilities at the time our financing and treasury operations are transferred from JHIF BV to JHIF Limited. Our existing lenders also have confirmed that they do not object to the contemplated changes to the AFFA and related documents.

5.2.4.  Taxation Impact on Irish SE

As Irish SE’s head office, corporate office and treasury, finance and intellectual property functions will be located in Ireland, the income from those activities will be subject to tax in Ireland. The current company tax rate for trading companies, such as JHT and JHIF Limited, is 12.5%. We obtained rulings from the Irish Revenue authorities confirming that JHT and JHIF Limited will be eligible for the corporation tax rate for trading companies for the treasury, finance and intellectual property functions carried out in Ireland.

We also obtained a ruling confirming that, assuming Irish SE is centrally managed and controlled in Ireland, Irish SE will become Irish tax resident after the implementation of Stage 2. As a result, so long as Irish SE is listed on one or more recognised stock exchanges (which include both the ASX and the NYSE) and continues to meet the trading tests under the US/Ireland Treaty, Irish SE will qualify for treaty benefits under the US/Ireland Treaty after Stage 2 is implemented. Under current law, interest and royalties paid from Irish SE’s subsidiaries in the US to Irish SE or its subsidiaries that are tax resident in Ireland are free of US withholding tax and dividends paid from those US subsidiaries to James Hardie entities in Ireland are subject to 5% US dividend withholding tax, which will be creditable in Ireland.

In addition, the Dutch Revenue authorities have confirmed that no Dutch corporate income tax will be imposed (except on Dutch-source income) as long as Irish SE continues to be tax resident in Ireland under the tax treaty between The Netherlands and Ireland.

5.3.  Corporate Governance

Our corporate governance framework will change if Stage 2 of the Proposal is approved and implemented to reflect the change in our corporate domicile from The Netherlands to Ireland. This is discussed in more detail below.

5.3.1.  Corporate Governance Framework Following Transformation to Irish SE

We currently operate under the regulatory requirements on corporate governance of numerous jurisdictions and organisations, including the ASX, Australian Securities & Investments Commission, NYSE, the US Securities and Exchange Commission and various other rule-making bodies. The Investor Relations area of our website (www.jameshardie.com, select “James Hardie Investor Relations”) contains information about the ways in which we currently comply with the ASX Corporate Governance Council Principles and Recommendations, NYSE corporate governance standards for listed companies that are foreign private issuers and the Dutch Corporate Governance Code.

Upon transformation to Irish SE, the Dutch Corporate Governance Code will no longer apply. We will become subject to the regulatory requirements of the Irish Takeover Panel, which will generally only be relevant where a third party has made a takeover offer for Irish SE or an approach which may lead to a takeover offer. The Combined Code on Corporate Governance as published by the Financial Reporting Council in the UK will not apply to Irish SE unless its shares become quoted on the Irish Stock Exchange or the London Stock Exchange.

Irish SE will continue to comply with the ASX Corporate Governance Council Principles and Recommendations as its general policy and continue to explain any departures from those Principles and Recommendations in its annual report. Irish SE also will continue to follow the NYSE corporate governance standards for listed companies that are foreign private issuers (which will include Irish SE).

5.3.2.  Board Structure

If Stage 2 of the Proposal is approved by shareholders and implemented, the Supervisory and Managing Boards of Dutch SE will be replaced by a single unitary board of non-executive and executive directors, the composition of which we expect will be eight non-executive directors and one executive director. All the powers of the Managing Board and Supervisory Board of Dutch SE will be exercised by the single board of directors of Irish SE.

5.3.3.  Board and Shareholder Meetings

Irish SE’s board is expected to make most of the key strategic decisions at meetings convened in Ireland. There may be occasions where board meetings would be held outside Ireland or by telephone, but the majority of meetings in any one year are expected to be held in Ireland.

The annual general meeting of shareholders of Irish SE will no longer be held in The Netherlands. It is expected that Australian and US resident shareholders will be able to participate in the annual general meeting and ask questions through a webcast of proceedings on Irish SE’s website and at a location in Australia after Stage 2 of the Proposal is undertaken. While Irish SE will no longer hold annual information meetings, Irish SE may conduct shareholder briefings in Australia. No decision has been made at this time with respect to these meetings and there will not be any requirement in the articles of association of Irish SE to conduct these shareholder briefings.

5.3.4.  Board Composition and Structure; Board Committees

Michael N. Hammes, Brian Anderson, Donald McGauchie, David Harrison, James Osborne and Rudy van der Meer are expected to be directors of Irish SE on implementation of Stage 2 of the Proposal. Michael N. Hammes will continue as Chairman, Donald McGauchie will continue as Deputy Chairman and Brian Anderson, David Harrison and Donald McGauchie will continue as chairmen of the audit, remuneration, and nominating and governance committees, respectively.

We anticipate that two additional directors, one or more of whom are Irish residents, will be proposed for election as directors of Irish SE at the extraordinary general meeting to approve Stage 2. Brief biographical details of any new directors will be set out in the notice of meetings accompanying the Stage 2 explanatory memorandum.

The articles of association of Irish SE provide flexibility in relation to the 2010, 2011 and 2012 annual general meetings for the directors to determine among themselves who will retire or stand for re-election, or where the directors fail to make such determination, for the Chairman to so determine at each of such meetings. The directors have not yet made a determination of which directors will stand for re-election at each of these annual meetings. From the 2013 annual general meeting and thereafter, the identity of the directors to retire and offer themselves for re-election at each annual general meeting will be those directors, except for a director who holds the office of chief executive officer, who have been longest in office since their last appointment. A director who is the chief executive officer of Irish SE shall only have to retire and (if he or she so chooses) present himself or herself for re-election as a director once every six years following their initial appointment. See “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4 under the subheading “Term of Directors’ Appointment.”

The audit, remuneration and nominating and governance committees of Dutch SE will become committees of Irish SE’s single tier board if Stage 2 of the Proposal is approved and implemented.

It is not envisaged that there will be any material changes to the board charters or method of operations of those committees except that any directors elected to the board of Irish SE at the extraordinary general meeting to approve Stage 2 are expected to be elected to the various board committees and we will disclose these changes in the ordinary course.

5.3.5.  Independence of Chairman and Non-Executive Directors

The chairman of the board and of each of the committees as well as a majority of directors of Irish SE and its board committees will be independent unless a greater number is required to be independent under the ASX Corporate Governance Council Principles and Recommendations, the rules and regulations of the ASX, the NYSE or any other regulatory body.

5.3.6.  Delegation of Powers

Irish SE’s board will be responsible for the management and operation of Irish SE, and will have the power to delegate any of their powers to the chief executive officer, any other person holding any other executive office or to any committee established by the board. The board will be free to exercise all of the powers of Irish SE in furtherance of Irish SE’s objects, except for any powers which are expressly reserved for shareholders by the constituent documents or Irish company law.

Irish SE’s board will also have the power to execute powers of attorney in order to appoint attorneys to act on Irish SE’s behalf from time to time.

In addition, Irish SE’s board may also establish (and appoint members to) any committees, local boards or agencies for managing any of the affairs of Irish SE, either in Ireland or elsewhere.

5.3.7.  Indemnification

Irish SE’s articles of association will provide for indemnification of any person who is or was a director, company secretary, employee or such other person who may be deemed by Irish SE’s board to be an agent of Irish SE, who suffers any cost, loss, or expense as a result of any action in connection with the entry into any contract or discharge of their duties to Irish SE, provided he or she acted in good faith in carrying out their duties and in a manner they reasonably believed to be in Irish SE’s interest. This indemnification will generally not be available if the person seeking indemnification acted in a manner that could be characterised as negligent, default, breach of duty or breach of trust in performing such person’s duties to Irish SE. In addition, under Irish company law, this indemnity only binds Irish SE to indemnify a current or former director or company secretary where judgment is given in any civil or criminal action in favour of such director or company secretary, or where a court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. The articles of association of Irish SE apply the same limitations to other indemnitees referred to above who are not current or former directors or the company secretary of Irish SE.

In addition, we currently provide Indemnity Deeds governed by Dutch law to our directors and senior employees and James Hardie Building Products Inc. has provided Indemnity Agreements to the company’s and James Hardie Building Products Inc.’s directors, officers and employees, each of which will continue in effect following implementation of Stage 2 with the terms described in “Indemnification” in Section 4.8. In addition to these existing indemnities, upon implementation of Stage 2, Irish SE will provide an indemnity generally consistent with the existing Indemnity Deeds, but which will be governed by Irish law, to its directors and the company secretary and to certain senior employees. These Irish law-governed Indemnity Deeds will require Irish SE, to the maximum extent permitted by Irish law, to unconditionally and irrevocably indemnify a person in relation to the person serving or having so served as a director, company secretary or senior employee of Irish SE or one of its subsidiaries or another entity at Irish SE’s request, or the request of one of Irish SE’s subsidiaries. In addition, the Irish law-governed Indemnity Deeds will provide for advances to allow indemnitees to fund their defense costs. However, the indemnified party will be required to repay the amounts paid to them if it is ultimately determined that he or she is not entitled to indemnification for such amounts, if any such amounts exceed what Irish SE is permitted to pay under the Irish law-governed Indemnity Deeds or if he or she receives payment under an insurance contract in respect of those liabilities. To the extent that an indemnitee also receives payment under an indemnity from one of our subsidiaries, such indemnitee is not entitled to claim under the Irish law-governed Indemnity Deeds.

Irish law renders void any provision in an Irish company’s articles of association or other contract that would exempt from liability or provide any director or the company secretary with an indemnity for negligence, default, breach of duty or breach of trust. This limitation is broader than is currently permitted under our Indemnity Deeds.

Irish SE also intends to maintain directors’ and officers’ liability insurance.

5.3.8.  Share Plans

Following implementation of Stage 2, our 2001 Equity Incentive Plan, 2005 Managing Board Transitional Stock Option Plan, Long Term Incentive Plan 2006, and Supervisory Board Plan will cease to be governed by Dutch law and become governed by Irish law. The plans also will be amended to reflect the fact that Irish SE will have a single board of directors. Changes to the Long Term Incentive Plan will be voted on at our next annual general meeting, which also will be held immediately following the extraordinary general meeting at which shareholders will be asked to consider Stage 1 of the Proposal.

5.4.  Summary of Key Corporate Law Differences Between Dutch SE and Irish SE

As part of the implementation of Stage 2 and the change of corporate domicile to Ireland, the constituent documents of Dutch SE will no longer apply and will instead be replaced with a memorandum and articles of association consistent with the company law regime applicable in Ireland as supplemented by the provisions of the SE Regulation.

The key differences between Dutch SE and Irish SE arise as a result of the fact that Dutch SE is subject to Dutch law while Irish SE is subject to Irish law.

The table below, together with Section 5.6, summarises the material differences between Dutch SE and Irish SE and the rights of shareholders in the event the Proposal is approved and implemented. The summary is not an exhaustive list of all the differences or a complete description of the differences described and reference is made to the articles of association of Dutch SE and Irish SE which are filed as exhibits with the US Securities and Exchange Commission to our registration statement of which this Explanatory Memorandum forms a part and are incorporated by reference. The articles of association are also available under the Investor Relations area of our website (www.jameshardie.com, select “James Hardie Investor Relations”) and copies may be obtained on request. See “Where You Can Find Additional Information” in Section 13.

Where existing authorisations exist under our articles of association, Dutch SE’s articles of association will provide for the continuation of such authorisations with the same expiry date as is currently the case.

It should be noted that the authorised share capital of Irish SE will be identical to that of Dutch SE (€1,180,000,000 divided into 2,000,000,000 shares of €0.59 each).

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law

Rights Attaching to Shares

Issue of Additional Shares and Pre-emptive Rights
The Supervisory Board has the power (a) to issue shares and (b) to limit or exclude pre-emptive rights in respect of such issue for a period of up to five years, subject to renewal, if it has been granted such power by an ordinary resolution of shareholders (which requires the approval of a majority of a quorum of shareholders). The shareholders of Dutch NV have provided these authorisations, which will expire on August 18, 2010.

If the Supervisory Board has not been designated as the authorised body for share issues and limitations of pre-emptive rights, the shareholders have the power to take such actions, but only upon the proposal of the Supervisory Board.
The board has the power (a) to issue shares up to a maximum of Irish SE’s authorised share capital and (b) to limit or exclude statutory pre-emptive rights in respect of such issue for cash consideration, for a period of up to five years in each case, subject to renewal, by a special resolution of shareholders (which requires the approval of holders of 75% of shares present in person or by proxy and voting at the relevant general meeting) in the case of disapplication of statutory pre-emptive rights, and an ordinary resolution (which requires the approval of holders of a majority of shares present in person or by proxy and voting at the relevant general meeting) in the case of authorising the board to issue shares.
	In the absence of any action by shareholders or the Supervisory Board, share issues are subject to pre-emptive rights in favour of the then current shareholders, except for shares issued (a) for consideration other than for cash or (b) to employees of James Hardie.	Irish SE’s articles of association, which shareholders will be asked to approve at the extraordinary general meeting held to consider and take action on Stage 2, will grant these authorisations to the board, which will expire (unless renewed) on the fifth anniversary of the extraordinary general meeting to consider and take action on Stage 2.
If the board is at any time not designated as the authorised body for such powers, the shareholders acting by ordinary resolution have the power to issue shares, but only upon the proposal of the board.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Buy-Back of Shares and Share Redemptions
The Managing Board, subject to the approval of the Supervisory Board, has the power to buy-back Dutch SE’s shares for a period of up to 18 months, subject to renewal, if it has been granted such power by an ordinary resolution of shareholders. The resolution must specify the number of shares (up to 10% under the articles of association of the aggregate par value of the issued share capital) that may be acquired, the manner in which they may be acquired and the range of prices that may be paid by Dutch SE. The shareholders of Dutch NV have provided such authorisation, which will expire on February 21, 2010 and a further renewal of this authority to February 17, 2011 will be sought at the 2009 annual general meeting.

Any shares to be bought back must be fully paid and a buy-back of shares may only be funded out of freely distributable profits or out of the proceeds of a fresh issue of shares for that purpose.

The board has the power to buy-back Irish SE’s shares through market repurchases if granted a general authority to do so by an ordinary resolution of shareholders.

A designation of such general authority can be valid for a period of no more than 18 months, subject to renewal, and must specify the number of shares that may be acquired and a price range or formula to calculate the acceptable range of prices that may be paid by Irish SE. Irish SE’s articles of association, which shareholders will be asked to approve at the extraordinary general meeting held to consider and take action on Stage 2, will grant these authorisations to the board, which will expire (unless renewed) on the 18 month anniversary of such extraordinary general meeting.

In the case of off-market repurchases, the proposed repurchase contract must be authorised by a special resolution.

Dutch company law does not recognise redeemable shares.

Under Dutch company law, shares that have been bought back by Dutch SE are not automatically cancelled and must be held in treasury unless cancellation of such shares is approved by an ordinary resolution of the shareholders and a creditor process is followed.

A redemption or repurchase of shares may only be funded out of freely distributable reserves or out of the proceeds of a fresh issue of shares for that purpose.

Shareholder approval is not required for the redemption of redeemable shares.

Under Irish company law, the board may determine whether shares that have been repurchased or redeemed by Irish SE will either be held in treasury or cancelled. However, under Irish company law, the nominal value of treasury shares held by Irish SE may not, at any one time, exceed 10% of the nominal value of the issued share capital of Irish SE.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Dividends and Distributions
Subject to the approval of the Supervisory Board, the Managing Board, or the shareholders if so designated by the Managing Board, has the power to declare dividends and other distributions, including distributions out of a share premium reserve or out of any other reserve shown in the annual accounts as not being a statutory reserve.

Notwithstanding the foregoing, (a) dividends may only be declared in so far as Dutch SE’s shareholders equity exceeds the amount of the paid up and called portion of the share capital, plus the statutory reserves and (b) provided distributions made in shares requires a resolution to that effect of the corporate body authorised to decide on the issue of additional shares.

Dividends and distributions of assets to shareholders may be declared (a) in the case of dividends, by the board or (b) upon the recommendation of the board, by an ordinary resolution of shareholders, provided that with respect to dividends or distributions declared pursuant to subsection (b) above, the dividends or distributions may not exceed the amount recommended by the board.

Dividends and distributions may only be made in so far as (a) Irish SE has sufficient freely distributable reserves and (b) Irish SE’s net assets are in excess of the aggregate of called up share capital plus undistributable reserves and the distribution does not reduce its net assets below such aggregate.

Directors Board Structure	Dutch SE will have a two-tiered board structure, consisting of a Managing Board and a Supervisory Board. On approval of Stage 1, the Joint Board will cease to exist.	Irish SE will have a single-tier board.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Powers of Board	Where a matter is not specifically reserved for the Managing Board or the Supervisory Board, such matter falls within the remit of the shareholders. All such matters require an ordinary resolution of shareholders except for the following, which require a special resolution of the shareholders:

•   amending the articles of association;

•   mergers; and

•   demergers.

The Managing Board requires approval of each of the Supervisory Board and the shareholders for resolutions regarding a significant change in the identity or nature of Dutch SE, including:

•   the transfer of the enterprise or practically the entire enterprise to a third party;

•   to conclude or cancel a long-lasting co-operation with any other person or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to Dutch SE; and

• to acquire or dispose of a participating interest in the capital of a company with a value of a least one-third of the sum of the assets according to the consolidated balance sheet.	Under Irish company law and the articles of association, certain matters are reserved for shareholder determination pursuant to a special resolution. Such matters include:

•   reduction of share capital;

•   approval of a change of name;

•   deciding to vary class rights attaching to shares;

•   amending the memorandum or articles of association;

•   disapplication of statutory pre-emptive rights; and

•   approval of schemes of arrangements.

Under Irish company law and the articles of association, certain matters are reserved for shareholder determination pursuant to an ordinary resolution. Such matters include:

•   increasing the authorised share capital; and

•   renewing board authority to allot shares.

Where a matter is not specifically reserved for shareholder determination, such matter falls within the remit of the board.
The shareholders and the Supervisory Board each may subject Managing Board decisions to their approval by means of a resolution to that effect.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Duties of Directors
The Managing Board and Supervisory Board are under a duty to act in the best interests of Dutch SE, which involves taking into account the interests of its shareholders, Dutch SE and its business and all persons involved in the organisation of Dutch SE (including, in particular, creditors and employees of Dutch SE and its subsidiaries).

In addition to the statutory and fiduciary duties of directors, the Managing Board is entrusted with the management of Dutch SE and the Supervisory Board is entrusted with the supervision thereof and has the duty to assist the Managing Board by rendering advice.

The board is under a common law fiduciary duty to act in the best interests of Irish SE. In the case of insolvency, the directors would also be required to take into account the interests of Irish SE’s creditors.

All directors will have equal and overall responsibility for the management of Irish SE (although executive directors will have additional responsibilities and duties arising under their service contracts and will be expected to exercise a degree of skill and diligence commensurate with their specific executive positions).

The Supervisory Board is also responsible for overseeing the general course of affairs of Dutch SE and has such other powers as set forth in the articles of association, including approving:
• a declaration of dividends;
• any share buy-back programs; and
• new share issuances.

Remuneration of Directors	The policy for the remuneration of the Managing Board is determined by an ordinary resolution of shareholders based upon the proposal of the Supervisory Board from time to time. The salary, bonus and other terms and conditions of employment (including pension benefits) of the Managing Board will be determined by the Supervisory Board in accordance with the policy adopted by shareholders. Arrangements for remuneration in the form of shares or CUFS for the Managing Board require shareholders approval pursuant to an ordinary resolution.
The maximum aggregate remuneration of the non-executive directors is determined by the articles of association and can be raised from time to time by an ordinary resolution.

Executive directors may be paid such extra remuneration by way of salary, commission or otherwise as the board may from time to time determine.

These provisions are subject to the relevant listing rules of the ASX regarding director remuneration.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
The maximum aggregate remuneration of the Supervisory Board is determined by the shareholders from time to time pursuant to an ordinary resolution on the recommendation of the Supervisory Board.
These provisions are subject to the relevant listing rules of the ASX regarding director remuneration.

Number and Nomination of Directors
The number of Managing Board members shall be at least two and is determined by the Supervisory Board. There are currently three members of the Managing Board of Dutch NV. Members of the Managing Board are appointed by an ordinary resolution at a general meeting.

The number of Supervisory Board members shall be at least two and determined by the Supervisory Board. There are currently six members of the Supervisory Board. Members of the Supervisory Board are appointed at the annual general meeting (unless a vacancy arises) by an ordinary resolution.
Pursuant to the articles of association, the number of directors shall be determined by the directors from time to time and shall be at least three and no more than twelve. Initially, we expect the board will be comprised of eight non-executive directors and one executive director, who will be the chief executive officer. The board may delegate such powers as they see fit to the chief executive officer, however the board as a whole will be responsible for the strategic direction of Irish SE and for ensuring that it complies with all applicable corporate governance standards and requirements.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law

The Supervisory Board and shareholders have the right to make nominations of members of the Managing Board and the Supervisory Board. Nominations by shareholders must be made no less than 35 business days (or 30 business days if the meeting is being called by shareholders) before the date of the general meeting at which the appointment of members of the Managing Board and the Supervisory Board are to be considered. If nominations have not been made or are not made in due time, the shareholders may appoint a member of the Managing Board or the Supervisory Board at their discretion.

A person appointed to the board to fill a vacancy or as a result of an increase of the size of the board must retire or stand for re-election at the next annual general meeting.

The board and the shareholders have the right to nominate persons as directors. Shareholders may nominate candidates for election as directors at any annual general meeting by delivering notice of such intention to Irish SE’s registered office not less than 30 business days nor more than the earlier of (a) 60 business days’ prior to the anniversary date of the previous year’s annual general meeting and (b) 40 business days prior to the date on which the annual general meeting is due to be held.

Holders of at least 10% of the issued share capital of Irish SE may nominate candidates for election as directors at any extraordinary general meeting by delivering notice of such intention to Irish SE’s registered office not less than 30 business days prior to the date on which the extraordinary general meeting is due to be held.

Notice of nominations by shareholders must contain certain information identified in the articles of association, including: the name and registered address of the beneficial holder who requested (excluding any custodian or other nominee) the shareholder to propose a person for nomination; certain information regarding such beneficial holder’s shareholdings (including derivatives and similar securities) in Irish SE; and a description of all agreements between such beneficial holder and any other person in connection with such nominations and any material interest of such beneficial holder or other person in such nominations.
The notice also must contain information regarding each proposed nominee, such nominee’s shareholdings in Irish SE and consent of such nominee to being named as a nominee and to serve as director if elected.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Our boards currently have a nominating committee and we expect that Irish SE will have a similar committee.
Directors may appoint additional directors up to the maximum number of directors permitted under the articles of association. Directors appointed in such a manner are subject to re-election at the next annual general meeting.
Directors may fill casual vacancies provided that any director appointed by the board will be subject to re-election by shareholders at the next annual general meeting.

Term of Directors’ Appointment	Members of the Managing Board or the Supervisory Board (other than the chief executive officer who shall be entitled to hold office for a continuous period of six years, subject to renewal) shall be entitled to hold office for a continuous period of three years, or past the end of the third annual general meeting following his or her appointment, whichever is longer, without retiring or standing for re-election.	Under the articles of association, one third of directors (excluding the chief executive officer) shall elect to retire or stand for re-election at each of the first three annual general meetings following Irish SE’s registration in Ireland, provided that where the number of such directors is less than one-third, the chairman shall nominate the directors who are to retire or stand for re-election.

At the fourth and at each subsequent annual general meeting following Irish SE’s registration in Ireland the directors (excluding the chief executive officer) that are to retire by rotation shall be those who have been longest in office since their last appointment or re-appointment; provided that where the number of such directors is more than one-third, the directors that will constitute the one-third to retire or stand for re-election shall be determined (unless otherwise agreed) by lot.

The chief executive officer is required to stand for re-election as a director every six years following their appointment as a director.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Removal of Directors	Shareholders may remove or suspend Supervisory and Managing Board members, with or without cause, by an ordinary resolution of the shareholders. Managing Board members can also be suspended (but not dismissed) by the Supervisory Board with or without cause.	Shareholders who, alone or together, hold 5% or more of Irish SE’s issued share capital may convene an extraordinary general meeting and propose resolutions for consideration at such an extraordinary general meeting, upon 28 days’ notice to the director, to remove any director, with or without cause, by an ordinary resolution. The shareholders may also, by ordinary resolution, appoint another director to fill the vacancy caused by the removal.
Under the articles of association, a director can also be removed, with or without cause, if all of the other directors in writing require his or her resignation.

Vacancies
A vacancy in the Managing Board shall be filled by an ordinary resolution of the shareholders.

A vacancy in the Supervisory Board between annual general meetings may be filled by the remaining members of the Supervisory Board provided that the term of such director will end at the next annual general meeting and the number of members appointed shall not exceed one-third the number of members of the Supervisory Board prior to the moment a vacancy occurs.

Under Irish SE’s articles of association, shareholders may appoint directors, either to fill a vacancy or as an additional director, by an ordinary resolution.

Under the articles of association vacancies can also be filled by the board. Any director appointed by the board will be subject to re-election by shareholders at the next annual general meeting.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Directors’ Indemnity	Under the articles of association, the directors, officers and employees are indemnified by Dutch SE for losses arising out of such persons exercise of their duties to Dutch SE. This indemnity does not apply where a Dutch court establishes that the acts or omissions of directors and officers constitute willful misconduct, intentional recklessness or are seriously imputable, unless this would be unacceptable according to standards of reasonableness and fairness.	Under the articles of association, the current and former directors, company secretary, employees and persons who may be deemed by the board of Irish SE to be an agent of Irish SE are indemnified by Irish SE for costs, losses and expenses arising out of such person’s exercise of their duties to Irish SE. However, under Irish company law, this indemnity only binds Irish SE to indemnify a current or former director or company secretary where judgment is given in any civil or criminal action in favour of such director or company secretary, or where a court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. The articles of association apply the same restrictions to employees and persons deemed by the board of Irish SE to be an agent of Irish SE who are not current or former directors or company secretary.
Irish SE will also enter into deeds of access, insurance and indemnity with its directors and company secretary and certain senior employees.

Shareholders’ Meetings Annual General Meetings
Annual general meetings are to be held within six months from the end of the financial year. Such meetings will be held in The Netherlands.

Holders of at least 1% of the issued share capital or shares representing at least EUR 50 million in value can request the Managing Board to place a matter on the agenda for an annual general meeting so long as such request is made 60 days prior to the annual general meeting and provided that the matter is not detrimental to an overriding interest of Dutch SE.

Annual general meetings must be held at least once in each calendar year (at no more than 15-month intervals) and within six months after the financial year-end. Irish SE will announce the date of an annual general meeting no less than 40 business days before such meeting is due to be held.

Annual general meetings of Irish SE generally will be held in Ireland unless shareholder approval, pursuant to an ordinary resolution, is granted at the preceding annual general meeting to hold the following general meeting outside of Ireland.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
	Holders of CUFS and ADSs will not appear on Dutch SE’s share registry as legal holders of shares. Accordingly, the ability to call an extraordinary general meeting only may be exercised, in the case of holders of CUFS, by providing instructions to the CUFS depositary or by converting their CUFS to shares, and, in the case of holders of ADSs, by converting their ADSs to CUFS and thereafter providing instructions to the CUFS depositary or converting their CUFS to shares.	Under the articles of association, holders of at least 5% of the issued share capital can request that the board place a matter on the agenda of an annual general meeting so long as notice of such proposal is provided to Irish SE by such shareholders not less than 30 nor more than the earlier of (a) 60 business days prior to the anniversary date of the previous year’s annual general meeting and (b) 40 business days prior to the date on which the annual general meeting is due to be held.
Any such advance notice shall be delivered to Irish SE’s registered office and must contain certain information identified in the articles of association, including: the name and registered address of the beneficial holder (excluding any custodian or other nominee) who requested the shareholder to provide Irish SE with notice of the intention to raise business at the meeting; a description of the item of business, the proposed resolution and reasons for requesting such business; a description of all agreements between such beneficial holder and any other person in connection with such proposal and any material interests of such beneficial holder or other person in such proposed business; and certain information regarding such beneficial holder’s shareholdings (including derivatives and similar securities) in Irish SE. In addition, where the matter relates to director nominations, the details required under “Number and Nominations of Directors” will also apply.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Holders of CUFS and ADSs will not appear on Irish SE’s share register as legal holders of shares. Accordingly, the ability to call an extraordinary general meeting only may be exercised, in the case of holders of CUFS, by providing instructions to the CUFS depositary or by converting their CUFS to shares, and, in the case of holders of ADSs, by converting their ADSs to CUFS and thereafter providing instructions to the CUFS depositary or converting their CUFS to shares.

Information Meetings	Under the articles of association, an annual information meeting (or extraordinary information meeting for extraordinary general meetings) must be held within seven days prior to an annual general meeting (or extraordinary general meeting) as appropriate.	There will be no requirement for Irish SE to hold information meetings.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Extraordinary General Meetings	Extraordinary general meetings may be convened as often as deemed necessary by the Managing Board and the Supervisory Board and shall be held at the request of:

•   shareholders, representing at least 5% of the issued share capital; or

	• at least 100 shareholders, or one shareholder representing at least 100 holders of CUFS, or any combination of the foregoing.	Extraordinary general meetings may be convened as often as deemed necessary by the board and shall be held at the request of shareholders holding not less than 5% of issued share capital among them provided that such shareholders provide advanced notice, delivered to Irish SE’s registered office, containing certain information identified in the articles of association, including: the name and registered address of the beneficial holder (excluding any custodian or other
	An extraordinary general meeting must be called within 21 days after a shareholder request has been given to Dutch SE and held no later than two months after such shareholder request. If the meeting is not called within 21 days after receiving such shareholder request, the shareholders who represent at least 50% of the votes of all of the persons who requested the extraordinary general meeting may call and hold an extraordinary general meeting within three months after such shareholders request, at Dutch SE’s cost. In addition, shareholders representing at least 5% of the issued share capital may call and arrange to hold an extraordinary general meeting, at their own cost.	nominee) who requested the shareholder to provide Irish SE with notice of the intention to raise business at the meeting; a description of the item of business, the proposed resolution and reasons for requesting such business except that only shareholders holding 10% or more of issued share capital among them are permitted to provide notice with respect to the election of directors; a description of all agreements between such beneficial holder and any other person in connection with such proposal and any material interests of such beneficial holder or other person in such proposed business; and certain information regarding such beneficial holder’s shareholdings (including derivatives and similar securities) in Irish SE.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law

Shareholders (individually or with other shareholders who have requested an extraordinary general meeting) may provide Dutch SE with a notice of a resolution that the shareholder proposes to include on the agenda of the extraordinary general meeting.

Holders of CUFS and ADSs will not appear on Dutch SE’s share registry as legal holders of shares. Accordingly, the ability to call an extraordinary general meeting only may be exercised, in the case of holders of CUFS, by providing instructions to the CUFS depositary or by converting their CUFS to shares, and, in the case of holders of ADSs, by converting their ADSs to CUFS and thereafter providing instructions to the CUFS depositary or converting their CUFS to shares.

In addition, if at any time there are not sufficient directors capable of acting to form a quorum, the Chairman or any three directors or any one or more shareholders holding not less than 5% of issued share capital between them, may convene an extraordinary general meeting.

An extraordinary general meeting must be called within 21 clear days (meaning 21 days excluding the day notice is given and the day of the meeting) after a shareholder request has been given to Irish SE, and held no later than two months after such shareholder request.

One or more persons who alone or together hold at least 10% of the issued share capital of Irish SE can request that the board call an extraordinary general meeting. In addition, such holders can also request that the board place a matter on the agenda of any extraordinary general meeting so long as written notice complying with the requirements in relation to notice of resolutions in (a) Irish SE’s articles of association, including, but not limited to, providing the information required to be in a notice convening an extraordinary general meeting by shareholders holding at least 5% of the issued share capital of Irish SE, and (b) the Irish Companies Acts is received by Irish SE within five business days of the day Irish SE announces to the ASX its intention to convene such extraordinary general meeting. Irish SE’s directors may make recommendations in relation to any additional items added to the agenda.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Holders of CUFS and ADSs will not appear on Irish SE’s share register as legal holders of shares. Accordingly, the ability to call an extraordinary general meeting only may be exercised, in the case of holders of CUFS, by providing instructions to the CUFS depositary or by converting their CUFS to shares, and, in the case of holders of ADSs, by converting their ADSs to CUFS and thereafter providing instructions to the CUFS depositary or converting their CUFS to shares.

Notice of Meetings	Under the articles of association, at least 28 days’ notice for all meetings is required.	Under the articles of association, at least 21 clear days’ notice (meaning 21 days excluding the day notice was given and the day of the meeting) for annual general meetings and at least 14 clear days’ notice for extraordinary general meetings is required unless a special resolution is proposed at an extraordinary general meeting, in which case at least 21 clear days notice is required.

Rights of Shareholders Derivative Actions	There is no right under Dutch law for shareholders to bring a derivative action.	Under Irish company law, a shareholder may be entitled to bring a derivative action on behalf of Irish SE in circumstances where the court determines that the merits of the case require such action to be permitted.

Issue	Dutch SE/Dutch Law	Irish SE/Irish Law
Inspection of Books and Records
Under Dutch company law, shareholders are entitled to inspect the minute books relating to shareholder meetings and the share register of Dutch SE.

Under the articles of association, the shareholders may, at the annual general meeting, request information and such reasonable requests for information shall be fulfilled (subject to the decision of the chairman at the general meeting).

Holders of CUFS and ADSs will not appear on Dutch SE’s share registry as legal holders of shares. Accordingly, the ability to request information only may be exercised, in the case of holders of CUFS, by providing instructions to the CUFS depositary or by converting their CUFS to shares, and, in the case of holders of ADSs, by converting their ADSs to CUFS and thereafter providing instructions to the CUFS depositary or converting their CUFS to shares.

Under Irish company law, shareholders are entitled to inspect Irish SE’s statutory books (share register and minute books of Irish SE relating to shareholder meetings).

Holders of CUFS and ADSs will not appear on Irish SE’s share register as legal holders of shares. Accordingly, the ability to inspect statutory books only may be exercised, in the case of holders of CUFS, by providing instructions to the CUFS depositary or by converting their CUFS to shares, and, in the case of holders of ADSs, by converting their ADSs to CUFS and thereafter providing instructions to the CUFS depositary or converting their CUFS to shares.

Takeovers Applicable Takeover Rules
The takeover regime of The Netherlands does not apply.

However, the articles of association prescribe a takeover regime which incorporates certain principles of the Australian takeover regime. For further information, please refer to “Principal Differences between the Takeover Regime Under the Articles of Association of Dutch NV and Dutch SE and the Irish Takeover Rules” in Section 5.6.
The Irish takeover regime will apply. For further information, please refer to “Principal Differences between the Takeover Regime Under the Articles of Association of Dutch NV and Dutch SE and the Irish Takeover Rules” in Section 5.6.

5.5.  Summary of Irish SE Articles of Association

Following is a summary highlighting selected information from the articles of association of Irish SE and does not contain all of the information that may be important to you. We recommend that you read carefully the articles of association of Irish SE for the complete description of your rights as a shareholder and other important information. The articles of association of Irish SE are filed as an exhibit to our registration statement with the US Securities and Exchange Commission and are incorporated by reference. These articles of association are also available under the Investor Relations area of our website (www.jameshardie.com, select “James Hardie Investor Relations”) and copies may be obtained on request. See “Where You Can Find Additional Information” in Section 13.

5.5.1.  Register and Entry Number / SE’s Objects and Purposes

Irish SE will be registered with the Companies Registration Office in Ireland. It will be assigned a registered number once it has filed the required documents at the conclusion of Stage 2.

Irish SE’s main object will be to:

“carry on the businesses of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the SE’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the SE’s property.”

Irish SE also will have the power to carry on the business of a holding company and co-ordinate the administration, finances and activities of any subsidiary companies or associated companies.

The usual powers of an Irish public limited company also will be granted to Irish SE. These include the power to borrow, to charge Irish SE’s assets, to grant guarantees and indemnities, to incorporate new companies and to acquire existing companies.

5.5.2.  Powers and Requirements of Directors

The directors will be granted the general power to manage Irish SE by its articles of association. The directors will have the power to exercise all of the powers of Irish SE that have not been otherwise expressly reserved to the shareholders of Irish SE by Irish company law or Irish SE’s articles of association. In addition, the directors also will be granted certain specific powers by Irish SE’s articles of association, including:

•	the power to delegate their powers to the chief executive officer, any executive director or to a committee of the board;

•	the power to appoint attorneys to act on behalf of Irish SE;

•	the power to borrow money on behalf of Irish SE and to mortgage or charge Irish SE’s undertaking, property, assets, and uncalled capital as security for such borrowings; and

•	the power to do anything that is necessary or desirable for Irish SE to participate in any computerised, electronic or other system for the facilitation of the transfer of CUFS or the operation of Irish SE’s registers that may be owned, operated or sponsored by the ASX.

Irish SE’s articles of association will expressly list some, but not all, of the duties of directors.

With respect to remuneration of directors, further information is set out under the heading “Summary of Key Corporate Law Differences between Dutch SE and Irish SE” in Section 5.4 under the subheading “Remuneration of Directors.”

Irish SE’s articles of association do not include any provisions regarding the mandatory retirement age of a director.

Under Irish law, directors have a common law fiduciary duty to act in the best interest of Irish SE and to exercise good faith and due care and skill. Directors also have statutory duties that mainly relate to administrative obligations. Further information is included under the heading “Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4 under the subheading “Duties of Directors”.

No director will require a share qualification in order to act as a director.

5.5.3.  Rights, Preferences and Restrictions Attaching to Shares

Irish SE initially will be registered with one class of shares, however the articles of association will allow for any share to be issued with such rights or restrictions as the shareholders of Irish SE may by ordinary resolution determine.

Shareholders may authorise Irish SE (acting through its directors) by special resolution to issue shares in whatever manner on the basis that they can be subsequently redeemed. Once issued, Irish SE may cancel redeemed shares or alternatively hold them as treasury shares (which subsequently can be reissued or cancelled).

5.5.3.1.  Dividend rights

A description of Irish SE’s director’s power to declare dividends and distributions is set out under the heading “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4. under the subheading “Dividends and Distributions.”

If directors so resolve, any dividend that has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by Irish SE. The payment by directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute Irish SE a trustee in respect thereof.

5.5.3.2.  Voting rights

All shares issued will have the right to one vote for each share held on every matter submitted to a vote of the shareholders. CUFS holders will be entitled to attend and to speak, but not vote, at Irish SE’s shareholder meetings. ADR holders will neither be entitled to attend and to speak, nor be entitled to vote, at Irish SE’s general meetings of shareholders.

A description of Irish SE’s shareholder’s rights with respect to voting on directors and the terms of directors’ appointment is set out under the heading “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4 under the subheadings “Number and Nomination of Directors” and “Term of Director’s Appointment.”

Irish law and Irish SE’s articles of association currently do not impose any limitations on the rights of persons who are not residents of Ireland to hold or vote shares, solely as a result of such non-resident status.

Unless otherwise required by Irish SE’s articles of association or Irish law, no business other than the appointment of a chairman may be transacted unless at least 5% of Irish SE’s issued share capital is present or represented.

5.5.3.3.  Rights upon liquidation

In the event of Irish SE liquidation, and after Irish SE has paid all debts and liquidation expenses, the excess of any assets shall be distributed among Irish SE shareholders in proportion to the capital at the commencement of the winding up paid up or credited as paid up on such shares held by Irish SE shareholders. As a holding company, Irish SE’s sole material assets will be the capital stock of its subsidiaries.

5.5.3.4.  Acquisition of own shares

A description of Irish SE’s power to repurchase or redeem shares of Irish SE is set out under the heading “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4. under the subheading “Buy-Back of Shares and Share Redemptions.”

5.5.4.  Necessary Action to Change the Rights of Holders of the Shares

Irish SE’s share capital may be divided into different classes of shares and the rights attached to any class may be varied with the consent in writing of 75% in nominal value of the issued shares of that class or with the consent of 75% of that share class by value of those voting at a separate general meeting of the shareholders of such class.

5.5.5.  Meetings’ Conditions and Procedures

5.5.5.1.  Directors’ meetings

The directors shall meet at least once every three months to discuss the progress and foreseeable development of Irish SE’s business. A meeting of the directors may be called by the chairman of the board or any three directors. Notice must be given to each director personally, orally or in writing. Unless the directors arrange otherwise, the quorum for the conduct of business at a directors meeting will be three directors. Each director shall have one vote, and in addition to his or her own vote, shall be entitled to one vote in respect of each other director not present at the meeting who shall have authorised him or her in respect of such meeting to vote for such other director in his or her absence. Decisions at meetings of the directors will be decided by a majority of votes. Where there is equality of votes, the chairman of the board will have the deciding vote. Irish SE’s articles of association provide for directors to participate in meetings of the board or committees of the board telephonically.

Subject to the provisions of Irish company law, provided that a director discloses the nature and extent of a material interest, such director may, subject to a number of stated exceptions, be party to an arrangement or transaction with Irish SE or its subsidiaries, but may not vote on a resolution concerning a matter in which such director has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of Irish SE. Such director shall not be counted in the quorum present at a meeting in relation to any such resolution on which the director is not entitled to vote.

5.5.5.2.  General meetings

The first annual general meeting of Irish SE following its registration in Ireland does not need to be held in Ireland but must be held within 18 months of its registration. Subsequent annual general meetings of Irish SE are also not required to be held in Ireland so long as there is an ordinary resolution of shareholders providing that it be held elsewhere. There is no requirement that extraordinary general meetings be held in Ireland. Following the first annual general meeting, Irish SE must hold an annual general meeting in each calendar year and within six months after the financial year end and shall announce the date such annual general meetings no less than 40 business days before such meeting is due to be held. All business that is transacted at an annual general meeting shall be deemed to be special business, except: (1) the declaration of a dividend; (2) the consideration of the accounts, balance sheets and reports of the directors and auditors; (3) the election of directors in the place of those retiring (whether by rotation or otherwise); (4) the fixing of the remuneration of the directors; (5) the re-appointment of the retiring auditors; and (6) the fixing of the remuneration of the auditors.

An extraordinary general meeting can be convened by (1) the directors (or if there is an insufficient number of directors to form a quorum, by the chairman of the board or any three directors) or (2) by one or more persons who alone or together hold 5% of Irish SE’s issued share capital provided that such shareholders provide advance notice, delivered to Irish SE’s registered office, containing certain information identified in the articles of association, including: the name and registered address of the beneficial holder (excluding any custodian or other nominee) who requested the shareholder to provide Irish SE with notice of the intention to raise business at the meeting; a description of the item of business, the proposed resolution and reasons for requesting such business except that only shareholders holding 10% or more of issued share capital among them are permitted to provide notice with respect to the election of directors; a description of all agreements between such beneficial holder and any other person in connection with such proposal and any material interests of such beneficial holder or other person in such proposed business; and certain information regarding such beneficial holder’s shareholdings (including derivatives and similar securities) in Irish SE.

One or more persons who alone or together hold at least 10% of the issued share capital of Irish SE can request that the board call an extraordinary general meeting. In addition, such holders can also request that the board place a matter on the agenda of any extraordinary general meeting so long as written notice complying with the requirements in relation to notice of resolutions in (a) Irish SE’s articles of association, including, but not limited to, providing the information required to be in a notice convening an extraordinary general meeting by shareholders holding at least 5% of the issued share capital of Irish SE, and (b) the Irish Companies Acts is received by Irish SE within five business days of the day Irish SE announces to the ASX its intention to convene such extraordinary general meeting. Such holders may nominate candidates for election as directors at any extraordinary general meeting by delivering notice of such intention to Irish SE’s registered office not less than 30 business days prior to the date on which the extraordinary general meeting is due to be held. Irish SE’s directors may make recommendations in relation to any additional items added to the agenda.

The quorum for general meetings and for meetings of a separate class of shareholders in Irish SE will be one or more persons who alone or jointly hold at least 5% of Irish SE’s issued share capital or, in the case of a separate class meeting, 5% of the issued share capital of that class. These same quorum requirements also will apply to all adjourned meetings.

A description of Irish SE’s notice requirements and rights conferred on Irish SE’s shareholders is set forth under the heading “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4 under the subheadings “Notice of Meetings,” “Annual General Meetings” and “Extraordinary General Meetings.”

All voting at general meetings will be decided by a poll, votes may be given in person, by proxy or by a duly authorised representative, in each case in the manner prescribed by Irish SE’s articles of association. Where there is an equality of votes the chairman of the meeting will have a second, or casting, vote.

5.5.6.  Right to Own Shares

Irish SE’s memorandum of association will provide it with the power to own shares in its subsidiaries or any non-group companies for that matter.

Irish SE’s articles of association provide that Irish SE may not purchase and own its own shares unless such purchase has been approved by a special resolution of Irish SE in the case of an “off market purchase” or a general authority has been granted to Irish SE by an ordinary resolution in the case of a “market purchase.” Once such shares have been purchased, they may be cancelled or held as treasury shares, however, under Irish company law, the nominal value of treasury shares held by Irish SE may not, at any one time, exceed 10% of the nominal value of the issued share capital of Irish SE. If the shares are held as treasury shares, Irish SE is not allowed to exercise the votes, if any, attaching to those shares. A more detailed description is set out under the heading “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4 under the subheading “Buy-back of Shares and Share Redemptions”.

5.5.7.  Thresholds for Which Shareholder Ownership Must be Disclosed

Under Irish law, a person must notify Irish SE in writing within five business days of an acquisition or disposition of shares in Irish SE where:

•	such person’s interest was below 5% of Irish SE’s issued share capital prior to such acquisition and equals or exceeds 5% after such acquisition;

•	such person’s interest was equal to or above 5% of Irish SE’s issued share capital before an acquisition or disposition and increases or decreases through an integer of a percentage as a result of such acquisition or disposition (e.g., from 5.8% to 6.3% or from 8.2% to 7.9%); and

•	where such person’s interest was equal to or above 5% of Irish SE’s issued share capital before a disposition and falls below 5% as a result of such disposition.

In addition, under Irish law, Irish SE can, if it has reasonable cause to believe that a person or company has an interest in Irish SE’s shares, require such person or company to confirm that belief (or as the case may be) to indicate whether or not it is the case and to provide certain information in relation to such holdings, including details of his or her interest in any shares in the SE and the interests (if any) of all persons having a beneficial interest in the shares. Such disclosed information does not need to be made publicly accessible.

5.5.8.  Consequences of Non-Disclosure of Shareholder Ownership

Failure of a shareholder to disclose its interests in Irish SE’s shares as described above in “Thresholds for which Shareholder Ownership Must be Disclosed” in Section 5.5.7 will result in no right or interest of any kind in respect of that person’s shares being enforceable, whether directly or indirectly by action or legal proceeding. If a person fails to respond to Irish SE when it makes a request for information in the manner described above, Irish SE may apply to the High Court of Ireland for an order stating that: (a) any transfer of such shares will be void; (b) such shares will have no voting rights; (c) no further shares will be issued in right of those shares or pursuant to any offer made to the holder thereof; and (d) such shares will not be entitled to any payment from Irish SE. Such restrictions, whether imposed for a failure to disclose a notifiable interest or for a failure to respond to a request for information, may only be lifted by an order of the High Court of Ireland.

Irish SE also will be subject to the Irish Takeover Rules and the rules governing substantial acquisition of shares. A more detailed description is set out in “Principal Differences Between the Takeover Regime under the Articles of Association of Dutch NV and Dutch SE and the Irish Takeover Rules” in Section 5.6.

Where shares have not been fully paid up, Irish SE’s directors may exercise Irish SE’s first and paramount lien on such shares, meaning they can either sell or transfer them.

5.5.9.  Conditions Imposed by Irish SE’s Articles of Association Governing Changes to Irish SE’s Capital

The articles of association of Irish SE, which shareholders will be asked to approve in connection with Stage 2, will provide that, for five years from the date of the adoption of Irish SE’s articles of association, directors will have the right to allot shares without further action on the part of shareholders up to the maximum authorised share capital of Irish SE. Five years is the maximum period allowed by Irish law before such authorisation has to be renewed by an ordinary resolution of the shareholders. This right is subject to the listing rules of the ASX and NYSE in relation to the issue of new equity securities, which require:

•	in the case of the ASX, shareholder approval for the issue of equity securities which exceed 15% of the number of equity securities on issue (as determined in accordance with the ASX listing rules and subject to the various exemptions set out therein); and

•	in the case of the NYSE, shareholder approval for the issuance of shares that have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares (subject to certain exceptions).

The articles of association also will provide that directors have the right to issue authorised share capital without regard to the statutory pre-emptive rights granted to shareholders in relation to issues of shares for cash under Irish company law. The right to issue shares for cash without regard to statutory pre-emptive rights is subject to the same five-year limit as the directors’ authority to issue shares, subject to renewal by a special resolution of shareholders.

5.6.	Principal Differences Between the Takeover Regime under the Articles of Association of Dutch NV and Dutch SE and the Irish Takeover Rules

5.6.1.  Overview

As a result of our transformation in Stage 2 of the Proposal to Irish SE, the present takeover regime under article 49 of our articles of association and Dutch SE’s articles of association will no longer apply. Article 49 is modelled on the takeover regime that applies in Australia and was introduced in 2001 because there are no takeover rules applicable to us under Dutch law. As Irish SE will have a listing of equity securities on the NYSE, it will be subject to the Irish Takeover Panel Act 1997 (as amended) and the Irish Takeover Panel Act 1997 Takeover Panel Rules and Substantial Acquisition Rules 2007 (as amended) as applied to non-Directive Relevant Companies (we refer to these laws as the Irish Takeover Rules).

The Irish Takeover Rules regulate takeover and merger transactions, however effected, by which control of a target incorporated in Ireland (and having a listing of equity securities on an EU regulated stock exchange or on the NYSE or NASDAQ) may be obtained or consolidated. Control means a holding or aggregate holding of shares carrying 30% or more of the voting rights of a company, irrespective of whether the holding or holdings give de facto control.

The Irish Takeover Rules are statute based. The Irish Takeover Panel is the body that regulates all transactions subject to the Irish Takeover Rules.

The Irish Takeover Rules are built on the following general principles that apply to any transaction regulated by these rules:

•	all holders of the securities of an offeree of the same class must be afforded equivalent treatment; moreover, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities of an offeree must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the offeree must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the offeree’s places of business;

•	the board of an offeree must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the offeree, of the offeror or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	an offeror must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	an offeree must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

5.6.2.  Takeover Thresholds

Rule 9 of the Irish Takeover Rules states that, except with the consent of the Irish Takeover Panel, when:

•	any person acquires, whether by a series of transactions over a period of time or not, shares or other securities which (taken together with shares or other securities held or acquired by persons acting in concert) carry 30% or more of the voting rights of a company; or

•	any person, who together with persons acting in concert, holds not less than 30% of the voting rights and such person or any person acting in concert with them acquires, in any period of twelve months, additional shares or other securities of more than 0.05% of the total voting rights of the company, such person must extend offers to the holders of any class of equity securities (whether voting or non-voting) and to holders of any class of transferable voting capital in respect of all such equity securities and transferable voting capital.

A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to Rule 9.

The Irish Takeover Rules also contain rules called “Substantial Acquisition Rules” which restrict the speed with which a person may increase their holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of a company. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

5.6.3.  Key Differences Between Article 49 and the Irish Takeover Rules

The key differences between the Irish Takeover Rules (taken together with provisions of Irish company law relating to disclosure of interests in shares) and the current takeover regime as applicable to us under Article 49 of our articles of association and which will also form part of Dutch SE’s articles of association are described in the following table:

	Article 49 of Dutch NV/Dutch SE	Irish Takeover Rules/
Key Differences	articles of association	Irish Company Law
Relevant Thresholds for Triggering a Mandatory Takeover Offer
Pursuant to the articles of association, a takeover offer is required if either (a) the number of shares in respect of which any person (or persons acting in concert) directly or indirectly acquires or holds a relevant interest or (b) the voting rights which a person (or persons acting in concert) is entitled to exercise at a general meeting, in each case, increases:

(i)  from 20% or below to more than 20%; or

(ii) from a starting point that is above 20% and below 90%.

A “relevant interest’ means any interest in shares that causes or permits a person to (1) exercise or influence the exercise of voting rights on shares; or (2) dispose or influence the disposal of shares, including inter alia the legal ownership of shares, CUFS and an interest under an option agreement to acquire a share or a CUFS.
Pursuant to the Irish Takeover Rules, a takeover offer is required if either (a) any person (or persons acting in concert) acquires 30% or more of the voting rights of Irish SE, whether in one transaction or a series of transactions or (b) during any 12-month period, any person (or persons acting in concert) who holds not less than 30% and not more than 50% of the voting rights of Irish SE acquires additional securities representing more than 0.05% of the voting rights of Irish SE.

Disclosure of Substantial Holdings
Pursuant to the articles of association, where any person (or persons acting in concert):

(a) acquires, or ceases to have, a substantial holding in shares (being a relevant interest in 5% or more of the total number of votes attached to all shares);

(b) has a substantial holding and there is a movement of at least 1% in their holding; or

(c) makes a takeover bid for shares or CUFS;
such person or persons must provide to Dutch NV or Dutch SE (as applicable) and the ASX information with respect to their identity and such holdings within 2 business days after they become aware of the information or by 9:30 a.m. AEST on the next trading day of the ASX after they become aware of the information if a takeover bid has been made.

As described under the heading “Summary of Irish SE Articles of Association — Thresholds for Which Shareholder Ownership Must be Disclosed” in Section 5.5.7, shareholders are required to notify Irish SE of interests of 5% or more and thereafter any acquisitions or dispositions of shares which brings such person’s interest through an integer of a percentage point.

Under the Irish Takeover Rules, whenever James Hardie is in an “offer period” (which, broadly, means being subject to a takeover bid or having announced it has received an approach which may lead to a takeover bid) all dealings by the bidder, persons acting in concert with the bidder and holders of more than 1% of Irish SE’s voting capital must be publicly disclosed by 12 noon on the next business day.

	Article 49 of Dutch NV/Dutch SE	Irish Takeover Rules/
Key Differences	articles of association	Irish Company Law
Consequence of Exceeding Thresholds or Failing to Make Required Disclosures
The Supervisory Board may, subject to certain conditions, cause Dutch NV or Dutch SE (as applicable) to take the following actions with respect to the shares held by a shareholder that exceed the thresholds described above under “Disclosure of Substantial Holdings” for triggering mandatory takeover offers or in the event the shareholder fails to provide the information required in respect of substantial holdings:

(a) require the shareholder to dispose of all or part of such shares;

(b) disregard the exercise by such person of all or part of the voting rights arising from such shares; or

(c) suspend such person from the right to receive all or part of the dividends or other distributions arising from such shares.
As described under the heading “Summary of Irish SE Articles of Association--Thresholds for Which Shareholder Ownership Must be Disclosed” in Section 5.5.7, where a shareholder fails to make the required disclosure in relation to the 5% shareholding threshold or acquisition or disposition of Irish SE’s issued share capital thereafter that takes such person’s interest in Irish SE’s issued share capital through an integer of a percentage point, all rights associated with such shareholder’s shareholding become unenforceable and can only be reinstated by an order of the High Court of Ireland.
Any failure to comply with disclosure obligations in the Irish Takeover Rules will constitute a breach of the Irish Takeover Rules and may result in public censure by the Irish Takeover Panel.

Compulsory Acquisition of Shares Following a Takeover Bid	Under Dutch company law, in the event any person (or persons acting in concert) acquires 95% or more of Dutch SE’s issued share capital in a takeover bid, such person or group may compel the acquisition of the remaining 5% of Dutch SE’s shares.
Under Irish company law, in the event any person acquires 80% or more of Irish SE’s issued share capital in the context of a takeover bid, such person or persons may compel the acquisition of the remaining outstanding issued share capital which were not acquired during the period of the takeover bid.

In the event that the person who has acquired 80% of Irish SE’s issued share capital does not proceed with the compulsory acquisition of the remaining issued share capital, the holders of the remaining issued share capital have the right to compel such person to acquire their shareholdings on the same terms as the takeover bid.

6. REVENUE RULINGS

Based on requests for rulings submitted by us, the Dutch and Irish Revenue authorities have confirmed certain tax aspects of the Proposal and related matters. The rulings issued in response to our requests are based on specific circumstances applicable to us that we expect will exist in the future, including the manner in which Irish SE and certain of its subsidiaries will operate. Below is a summary of our ruling requests and the rulings issued in response.

6.1.  Dutch Ruling Request

A ruling request was submitted to the Dutch Revenue authorities to confirm, among other things, that, if the Proposal is implemented, JHI NV will no longer be subject to Dutch tax as a resident (except on Dutch source income that The Netherlands is permitted to tax under the tax treaty between Ireland and The Netherlands), and that dividends paid by Irish SE will not be subject to Dutch withholding tax.

The ruling request explained that JHI NV plans to transfer the management and control of its business from The Netherlands to Ireland and detailed those activities proposed to be undertaken to effect that transfer.

The request indicated that JHI NV will cease to perform activities in The Netherlands and it will undertake the activities of a holding company managed and controlled by the board of directors of Irish SE. The request stated that the board would hold meetings at least every three months, the majority of which in any one year would be held in Ireland, and at which a majority of the directors would be physically present in Ireland. No board meetings will be held in The Netherlands and no executive director of the Irish SE board will reside in The Netherlands. The request also stated that major strategic business decisions relating to James Hardie, as a whole, and most business decisions that relate to Irish SE, as a distinct entity, would be reserved for its board.

Based on these facts, the ruling request sought confirmation from the Dutch Revenue authorities that because Irish SE would be centrally managed and controlled in Ireland, it would not be a tax resident of The Netherlands for purposes of the tax treaty between The Netherlands and Ireland. Therefore, Irish SE would not be liable for income tax in The Netherlands except to the extent either company earns Dutch source income that The Netherlands is permitted to tax under the tax treaty between Ireland and The Netherlands. Further, dividends paid by Irish SE would not be subject to Dutch withholding tax.

Based on the facts set forth in the ruling request, the Dutch authorities have confirmed their view that, after the Proposal is implemented, among other things, Irish SE will not be considered a tax resident of The Netherlands for purposes of the tax treaty between The Netherlands and Ireland from the date the Irish Revenue authorities treat Irish SE as an Irish tax resident under the treaty and for so long as the Irish Revenue authorities maintain that view. The ruling confirmed that after the Proposal is implemented, Irish SE will not be subject to corporate income tax in The Netherlands, except to the extent that it earns Dutch source income that The Netherlands is permitted to tax under the tax treaty between The Netherlands and Ireland. The ruling also confirmed that dividends paid by Irish SE will not be subject to Dutch withholding tax during this same period.

6.2.  Irish Ruling Requests

6.2.1.  Irish SE is a tax resident of Ireland and an Investment Company

A ruling request was submitted to the Irish Revenue authorities seeking confirmation, among other things, that if the Proposal is implemented and Irish SE operates in the manner set forth in the ruling, Irish SE would be an Irish tax resident and an investment company for Irish tax law purposes.

Although Irish SE will have its registered office in Ireland, it will be considered a tax resident in Ireland only if it is centrally managed and controlled in Ireland. Under Irish tax law, it is generally understood that a company will be centrally managed and controlled where its board of directors makes the key strategic decisions of the company in Ireland. A company is considered an investment company under Irish law if its business consists wholly or mainly of the making of investments and the principal part of the company’s income is derived from the making of investments.

The ruling request submitted to the Irish authorities described the manner in which Irish SE would operate in order to be regarded as centrally managed and controlled in Ireland. The request stated that the board would hold meetings at least every three months, the majority of which in any one year would be held in Ireland, and at which a majority of the directors would be physically present in Ireland. The request also stated that major strategic business decisions relating to James Hardie, as a whole, and most business decisions that relate to Irish SE, as a distinct entity, would be reserved for the board. Based on these facts, the ruling request sought confirmation from the Irish authorities that Irish SE would be centrally managed and controlled in Ireland and, therefore, an Irish tax resident.

The ruling request also provided support for treating Irish SE as an investment company under Irish tax law. The request stated that Irish SE will act as the holding company for James Hardie, as a whole, and the board of directors of Irish SE will be involved in reviewing and making key investment decisions, including decisions relating to future acquisitions and dispositions of subsidiaries, dividend policy, and financing arrangements. The ruling request also stated that all of the income earned by Irish SE would be in the form of dividends or interest. Based on these points, the ruling request sought confirmation from the Irish authorities that because Irish SE’s business would consist wholly or mainly of the making of investments, and the company’s income would be principally derived from the making of investments, Irish SE would be regarded as an investment company under Irish tax law.

Based on the facts set forth in the ruling request, the Irish Revenue authorities have confirmed that Irish SE will be a tax resident in Ireland on the basis that it will be centrally managed and controlled in Ireland. The ruling also confirms that, based on the facts provided in the ruling request, Irish SE will be treated as an investment company under Irish tax law, which would enable Irish SE to deduct for Irish corporation tax purposes certain expenses related to, among other things, remuneration of directors and certain administrative expenses.

6.2.1.1.  JHIF Limited is an Irish tax resident and a trading company for Irish tax purposes

A ruling request was submitted to the Irish Revenue authorities seeking confirmation that if the transfer of the treasury and finance operation are implemented, JHIF Limited would be regarded as carrying on a trade of treasury operations in Ireland by reason of its intra-group financing and treasury activities in Ireland and would be considered a tax resident in Ireland because it will be centrally managed and controlled there.

A company that is considered to carry on a trade in Ireland is subject to tax in Ireland at the trading rate (currently 12.5%). The determination of whether a company is involved in a “trade” in Ireland is a fact specific inquiry that generally looks to whether the company’s activities are of the same kind and carried on in the same way as those ordinarily carried out in the line of business. Several factors may be considered in this analysis, including whether the activities are carried on with a view to making a profit, the frequency of such transactions, whether the company is actively managed and strategic decisions are made in Ireland, and whether the persons carrying on the activities have the requisite skill to carry out the activities. The determination of where a company is centrally managed and controlled is generally based on where the board of directors makes the key strategic decisions of the company.

The ruling request submitted to the Irish Revenue authorities explained that JHIF Limited would be formed as a new limited liability company under Irish law for the purpose of carrying out James Hardie’s finance and treasury operations and would acquire the entire loan portfolio of the Dutch subsidiary (i.e., JHIF BV) currently carrying on such functions. The ruling stated that JHIF Limited’s board of directors would exercise central management and control over the company and would hold the majority of its meetings in Ireland at which policy decisions affecting the company would be made. The ruling request also provided that the day-to-day activities of JHIF Limited would be conducted in Ireland by an Irish resident treasury manager and up to eight other experienced persons. The request stated that JHIF Limited would enter into a substantial number of transactions to manage the treasury function for James Hardie, including borrowing from third parties and lending to group companies as necessary to fund capital expenditures, managing James Hardie’s foreign exchange exposure, maximising rates of return on excess cash deposits, operating a cash pooling arrangement to enable surplus funds to be pooled at JHIF Limited, negotiating new debt facilities and inter-company loan agreements, and providing back-office services to other entities in James Hardie.

The ruling request sought confirmation that JHIF Limited will carry on a “trade” in Ireland based on the fact that JHIF Limited would (i) engage in a significant number of financing, treasury and back office services, (ii) negotiate and enter into new transactions, (iii) enter into all treasury transactions with group companies on an arm’s length basis, (iv) assume all risks and rewards in relation to its financing activities, (v) be managed and controlled by its board of directors and the majority of its meetings would be held in Ireland, and (vi) the board of directors would have the relevant expertise and related skills to manage and operate an intra-group financing and treasury business.

Based on the facts set forth in the ruling request, the Irish Revenue authorities have confirmed that the company “would be regarded as carrying on a trade of a treasury operations” in Ireland, so that the profits arising thereon will be subject to tax in Ireland at the trading rate (currently 12.5%). The ruling also confirmed that JHIF Limited will be regarded as tax resident in Ireland because it will be centrally managed and controlled in Ireland.

6.2.1.2.  JHT is an Irish tax resident and a trading company for Irish tax purposes

A ruling request was submitted to the Irish Revenue authorities requesting confirmation that if the intellectual property is transferred, JHT would be regarded as carrying on a trade of brand management operations (through its management of our intellectual property operations) in Ireland, and that the company would be a tax resident in Ireland because the company will be centrally managed and controlled in Ireland.

The determination of whether JHT will carry on a “trade” in Ireland is generally based on the nature and frequency of the specific activities carried on by the company. Similarly, the determination of where JHT is centrally managed and controlled is generally based on where the board of directors of JHT will make the key strategic decisions of the company.

The ruling request explained that JHT would be formed as a new Bermuda-incorporated company for the purpose of managing all of James Hardie’s intellectual property, a function that currently is carried on by JHIF BV. The request explained that JHT would directly and indirectly acquire legal title to all of James Hardie’s intellectual property, and would conduct all of the management functions with respect to James Hardie’s intellectual property. Further, the request stated that the day-to-day activities of JHT will be conducted by a new global intellectual property manager for James Hardie, who will be resident in Ireland, an employee of JHT, and will possess the requisite skills to manage James Hardie’s intellectual property and who will be supported by an appropriate number of employees with appropriate skills. The global intellectual property manager would be actively involved in negotiating renewed and new license agreements, monitoring that licensees are not in breach of license agreements, providing direction on all intellectual property filings worldwide, and providing oversight to the future intellectual property strategy of James Hardie. Based on these facts, the ruling request sought confirmation from the Irish authorities that JHT would be engaged in a “trade” in Ireland.

The ruling request stated that JHT’s board would exercise the central management and control of the company from Ireland. The board will have at least one Irish resident director, but all directors will have expertise regarding intellectual property. Board meetings would be held at least every three months, the majority of the meetings will be held in Ireland, and the board will make key strategic decisions affecting JHT at those meetings. Based on these facts, the ruling request sought confirmation from the Irish Revenue authorities that because it is centrally managed and controlled in Ireland, JHT is a tax resident of Ireland.

Based on the facts described in the ruling request, the Irish Revenue authorities have confirmed that JHT would be regarded as carrying on a trade of intellectual property management in Ireland and, as a result, the profits arising thereon will be subject to tax in Ireland at the trading rate (currently 12.5%). The ruling also confirmed that JHT will be regarded as a tax resident in Ireland because it will be centrally managed and controlled in Ireland.

6.2.1.3.	Irish stamp duty will not be due by reason of implementing the Proposal or on subsequent transfers of Irish SE securities on the ASX or NYSE

A ruling request was submitted to the Irish Revenue authorities requesting confirmation that if the Proposal is implemented, electronic transfers of Irish SE shares through the CHESS system (i.e., transfers of CUFS) and the ADR system would not be subject to Irish stamp duty. The ruling request explained that prior to implementation of the Proposal, shares of JHI NV are traded electronically in Australia through the CHESS system and in the US through the ADR system, and that the Proposal would replicate this share structure in Irish SE. Therefore, after the Proposal is implemented, Irish SE shares would continue to be electronically transferred through the CHESS system and the ADR system.

The ruling request specifically sought confirmation from the Irish authorities that transfers of Irish SE shares through the ADR system would come within a specific exemption from stamp duty on transfers of ADSs contained in Ireland’s stamp duty legislation. The ruling request also reasons that Irish stamp duty is only imposed on the electronic transfer of securities if the electronic transfer takes place within a “relevant system.” The ruling request reasoned that, based on the wording of the stamp duty legislation and the relevant Irish company legislation, the only system that currently can be regarded as a “relevant system” is the CREST clearing system and electronic transfers through other clearing systems would not be within the charge to Irish stamp duty. As a result, the ruling request sought confirmation that electronic transfers of Irish SE shares through the CHESS system and the ADR system would not be subject to Irish stamp duty.

Although the Irish Revenue authorities did agree that the specific exemption for transfers of ADSs will apply they did not agree that CREST is the only system that can be regarded as a “relevant system.”

Nevertheless, in response to the ruling request, the Irish Revenue authorities have confirmed that electronic transfers of shares of Irish SE through the CHESS and ADR systems will be treated as exempt from stamp duty in Ireland.

7. ACCOUNTING TREATMENT OF THE PROPOSAL

Under US GAAP, we will account for our merger with Irish plc Subsidiary in Stage 1 of the Proposal under US GAAP accounting rules governing transactions between entities under common control, which will not have an impact on our consolidated financial statements. We will account for certain income tax payments associated with leaving The Netherlands and transferring our intellectual property to Ireland in accordance with the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” and Accounting Research Bulletin No. 51, “Consolidated Financial Statements.”

Under US GAAP, Stage 2 of the Proposal will have no impact on our consolidated financial statements.

8. MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth, for each of the periods indicated, the high and low trading prices of (i) our CUFS as reported by ASX and (ii) our ADSs as reported by the NYSE. Our financial year ends on March 31.

	JHI NV
	CUFS (ASX)		ADSs (NYSE)
	A$		US$
	High	Low	High	Low

Year Ended March 31, 2005	7.23	4.95	27.21	18.10
Year Ended March 31, 2006	9.81	5.49	36.36	21.54
Year Ended March 31, 2007	10.24	6.31	41.70	24.20
Year Ended March 31, 2008	9.65	5.34	40.50	23.00
First Quarter, 2008	9.65	8.13	40.50	33.30
Second Quarter, 2008	9.17	7.00	39.60	27.80
Third Quarter, 2008	7.57	6.02	34.34	25.18
Fourth Quarter, 2008	7.07	5.34	30.57	23.00
Year Ended March 31, 2009	7.04	2.89	31.55	9.38
First Quarter, 2009	7.04	4.13	31.55	20.15
Second Quarter, 2009	5.79	3.82	24.25	18.10
Third Quarter, 2009	5.49	3.20	22.53	10.65
Fourth Quarter, 2009	4.79	2.89	16.60	9.38
Year Ended March 31, 2010
First Quarter, 2010	5.15	3.86	18.99	14.95
Month End
January, 2009	4.79	3.63	16.60	12.43
February, 2009	4.05	3.01	12.27	9.41
March, 2009	4.38	2.89	14.65	9.38
April, 2009	4.99	4.05	18.50	14.95
May, 2009	5.15	4.10	18.99	16.07
June, 2009	4.68	3.86	18.69	15.66

At July 9, 2009, the latest practicable date prior to the date of this Explanatory Memorandum, the reported closing market price of the securities was as follows:

•	Our CUFS on the ASX: A$3.77.

•	Our ADSs on the NYSE: US$14.50.

The following table sets forth, for each of the financial years indicated, the dividends paid on each of our CUFS and ADSs.

		James Hardie
	(US$ per CUFS)	(US$ per ADS)	(AU$ per CUFS)

2004	$0.05	$0.25	$0.0721
2005	$0.03	$0.15	$0.0434
2006	$0.10	$0.50	$0.1324
2007	$0.09	$0.45	$0.1181
2008	$0.27	$1.35	$0.3160
2009 (through June 30, 2009)	$0.08	$0.40	$0.0836

9. MATERIAL TAX CONSIDERATIONS OF THE PROPOSAL

The purpose of this section is to describe the material Australian, US federal, Dutch, Irish and UK tax considerations for shareholders with general information in relation to taxation considerations arising from the Proposal. The information set out in this section is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the Proposal.

This section expresses general conclusions and is based on advice we received in respect of Australian, US federal, Dutch, Irish and UK income and corporation tax laws at the date of this Explanatory Memorandum. This section does not address all specific considerations under the tax laws of Australia, the US, The Netherlands, Ireland and the UK which may apply to certain taxpayers, including share traders, non-domiciles, entities or people holding our CUFS, ADSs or CUFS converted to shares on revenue account, persons who have (or are deemed to have) acquired our CUFS, ADSs or CUFS converted to shares in connection with an office or employment, banks, insurance companies, collective investment schemes and superannuation funds. This section does not address any taxation considerations arising under the laws of any jurisdiction other than Australia, the US federal, The Netherlands, Ireland and the UK. Any tax rates described in this section are subject to change.

9.1.  Australian Income Tax Consequences of the Proposal

For the purposes of this section, an “Australian Shareholder” is an individual or corporate Australian tax resident holder of CUFS or shares in JHI NV that holds their CUFS or shares on capital account. References in this section to shares should also be read as a reference to CUFS in respect of such shares, unless otherwise stated.

The following section describes the material Australian income tax considerations of the Proposal for JHI NV and Australian Shareholders. The comments are based on the law and understanding of the practice of the tax authorities in Australia as at the date of this Explanatory Memorandum. These are subject to change periodically as is their interpretation by the courts. No assurance can be given that the Australian Taxation Office would not assert, or that a court would not sustain, a position contrary to any of the tax aspects described below. This summary regarding the Australian income tax considerations does not purport to be a complete analysis of the potential tax consequences of the Proposal for Australian Shareholders, and is intended as a general guide to the Australian income tax implications only. It should not be a substitute for advice from an appropriate professional adviser and all Australian Shareholders are strongly advised to obtain their own professional advice on the tax implications of the Proposal based on their own specific circumstances. This summary only covers the Australian income tax consequences for Australian Shareholders that hold their shares on capital account. It does not address Australian Shareholders that hold their shares as trading stock or revenue assets.

9.1.1.  JHI NV Taxation on Stage 1 and Stage 2

JHI NV, both prior to and following its transformation to Dutch SE (in Stage 1) and Irish SE (in Stage 2) should not be subject to Australian income tax on its profits provided that it is not tax resident in Australia (e.g., it is not, prior to or following its transformation to Dutch SE and Irish SE, carrying on business in Australia).

9.1.2.  Australian Shareholder Taxation on Stage 1

9.1.2.1.  Class ruling from the Australian Taxation Office

We have applied for a class ruling from the Australian Taxation Office in relation to the impact of the Proposal under the Australian capital gains tax provisions (which we refer to as the Ruling), and have received a draft class ruling (which we refer to as the Draft Ruling). This section accords with the Draft Ruling and our expectation is that the Ruling will be obtained that will confirm the Australian income tax consequences of the Proposal under the Australian capital gains tax provisions for Australian Shareholders.

Once the final Ruling is released, a link to the Ruling will be posted on the James Hardie website (www.jameshardie.com, select “James Hardie Investor Relations”).

9.1.2.2.  Capital gains tax consequences for Australian Shareholders of our transformation to Dutch SE

The Draft Ruling states that our transformation to Dutch SE should not give rise to a capital gain or a capital loss for Australian Shareholders under the Australian capital gains tax (which we refer to as the CGT) provisions, as:

•	we are the same legal entity as Dutch SE and Australian Shareholders will hold the same shares before and after the transformation; therefore, there is no disposal of our shares by Australian Shareholders;

•	there is no actual or deemed cancellation or redemption of our shares; and

•	Australian Shareholders will not receive any new shares in Dutch SE or any other type of consideration as a result of our transformation to Dutch SE.

9.1.2.3.  Dividends and Distributions from us after our transformation to Dutch SE

The Australian income tax treatment of dividends and distributions received by Australian Shareholders from Dutch SE after Stage 1 of the Proposal is implemented should be the same as dividends and distributions received by such Australian Shareholders from us prior to the implementation of Stage 1 of the Proposal.

9.1.2.4.  An Australian Shareholder’s disposition of shares in Dutch SE

The Australian income tax implications associated with any capital gain or loss that Australian Shareholders make upon the disposal of their holding of shares in Dutch SE after Stage 1 of the Proposal is implemented should be the same as if Australian Shareholders disposed of their holding of shares in us disregarding our transformation to Dutch SE.

9.1.2.5.  Controlled foreign company and foreign investment fund regimes

There are two Australian income tax regimes which can include undistributed profits of Dutch SE and its foreign subsidiaries in the assessable income of Australian Shareholders. These regimes are the controlled foreign company (which we refer to as the CFC) and the foreign investment fund (which we refer to as the FIF) regimes.

The impact of these regimes should not change following Stage 1 of the Proposal being approved and implemented. Accordingly, if an Australian Shareholder, together with its associates, holds 10% or more of the shares in Dutch SE, the application of the CFC regime to this holding should not change.

Similarly, each of the shares in Dutch SE should continue to represent an interest in a foreign company such that Dutch SE will be a FIF for Australian income tax purposes. The FIF rules are complex and will need to be considered by each Australian Shareholder in light of their particular circumstances. However, we note that the classification of Dutch SE on the ASX will be the same as our existing ASX classification (i.e., “Materials” according to the General Industry Classification Standard (which we refer to as the GICS)) prior to the approval and implementation of Stage 1 of the Proposal. Whilst Dutch SE remains listed on the ASX (or another approved stock exchange, e.g., NYSE), and the relevant stock exchange designates Dutch SE to be engaging in eligible activities (e.g., in the sector of “Materials” according to GICS) an exemption should apply to ensure that Australian Shareholders should not be required to include attributed FIF income in their Australian assessable income.

9.1.3.  Australian Shareholder Taxation on Stage 2

9.1.3.1.	Capital gains tax consequences for Australian Shareholders of our transformation from Dutch SE to Irish SE

The Draft Ruling from the Australian Taxation Office states that the transformation of Dutch SE to Irish SE should not result in a capital gain or a capital loss for Australian Shareholders under the Australian CGT provisions, as:

•	Dutch SE is the same legal entity both before and after its transformation from Dutch SE to Irish SE and Australian Shareholders will hold the same shares before and after the transformation; therefore, there is no disposal by Australian Shareholders of their shares in Dutch SE;

•	the adoption of new constituent documents for Irish SE at the point of registration of Irish SE does not constitute a disposal or part disposal of the shares in Dutch SE;

•	there is no actual or deemed cancellation or redemption of the shares held by Australian Shareholders in Dutch SE as a result of the transformation to Irish SE or the adoption of new constituent documents for Irish SE; and

•	Australian Shareholders will not receive any new shares in Irish SE or any other type of consideration as a result of the transformation of Dutch SE to Irish SE, including as a result of the change in rights of the Australian Shareholders following the adoption of new constituent documents for Irish SE.

9.1.3.2.  Dividends and Distributions from us after our transformation to Irish SE

The Australian income tax treatment of dividends and distributions received by Australian Shareholders from Irish SE after Stage 2 of the Proposal is implemented should be the same as dividends and distributions received by such Australian Shareholders from us prior to the implementation of Stage 2 of the Proposal.

However, the amount of tax that Irish SE may be required to withhold from the dividends and distributions paid to Australian Shareholders and remit to the Irish Revenue authorities may differ from the amount of tax that Dutch SE was required to withhold and remit to the Dutch Revenue authorities (please refer to “Irish Income Tax Consequences of the Proposal” and “Dutch Tax Consequences of the Proposal” set out in Sections 9.4 and 9.3, respectively).

No Irish withholding tax will be imposed on dividends if the Australian Shareholder receiving the dividends has completed and filed the non-resident declaration form. Where Australian Shareholders fail to file the non-resident declaration form, Irish withholding tax on dividends or distributions will be suffered (refer to section 9.4.3.1). As the Australian Shareholder will have an entitlement to a refund of the Irish withholding tax if appropriate forms are filed with the Irish tax authorities, Australian Shareholders will not be able to reduce the Australian income tax payable on the dividends or distributions by the amount of the withholding tax deducted and remitted to the Irish Revenue authorities. We therefore strongly recommend that the appropriate non-resident declaration form is completed by all Australian Shareholders and sent to Irish SE.

9.1.3.3.  An Australian Shareholder’s disposition of shares in Irish SE

The Australian income tax implications associated with any capital gain or loss that Australian Shareholders make upon the disposal of their holding of shares in Irish SE after Stage 2 of the Proposal is implemented, should be the same as if Australian Shareholders disposed of their holding of shares in us disregarding our transformation.

9.1.3.4.  CFC and FIF regimes

The impact of the CFC and FIF regimes should not alter following the transformation of Dutch SE to Irish SE upon implementation of Stage 2. Accordingly, the implications of the CFC and FIF regimes for Australian Shareholders should be the same as those described above in relation to our transformation to Dutch SE.

9.2.  US Federal Income Tax Consequences of the Proposal

The following discussion describes the material US federal income tax considerations of the Proposal. The US federal income tax consequences to the company and its US Holders (defined below) on the specific issues discussed in Sections 9.2.1 and 9.2.2 below are based upon an opinion received by the company as of the date of this Explanatory Memorandum from Skadden, Arps, Slate, Meagher & Flom LLP, our US tax counsel in connection with the Proposal. The opinion, which is attached as an exhibit to the registration statement of which this Explanatory Memorandum forms a part, is incorporated herein by this reference. The remainder of the following discussion (Sections 9.2.3-9.2.9) sets forth additional tax considerations in connection with the proposal. However, the actual tax consequences to any particular US Holder in respect of these matters will depend on such US Holder’s particular situation, and on the specific facts and circumstances applicable to such US Holder. Accordingly, our US tax counsel cannot provide opinions as to the actual tax consequences to any US Holder with respect to the tax matters discussed in these remaining sections. Our US tax counsel has provided an opinion to the company as of the date of this Explanatory Memorandum that these sections fairly summarize the general tax considerations, and this opinion is also attached as an exhibit to the registration statement. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), current and proposed US Treasury regulations promulgated thereunder, judicial decisions and published positions of the US and other applicable authorities, including the US/Netherlands Treaty and US/Ireland Treaty, all as in effect as of the date of this Explanatory Memorandum, and each of which is subject to change or to differing interpretations (possibly with retroactive effect). No rulings have been or will be sought from the US IRS regarding any matter described in this Explanatory Memorandum. No assurance can be given that the US IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects described below. This discussion does not contain a detailed description of all the US federal income tax consequences to a US Holder which depends on a US Holder’s particular circumstances and does not address the effects of state, local or non-US tax laws or any US federal tax laws other than US federal income tax laws. Further, this discussion considers only US Holders that will own our CUFS, ADSs or CUFS converted to shares as “capital assets” within the meaning of section 1221 of the Code (generally, assets held for investment purposes), and does not address the potential application of the alternative minimum tax or the US federal income tax consequences to US Holders that are subject to special treatment, including US Holders that:

•	are broker-dealers or insurance companies;

•	have elected mark-to-market accounting;

•	are tax-exempt organisations;

•	are banks, financial institutions or “financial services entities”;

•	hold our CUFS, ADSs or CUFS converted to shares as part of a straddle, “hedge” or “conversion transaction” with other investments;

•	own at any time directly, indirectly or by attribution our CUFS, ADSs or CUFS converted to shares having at least 10% of the voting power of our issued share capital;

•	are deemed to sell our CUFS, ADSs or CUFS converted to shares under the constructive sale provisions of the Code;

•	are subject to the alternative minimum tax;

•	hold our CUFS, ADSs or CUFS converted to shares in a tax-deferred account;

•	have a functional currency that is not the US dollar; or

•	are regulated investment companies or real estate investment trusts.

For purposes of this discussion, a “US Holder” for US federal income tax purposes is any beneficial owner of our CUFS, ADSs or CUFS converted to shares that is (i) a citizen or individual resident of the US, (ii) a corporation, or entity classified as a corporation for US federal income tax purposes, which is created or organised under the laws of the US or any political subdivision thereof, (iii) an estate the income of which is subject to regular US federal income taxation regardless of its source, or (iv) a trust if (A) a court within the US is able to exercise primary supervision over the administration of the trust and one or more US persons, as defined in Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust, or (B) the trust has properly elected under applicable US Treasury regulations to be treated as a US person.

This discussion does not consider the tax treatment of persons who hold our CUFS, ADSs or CUFS converted to shares through a partnership. If a partnership, including for this purpose any entity classified as a partnership for US federal income tax purposes, is a holder of our CUFS, ADSs or CUFS converted to shares, the US federal income tax treatment of a partner in such partnership will generally depend upon the status of such partner and the activities of the partnership. US Holders that are partnerships and partners in such partnerships should consult their tax advisors to determine the US federal income tax consequences of acquiring, holding and disposing of our CUFS, ADSs or CUFS converted to shares.

US HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE US FEDERAL, STATE, LOCAL AND NON-US INCOME AND OTHER TAX CONSEQUENCES THAT ARE GENERALLY APPLICABLE TO THE PROPOSAL, AS WELL AS THE CONSEQUENCES OF THE TAX LAWS OF THE JURISDICTIONS OF WHICH THEY ARE CITIZENS, RESIDENTS OR DOMICILIARIES OR IN WHICH THEY CONDUCT BUSINESS.

9.2.1.  Taxation on Stage 1 of the Proposal to JHI NV and to US Holders of JHI NV

The transformation of the Company in Stage 1 of the Proposal to Dutch SE will be treated for US federal income tax purposes as a “reorganization” under section 368(a)(1)(F) of the Code as the transformation involves the mere change of the Company’s form or place of organisation. Consequently, neither the Company nor any US Holder will recognise gain or loss for US federal income tax purposes as a result of the transformation and implementation of Stage 1 of the Proposal.

9.2.2.  Taxation on Stage 2 of the Proposal to Dutch SE and to US Holders of Dutch SE

Dutch SE after Stage 1 will move its corporate domicile to, and become a tax resident of, Ireland, and Dutch SE will become Irish SE. Both before and after the transformation, Dutch SE will continue to have the same assets and liabilities, rights and obligations. After Stage 2 of the Proposal, the holders of our CUFS, ADSs or CUFS converted to shares will continue to hold the same number of CUFS, ADSs or CUFS converted to shares in Irish SE as they held in Dutch SE.

The transformation of Dutch SE in Stage 2 of the Proposal to Irish SE will be treated for US federal income tax purposes as a “reorganisation” under section 368(a)(1)(F) of the Code as the transformation involves the mere change of Dutch SE’s form or place of organisation. Consequently, neither the Company nor any US Holder will recognise gain or loss for US federal income tax purposes as a result of the transformation and implementation of Stage 2 of the Proposal.

9.2.3.  Distributions from us after our Transformation to Dutch SE in Stage 1

Subject to the discussion below with respect to passive foreign investment companies, a US Holder will be required to include in gross income as ordinary income an amount equal to the US dollar value of any distributions paid on our CUFS, ADSs or CUFS converted to shares on the date the distribution is received (based on the exchange rate on that date) to the extent the distribution is paid out of our current and/or accumulated earnings and profits as determined for US federal income tax purposes. A US Holder may be subject to US income tax on such dividend income at a rate lower than the general tax rate applicable to ordinary income. A distribution in excess of earnings and profits will be treated first as a nontaxable return of capital, reducing the US Holder’s basis in the CUFS, ADSs or CUFS converted to shares and, to the extent in excess of basis, will be treated as gain from the sale or exchange of the US Holder’s CUFS, ADSs or CUFS converted to shares.

9.2.4.	Dividend, Interest, or Royalty Payments made by our Subsidiaries in the US to Dutch SE after Stage 1

In general, the US will impose a 30% withholding tax on a dividend, interest, or royalty payment made by our US subsidiaries to us or our subsidiaries that are tax residents in The Netherlands. The 30% US withholding tax rate may be reduced under the US/Netherlands Treaty if the Dutch entity receiving the dividend, interest, or royalty payment is a tax resident of The Netherlands under the US/Netherlands Treaty and meets certain other requirements set forth in the US/Netherlands Treaty. While the company believes that it and such subsidiaries are and will continue to be tax residents of The Netherlands following the implementation of Stage 1, the US IRS previously has asserted that the company and such subsidiaries did not qualify for benefits under the US/Netherlands Treaty and may make the same assertion in the future (See “Background of the Proposal and Related Matters — The US IRS 30-Day Letter” in Section 2.4).

Under the US/Netherlands Treaty, a dividend paid by our subsidiaries in the US to us or our subsidiaries that are tax residents in The Netherlands should be exempt from US withholding tax, provided the Dutch tax resident entity receiving the dividend holds at least 80% of the stock of the US corporation paying the dividend. If the 80% ownership threshold is not met, the dividend should be subject to a 5% US withholding tax, provided the Dutch tax resident entity receiving the dividend holds at least 10% of the stock of the US corporation paying the dividend. If the 10% ownership threshold is not met, the dividend will be subject to a 15% US withholding tax. In addition, any interest or royalty payment made by our subsidiaries in the US to us or our subsidiaries that are Dutch tax residents should be exempt from US withholding tax pursuant to the US/Netherlands Treaty.

9.2.5.  Distributions from us after our Transformation to Irish SE in Stage 2

Subject to the discussion below with respect to passive foreign investment companies, a US Holder will be required to include in gross income as ordinary income an amount equal to the US dollar value of any distributions paid on our CUFS, ADSs or CUFS converted to shares on the date the distribution is received (based on the exchange rate on that date) to the extent the distribution is paid out of our current and/or accumulated earnings and profits as determined for US federal income tax purposes. A US Holder may be subject to US income tax on such dividend income at a rate lower than the general tax rate applicable to ordinary income. A distribution in excess of earnings and profits will be treated first as a nontaxable return of capital, reducing the US Holder’s basis in the CUFS, ADSs or CUFS converted to shares and, to the extent in excess of basis, will be treated as gain from the sale or exchange of the US Holder’s CUFS, ADSs or CUFS converted to shares.

No Irish withholding tax will be imposed on dividends if the US Holder receiving the dividends has completed and filed the non-resident declaration form. ADS holders may not be required to submit the non-resident declaration in order to receive dividends without deduction of Irish dividend withholding tax provided their registered address is in the US.

9.2.6.	Dividend, Interest, or Royalty Payments made by our Subsidiaries in the US to us or our Subsidiaries that are Irish Tax Residents after Stage 2

In general, the US will impose a 30% withholding tax on a dividend, interest, or royalty payment made by our US subsidiaries to us or our subsidiaries that are tax residents in Ireland. The 30% US withholding tax rate may be reduced under the US/Ireland Treaty if the Irish entity receiving the dividend, interest, or royalty payment is a tax resident of Ireland under the US/Ireland Treaty and meets certain other requirements set forth in the US/Ireland Treaty.

As discussed below in “Irish Income Tax Consequences of the Proposal” in Section 9.4, as a result of the Proposal and the transfer of intellectual property and finance and treasury, Irish SE and the newly formed intellectual property and financing subsidiaries will be subject to tax in Ireland and therefore should be considered Irish tax residents under the US/Ireland Treaty.

After Stage 2 of the Proposal is implemented, assuming our CUFS and ADSs continue to be quoted and publicly traded on the ASX and the NYSE, respectively, and assuming that we meet any necessary trading and the other requirements of the US/Ireland Treaty, Irish SE and each of the newly-formed subsidiaries referred to above should each be entitled to benefits under the US/Ireland Treaty, including reduced withholding tax on the receipt of a dividend, interest or royalty payment made by our subsidiaries in the US.

Assuming we meet the trading and other requirements under the US/Ireland Treaty: a dividend paid by our subsidiaries in the US to us or our subsidiaries that are tax residents in Ireland should be subject to a 5% US withholding tax, provided the Irish tax resident entity receiving the dividend holds at least 10% of the stock of the US corporation paying the dividend, provided that the 10% ownership threshold is not met, the dividend will be subject to a 15% US withholding tax; and any interest or royalty payment made by our subsidiaries in the US to us or our subsidiaries that are Irish tax residents should be exempt from US withholding tax pursuant to the US/Ireland Treaty.

The US/Ireland Treaty is subject to change at any time through a renegotiation of its provisions, which may affect the US withholding rates and tax consequences of dividend, interest, or royalty payment made by our subsidiaries in the US.

9.2.7.  A US Holder’s disposition of CUFS, ADSs or Shares

Subject to the discussion below with respect to passive foreign investment companies, upon the sale, exchange or other disposition of our CUFS, ADSs or CUFS converted to shares, a US Holder will recognise capital gain or loss in an amount equal to the difference, if any, between the US Holder’s basis in the CUFS, ADSs or CUFS converted to shares, which usually is the US Holder’s cost of the security, and the amount realised on the disposition. Capital gains from the sale, exchange or other disposition of the CUFS, ADSs or CUFS converted to shares held more than one year is long-term capital gain, and, in the case of a US Holder that is not a corporation, is eligible for a maximum 15% rate of taxation. Gain or loss recognised by a US Holder on a sale, exchange or other disposition of the CUFS, ADSs or CUFS converted to shares generally will be treated as US source income or loss for purposes of the US foreign tax credit limitations. The deductibility of a capital loss recognised on the sale, exchange or other disposition of an ordinary share is subject to limitations.

9.2.8.  Passive Foreign Investment Companies

If you are a US person who holds shares in a passive foreign investment company (which we refer to as a PFIC), certain, generally adverse, US federal income tax rules will apply to you. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average value of its assets are considered “passive assets” (generally, assets that generate passive income). The determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question.

If a US person holds CUFS, ADSs or CUFS converted to shares in a PFIC, the US Holder could be subject to the additional US federal income taxes on gain recognised with respect to the disposition of the CUFS, ADSs or CUFS converted to shares, and on certain distributions treated as “excess distributions” as defined in Section 1291 of the Code (unless such US person elects to be taxed currently pursuant to a “mark-to-market” or “qualified electing fund” election). Generally, an excess distribution would occur in a taxable year when a US person receives a distribution from the PFIC that is greater than 125% of the average annual distributions received by such US Holder during the three preceding taxable years or, if shorter, during such US Holder ’s holding period in the CUFs, ADSs, or CUFS converted to shares of the PFIC. Generally, a US Holder would be required to allocate any excess distribution or gain from the sale or other disposition of its CUFS, ADSs, or CUFS converted to shares ratably over the US Holder’s holding period. Such amounts would be taxed at the highest applicable rate of tax on ordinary income and amounts allocated to prior taxable years would be subject to an interest charge at a rate applicable to underpayments of tax. Moreover, non-corporate US persons will not generally be eligible for reduced rates of taxation on any dividends from a PFIC in the taxable year in which such dividends are paid or in the prior tax year.

We believe that neither we nor our subsidiaries should be, for US federal income tax purposes, a PFIC, and we expect to operate in such a manner that neither we nor our subsidiaries at any point during or after implementation of the Proposal will become a PFIC. US Holders of our CUFS, ADSs or CUFS converted to shares should consult their own tax advisors regarding the effect of the PFIC rules to such holder, and the availability and effect of any election that may be available under the PFIC rules.

9.2.9.  Information Reporting and Backup Withholding

Payments of distributions on our CUFS, ADSs or CUFS converted to shares, or proceeds arising from the sale or other disposition of our CUFS, ADSs or CUFS converted to shares, to a US Holder (other than an exempt recipient, such as a corporation) made within the US or by a “US payor” or “US middleman” (as those terms are defined in applicable US Treasury regulations) generally will be subject to information reporting. Such payments generally will also be subject to backup withholding tax (currently imposed at a rate of 28%) if such US Holder fails to timely furnish a correct taxpayer identification number on US IRS Form W-9 or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. In addition to being subject to backup withholding tax, if a US Holder does not provide us (or our transfer agent) with the holder’s correct taxpayer identification number or other required information, the holder may be subject to penalties imposed by the US IRS. A US Holder may be allowed a refund or a credit equal to any amounts withheld under the US backup withholding tax rules against such US Holder’s US federal income tax liability, provided the US Holder timely furnishes the required information to the US IRS.

Non-U.S. Holders of our CUFs, ADSs, or CUFs converted to shares may, in certain circumstances, be subject to information reporting and backup withholding on payments of distributions on, or proceeds arising from the sale or other disposition of, our CUFs, ADSs, or CUFs converted to shares. Non-U.S. holders should consult their own tax advisors regarding the application of such provisions, the availability of exemptions, and the procedure for obtaining an exemption, if available, as applicable to their particular situations.

9.3.  Dutch Tax Consequences of the Proposal

For the purposes of this section, a “Dutch tax resident shareholder” is an individual or corporate Dutch tax resident holder of CUFS, ADSs or shares that holds such shares or CUFS on capital account. References in this section to shares should also be read as a reference to CUFS or ADSs in respect of such shares, unless otherwise stated.

The following discussion describes the material Dutch income tax considerations of the Proposal, and is based on the law and understanding of the practice of the tax authorities in The Netherlands as of the date of this Explanatory Memorandum. These are subject to change periodically as is their interpretation by the courts. No assurance can be given that the Dutch Revenue authorities would not assert, or that a court would not sustain a position contrary to any of the tax aspects described below. This discussion does not purport to be a complete analysis of the potential tax consequences of the Proposal for Dutch tax resident shareholders and non-Dutch resident shareholders and, except as noted below, is intended as a general guide to the Dutch income tax implications only. It should not be a substitute for advice from an appropriate professional adviser and all Dutch tax resident shareholders and non-Dutch resident shareholders are strongly advised to obtain their own professional advice on the Dutch tax consequences of the Proposal based on their own specific circumstances.

The Dutch tax consequences for JHI NV and for its non-Dutch tax resident shareholders on the specific issues discussed in Sections 9.3.1 through — 9.3.2.4 below are based upon an opinion received by JHI NV as of the date of this Explanatory Memorandum from PricewaterhouseCoopers Belastingadviseurs NV, our Dutch tax counsel in connection with the Proposal. The opinion, which is attached as an exhibit to the registration statement of which this Explanatory Memorandum forms a part, is incorporated herein by this reference.

The remainder of the following discussion, Sections 9.3.2.5, 9.3.3, and 9.3.4 set forth additional tax considerations applicable to the Proposal. However, the actual Dutch tax consequences discussed in these sections will depend on the specific facts and circumstances applicable to the Dutch tax resident holders or the Company. Accordingly, our Dutch tax counsel cannot provide opinions as to the actual tax consequences on the tax matters discussed in these sections. Our Dutch tax counsel has provided an opinion that these sections fairly summarize the relevant Dutch tax law.

The main components of the Proposal are:

•	our transformation into Dutch SE; and

•	our transfer of the corporate domicile of Dutch SE from The Netherlands to Ireland.

9.3.1.  JHI NV Taxation

Our transformation from an NV into Dutch SE does not constitute a taxable event for Dutch dividend withholding tax purposes. The transfer of the corporate domicile of Dutch SE from The Netherlands to Ireland is also not a taxable event for Dutch dividend withholding tax purposes. The Dutch Revenue authorities have confirmed these two statements in a private letter ruling.

After the Proposal is implemented, among other things, Irish SE will no longer be considered tax resident of The Netherlands for purposes of the tax treaty between The Netherlands and Ireland from the date the Irish Revenue authorities treat the company as Irish tax resident under the treaty, and for so long as the Irish Revenue authorities maintain that view.

We will incur an exit charge on leaving The Netherlands and be taxed on the excess of the market value of our assets over their tax book value except where investments in direct subsidiaries qualify for the participation exemption.

After the Proposal is implemented, dividends paid by Irish SE will not be subject to Dutch withholding tax. Also, after the Proposal is implemented, Irish SE will not be subject to corporate income tax in The Netherlands, except to the extent that the company earns Dutch source income that The Netherlands is permitted to tax under the tax treaty between The Netherlands and Ireland.

9.3.2.  Dutch Shareholder Taxation

9.3.2.1.	Dutch tax on future distributions: non-Dutch resident shareholders

Our Dutch dividend withholding tax position with respect to dividends distributed after our transformation into Dutch SE and prior to our transformation into Irish SE will not change, i.e., Dutch dividend withholding tax will still have to be withheld from dividends to shareholders. However, following our transformation into Irish SE, Dutch dividend withholding tax will no longer have to be withheld from our dividend distributions from the date the Irish Revenue authorities treat us as a tax resident of Ireland and for so long as we are and remain tax resident in Ireland.

9.3.2.2.	Dutch tax on future distributions: Dutch resident shareholders

Our Dutch dividend withholding tax position with respect to dividends distributed after our transformation into Dutch SE and prior to our transformation into Irish SE will not change and withholding tax will continue to be withheld from dividends paid.

After we transform from Dutch SE into Irish SE, we will be tax resident in Ireland under The Netherlands/Ireland tax treaty and Dutch dividend withholding tax will no longer have to be withheld from dividend distributions made after the Proposal is implemented and from the date the Irish Revenue authorities treat us as a tax resident of Ireland and for so long as we are and remain tax resident in Ireland. The Dutch Revenue authorities have confirmed this in a private letter ruling.

9.3.2.3.	Our transformation into Dutch SE and the subsequent transfer of Dutch SE to Ireland: non-Dutch resident individual and corporate shareholders

There will be no direct Dutch tax consequences for non-Dutch resident shareholders from our transformation from Dutch NV to Dutch SE.

The transfer of tax residence of Dutch SE from The Netherlands to Ireland is a taxable event for non-corporate shareholders who have both (a) a substantial shareholding and (b) who are resident of countries other than The Netherlands. For all other non-corporate shareholders and for all corporate shareholders the transfer of the tax residence of Dutch SE from The Netherlands to Ireland is not a taxable event for Dutch tax purposes. Someone has a substantial shareholding if he or she, together with his or her partner or close relative, directly or indirectly:

•	owns 5% or more of the issued capital of a company;

•	has rights to acquire directly or indirectly 5% or more of the issued capital of a company;

•	has profit shares that confer the right to receive 5% or more of the annual profits of a company or has rights to receive 5% or more of the liquidation distribution in the event of the liquidation of a company; or

•	is entitled to cast 5% or more of the votes in the general meeting of shareholders.

A substantial shareholder will be subject to tax only if his or her interest does not form part of the business assets of his or her business. Substantial shareholders who are residents of countries with which The Netherlands has concluded a double tax treaty, will not be subject to substantial interest tax, provided that the tax treaty allocates the right to tax capital gains arising from shares to the country of which they are a resident. For shareholders who are residents of the US, that condition is met, i.e., they will not be subject to this tax, unless they are US resident individuals who were tax resident in The Netherlands at any time in the previous five years and who, at the time of our ( the company’s) transfer of residence, alone or together with related individuals, own a 25% or greater interest in us. For shareholders who are residents of Australia, however, that condition is not met, i.e., Australian resident non-corporate shareholders with a substantial shareholding will therefore in principle be subject to Dutch substantial interest tax. For shareholders who are residents of the UK, The Netherlands/UK tax treaty currently in force allocates the exclusive taxing right of capital gains arising on the disposal of shares to the country in which the shareholder resides, which means that UK resident non-corporate shareholders with a substantial shareholding should in principle not be subject to Dutch substantial interest tax. However, the treaty provides an exception to this where the person was resident in The Netherlands at any time during the five years immediately preceding the disposal.

A new tax treaty has been signed between the UK and The Netherlands which is not yet in force. Under the new treaty, non-corporate substantial shareholders resident in the UK may be subject to Dutch substantial interest tax if they were residents of The Netherlands at any time in the previous six tax years. This time window is extended to ten years with respect to shareholders with a 20% or greater interest.

It should be noted that non-corporate substantial shareholders are already subject to this substantial interest tax in the event of a disposal of their interest if they are not resident in a country where they are protected by a tax treaty. The tax is triggered when the substantial interest is disposed of and is levied at a flat rate of 25% on the difference between the aggregate purchase price and the consideration received.

As set out above, the transfer of our tax residence from The Netherlands to Ireland when we transform from Dutch SE into Irish SE triggers this substantial interest tax if the relevant conditions of Dutch domestic tax law are met and the relevant shareholders are not protected by a tax treaty that allocates the right to tax capital gains arising from shares to the country of which they are a resident. The tax is levied in the form of a provisional assessment amounting to 25% on the difference between the market value of the shares at the time of migration from The Netherlands and their aggregate purchase price. Upon written request this assessment is deferred for 10 years. If the shareholder is an EU resident the deferral is automatic. Generally, the tax becomes payable — without interest — only if the shares are actually disposed of within these 10 years.

9.3.2.4.	Distributions and capital gains after our transfer to Ireland: non-Dutch resident individual and corporate shareholders

Distributions after our transformation into Irish SE are exempt from Dutch tax unless:

(i) such distribution is attributable to a business or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands; or

(ii) the distribution is made to an individual and qualifies as income from miscellaneous activities (belastbaar resultaat uit overage werkzaamheden) in The Netherlands as defined in the Dutch Income Tax Act 2001.

In cases where such a tax liability arises, individual shareholders shall be subject to Dutch income tax at progressive rates up to 52%; corporate shareholders shall be subject to corporate income tax at a maximum rate of

25.5%. In case such corporate shareholder owns 5% or more of our paid-up capital then such distribution may be exempt under the Dutch participation regime.

Capital gains arising from the transfer of shares in us after our transformation into Irish SE are exempt from Dutch tax unless:

(i) the capital gain is attributable to a business or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands;

(ii) the capital gain is made by an individual and qualifies as income from miscellaneous activities (belastbaar resultaat uit overage werkzaamheden) in The Netherlands as defined in the Dutch Income Tax Act of 2001; or

(iii) the shareholder is an individual who has a substantial shareholding in Irish SE at any time in the 10 years following our transfer to Ireland and if that shareholder is not protected by a tax treaty that allocates the right to tax the capital gain to the country of which that shareholder is a resident.

In cases where such tax liability under (i) and (ii) above arises, individual shareholders shall be subject to Dutch income tax at progressive rates up to 52%; corporate shareholders shall be subject to corporate income tax at a maximum rate of 25.5%. In case such corporate shareholder owns 5% or more of our paid-up capital then such capital gain may be exempt under the Dutch participation regime. In cases where a tax liability under (iii) arises, the substantial shareholder shall be subject to Dutch income tax at a rate of 25%.

The substantial interest rules are complex and substantial shareholders are strongly advised to consult their own tax counsel.

9.3.2.5.	Our transformation into Dutch SE and the subsequent transfer of Dutch SE to Ireland: Dutch resident individual and corporate shareholders

There will be no direct Dutch tax consequences for Dutch resident shareholders from our transformation from an NV into Dutch SE.

When Dutch SE transforms into Irish SE and our tax residence moves from The Netherlands to Ireland, the tax consequences for Dutch resident shareholders are as follows:

•	Individual shareholders with an interest of less than 5% are taxed on their shares as Box 3 income in their income tax return. Such assets are deemed to produce an annual yield of 4% which is taxable at a flat rate of 30%. Our transformation into Irish SE should not have any tax consequences on those shareholders and their Box 3 income is calculated and reported as normal in their income tax returns.

•	Individual shareholders with an interest of 5% or more are considered “substantial shareholders”; they are taxable at 25% on dividends and capital gains arising from their substantial interest. Our transformation from Dutch SE into Irish SE should not be deemed a disposal and therefore should not trigger the substantial interest tax so long as the individual shareholder with a substantial shareholding remains a resident of The Netherlands and does not dispose of his or her interest. If an individual shareholder with a substantial shareholding migrates from The Netherlands, then the Dutch Revenue authorities may provisionally assess the deemed capital gain arising on the individual’s substantial shareholding. The provisional assessment is calculated as being 25% of the difference between the market value at the time of migration from The Netherlands and their aggregate purchase price of the shares. Upon written request by the shareholders, this assessment is deferred for 10 years. If the shareholder is migrating to another EU country the deferral is automatic. Generally, the tax becomes payable only if the shares are actually disposed of within these 10 years. The Netherlands’ right to tax may be limited by double tax treaties entered into between The Netherlands and the country to which the substantial shareholder migrates.

•	Corporate shareholders that are resident in The Netherlands are subject to tax on dividends, gains and any other income arising from their shareholding. If they have a substantial interest (being 5% or more of our nominal paid-up shares), then dividends and gains arising on a disposal of our shares may be exempt under the Dutch participation exemption regime. The transformation of Dutch SE into Irish SE should in principle not result in tax consequences for corporate shareholders, unless the corporate shareholders dispose of their shares at the same time and their gains are not exempt under the participation exemption.

Where Dutch resident shareholders migrate from The Netherlands this may have tax consequences which may be mitigated by relevant double tax treaties.

This is a complex area and Dutch resident shareholders are strongly advised to consult their own tax counsel.

9.3.3.	Participation exemption

The exit charge on leaving the Netherlands (refer 9.3.1 above) does not apply if and to the extent the investments in our direct subsidiaries qualify for the participation exemption. We believe that our investments in our direct subsidiaries should qualify for the participation exemption. This conclusion can be based on two separate lines of reasoning that each lead to the same conclusion. The first line of reasoning is based on the understanding that the investments in subsidiary companies held by JHI NV represent the operating companies of the group and that their aggregate assets consist of more than 50% of qualifying assets (i.e., non-passive assets) such as machinery and equipment, inventory, trade receivables and unrecorded goodwill. Based on that understanding the participation exemption applies to the transaction. The second line of reasoning is that the US, Australian and New Zealand profits are subject to tax at a rate far in excess of 10%. Based on that understanding the participation exemption equally applies.

9.3.4.	Dutch Tax Consequences of the Associated Transaction/Transfer of Intellectual Property Assets and Treasury Function

See “Financial and Accounting Impact” in Section 1.3 for a discussion of the tax consequences to us as a result of the transfer of our intellectual property and treasury and finance operations.

9.4.	Irish Tax Consequences of the Proposal

For purposes of this section an “Irish tax resident shareholder” is an individual or corporate Irish tax resident holder of CUFS, ADSs or shares that holds such shares or CUFS on capital account. References in this section to shares should also be read as a reference to CUFS or ADSs in respect of such shares, unless otherwise stated.

The following section describes the material Irish tax considerations of the Proposal for JHI NV, Irish tax resident shareholders, and non-Irish resident shareholders at the date of this Explanatory Memorandum. These are subject to change periodically as is their interpretation by the courts. No assurance can be given that the Irish Revenue authorities would not assert, or that a court would not sustain a position contrary to any of the tax aspects described below. This summary regarding the Irish tax considerations does not purport to be a complete analysis of the potential tax consequences of the Proposal for Irish tax resident shareholders, and is intended as a general guide to the Irish tax implications only. It should not be a substitute for advice from an appropriate professional adviser and all Irish tax resident shareholders are strongly advised to obtain their own professional advice on the tax implications of the Proposal based on their own specific circumstances.

9.4.1.	JHI NV Taxation on Stage 1

There will be no Irish tax consequence upon implementation of Stage 1 of the Proposal, whereby we will transform to a European Company with our corporate domicile in The Netherlands.

9.4.2.	Irish SE Taxation on Stage 2

Stage 2 of the Proposal involves Dutch SE moving its corporate domicile to, and becoming tax resident of, Ireland. We have received a ruling from the Irish Revenue authorities with respect to certain tax aspects of the Proposal. See “Irish Ruling Requests” in Section 6.2.

9.4.3.	Irish SE Shareholders Taxation

9.4.3.1.	Tax on future dividends from Irish SE: non-Irish resident shareholders

Distributions made by Irish SE to non-Irish resident shareholders will generally be subject to Irish dividend withholding tax at the standard rate of income tax (currently 20%) unless you are a shareholder who falls within one of the categories of exempt shareholders referred to below. No dividend withholding tax will apply where the non-Irish resident shareholder files the non-resident declaration form and qualifies for an exemption, as set forth below. Where dividend withholding tax applies, Irish SE will be responsible for withholding the dividend withholding tax at source. For dividend withholding tax purposes, a dividend includes any distribution made by Irish SE to its shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend.

Dividend withholding tax is not payable where an exemption applies provided that we have received all necessary documentation required by the relevant legislation from our shareholder prior to payment of the dividend.

Certain of our non-Irish tax resident shareholders (both individual and corporate) are also entitled to an exemption from dividend withholding tax. In particular, a non-Irish tax resident shareholder is not subject to dividend withholding tax on dividends received from Irish SE if you are:

•	an individual shareholder resident for tax purposes in either a member state of the EU (apart from Ireland) or in a country with which Ireland has a double tax treaty, and the individual is neither resident nor ordinarily resident in Ireland;

•	a corporate shareholder not resident for tax purposes in Ireland nor ultimately controlled, directly or indirectly, by persons so resident and which is resident for tax purposes in either a member state of the EU (apart from Ireland) or a country with which Ireland has a double tax treaty;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in either a member state of the EU (apart from Ireland) or in a country with which Ireland has a double tax treaty;

•	a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognised stock exchange in either a member state of the EU (including Ireland where the company trades only on the Irish stock exchange) or in a country with which Ireland has a double tax treaty or on an exchange approved by the Irish Minister for Finance; or

•	a corporate shareholder that is not resident for tax purposes in Ireland and is wholly-owned, directly or indirectly, by two or more companies the principal class of shares of each of which is substantially and regularly traded on a recognised stock exchange in either a member state of the EU (including Ireland where the company trades only on the Irish stock exchange) or in a country with which Ireland has a double tax treaty or on an exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above, you have made the appropriate non-resident declaration to Irish SE prior to payment of the dividend. Those of you who currently hold ADSs may not be required to submit an appropriate declaration in order to receive dividends without deduction of Irish dividend withholding tax provided your registered address is in the US.

9.4.3.2.	Tax on future dividends from Irish SE: Irish resident shareholders

Certain categories of Irish tax resident shareholders are entitled to an exemption from dividend withholding tax, including Irish tax resident companies.

9.4.3.3.	Tax on future disposal of Irish SE Shares: Non-Irish resident shareholders

Shareholders who are not Irish tax resident, or in the case of individuals, are not tax resident and not ordinarily resident for tax purposes in Ireland will not be liable for Irish tax on chargeable gains realised on a subsequent disposal of Irish SE’s shares unless such shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in Ireland through a branch or an agency. Such shareholders may be subject to foreign taxation on any gain under local law of the jurisdiction of their residence. An individual who is temporarily a non-resident of Ireland at the time of the disposal may, under anti-avoidance legislation, still be liable to Irish taxation on any chargeable gains realised (subject to the availability of exemptions or reliefs).

9.4.3.4.	Tax on future disposal of Irish SE Shares: Irish resident shareholders

A disposal of Irish SE’s shares by shareholders who are resident or ordinarily resident in Ireland may, subject to availability of exemptions and reliefs, give rise to a chargeable gain or allowable loss for the purpose of Irish capital gains tax.

9.4.3.5.	Irish stamp duty on future transfers of Irish SE shares

We have obtained a ruling from the Irish Revenue authorities confirming that any electronic transfers of shares by you through the CHESS or the ADR system will be treated as exempt from stamp duty in Ireland. If you undertake an off-market transaction involving a transfer of the underlying shares, this will be subject to Irish stamp duty at a rate of 1% of market value or consideration paid, whichever is greater and will not be able to be registered until duly stamped. An off-market transfer of CUFS will also, where evidenced in writing, be subject to the 1% Irish stamp duty. In addition a conversion of shares into CUFS or ADSs or a conversion of CUFS or ADSs into underlying shares will be liable to 1% Irish stamp duty where the conversion is on a sale or in contemplation of a sale. In each case, payment of this stamp duty will be the responsibility of the person receiving the transfer.

9.5.	UK Tax Consequences of the Proposal

For the purposes of this section, a “UK tax resident shareholder” in JHI NV is an individual or corporate UK tax resident holder of CUFS, ADSs or shares (who holds their CUFS, ADSs or shares on capital account). References in this section to shares should also be read as a reference to CUFS or ADSs in respect of such shares, unless otherwise stated.

The following section sets forth the material UK income tax considerations of the Proposal for JHI NV and UK tax resident shareholders. The comments are based on the law and understanding of the practice of the tax authorities in the UK as at the date of this Explanatory Memorandum. These are subject to change periodically as is their interpretation by the courts. No assurance can be given that Her Majesty’s Revenue & Customs (which we refer to as the HMRC) would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below. This summary regarding the UK income tax considerations does not purport to be a complete analysis of the potential tax consequences of the Proposal for UK tax resident shareholders and is intended as a general guide to the UK income tax implications only. It should not be a substitute for advice from an appropriate professional adviser and all UK tax resident shareholders are strongly advised to obtain their own professional advice on the tax implications of the Proposal based on their own specific circumstances. It is based on current UK legislation and an understanding of current HMRC published practice as at the date of this Explanatory Memorandum.

This summary is intended as a general guide and, except where express reference is made to the position of non-UK residents, apply only to JHI NV shareholders who are resident and, if individuals, ordinarily resident and domiciled in the UK for tax purposes. They relate only to such JHI NV shareholders who hold their JHI NV shares directly as an investment (other than under an individual savings account) and who are absolute beneficial owners of those JHI NV shares. These paragraphs do not deal with certain types of shareholders, such as persons holding or acquiring JHI NV shares in the course of trade or by reason of their, or another’s, employment, collective investment schemes and insurance companies.

No rulings have been or will be sought from HMRC regarding any matter described in this Explanatory Memorandum.

9.5.1.	JHI NV Taxation

JHI NV, both prior to and following its transformation to Dutch SE (in Stage 1) and Irish SE (in Stage 2) should not be subject to UK corporation tax on its profits provided that it is not tax resident in the UK and it is not, prior to or following its transformation to Dutch SE and Irish SE, carrying on a business in the UK through a permanent establishment.

9.5.2.	UK Shareholder Taxation

9.5.2.1.	Capital gains consequences for UK tax resident shareholders of the transformation to Dutch SE

Our transformation to Dutch SE in Stage 1 will involve a change of corporate form only, without any change in legal entity. Stage 1 of the Proposal will not involve any actual or deemed redemption or cancellation of our shares or the issue of any new shares or securities to the UK tax resident shareholders, nor will any UK tax resident shareholders receive any consideration in respect of the transformation.

The transformation to Dutch SE should not therefore give rise to a capital gain or capital loss for UK tax resident shareholders under the UK capital gains legislation, since there should be no disposal of shares for the following reasons:

•	we are the same legal entity as Dutch SE and UK tax resident shareholders will hold the same number and kind of shares with the same rights both before and after the transformation. Therefore, there is no disposal by UK tax resident shareholders of their shares in us;

•	there is no actual or deemed cancellation or redemption of the shares held by the UK tax resident shareholders in us; and

•	UK tax resident shareholders will not receive any new shares in Dutch SE or any other type of consideration as a result of our transformation to Dutch SE.

9.5.2.2.	Capital gains consequences for UK tax resident shareholders of the transformation of Dutch SE to Irish SE

Upon implementation of Stage 2 of the Proposal, Dutch SE will move its registered office from The Netherlands to Ireland and will transform to Irish SE. The transformation to Irish SE does not affect the company’s identity or continuity as a legal person, and it remains with the same assets and liabilities, rights and obligations following the transfer of its corporate domicile to Ireland. Furthermore, the transformation of Dutch SE to Irish SE does not involve a change in legal personality of the entity and this stage will not involve any actual or deemed redemption or cancellation of Dutch SE shares or the issue of any new shares or securities to the UK tax resident shareholders, nor will UK tax resident shareholders receive any consideration in respect of this transformation.

As described in “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4, to allow the transformation of Dutch SE to Irish SE, Irish SE will adopt a form of memorandum and articles of association that comply with Irish company law and the SE Regulation and this adoption will impact the rights of the UK tax resident shareholders.

The transformation of Dutch SE to Irish SE should not result in a capital gain or capital loss for UK tax resident shareholders under the UK capital gains legislation, as there should be no disposal of shares for the following reasons:

•	Dutch SE is the same legal entity both before and after its transformation from Dutch SE to Irish SE and UK tax resident shareholders will hold the same shares before and after the transformation;

•	the adoption of new constituent documents for Irish SE at the point of registration of Irish SE does not constitute a disposal or part disposal of the shares in Dutch SE;

•	there is no actual or deemed cancellation or redemption of the shares held by UK tax resident shareholders in Dutch SE as a result of the transformation to Irish SE or the adoption of new constituent documents for Irish SE; and

•	UK tax resident shareholders will not receive any new shares in Irish SE or any other type of consideration as a result of the transformation of Dutch SE to Irish SE, including as a result of the change in rights of the UK tax resident shareholders following adoption of new constituent documents for Irish SE.

9.5.3.	Tax on Future Dividends and Distributions From Irish SE

9.5.3.1.	Individuals

An Irish SE shareholder who is resident and ordinarily resident in the UK for tax purposes and UK domiciled will generally be subject to UK income tax at the rate of 10% in the case of basic rate tax payers and 32.5% in the case of higher rate tax payers. This assumes that the remittance basis of taxation is not claimed and is based on the gross amount of any dividends paid by Irish SE before deduction of Irish tax withheld (if any). UK resident, ordinarily resident and domiciled Irish SE shareholders may be able to apply for an exemption from withholding taxes under Irish domestic law or the UK-Ireland double tax treaty and Irish SE shareholders are referred generally to “Irish Income Tax consequences of the Proposal” in Section 9.4 for a description of the Irish consequences of the payment of dividends by Irish SE. No Irish withholding tax will be imposed on dividends if the UK tax resident shareholder receiving the dividends has completed and filed the non-resident declaration form.

HMRC will generally give credit for Irish dividend withholding tax withheld from the payment of a dividend (if any) and not recoverable from the Irish tax authorities against the income tax payable by the relevant Irish SE shareholder in respect of the dividend.

An individual shareholder of Irish SE who is resident and ordinarily resident in the UK for tax purposes and UK domiciled and who owns a shareholding of less than 10% in Irish SE should, for dividends received from Irish SE, be entitled to a non-repayable tax credit. It is proposed that, in respect of individuals who own a shareholding of 10% or more, such individuals will also be entitled to a non-repayable tax credit with effect from April 6, 2009. The value of the tax credit will be one-ninth of the amount of the dividend paid by Irish SE and the tax credit is added to the amount paid to compute the gross amount of the dividend paid by Irish SE. The gross amount of the dividend will be regarded as the top slice of the Irish SE shareholder’s income and will be subject to UK income tax as set out above. The tax credit will be available to set against such shareholder’s liability (if any) to tax on the gross amount of the dividend.

9.5.3.2.	Pension funds

A shareholder of Irish SE who is a UK pension fund should be exempt from tax on dividends received from Irish SE. There is no mechanism to recover any withholding tax deducted overseas.

9.5.3.3.	UK company holding less than 10% of the issued share capital of Irish SE

A shareholder of Irish SE who is a UK company holding less than 10% of the issued share capital of Irish SE should be subject to UK corporation tax at 28%. Any dividends paid by Irish SE to UK tax resident shareholders should be payable without deduction of Irish dividend withholding tax provided UK tax resident shareholder has completed a requisite non-resident declaration form and returned to Irish SE prior to payment of any dividend. UK tax resident shareholders may not be required to complete a requisite declaration form in order to receive dividends without deduction of Irish dividend withholding tax provided the conditions of Directive 90/435/EEC (July 23, 1990), as amended by Directive 2003/123/EC (February 2, 2004), concerning distributions of profits to parent companies (which we refer to as the EU Parent Subsidiary Directive) are met. However, if a UK tax resident shareholder does not meet the conditions of the EU Parent Subsidiary Directive and has not completed a requisite non-resident declaration form, Irish SE will be required to remit 20% of the gross dividend to the tax authorities in Ireland as dividend withholding tax.

The assessable income of a UK tax resident shareholder will need to include the gross amount of the dividend from Irish SE (i.e., the dividend before withholding tax has been deducted). The dividend income will be subject to UK corporation tax at 28%. However, it may be possible to reduce the UK corporation tax payable on the dividend by the amount of withholding tax. This is called double tax relief.

In its recent decision in the Franked Investment Income Group Litigation Order case (C-446/04) (which we refer to as the FII GLO), the European Court of Justice held that the current UK system for taxation of dividends paid by companies in other EU member states to UK corporation tax payers holding less than 10% of the voting power of the company (also known as “portfolio dividends”) was contrary to EU law. The UK government has not yet issued any statement as to how it intends to react to this judgment in relation to portfolio dividends as the FII GLO is still before the UK courts. UK corporation tax payers receiving portfolio dividends from Irish SE should consult an appropriate professional adviser as to the implications of the FII GLO.

HMRC are in the middle of a consultation process which is expected to change how the UK taxes UK companies’ foreign profits including foreign dividends. Draft legislation has been released but may still be subject to change before enactment. A new dividend exemption is proposed to be effective from July 1, 2009. This may therefore impact significantly on the comments above. UK corporation tax payers receiving dividends from Irish SE should consult an appropriate professional adviser as to the implications of the changes to the taxation of foreign profits.

9.5.3.4.	UK company holding more than 10% of the issued share capital of Irish SE

A shareholder of Irish SE who is a UK company holding more than 10% of the issued share capital of Irish SE should be subject to UK corporation tax at 28%. Any dividends paid by Irish SE to UK tax resident shareholders should be payable without deduction of Irish dividend withholding tax provided UK tax resident shareholders have completed a requisite non-resident declaration form and returned to Irish SE prior to payment of any dividend. UK tax resident shareholders may not be required to complete a requisite declaration form in order to receive dividends without deduction of Irish dividend withholding tax provided the conditions of the EU Parent Subsidiary Directive are met. However, if a UK tax resident shareholder does not meet the conditions of the EU Parent Subsidiary Directive and has not completed a requisite non-resident declaration form, Irish SE will be required to remit 20% of the gross dividend to the tax authorities in Ireland as dividend withholding tax.

The assessable income of a UK tax resident shareholder will need to include the gross amount of any dividend from Irish SE (i.e., before any dividend withholding tax has been deducted) further grossed up for underlying tax suffered on the profits from which the dividend was paid. The dividend income will be subject to UK corporation tax at 28%.

However, it may be possible to reduce the UK corporation tax payable on the dividend by the amount of withholding tax and underlying tax. This is called double tax relief. The availability of double tax relief will depend on the individual circumstances of a UK tax resident shareholder. Therefore, UK tax resident shareholders should consult an appropriate professional adviser.

In its recent decision in the FII GLO, the European Court of Justice held that the current UK system for taxation of dividends paid by companies in other EU member states to UK corporation tax payers holding more than 10% of the voting power of the company was contrary to EU law. The UK government has not yet issued any statement as to how it intends to react to this judgment as the FII GLO is still before the UK courts. UK corporation tax payers receiving dividends from Irish SE should consult an appropriate professional adviser as to the implications of the FII GLO.

HMRC are in the middle of a consultation process which is expected to change how the UK taxes UK companies’ foreign profits, including foreign dividends. Draft legislation has been released but may still be subject to change before enactment. The introduction of a dividend exemption will be effective from July 1, 2009. This may therefore impact significantly on the comments above. UK corporation tax payers receiving dividends from Irish SE should consult an appropriate professional adviser as to the implications of the changes to the taxation of foreign profits.

9.5.4.	Tax on Capital Gains

An individual’s liability for UK tax on chargeable gains will depend on the individual circumstances of Dutch SE and Irish SE shareholders.

9.5.4.1.	Disposal of Irish SE shares by UK resident and ordinarily resident Irish SE shareholders

A disposal of Irish SE shares by a shareholder of Irish SE who is resident and ordinarily resident in the UK for tax purposes and domiciled in the UK may, depending on individual circumstances (including the availability of exemptions and reliefs), gives rise to a chargeable gain or allowable loss for the purposes of the UK taxation of chargeable gains.

Capital gains tax is currently charged at a rate of 18%. Factors which are likely to determine the extent to which a capital gain arising from the disposal of Irish SE shares will be subject to capital gains tax include the level of the annual exemption of tax-free capital gains in the tax year in which the disposal takes place, the extent to which the Irish SE shareholder realises any other capital gains in that year and the extent to which the Irish SE shareholder has incurred capital losses in that or any earlier tax year. However, the extent to which a capital gain arising from the disposal of Irish SE shares will be subject to capital gains tax depend on individual circumstances.

9.5.4.2.	Disposal of Irish SE shares by non-UK tax resident Irish SE shareholders

A shareholder of Irish SE who is not resident and, in the case of an individual, not ordinarily resident or domiciled for tax purposes in the UK will not generally be liable for UK tax on capital gains realised on a subsequent disposal of their Irish SE shares unless such Irish SE shares are acquired for use by or for the purposes of a branch or agency through which such person is carrying on a trade, profession or vocation in the UK. Such Irish SE shareholders may be subject to foreign taxation on any gain under local law of their county of residence.

A shareholder of Irish SE who is an individual and who is temporarily a non-resident of the UK at the time of the disposal may, under anti-avoidance legislation, still be liable to UK taxation on any chargeable gain realised (subject to the availability of exemptions or reliefs).

9.5.4.3.	Pension funds

A shareholder of Irish SE who is a UK pension fund should be exempt from tax on disposals of shares in Irish SE.

9.5.4.4.	UK company holding less than 10% of the issued share capital of Irish SE

An Irish SE shareholder who is a UK company holding less than 10% of the issued share capital of Irish SE should be subject to UK corporation tax generally at 28% on capital gains arising on the disposal of shares. A deduction should be available for the costs of acquisition of the shares that are being disposed, adjusted for inflation.

9.5.4.5.	UK company holding more than 10% of the issued share capital of Irish SE

A shareholder of Irish SE who is a UK company holding more than 10% of the issued share capital of Irish SE may be eligible for substantial shareholdings relief upon disposal of shares in Irish SE. There are a number of criteria to be satisfied and eligibility will depend on individual facts and circumstances. Therefore, each UK tax resident shareholder should consult an appropriate professional adviser. If substantial shareholdings exemption is not available, any capital gain on the disposal of shares in Irish SE will be subject to UK corporation tax generally at 28%. In computing any gain, a deduction should be available for the costs of acquisition of the shares being disposed of, adjusted for inflation.

9.5.4.6.	UK Stamp duty and stamp duty reserve tax

The transformation of Dutch NV to Dutch SE will involve no change of the underlying legal entity, merely a change in the status of that entity from an NV to an SE and the transformation will not involve any actual or deemed redemption or cancellation of shares in Dutch NV nor the issue of any new shares in Dutch SE. Consequently, no UK stamp duty or stamp duty reserve tax (which we refer to as SDRT) would arise on that transformation.

Furthermore, the transformation of Dutch SE to Irish SE will involve no change of the underlying legal entity. Consequently, no UK stamp duty or SDRT would arise on that movement of domicile.

No UK stamp duty would arise on the future transfer of Irish SE shares provided the relevant transfer documentation is signed and retained outside the UK. Further, no SDRT would arise in respect of any agreement to transfer Irish SE shares provided these shares are issued outside the UK and, if in registered form, are registered on a register kept outside the UK.

10. CERTAIN INFORMATION CONCERNING US AND IRISH PLC SUBSIDIARY

10.1.	JHI NV

10.1.1.	Dissenters’ Rights of Appraisal

Under Dutch company law, you do not have dissenters’ or appraisal rights in connection with the Proposal.

10.1.2.	Interest of Certain Persons in Matters to be Acted Upon

As of June 30, 2009, your directors and executive officers and their affiliates held 222,422 (or about 0.051%) of our then outstanding CUFS and 3,800 of our then outstanding ADSs (or less than 0.93%). As of June 30, 2009 all directors, executive officers and their affiliates as a group, held an aggregate of 0.055% of the outstanding shares entitled to vote at the extraordinary general meeting.

10.1.3.	Voting Securities and Principal Holders Thereof

432,263,720 of our shares were outstanding as of June 30, 2009. Each share outstanding is entitled to one vote.

10.1.4.	Major Shareholders

To our knowledge, based on shareholder notices filed with the ASX (unless indicated otherwise below), as of June 30, 2009, the following table identifies the shareholders who beneficially owned 5% or more of our shares and their holdings and percentage of shares outstanding as of the date of their last respective notices:

	Shares Beneficially	Percentage of
Shareholder	Owned	Shares Outstanding

Lazard Asset Management Pacific Co.(1)	40,889,912	9.46%
Schroder Investment Management Australia Limited(2)	31,024,755	7.18%
National Australia Bank Limited Group(3)	28,198,184	6.52%
Concord Capital(4)	26,178,231	6.06%
Vanguard Investments Australia Ltd.(5)	22,097,739	5.11%

(1)	Lazard Asset Management Pacific Co. became a major shareholder on April 1, 2004, with a holding of 24,505,916 shares of our issued share capital and, through subsequent purchases, increased its holding of our issued share capital on April 24, 2008 to 65,424,399 shares. Through subsequent sales, Lazard reduced its holding to 40,889,912 shares of our issued share capital in the last notice received.

(2)	Schroder Investment Management Australia Limited became a major shareholder on January 28, 2004, with a holding of 25,485,997 shares of our issued share capital and, through subsequent purchases, increased its holdings of our issued share capital on April 6, 2004 to 39,835,741 shares. Schroder Investment Management Australia Limited reduced its holdings to 31,024,755 shares of our issued share capital on January 8, 2007 in the last notice received.

(3)	National Australia Bank Limited Group became a major shareholder on May 25, 2004, with 23,060,940 shares of our issued share capital and, through subsequent purchases, increased its holdings of our issued share capital to 28,198,184 shares on June 16, 2004 in the last notice received.

(4)	Concord Capital became a major shareholder on June 18, 2004, with 24,499,832 shares of our issued share capital. Their substantial holding status ceased on August 6, 2004 when their holdings in our issued share capital fell below 5%. On August 20, 2004, their holdings increased to over 5% of our issued share capital but their substantial holding status again ceased when their holdings of our issued share capital fell below 5% on April 8, 2005. On October 26, 2007, Concord Capital became a substantial shareholder again with a holding of 23,723,697 shares of our issued share capital and, through subsequent purchases, increased its holding of our issued share capital to 26,178,231 shares on May 5, 2009 in the last notice received.

(5)	Vanguard Investments Australia Ltd became a major shareholder on April 3, 2008, with a holding of 22,097,739 shares of our issued share capital.

Orion Asset Management Limited became a major shareholder on May 16, 2008, with a holding of 22,659,318 shares of our issued share capital and ceased to be a major shareholder on August 12, 2008.

Suncorp Metway Limited and its subsidiaries became a major shareholder on June 29, 2007, with a holding of 23,520,538 shares of our issued share capital and ceased to be a major shareholder on March 19, 2009.

Baillie Gifford & Co. and its affiliated companies became a major shareholder on December 24, 2007, with a holding of 24,577,253 shares of our issued share capital and ceased to be a major shareholder on June 24, 2009.

The Capital Group Companies, Inc. became a major shareholder on August 3, 2004, with a holding of 23,331,660 shares of our issued share capital and ceased to be a major shareholder on June 25, 2009.

Each of the above shareholders has the same voting rights as all other holders of our shares. To our knowledge, except for the major shareholders described above, we are not directly or indirectly owned or controlled by another corporation, by a foreign government or by any other natural or legal persons severally or jointly.

10.1.5.	Other Security Ownership Information

As of June 30, 2009, 0.45% of our outstanding shares were held by 63 CUFS holders who have registered addresses in the US. In addition, as of June 30, 2009, 0.53% of our outstanding shares were represented by ADSs held by 9 holders, all of whom have registered addresses in the US. A total of 0.97% of our outstanding shares were registered to 72 US holders as of June 30, 2009. We estimate that as of June 30, 2009, approximately 16% of our outstanding shares were held by beneficial holders who were located in the US.

10.1.6.	Directors and Officers

10.1.6.1.	Directors and senior management

The information set forth under the heading “Item 6. Directors, Senior Management and Employees — Directors and Senior Management” in our Annual Report on Form 20-F, as well as in our reports on Form 6-K that are incorporated by reference into this Explanatory Memorandum, is incorporated by reference in this paragraph.

10.1.6.2.	Compensation

The information set forth under the heading “Item 6. Directors, Senior Management and Employees — Compensation,” in our Annual Report on Form 20-F, as well as in our reports on Form 6-K that are incorporated by reference into this Explanatory Memorandum, is incorporated by reference in this paragraph.

10.1.6.3.	Share ownership

The information set forth under the heading “Item 6. Directors, Senior Management and Employees — Share Ownership,” in our Annual Report on Form 20-F, as well as in our reports on Form 6-K that are incorporated by reference into this Explanatory Memorandum, is incorporated by reference in this paragraph.

In addition:

•	David Harrison acquired 2,384 CUFS pursuant to the Supervisory Board Share Plan on June 26, 2009.

•	Russell Chenu acquired 1,000 CUFS on June 26, 2009.

•	Michael Hammes acquired 4,497 CUFS pursuant to the Supervisory Board Share Plan on June 26, 2009.

•	James Osborne acquired 2,551 CUFS pursuant to the Supervisory Share Plan on June 26, 2009.

10.1.6.4.	Interest of management in certain transactions

The information set forth under the heading “Item 7. Major shareholders and Related Party Transactions — Related Party Transactions,” in our Annual Report on Form 20-F, as well as in our reports on Form 6-K that are incorporated by reference into this Explanatory Memorandum, is incorporated by reference in this paragraph.

In addition, since April 1, 2008, repayments totaling US$1,369 were received in respect of the Executive Share Purchase Plan. In addition, one former executive director of a subsidiary repaid his loan in full on August 28, 2008, leaving only one former executive director as a participant in the Plan.

As a matter of law, all employment and services agreements concluded by us will automatically pass to Dutch SE upon legal effectiveness of Stage 1 of the Proposal and to Irish SE on legal effectiveness of Stage 2 of the Proposal, unless otherwise provided for in the respective agreement.

10.2.	Irish plc Subsidiary

In connection with the Proposal, we have formed JHCBM plc (Irish plc Subsidiary) as a subsidiary under the laws of Ireland. Irish plc Subsidiary has no significant assets or liabilities and has not engaged in any business or other activities other than in connection with its formation and the Proposal. Irish plc Subsidiary will cease to exist after implementation of Stage 1 of the Proposal.

11. DESCRIPTION OF DUTCH SE ORDINARY SHARES

Below is a description of Dutch SE’s shares. In addition to the information described below, refer to “Summary of Key Corporate Law Differences Between Dutch SE and Irish SE” in Section 5.4 for additional information relating to issuances of additional shares, pre-emptive rights, share repurchases, dividends and distributions, and shareholder meetings.

11.1.	Share Capital

11.1.1.	General

Authorised share capital will amount to €1.8 billion, consisting of 2 billion shares, with a nominal value of €0.59 each, of which 432,214,668 were issued and outstanding as of the date of our most recent balance sheet included in our financial statements as of March 31, 2008 and approximately 432,263,720 are expected to be issued and outstanding upon implementation of Stage 1 based on our number of shares outstanding at June 30, 2009.

As of the date of our most recent balance sheet included in our financial statements as of March 31, 2008 none of our outstanding shares were restricted shares issued to employees; there were no restricted stock units issued to employees conferring a right to currently unissued shares; none of our outstanding shares were held by subsidiaries; none of our outstanding shares were held as treasury shares; 20,135,086 of our unissued shares were outstanding to employees, of which 8,736,099 had vested and were capable of being exercised; and 1,210,735 of our unissued shares were subject to options held by our former employees and were vested and capable of being exercised.

As of June 30, 2009: none of our outstanding shares were restricted shares held by employees; there were 4,046,255 restricted stock units issued to employees conferring a right to currently unissued shares; none of our outstanding shares were held by our subsidiaries; none of our outstanding shares were held as treasury shares; 16,525,893 of our unissued shares were outstanding to employees, of which 11,025,678 had vested and were capable of being exercised; and 804,992 of our unissued shares were subject to options held by our former employees and were vested and capable of being exercised. As of January 1, 2008 we had 467,863,821 shares issued and outstanding and as of December 31, 2008 we had 432,948,363 shares issued and outstanding. There are no resolutions, authorisations or approvals by which shares have been or will be created or issued, other than approvals to issue shares on exercise of vested share options or restricted stock units.

Upon proposal by Dutch SE’s Managing Board and subject to Dutch law, Dutch SE’s shareholders may reduce Dutch SE’s issued share capital by cancellation of shares where Dutch SE has acquired such shares or by reducing the par value of shares. A partial repayment or release must be made pro rata to all shares concerned. The pro rata requirements may be waived by agreement of all shareholders concerned. At the 2008 annual general meeting on August 22, 2008, our shareholders approved a grant of power to the Managing Board to reduce our share capital by up to 10% and we will be seeking a renewal of that authority at the 2009 annual general meeting. Dutch SE’s articles of association will provide for the continuation of this authorisation with the same expiry date applicable to our Managing Board’s authority as set out in the table below.

11.1.2.	Changes in our Issued and Outstanding Share Capital in the Last Three Years

Within the last three years, we have issued or reduced our share capital as follows:

Date of Issuance/Reduction	Number/Type of Shares (Par Value €0.59)

Year ended March 31, 2007	issued 3,988,880 shares on exercise of options
Year ended March 31, 2008	issued 606,079 shares on exercise of options
March 31, 2008	cancelled 34,978,107 shares held in treasury
Year ended March 31, 2009	issued 49,052 shares on exercise of options
March 31, 2009	cancelled 708,695 shares held in treasury

11.2.	Description of CUFS

11.2.1.	Overview

CUFS are CHESS units of foreign securities representing beneficial ownership of shares, legal title to which is held by an Australian depository entity, being CHESS Depository Nominees Pty Ltd. Each of Dutch SE’s CUFS will represent beneficial ownership of one of Dutch SE’s shares.

The key practical difference between CUFS and shares is that CUFS holders will not be able to vote CUFS directly at general meetings of shareholders. A CUFS holder, however, may vote at Dutch SE’s general meetings in any of the following ways:

•	by instructing CHESS Depository Nominees Pty Ltd., as legal owner of the shares of Dutch SE represented by the CUFS, how to vote the shares of Dutch SE represented by the holder’s CUFS; or

•	by converting the holder’s CUFS into shares of Dutch SE represented thereby and voting the shares at the meeting, which must be undertaken prior to the meeting. However, in order to sell their shares on the ASX thereafter, it will be first necessary to convert them back to CUFS.

Dutch SE will distribute, or cause to be distributed, more detailed instructions and the appropriate proxy or other forms to CUFS holders, including The Bank of New York Mellon, prior to any general meetings. In any case, Dutch SE cannot guarantee that the instructions, proxies and forms will be received by CUFS holders in time for such CUFS holder to take the necessary actions to vote as described above. Dutch SE cannot assure you that The Bank of New York Mellon, as a holder of CUFS underlying ADRs, will receive proxies or forms in time to enable it to distribute them to ADR holders with sufficient time for ADR holders to take the necessary actions to enable The Bank of New York Mellon to vote as instructed.

CUFS holders will receive holding statements in lieu of certificates for their CUFS. The holding statement sets out the number of Dutch SE CUFS held by each holder and the reference number of that holding. The current holding statements evidencing CUFS will not be reissued and will continue to evidence the same number and kind of securities following implementation of Stage 1 of the Proposal. An updated holding statement will only be provided to CUFS holders if there is a change in their holding of Dutch SE CUFS.

A summary of the rights and entitlements of holders of Dutch SE’s CUFS is set out below. Further information about CUFS is available from Dutch SE’s share registry, ASX, or most Australian stockbrokers.

11.2.2.	Converting from a CUFS Holding to a Certified Holding of Shares

Dutch SE’s CUFS holders will be able to convert their CUFS holding to a holding of shares of Dutch SE by:

•	in the case of issuer sponsored CUFS, notifying Dutch SE’s share registry; or

•	in the case of CUFS sponsored on the CHESS subregister, notifying their sponsoring broker.

In either case, once Dutch SE’s share registry has been notified, it will provide the holder with the necessary transfer forms.

Shareholders who hold shares of Dutch SE directly will not be able to sell their shares on the ASX. The transfer of Dutch SE’s shares (as opposed to Dutch SE’s CUFS) requires the execution of a deed by both the transferor and transferee. The transfer will have effect when Dutch SE is a party to the deed, when the deed of transfer is served upon Dutch SE or when the transaction is acknowledged by Dutch SE. If a certificate has been issued for a share, such certificate must be delivered to Dutch SE before a transfer can be effected and Dutch SE must endorse such transfer on the share certificate or issue a new certificate.

11.2.3.	Dividends and Other Shareholder Entitlements

ASX Settlement and Transfer Corporation Pty Limited is the settlement processing facility for ASX’s market and provides settlement and asset registration services. ASX Settlement and Transfer Corporation Pty Limited’s operating rules are known as the ASTC Settlement Rules. These rules require Dutch SE to treat CUFS holders as if they were the holders of the underlying shares for purposes of dividends and other entitlements.

The ASTC Settlement Rules ensure that CUFS holders have all economic benefits of legal ownership. If a cash dividend or any other cash distribution is made in a currency other than Australian dollars, Dutch SE’s share registry (acting as CHESS Depository Nominees Pty Ltd.’s agent) will convert the dividend or other cash distributions into Australian dollars. These will then be distributed to Dutch SE’s CUFS holders in Australian dollars in accordance with each CUFS holder’s entitlement. In respect of dividends to ADR holders, we expect that Dutch SE will pay dividends in US dollars directly to The Bank of New York Mellon, who will then distribute the dividends pursuant to the Deposit Agreement referred to in Section 12.1.

11.2.4.	Takeovers

If a takeover offer is received by CHESS Depository Nominees Pty Ltd. in respect of any of the shares of Dutch SE of which CHESS Depository Nominees Pty Ltd. is the registered holder, CHESS Depository Nominees Pty Ltd. must not accept the offer except to the extent that acceptance is authorised by Dutch SE’s CUFS holders with respect to the shares underlying their CUFS, in accordance with the ASTC Settlement Rules.

11.2.5.	Other Rights

As CUFS holders will not appear on Dutch SE’s share registry as legal holders of shares of Dutch SE, any other right conferred on Dutch SE’s shareholders may be exercised by Dutch SE’s CUFS holders only by instructing CHESS Depository Nominees Pty Ltd. CUFS holders (but not ADR holders) are provided with the right under Dutch SE’s articles of association to attend and speak at all of Dutch SE’s information and general meetings.

11.2.6.	Fees

A CUFS holder will not incur any additional fees or charges solely as a result of being a CUFS holder.

11.2.7.	Trading in CUFS

CUFS holders who wish to trade in Dutch SE’s shares will be transferring beneficial title rather than legal title. The transfer will be settled electronically by delivery of the relevant CUFS holding through CHESS, thereby avoiding the need to effect settlement by the physical delivery of certificates.

Trading in CUFS holdings is no different to trading in other CHESS approved securities. More information on trading CUFS electronically on the ASX is available from that exchange and from most Australian stockbrokers.

11.3.	Issuance of Shares; Insider Trading

Shares of Dutch SE will be issued in registered form only. Shares must be issued for a subscription price equal to their nominal value, which must be fully paid unless otherwise agreed, of which at least 25% must be paid up at the time of issuance.

As a Dutch company that has quoted securities in Australia and the US, Dutch SE will be subject to applicable legislation regarding insider trading. Generally, Dutch law prohibits anyone, whether or not a director or employee of the issuer, from trading in or bringing about transactions in the securities of the issuer while in possession of inside, non-public information, and from passing on inside information or recommending a transaction whilst in possession of inside information. Under Australian law, persons are prohibited from trading on the basis of undisclosed, price-sensitive information regarding a company’s securities. In the US, persons are prohibited from trading on the basis of material, non-public information. Dutch SE will continue to apply our current Insider Trading Policy consistent with Dutch, Australian and US laws and regulations on insider trading and will make this policy available to its directors and employees to whom these laws and regulations may apply. The insider trading rules of The Netherlands, Australia and the US will generally be applicable to Dutch SE’s directors and employees and those who obtain and unlawfully use non-public information.

11.4.	Dividend Rights

All calculations to determine the amounts available for dividends or other distributions will be based on Dutch SE’s statutory accounts which will, as a holding company, be different from Dutch SE’s consolidated accounts and which will be prepared in accordance with Dutch GAAP because Dutch SE is a Dutch company. Because Dutch SE is a holding company and will have no operations of its own, it will be dependent on dividends or other distributions received from its subsidiaries, including debt service payments, to fund any cash dividends.

Cash dividends and other distributions that have not been collected within five years and two days after the date on which they became due and payable will revert to Dutch SE.

We have historically paid dividends to our shareholders. Whether a dividend is declared and the amount of any such dividend is determined by your directors. Dutch SE’s Managing Board (subject to the approval of Dutch SE’s Supervisory Board) will likewise determine whether to declare a dividend and the amount of any such dividend. The Managing Board will also determine the record date on which record holders of Dutch SE’s shares, including CHESS Depositary Nominees Pty Ltd. issuing CUFS to The Bank of New York Mellon, will be entitled to such a dividend. We expect Dutch SE to declare any dividend in US dollars and The Bank of New York Mellon, as a CUFS holder, will receive dividends directly from Dutch SE shortly after the record date for the dividend and, as depositary for the ADSs, will distribute any dividend to holders of ADRs in US dollars pursuant to the terms of the Deposit Agreement referred to in Section 12.1. All non-ADR holders owning interests in Dutch SE’s shares are expected to be paid their dividend in the equivalent amount of Australian dollars, as determined by the prevailing exchange rate announced by Dutch SE shortly after the record date for the dividend. As of the date of this Explanatory Memorandum, we have not yet appointed any financial institution to act as paying agent for the payment of Dutch SE’s dividends.

11.5.	Rights upon Liquidation

In the event of Dutch SE’s dissolution and liquidation, and after Dutch SE has paid all debts and liquidation expenses, all assets available for distribution shall be distributed to Dutch SE’s holders of shares pro rata based on the amount paid upon the shares held by such holders. As a holding company, Dutch SE’s material assets will be share capital and debt investments of its subsidiaries.

11.6.	Voting Rights

All shares issued will have the right to one vote for each share held on every matter submitted to a vote of the shareholders. CUFS holders will be entitled to attend and to speak, but not vote, at Dutch SE’s shareholder meetings. ADR holders will neither be entitled to attend, speak nor vote, at Dutch SE’s general meetings.

Dutch law and Dutch SE’s articles of association currently do not impose any limitations on the rights of persons who are not residents of The Netherlands to hold or vote shares solely as a result of such non-resident status.

Unless otherwise required by Dutch SE’s articles of association or Dutch law, resolutions of the general meeting of shareholders will be validly adopted by an absolute majority of the votes cast at a meeting at which at least 5% of Dutch SE’s issued share capital is present or represented.

11.7.	Shareholders’ Meetings

Each shareholder, person entitled to vote and CUFS holder (but not an ADR holder) has the right to attend general meetings of shareholders, either in person or by proxy, to address general meetings and, in the case of shareholders and other persons entitled to vote (for instance, certain pledge holders), to exercise voting rights, subject to the provisions of Dutch SE’s articles of association.

Dutch SE will give notice of each meeting of shareholders by mail and by way of an announcement in a nationally distributed newspaper in The Netherlands. Such notice will be given no later than the 28th day prior to the day of the meeting and will include or be accompanied by an agenda identifying the business to be considered at the meeting. So long as Dutch SE remains a foreign private issuer under the US securities law, Dutch SE will be exempt from the proxy rules under the US Securities Exchange Act of 1934. Holders of shares represented by CUFS will be provided notice of general meetings of shareholders and other communications with shareholders by Dutch SE. CHESS Depository Nominees Pty Ltd., or Dutch SE on behalf of CHESS Depository Nominees Pty Ltd., may deliver to CUFS holders instruction forms allowing the CUFS holders to instruct CHESS Depository Nominees Pty Ltd. how to vote at a meeting. Pursuant to the Deposit Agreement referred to in Section 12.1, upon the request of

Dutch SE, the Bank of New York Mellon has agreed to mail to ADR holders instruction forms allowing ADR holders to direct The Bank of New York Mellon on how to instruct CHESS Depository Nominees Pty Ltd. to vote at a meeting. CUFS holders may attend general meetings of shareholders in person, without the need to withdraw the shares represented by the CUFS, and must follow such rules and procedures as may be established by the CUFS subregistrar and Dutch SE’s share registry. In order for ADR holders to attend general meetings of shareholders in person, such holders will have to convert their ADSs into CUFS and, in doing so, must follow the procedures set forth in the Deposit Agreement referred to in Section 12.1 and such rules and procedures as may be established by The Bank of New York Mellon.

11.8.	Share-Based Compensation

As of the date of this Explanatory Memorandum, we have the following share-based compensation plans for our employees that will remain in effect after our transformation to Dutch SE:

11.8.1.	Executive Share Purchase Plan

Prior to July 1998, James Hardie Industries Limited issued stock under the Executive Share Purchase Plan. Under the terms of the Executive Share Purchase Plan, eligible executives purchased James Hardie Industries Limited shares at their market price when issued. Executives funded purchases of James Hardie Industries Limited shares with non-recourse, interest-free loans provided by James Hardie Industries Limited and collateralised by the shares. In such cases, the amount of indebtedness is reduced by any amounts payable by James Hardie Industries Limited in respect of such shares, including dividends and capital returns. These loans are generally repayable within two years after termination of an executive’s employment. Variable plan accounting under the provisions of Accounting Principles Board (which we refer to as APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” has been applied to Executive Share Purchase Plan shares granted prior to April 1, 1995 and fair value accounting, pursuant to the requirements of SFAS No. 123R, “Accounting for Stock-Based Compensation,” has been applied to shares granted after March 31, 1995. We have recorded no compensation expense during the years ended March 31, 2008, 2007 and 2006. No shares were issued under this plan during financial years ended March 31, 2008, 2007 and 2006.

11.8.2.	2001 Equity Incentive Plan

Under our 2001 Equity Incentive Plan, our employees, including employees of our subsidiaries and officers who are employees, but not including any member of the Managing Board or Supervisory Board, are eligible to receive awards in the form of nonqualified stock options, performance awards, restricted stock grants, stock appreciation rights, dividend equivalent rights, phantom stock or other stock-based benefits such as restricted stock units. The 2001 Equity Incentive Plan is intended to promote our long-term financial interests by encouraging our management and other persons to acquire an ownership position in us, to align their interests with those of our shareholders and to encourage and reward their performance. The 2001 Equity Incentive Plan was approved by our shareholders and the Joint Board subject to implementation of the consummation of the 2001 Reorganisation.

An aggregate of 45,077,100 shares of common stock have been made available for issuance under the 2001 Equity Incentive Plan, provided that such number (and any awards granted) is subject to adjustment in the event of a stock split, stock dividend or other changes in our common stock or capital structure or its restructuring. Our ADSs evidenced by ADRs and our shares in the form of CUFS will be equivalent to and interchangeable with our shares for all purposes of the 2001 Equity Incentive Plan, provided that ADSs will be proportionately adjusted to account for the ratio of CUFS in relation to ADSs.

The following number of options to purchase shares issued under this plan was as follows:

	Number of	Options Outstanding as of
Share Grant Date	Options Granted	June 30, 2009

October 2001(1)	5,468,829	510,342
December 2001	4,248,417	617,592
December 2002	4,037,000	838,000
December 2003	6,179,583	1,951,250
December 2004	5,391,100	2,089,625
February 2005	273,000	93,000
December 2005	5,224,100	2,679,375
March 2006	40,200	40,200
November 2006	3,499,490	1,835,985
March 2007	330,900	168,500
December 2007	5,031,310	3,208,391
Total	39,723,929	13,958,036

(1)	Awarded to our employees on October 19, 2001 in exchange for the cancellation of James Hardie Industries Limited shadow stock awards under the James Hardie Industries Limited Key Management Equity Incentive Plan.

The following number of restricted stock units issued under this plan were as follows

	Number of Restricted Stock	Restricted Stock Units
Share Grant Date	Units Granted	Vested as of June 30, 2009

June 2008	698,440	—
December 2008	992,271	24,052
Total	1,690,711	24,052

Our Remuneration Committee administers the 2001 Equity Incentive Plan. Subject to the provisions of the 2001 Equity Incentive Plan, the Remuneration Committee is authorised to determine who may participate in the 2001 Equity Incentive Plan, the number and types of awards made to each participant and the terms, conditions and limitations applicable to each award. In addition, the Remuneration Committee will have the exclusive power to interpret the 2001 Equity Incentive Plan and to adopt such rules and regulations as they deem necessary or appropriate for purposes of administering the 2001 Equity Incentive Plan. Subject to certain limitations, the Remuneration Committee will be authorised to amend, modify or terminate the 2001 Equity Incentive Plan to meet any changes in legal requirements or for any other purpose permitted by law.

The purchase or exercise price of any award granted under the 2001 Equity Incentive Plan may be paid in cash or other consideration at the discretion of the Remuneration Committee. The Remuneration Committee, in its discretion and as allowed by applicable laws, may allow cashless exercises of awards or may permit the company to assist in the exercise of options.

11.8.2.1.	Stock options

Under the 2001 Equity Incentive Plan, the Remuneration Committee is authorised to award nonqualified options to purchase shares as additional employment compensation. The 2001 Equity Incentive Plan does not allow us to grant options qualified as “incentive stock options” under Section 422 of the Code. Options are exercisable over such periods as may be determined by the Remuneration Committee, but no stock option may be exercised after 10 years from the date of grant. Options may be exercisable in installments and upon such other terms as determined by the Remuneration Committee. Options are evidenced by notices of option grants authorised by the Remuneration Committee. No option is transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders.

11.8.2.2.	Performance awards

The Remuneration Committee, in its discretion, may award performance awards to an eligible person contingent on the attainment of criteria specified by the Remuneration Committee. Performance awards are paid in the form of cash, shares or a combination of both. The Remuneration Committee determines the total number of performance shares subject to an award, and the terms and the time at which the performance shares will be issued.

11.8.2.3.	Restricted stock awards

The Remuneration Committee may award restricted shares of common stock, which are subject to forfeiture under such conditions and for such periods of time as the Remuneration Committee may determine. Restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered so long as such shares remain restricted. The Remuneration Committee determines the conditions or restrictions of any restricted stock awards, which may include restrictions on requirements of continued employment, individual performance or our financial performance or other criteria.

11.8.2.4.	Stock appreciation rights

The Remuneration Committee also may award stock appreciation rights either in tandem with an option or alone. Stock appreciation rights granted in tandem with a stock option may be granted at the same time as the stock option or at a later time. A stock appreciation right entitles the participant to receive an amount payable in cash, in shares or in a combination of cash and shares, equal to the positive difference between the fair market value of a share on the date of exercise and the grant price, or such lesser amount as the Remuneration Committee may determine.

11.8.2.5.	Dividend equivalent rights

Dividend equivalent rights, defined as a right to receive payment with respect to all or some portion of the cash dividends that are or would be payable with respect to shares, may be awarded in tandem with stock options, stock appreciation rights or other awards under the 2001 Equity Incentive Plan. The Remuneration Committee determines the terms and conditions of these rights. The rights may be paid in cash, shares or other awards.

11.8.2.6.	Restricted stock units

In financial year 2009, the Joint Board and Remuneration Committee approved the issue of restricted stock units. Restricted stock units are unfunded and unsecured contractual entitlements for shares to be issued in the future and may be subject to time vesting or performance hurdles prior to vesting. On vesting, restricted stock units convert into shares. As of June 30, 2009 there were 1,630,853 restricted stock units outstanding under this plan.

11.8.2.7.	Other stock-based benefits

The Remuneration Committee may award other benefits that, by their terms, might involve the issuance or sale of our shares or other securities, or involve a benefit that is measured by the value, appreciation, dividend yield or other features attributable to a specified number of shares or other securities, including but not limited to payments, share bonuses and share sales.

11.8.2.8.	Effect of change in control

The 2001 Equity Incentive Plan provides for the automatic acceleration of certain benefits and the termination of the plan under certain circumstances in the event of a “change in control.” A change in control will be deemed to have occurred if either (1) any person or group acquires beneficial ownership equivalent to 30% of our voting securities, (2) individuals who are members of our Supervisory Board as of the effective date of the 2001 Equity Incentive Plan, or individuals who became members of our Supervisory Board after the effective date of the 2001 Equity Incentive Plan whose election or nomination for election was approved by at least a majority of such individuals (or, in the case of directors nominated by a person, entity or group with 20% of our voting securities, by two-thirds of such individuals) cease to constitute being at least a majority of the members of our Supervisory

Board, or (3) there occurs the consummation of certain mergers (other than a merger that results in existing voting securities continuing to represent more than 5% of the voting power of the merged entity or a recapitalisation or reincorporation that does not result in a material change in the beneficial ownership of the voting securities of the company), the sale of substantially all of our assets or our complete liquidation or dissolution. The Board has taken action so that the completion of the Proposal will not result in any adjustments to the number, kind or price of shares granted under the 2001 Equity Incentive Plan. In addition, references included in the 2001 Equity Plan to members of our Supervisory Board, will be amended by the Remuneration Committee to refer to members of the single board of Irish SE in connection with implementation of Stage 2.

11.8.3.	Supervisory Board Share Plan 2006

At the 2006 annual general meeting, our shareholders approved the replacement of our previous Supervisory Board Share Plan with a new plan also called the Supervisory Board Share Plan, and the participation of the Supervisory Board directors under the Supervisory Board Share Plan for a three-year period. The Supervisory Board Share Plan was last approved at the 2007 annual general meeting for a period of three years.

Participation by members of the Supervisory Board in the Supervisory Board Share Plan is not mandatory. Under the Supervisory Board Share Plan, the Supervisory Board members can elect to receive some of their annual fees in the form of shares/CUFS. This is different from the Supervisory Board Share Plan under which Supervisory Board members were required to contribute a portion of their annual fees in shares/CUFS. As of June 30, 2009, 88,774 shares had been acquired under this plan.

Shares/CUFS received under the Supervisory Board Share Plan can be either issued or acquired on market. Where shares/CUFS are issued, the price is the average of the market closing prices at which CUFS were quoted to the ASX during the five business days preceding the day of issue. Where shares/CUFS are acquired on market, the price is the purchase price.

The Supervisory Board Share Plan does not include a performance condition because the amounts applied to acquire shares/CUFS under the Supervisory Board Share Plan are from the annual fees earned by the Supervisory Board directors.

11.8.4.	Managing Board Transitional Stock Option Plan

11.8.4.1.	Overview

The Managing Board Transitional Stock Option Plan provides an incentive to the members of the Managing Board. The maximum number of shares that may be issued and outstanding or subject to outstanding options under this plan without further shareholder approval is 1,320,000 shares. At March 31, 2008 and 2007, there were 1,320,000 options outstanding under this plan.

On November 22, 2005, we granted options to purchase 1,320,000 shares at an exercise price per share equal to A$8.53 to the Managing Board directors under the Managing Board Transitional Stock Option Plan. As set out in the plan rules, the exercise price and the number of shares available on exercise may be adjusted on the occurrence of certain events, including new issues, share splits, rights issues and capital reconstructions. Fifty-percent of these options become exercisable on the first business day on or after November 22, 2008 if the total shareholder returns (essentially its dividend yield and common stock performance) from November 22, 2005 to that date were at least equal to the median total shareholder returns for the companies comprising our peer group, as set out in the plan. In addition, for each 1% increment that our total shareholder returns is above the median total shareholder returns, an additional 2% of the options become exercisable. If any options remain unvested on the last business day of each six month period following November 22, 2008 and before November 22, 2010, we will reapply the vesting criteria to those options on that business day.

11.8.4.2.	Effect of change in control

The 2005 Managing Board Transitional Stock Option Plan provides for the automatic vesting of certain benefits under the plan under certain circumstances in the event of a “change in control.” A “change in control” will be deemed to have occurred if either (1) a person obtains at least 30% of our voting shares pursuant to a takeover bid for all or a proportion of all of our voting shares which is or becomes unconditional, (2) a scheme of arrangement or other merger proposal becomes binding on the holders of all of our voting shares and by reason of such scheme or proposal a person obtains at least 30% of our voting shares, or (3) a person becomes the beneficial owner of at least 30% of our voting shares for any other reason.

11.8.5.	Long-Term Incentive Plan

11.8.5.1.	Overview

At our 2006 annual general meeting, our shareholders approved the establishment of the Long-Term Incentive Plan to provide incentives to members of the Managing Board and to certain members of its management or executives. The shareholders also approved, in accordance with certain Long-Term Incentive Plan rules, the issue of certain options or other rights over, or interest in, shares, the issue and/or transfer of shares under them, and the grant of cash awards to members of our Managing Board and executives. At our 2008 annual general meeting, our shareholders amended the Long-Term Incentive Plan to also allow restricted stock units to be granted under the Long-Term Incentive Plan. In August 2007 and November 2006, 1,016,000 options and 1,132,000 options, and in September 2008, December 2008 and May 2009, 1,023,865, 545,757 and 1,066,595 restricted stock units, respectively, were granted under the Long-Term Incentive Plan to our Managing Board and to certain members of our management, respectively. The vesting of these options are subject to “performance hurdles” as outlined in the Long-Term Incentive Plan rules. Unexercised options expire 10 years from the date of issue and restricted stock units expire on exercise, vesting or as set out in the Long-Term Incentive Plan rules. As of May 29, 2009, there were 2,148,000 options and 2,616,726 restricted stock units outstanding under this plan. As previously set forth, shareholders will be asked at the 2009 annual general meeting on August 21, 2009, which will be held immediately following the Extraordinary General Meeting, to approved changes to this plan previously approved by the Supervisory Board.

11.8.5.2.	Effect of change in control, takeover by certain organisations or liquidation

The Long-Term Incentive Plan provides for plan participants’ early exercise of certain benefits or early payout under the plan in the event of a “change in control,” takeover by certain organisations or liquidation. For options, a “change in control” is deemed to have occurred if pursuant to a takeover bid or otherwise, any person together with their associates acquire shares, which when aggregated with shares already acquired by such person and their associates, comprise more than 30% of our issued shares. For restricted stock units, a “change of control” is deemed to occur if (1) a takeover bid is made to acquire all of the shares of the company and it is recommended by the Supervisory Board or becomes unconditional, (2) a transaction is announced which would result in one person owning all the issued shares in the company, (3) a person owns or controls sufficient shares to enable them to influence the composition of the Supervisory Board, or (4) a similar transaction occurs which the Supervisory Board determines to be a control event. On a change of control, the Supervisory Board can determine that all or some restricted stock units have vested on any conditions it determines. Any remaining restricted stock units lapse. The Board has taken action so that the completion of the Proposal will not be interpreted as a “Reorganisation” under the Long-Term Incentive Plan. In addition, references included in the Long Term Incentive Plan to members of our Supervisory Board, will be amended by the Remuneration Committee to refer to members of the single board of Irish SE in connection with implementation of Stage 2.

11.8.6.	Deferred Bonus Program

The Supervisory Board implemented a one-off Deferred Bonus Program in June 2008. Payments under this plan comprised of a cash payment equal to one third of the total value (short-term incentive) and a grant of two year vesting restricted stock units equal to two thirds of the value (long-term incentive) in June 2008. The total value of cash and restricted stock units under the Deferred Bonus Program was 75% of the short-term incentive target in fiscal year 2008, which therefore included 75% of the bonus bank the senior executive had accumulated for our good performance in fiscal years 2006 and 2007.

Restricted stock units are unfunded and unsecured contractual entitlements for shares to be issued in the future. The restricted stock units granted in respect of the Deferred Bonus Program vest and convert into shares on a one-

for-one basis in two years if the senior executive has maintained a satisfactory level of performance during this period, subject to exceptions based on the reasons for the recipient’s departure and other specified corporate events.

The chief executive officer was also a participant in this program and received a grant of restricted stock units in September 2008.

As of June 30, 2009, there were 557,632 restricted stock units outstanding under 2001 Equity Incentive Plan pursuant to this program and 201,324 restricted stock units outstanding under the Long-Term Incentive Plan issued to the chief executive officer.

11.8.7.	Executive Incentive Plan

The Executive Incentive Plan rewards eligible exempt executives and employees of James Hardie based on performance against predetermined Earnings Before Interest and Taxes (which we refer to as “EBIT”) goals for James Hardie which are adopted at the start of each fiscal year. Participating employees will have different EBIT goals, depending on their function and location. The Remuneration Committee and the Chief Executive Officer have the joint authority and discretion to make payments due under this plan in a form of equity for any given fiscal year.

12. DESCRIPTION OF DUTCH SE ADS

The following is a summary of the material terms of the amended and restated deposit agreement to be entered into between The Bank of New York Mellon, as depositary, and Dutch SE (which we refer to as the Deposit Agreement). For more complete information, you should read the form of Deposit Agreement and the form of ADR attached thereto as exhibit A, which together will contain the terms of your ADSs and ADRs, which are included as exhibits to the registration statement on Form F-6 we have filed in connection with Stage 1 of the Proposal. See “Where You Can Find Additional Information” in Section 13. Following implementation of Stage 1 of the Proposal, copies of the executed Deposit Agreement will be on file with The Bank of New York Mellon at its corporate trust office and the custodian and will be available for inspection by ADR holders during regular business hours.

12.1.	American Depositary Shares

Each ADS issued by The Bank of New York Mellon represents five shares in the form of CUFS and is quoted on the NYSE under the code “JHX.”

The Bank of New York Mellon, as depositary, will issue the ADSs, which will be evidenced by ADRs. CUFS may be deposited with Australia and New Zealand Banking Group Ltd, Melbourne, as custodian, pursuant to the Deposit Agreement that Dutch SE intends to enter with The Bank of New York Mellon and you as an ADR holder. Each ADR will also represent any securities, cash or other property deposited with The Bank of New York Mellon but not distributed by it to you.

The Bank of New York Mellon’s corporate trust office is located at 101 Barclay Street, New York, New York 10286. Its principal executive office is located at One Wall Street, New York, New York 10286.

The Australia and New Zealand Banking Group Ltd’s office is located at 530 Collins Street, Level 16, Melbourne Victoria 3000, Australia.

12.2.	Holding of Dutch SE ADSs

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of The Bank of New York Mellon, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because The Bank of New York Mellon will actually hold the CUFS underlying your ADSs, you will not appear on Dutch SE’s registry as a legal holder of shares of Dutch SE and therefore you must rely on The Bank of New York Mellon to exercise the rights of a CUFS holder on your behalf. As a CUFS holder, The Bank of New York Mellon will not appear on Dutch SE’s registry as a legal holder of shares of Dutch SE and therefore any rights conferred on Dutch SE’s shareholders may be exercised by The Bank of New York Mellon as a CUFS holder only by instructing CHESS Depository Nominees Pty Ltd. The obligations of The Bank of New York Mellon and its agents are set out in the Deposit Agreement. See “Description of CUFS” in Section 11.2 for more information concerning CUFS.

The Deposit Agreement will be and the ADSs are governed by New York law.

12.3.	Dividends and Distributions

The Bank of New York Mellon has agreed to pay to you the cash dividends or other distributions it or the custodian receives with respect to CUFS or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares represented by CUFS that your ADSs represent. The custodian will hold all deposited securities for the account of The Bank of New York Mellon. Dutch SE’s CUFS, deposited securities, including any additional securities, property and cash received on or in substitution for any CUFS deposited with the custodian are referred to as “deposited securities.”

12.3.1.	Cash

The Bank of New York Mellon or the custodian, as the case may be, distributes all dividends and distributions in respect of Dutch SE’s deposited securities deposited under the Deposit Agreement. The Bank of New York Mellon will convert any cash dividend or other cash distribution Dutch SE pays on its deposited securities into US dollars, if such amounts are delivered to it in a foreign currency and if it can do so on a reasonable basis and can transfer the US dollars to the US. If that is not possible, or if any approval from any government is needed and cannot be obtained, the agreement allows The Bank of New York Mellon to distribute the foreign currency only to those ADR holders to whom it is possible to do so. The Bank of New York Mellon will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for the interest.

Before making a distribution, any fees payable to The Bank of New York Mellon under the Deposit Agreement and any withholding taxes that must be paid under applicable law will be deducted. The Bank of New York Mellon will distribute only whole US dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York Mellon cannot convert the foreign currency, you may lose some or all of the value of the distribution.

12.3.2.	CUFS

The Bank of New York Mellon may distribute additional ADRs for ADSs representing any CUFS which are issued as a result of a distribution of shares as a dividend. The Bank of New York Mellon will only distribute ADRs representing whole ADSs. It will sell shares that would require it to deliver ADRs for fractional ADSs and distribute the net proceeds in the same way it does with cash. If The Bank of New York Mellon does not distribute additional ADRs, each ADR will also represent the new deposited securities or any of Dutch SE’s securities represented by any deposited securities.

12.3.3.	Rights to Receive Additional Deposited Securities or Any of Dutch SE’s Securities Represented by Any of Dutch SE’s Deposited Securities

If Dutch SE offers holders of its deposited securities, or any of its securities represented by any of its deposited securities, any rights to subscribe for additional shares or any other rights, The Bank of New York Mellon may make these rights available to you. Such distribution may be made to all owners of ADSs or to certain owners of ADS, but not to others, to whom The Bank of New York Mellon determines the distribution to be lawful and feasible. In lieu of such distribution, The Bank of New York Mellon may sell the rights and distribute the proceeds in the same way it does with cash. The Bank of New York Mellon may also allow rights that are not distributed or sold to lapse. If so, you will receive no value for them.

If The Bank of New York Mellon makes rights available to you, upon instruction from you, it will exercise the rights and purchase the additional securities on your behalf. The Bank of New York Mellon will then deposit the additional securities and deliver to you ADRs for these shares. It will exercise rights only if you pay it the exercise price and any other charges the rights require you to pay.

The Bank of New York Mellon will not offer rights to owners of ADSs unless either the rights and the securities to which such rights relate are registered, or exempt from registration, under the US Securities Act of 1933. The Bank of New York Mellon will not distribute any warrants or instruments representing rights unless Dutch SE provides The Bank of New York Mellon with a legal opinion that the distribution of such instruments is exempt from such registration and The Bank of New York Mellon may rely on such opinion.

US securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the US. In this case, The Bank of New York Mellon may issue the ADSs under a separate restricted Deposit Agreement that will contain the same provisions as the agreement, except for the changes necessary to put the restrictions in place.

12.3.4.	Other Distributions

The Bank of New York Mellon will send to you all other distributions on deposited securities or any of Dutch SE’s securities represented by any deposited securities, after deduction or upon payment of any fees and expenses of The Bank of New York Mellon or any taxes or other governmental charges, by any means it believes is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York Mellon may decide to sell what Dutch SE distributed and distribute the net proceeds in the same way it does with cash or it may decide to hold what Dutch SE distributed, in which case the ADRs will also represent the newly distributed property.

Dutch SE is under no obligation to register ADSs, CUFS, rights or other securities under the US Securities Act of 1933. Dutch SE also has no obligation to take any other action to permit the distribution of ADSs, shares, CUFS, rights or anything else to ADR holders. This means that you may not receive distributions Dutch SE makes on its shares or any value for them if it is illegal or impractical for Dutch SE to make them available to you.

The Bank of New York Mellon may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The Bank of New York Mellon is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that The Bank of New York Mellon will be able to convert any currency at a specified exchange rate or sell any property, rights, shares, CUFS or other securities at a specified price, or that any of such transactions can be completed within a specified time period.

12.4.	Reclassifications, Recapitalisations and Mergers

If Dutch SE does any of the following:

•	change the nominal or par value of its deposited securities or securities represented by any of its deposited securities;

•	reclassify, split up or consolidate any deposited securities, or securities represented by any of its deposited securities; or

•	recapitalise, reorganise, merge, consolidate, sell all or substantially all of its assets, or take any similar action,

then, the shares, CUFS or other securities received by The Bank of New York Mellon will become deposited securities. Each ADR will automatically represent its proportional share of the new deposited securities. The Bank of New York Mellon may, and will at Dutch SE’s request, issue new ADRs evidencing these deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs that specifically describe the new deposited securities.

12.5.	Deposit, Cancellation and Withdrawal

12.5.1.	Deposit

The Bank of New York Mellon will issue ADRs if you or your broker deposit CUFS or other evidence of rights to receive shares with the custodian. Upon each deposit of CUFS, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and expenses and any charges of The Bank of New York Mellon and any taxes such as stamp taxes or stock transfer taxes or other fees or charges owing, The Bank of New York Mellon will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at The Bank of New York Mellon’s corporate trust office to the persons you direct.

12.5.2.	Cancellation and Withdrawal

You may turn in your ADRs at The Bank of New York Mellon’s corporate trust office. Upon payment of certain applicable fees and expenses, charges and taxes, and upon receipt of proper instructions, The Bank of New York Mellon will deliver deposited securities to you, or the person designated by you, at the office of the custodian. At your risk, expense and request, The Bank of New York Mellon shall direct the custodian to deliver deposited securities at The Bank of New York Mellon’s corporate trust office.

The Bank of New York Mellon may close its transfer books or Dutch SE may close its transfer books at any time or from time to time. This may cause temporary delays in your ability to receive ADRs against deposits of CUFS, cancel ADRs and obtain deposited securities, or transfer ADRs. However, even in the situation described in the previous paragraph, you have the right to cancel your ADRs and withdraw the underlying CUFS at any time subject only to:

•	temporary delays caused by closing of The Bank of New York Mellon’s transfer books or Dutch SE’s transfer books or the deposit of CUFS in connection with voting at a general meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of underlying CUFS.

All ADRs surrendered to The Bank of New York Mellon will be cancelled by The Bank of New York Mellon and The Bank of New York Mellon is authorised to destroy such cancelled ADRs.

12.6.	Uncertificated ADRs; The Depositary Trust Company Direct Registration System

ADSs may be certificated securities evidenced by ADRs or uncertificated securities. The form of ADR is annexed as Exhibit A to the Deposit Agreement and summarises the terms and conditions of, and will be the prospectus required under the Securities Act of 1933 for, both certificated and uncertificated ADSs. Except for those provisions of the Deposit Agreement that by their nature do not apply to uncertificated ADSs, all the provisions of the Deposit Agreement apply, with the necessary changes having been made, to both certificated and uncertificated ADSs. ADSs not evidenced by ADRs will be transferable as uncertificated registered securities under New York law.

The Direct Registration System and Profile Modification System will apply to uncertificated ADSs upon acceptance thereof to the Direct Registration System by The Depositary Trust Company. The Direct Registration System is the system administered by The Depositary Trust Company pursuant to which The Bank of New York Mellon may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. The Profile Modification System is a required feature of the Direct Registration System which allows a Depositary Trust Company participant to direct The Bank of New York Mellon to register a transfer of those ADSs to The Depositary Trust Company or its nominee and to deliver those ADSs to The Depositary Trust Company account of that participant without receipt by The Bank of New York Mellon of prior authorisation from the holder to register such transfer. In connection with and in accordance with the arrangements and procedures relating to the Direct Registration System/Profile Modification System, The Bank of New York Mellon will not verify, determine or otherwise ascertain that the Depository Trust Company participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). The Bank of New York Mellon’s reliance on and compliance with instructions received through the Direct Registration System/Profile Modification System shall not constitute negligence or bad faith on the part of The Bank of New York Mellon.

12.7.	Voting Rights; Other Rights of ADR Holders

If you are an ADR holder and The Bank of New York Mellon asks you to provide it with voting instructions, you may instruct The Bank of New York Mellon how to direct, or cause the custodian to direct, CHESS Depository Nominees Pty Ltd. to exercise the voting rights for the shares held by CHESS Depository Nominees Pty Ltd. and represented by the CUFS which underlie your ADSs. Upon receipt of notice of any meeting of holders of shares or deposited securities sent by Dutch SE, The Bank of New York Mellon has agreed, upon Dutch SE’s request, to mail the notice to the ADR holders as soon as practicable. The notice will contain an English version of the notice received from Dutch SE and will describe how you, by a certain date, may instruct The Bank of New York Mellon to direct, or cause the custodian to direct, CHESS Depository Nominees Pty Ltd. to exercise the voting rights for the shares held by CHESS Depository Nominees Pty Ltd. and represented by the CUFS underlying your ADSs.

For instructions to be valid, The Bank of New York Mellon must receive them on or before the date specified. The Bank of New York Mellon will attempt, as far as is practical and subject to the provisions governing the underlying shares, CUFS or other deposited securities, to vote, or to have CHESS Depository Nominees Pty Ltd. vote, in accordance with your instructions. The Bank of New York Mellon will vote or attempt to vote only as you instruct. The Bank of New York Mellon will not itself exercise any voting discretion.

Neither The Bank of New York Mellon nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

Dutch SE cannot guarantee that you will receive voting materials in time to instruct The Bank of New York Mellon to vote and it is possible that you, or persons who hold their ADRs through brokers, dealers or other third parties, will not have the opportunity to vote. The Bank of New York Mellon will not charge ADR holders for taking any action in connection with general meetings. You may also withdraw your underlying CUFS and then instruct CHESS Depository Nominees Pty Ltd., as holder of the shares represented by the CUFS, how to vote those shares. For instructions concerning how to withdraw your CUFS from The Bank of New York Mellon so that you may instruct CHESS Depository Nominees Pty Ltd. how to vote them directly, see “Description of CUFS” in Sections 11.2 and “Description of CUFS — Converting from a CUFS Holding to a Certified Holding of Shares” in Section 11.2.2.

Under the Deposit Agreement, The Bank of New York Mellon has not agreed to perform any other act on behalf of ADR holders. Accordingly, any right conferred on our shareholders, such as the ability to call an extraordinary general meeting, only may be exercised by holders of ADRs by converting their ADSs to CUFS and thereafter providing instructions to the CUFS depositary, or by converting their CUFS to shares. In order for ADR holders to attend general meetings of shareholders in person, such holders will have to convert their ADSs into CUFS and, in doing so, must follow the procedures set forth in the Deposit Agreement and such rules and procedures as may be established by The Bank of New York Mellon.

12.7.1.	Record Dates

The Bank of New York Mellon will fix the record dates for determining the ADR holders who will be entitled:

• to receive a dividend distribution or rights; or

•	to give instructions for the exercise of voting rights at a general meeting, all subject to the provisions of the Deposit Agreement.

12.7.2.	Reports and Other Communications

The Bank of New York Mellon will make available for inspection by ADR holders at its corporate trust office any communications or reports, including any proxy soliciting materials, from Dutch SE or CHESS Depository Nominees Pty Ltd., as the CUFS depositary, that are both received by The Bank of New York Mellon or the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. The Bank of New York Mellon will also arrange for the mailing, at Dutch SE’s request and at Dutch SE’s expense, of copies of the notices, reports and communications, including any proxy soliciting materials, to all ADR holders. These communications will be furnished by Dutch SE in English.

12.8.	Fees and Charges

ADR holders or persons depositing CUFS will be charged for the following expenses:

ADR Holders Must Pay:	For:

US$5.00 (or less) per 100 ADSs	Each issuance of an ADS, including as a result of a distribution of CUFS or rights or other property
Each cancellation of an ADS, including if the Deposit Agreement terminates
US$0.02 (or less) per ADS	Any cash payment
Clearing and Settlement Fees	Clearing and settlement fees of CUFS on the register of the foreign registrar from your name to the name of The Bank of New York Mellon or its agent when you deposit, or similar fees resulting from your withdrawal of, CUFS
US$0.02 (or less) per ADS per calendar year	Depositary services; provided that this fee will not be charged if a fee of US$0.02 was charged in the same calendar year for a cash distribution
Expenses of The Bank of New York Mellon	Conversion of foreign currencies to US dollars. Cable, telex and facsimile transmission expenses
Taxes and other governmental charges The Bank of New York Mellon or the custodian has to pay on any ADS or deposited securities underlying an ADS (e.g., stock transfer taxes, stamp duty or withholding taxes)	As necessary
Distribution fees	Distributions of or relating to deposited securities

The fees described above may be amended from time to time. CHESS may charge CHESS participants customary fees for utilising the CHESS. The fees for CUFS are the same as fees charged with respect to shares. The Bank of New York Mellon may pass along any fees incurred in the clearance and settlement of CUFS.

12.9.	Amendments and Termination

12.9.1.	Amendment

Dutch SE may agree with The Bank of New York Mellon to amend the Deposit Agreement and the form of ADRs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold ADSs after being so notified, such ADR holder will be deemed, at the time an amendment becomes effective, to have consented and agreed to such amendment. Notwithstanding the foregoing, no amendment shall impair a holder’s right to surrender its ADRs and receive deposited securities represented thereby, except as necessary to ensure compliance with mandatory provisions of applicable law.

12.9.2.	Termination

The Bank of New York Mellon will terminate the Deposit Agreement if Dutch SE asks it to do so. The Bank of New York Mellon may also terminate the agreement if it has advised Dutch SE that it wants to resign and Dutch SE has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York Mellon is required to notify you at least 90 days before termination.

After termination, The Bank of New York Mellon and its agents will be required only to collect dividends, sell rights and other distributions on the deposited securities and deliver CUFS and other deposited securities upon cancellation of ADRs. After one year from the date of termination, The Bank of New York Mellon may sell any remaining deposited securities by public or private sale. After that, The Bank of New York Mellon will hold the proceeds of the sale, as well as any other cash it is holding under the Deposit Agreement, for the pro rata benefit of the ADR holders who have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York Mellon’s only obligations will be to account for the proceeds of the sale and other cash. After termination of the Deposit Agreement, Dutch SE’s only obligations will be with respect to indemnification and to pay certain amounts due to The Bank of New York Mellon.

12.10.	Books of Depositary

The Bank of New York Mellon shall keep books for the registration of ADRs and transfers of ADRs which at all reasonable times shall be open for inspection by ADR holders, provided that such inspection shall not be for the purpose of communicating with ADR holders in the interest of a business or object other than the business of Dutch SE or a matter related to the Deposit Agreement or the ADSs.

12.11.	Limitations on Obligations and Liabilities

The Deposit Agreement expressly limits Dutch SE’s and The Bank of New York Mellon’s obligations and liability. Neither Dutch SE nor The Bank of New York Mellon will be liable if either:

•	performs its obligations specifically set forth in the Deposit Agreement without negligence or bad faith; or

•	takes any action or omits to take any action based on advice or information provided by legal counsel, accountants, any person presenting shares for deposit, any holder or any other qualified person.

In the Deposit Agreement, Dutch SE and The Bank of New York Mellon agree to indemnify each other under certain circumstances. Neither Dutch SE nor The Bank of New York Mellon is under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or ADRs which such party believes may involve its expense or liability unless satisfactory indemnity is furnished.

The Bank of New York Mellon will not be responsible for failing to carry out instructions to vote the ADSs, the manner in which the ADSs are voted or the effect of the vote. The Bank of New York Mellon may own and deal in any class of securities of Dutch SE.

12.12.	Requirements for Depositary Actions

Before The Bank of New York Mellon will issue or register the transfer of an ADR, make a distribution on an ADR, or make a withdrawal of deposited securities, The Bank of New York Mellon may require:

•	payment of stock transfer or other taxes or governmental charges and transfer or registration fees charged by third parties for the transfer of an CUFS or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish from time to time consistent with the deposit agreement, including presentation of transfer documents.

The Bank of New York Mellon may refuse to deliver, transfer or register transfers of ADRs generally when the books of The Bank of New York Mellon, the CHESS subregister or Dutch SE are closed, or at any time if The Bank of New York Mellon or Dutch SE deems it advisable to do so.

You will have the right to surrender your ADRs, cancel your ADSs and withdraw the underlying deposited securities at any time except in circumstances in which The Bank of New York Mellon may restrict the withdrawal of deposited securities. See “Deposit, Cancellation and Withdrawal” in Section 12.5.

12.13.	Pre-Release Transactions

In certain circumstances, subject to the provisions of the Deposit Agreement, The Bank of New York Mellon may issue ADRs evidencing ADSs before deposit of the underlying CUFS. This is called a pre-release of the ADRs. The Bank of New York Mellon may also deliver CUFS upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying CUFS are delivered to The Bank of New York Mellon. The Bank of New York Mellon may receive

ADRs instead of shares to close out a pre-release. The Bank of New York Mellon may pre-release ADRs only under the following conditions:

•	before or at the time of the pre-release, the party to whom the pre-release is being made must represent to The Bank of New York Mellon in writing that it or its customer owns the CUFS or ADRs to be deposited;

•	the pre-release must be fully collateralised with cash or other collateral that The Bank of New York Mellon considers appropriate;

•	The Bank of New York Mellon must be able to close out the pre-release on not more than five business days’ notice; and

•	the pre-release shall be subject to such further indemnities and credit regulations as The Bank of New York Mellon deems appropriate.

In addition, The Bank of New York Mellon will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the CUFS deposited under the Deposit Agreement, although The Bank of New York Mellon may disregard the limit from time to time if it deems it appropriate to do so.

12.14.	Taxes

ADR holders will be required to pay any tax or other governmental charge on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, The Bank of New York Mellon may deduct the amount thereof from any cash distribution or sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder will remain liable for any shortfall.

Additionally, if any tax or governmental charge is unpaid, The Bank of New York Mellon may refuse to effect any transfer of an ADR or withdrawal of deposited securities until such payment is made. If The Bank of New York Mellon sells the deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

13. WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the US Securities and Exchange Commission. Shareholders may read and copy this information at the US Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Shareholders may obtain information on the operation of the Public Reference Rooms by calling the US Securities and Exchange Commission at 1-800-SEC-0330. The US Securities and Exchange Commission also maintains a website, www.sec.gov, from which any electronic filings made by us may be obtained without charge.

In addition, documents incorporated by reference are available from us upon oral or written request without charge. You may obtain such documents by requesting them from us by calling the Information Helpline in Australia at 1800 675 021 (between 8:00 a.m. and 5:00 p.m. (AEST)) or elsewhere in the world at +1-949-367-4900 (between 8:00 a.m. and 5:00 p.m. (Central Time)) or in writing by regular and electronic mail at the following address:

James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
Attention: Company Secretary
E-Mail: infoline@jameshardie.com

In order to receive timely delivery of the documents in advance of the extraordinary general meeting, you should make your request no later than August 14, 2009.

We have in relation to the Proposal filed a registration statement on Form F-4 with the US Securities and Exchange Commission. This Explanatory Memorandum, including the Notice of Meetings, is part of that registration statement on Form F-4. This Explanatory Memorandum does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

14. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The US Securities and Exchange Commission allows information to be “incorporated by reference” into this Explanatory Memorandum. This means that we can disclose information about our financial condition to you by referring you to another document filed or furnished separately with the US Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Explanatory Memorandum, except for any information that is superseded by information that is included directly in this Explanatory Memorandum. The following documents filed with the US Securities and Exchange Commission contain important business and financial information about James Hardie and are incorporated by reference in this Explanatory Memorandum:

•	our Annual Report on Form 20-F for the financial year ended March 31, 2009, filed with the US Securities and Exchange Commission on June 25, 2009; and

•	our reports on Form 6-K furnished to the US Securities and Exchange Commission on June 24, 2009.

This Explanatory Memorandum also incorporates by reference each of the following documents that we will file with or furnish to the US Securities and Exchange Commission after the date of this Explanatory Memorandum until the date of the extraordinary general meeting to approve Stage 1 of the Proposal:

•	any annual reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934; and

•	any current reports furnished on Form 6-K that indicate that they are incorporated by reference into this Explanatory Memorandum.

Any information contained in such subsequently filed or furnished reports that updates, modifies, supplements or replaces information contained in this Explanatory Memorandum automatically shall supersede and replace such information. Any information that is modified or superseded by a subsequently filed or furnished report or document shall not be deemed, except as so modified or superseded, to constitute a part of this Explanatory Memorandum.

You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference. See “Where You Can Find Additional Information” in Section 13.

15. LEGAL MATTERS

The legality of the Dutch SE shares (including those represented by CUFS and ADRs) will be passed upon by Diederik Jan Ex, Senior Legal Counsel to the company.

Certain US federal income tax consequences of the Proposal will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

Certain Australian and UK tax consequences of the Proposal will be passed upon by PricewaterhouseCoopers LLP.

Certain Dutch tax consequences of the Proposal will be passed upon by PricewaterhouseCoopers Belastingadviseurs N.V.

Certain Irish tax consequences of the Proposal will be passed upon by PricewaterhouseCoopers.

16. EXPERTS

The consolidated financial statements of James Hardie Industries N.V. appearing in James Hardie Industries N.V.’s Annual Report (Form 20-F) for the year ended March 31, 2009, and the effectiveness of James Hardie Industries N.V.’s internal control over financial reporting as of March 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements as of March 31, 2008 and for each of the two years in the period ended March 31, 2008 incorporated in this Explanatory Memorandum by reference to the Annual Report on Form 20-F for the year ended March 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

17. SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
UNDER US SECURITIES LAWS

We are registered under the laws of The Netherlands. As at the date of this Explanatory Memorandum, most of your directors and executive officers, and certain experts named in this Explanatory Memorandum, reside outside of the US. As a result, it may not be possible for investors to effect service of process within the US upon us or those persons or to enforce against us or them, either inside or outside the US, judgments obtained in US courts, or to enforce in US courts, judgments obtained against them in courts in jurisdictions outside the US, in any action predicated upon civil liability provisions of the federal securities laws of the US. In addition, both in original actions and in actions for the enforcement of judgments of US courts, there is doubt whether civil liabilities predicated solely upon the US federal securities laws are enforceable in The Netherlands, Ireland and Australia.

18. INDEMNIFICATION

Insofar as indemnification for liabilities arising under the US Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the US Securities and Exchange Commission such indemnification is against public policy as expressed in the US Securities Act of 1933 and is therefore unenforceable.

19. GLOSSARY

A$	means Australian dollars.

ADRs	means American Depositary Receipts, which are the receipts or certificates that evidence ownership of American Depositary Shares.

ADSs	means American Depositary Shares, each of which represents a beneficial ownership interest in five CUFS.

AEST	means Australian Eastern Standard Time.

AFFA	means the Amended and Restated Final Funding Agreement.

AFFA Deed of Confirmation	means the Deed of Confirmation, dated June 23, 2009 between JHI NV, James Hardie 117 Pty Limited, the State of New South Wales and Asbestos Injuries Compensation Fund Limited in its capacity as trustee of the Asbestos Injuries Compensation Fund.

AICF	means the Asbestos Injuries Compensation Fund.

ASTC Settlement Rules	means the ASX Settlement and Transfer Corporation Pty Limited Settlement Rules.

ASX	means the Australian Securities Exchange.

ATO Rulings	means the Australian Taxation Office rulings to replace the tax rulings previously issued by the Australian Taxation Office in connection with the AFFA and for confirmation that the Accepted Tax Conditions (as defined in the AFFA) will remain unchanged in all material respects after implementation of the Proposal.

CHESS	means Clearing House Electronic Subregister System.

CUFS	means CHESS Units of Foreign Securities, each of which represent a beneficial ownership in an underlying ordinary share.

Dutch GAAP	means Generally Accepted Accounting Principles applicable in The Netherlands.

Dutch NV	means JHI NV.

Dutch SE	means James Hardie Industries SE when domiciled in The Netherlands.

Dutch Trade Register	means the trade register of the Chamber of Commerce in The Netherlands.

EU	means the European Union.

Explanatory Memorandum	means this document which, for the purposes of US federal securities laws, is a prospectus.

Indemnity Agreements	means Indemnity Agreements by and between James Hardie Building Products, Inc. and certain employees, and which are governed by Nevada law.

Indemnity Deed	means Deeds of Access, Insurance and Indemnity by and between JHI NV and certain employees, and which are governed by Dutch law.

Ireland	means the Republic of Ireland.

Irish GAAP	means Generally Accepted Accounting Principles applicable in Ireland.

Irish plc Subsidiary	means JHCBM plc.

Irish SE	means James Hardie Industries SE when domiciled in Ireland.

Irish Takeover Rules	means the Irish Takeover Panel Act 1997 (as amended) and the Irish Takeover Panel Act 1997 Takeover Panel Rules and Substantial Acquisition Rules 2007 (as amended) as applied to non-Directive Relevant Companies.

James Hardie	means collectively JHI NV and its controlled subsidiaries.

JHIF BV	means James Hardie International Finance B.V.

JHIF Limited	means James Hardie International Finance Limited.

JHI NV	means James Hardie Industries N.V.

JHT	means James Hardie Technology Limited.

Joint Board	means the Joint Board of JHI NV, which consists of all directors of the Supervisory Board and one director of the Managing Board.

Managing Board	means the Managing Board of JHI NV, which consists of executive officers, and is responsible for managing James Hardie (including overseeing James Hardie’s general affairs, operations, and finance) under the supervision of the Supervisory Board.

Notice of Meetings	means the notice of extraordinary general meeting and extraordinary information meeting of James Hardie dated June 23, 2009.

NYSE	means the New York Stock Exchange.

our	means JHI NV.

SE Employee Directive	means Directive 2001/86/EC.

SE Regulation	means the Council Regulation (EC) No 2157/2001 on the Statute for a European Company.

shareholder	means holders of CUFS, ADSs or CUFS converted to shares.

shares	means ordinary shares of JHI NV.

SNB	means a special negotiating body as referred to in the SE Employee Directive and the Dutch implementation act in relation thereto.

Supervisory Board	means the Supervisory Board of JHI NV, which consists of only non-executive Directors, and is responsible for advising on and supervising the policy pursued by the Managing Board and the general course of affairs of JHI NV and the business enterprise which it operates.

Terms of Merger	means the draft terms of merger, including the explanatory notes.

UK	means the United Kingdom.

United States or US	means the United States of America.

us	means JHI NV.

US GAAP	means Generally Accepted Accounting Principles applying in the US.

US IRS	means US Internal Revenue Service.

US/Ireland Treaty	means the Convention between the US and the Government of Ireland for the Avoidance of Double Taxation and Fiscal Evasion with

Regards to Taxes on Income and Capital Gains and the Protocols signed on July 28, 1997.

US/Netherlands Treaty	means the amended Convention between the US and The Kingdom of The Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, signed in Washington, on December 8, 1992 as amended by the Protocols signed at Washington, on October 13, 1993 and March 8, 2004.

US$	means United States dollars.

we	means JHI NV.

20. NOTICE OF MEETINGS

Our extraordinary information meeting has been called to enable CUFS holders to attend a meeting in Australia to review items of business and other matters that will be considered and voted on at the subsequent extraordinary general meeting in The Netherlands.

Appointing Someone to Attend the Extraordinary Information Meeting

If you are unable to attend the extraordinary information meeting, you may appoint someone else to attend and ask questions on your behalf. Please complete the relevant section of the Direction Form attached as Annex B. Further details are described under the heading “Information on Voting — Attendance at the Extraordinary Information Meeting” in Section 21.

Questions

At the extraordinary information meeting, CUFS holders will be able to ask questions as they would at an extraordinary general meeting. To make it easier for more CUFS holders to have questions answered, whether or not they can attend the extraordinary information meeting, we invite them to use the accompanying form to submit questions in advance of the extraordinary information meeting. CUFS holders will also be able to ask questions relating to the business of the meeting from the floor during the extraordinary information meeting. If you are unable to attend the extraordinary information meeting, you may appoint someone else to attend and ask questions on your behalf. Please complete the relevant section of the enclosed Direction Form.

Webcast

The extraordinary information meeting will be broadcast live over the internet at www.jameshardie.com (select “James Hardie Investor Relations,” then “Annual Meetings”). The webcast will remain on our website so that it can be replayed later if required.

Although no voting will take place at the extraordinary information meeting, CUFS holders will be able to lodge Direction Forms there, specifying how their vote is to be recorded at the extraordinary general meeting.

Meeting Details

The extraordinary information meeting will be held at:

The Auditorium, the Mint
10 Macquarie Street
Sydney, NSW
Australia

at 11:30 a.m. (AEST) on August 18, 2009.

The extraordinary general meeting will be held at:

Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam
The Netherlands

at 11:00 a.m. Central Europe Time (CET) on August 21, 2009.

Business of the Extraordinary General Meeting

Resolution	OUR TRANSFORMATION FROM A DUTCH “NV” COMPANY TO A DUTCH “SE” COMPANY

To consider and, if thought fit, pass the following resolution as a special resolution to be adopted with a majority of at least 75% of the votes cast:

That:

In relation to Stage 1 of the Proposal:

(a) the company implement Stage 1 of the Proposal described in the Explanatory Memorandum, as a result of which the company will adopt the form of a Societas Europaea, governed by Dutch law;

(b) the company’s articles of association be amended as referred to in the Explanatory Memorandum by making the changes shown in the copy of the amended articles of association tabled at this meeting and initialled by the Chairman for the purposes of identification including changing the name of the company from James Hardie Industries N.V. to James Hardie Industries SE;

(c) any member of the Managing Board of the company or any partner of the company’s Dutch legal advisor, Loyens & Loeff NV, be authorised to apply for the required ministerial declaration of no-objection of the Dutch Ministry of Justice in connection with the amendments made to the articles of association, and to execute the notarial deed of amendments to the articles of association as required under Dutch law;

(d) the execution of any deed, agreement or other document contemplated by Stage 1 of the Proposal as described in the Explanatory Memorandum, or which is necessary or desirable to give effect to Stage 1 of the Proposal (which we refer to as the Stage 1 Proposal Documents), on behalf of the company or any relevant group company is hereby ratified and approved;

(e) any member of the Managing Board be appointed to represent the company in accordance with the company’s articles of association in all matters concerning Stage 1 of the Proposal and the Stage 1 Proposal Documents, including where such matters concern the company or another group company, and notwithstanding that the Managing Board member may at the same time also be a director of any other group company; and

(f) that the actions of one or more members of the Joint or Managing Boards relating to Stage 1 of the Proposal up to the date of this meeting are hereby ratified and approved.

An explanation of the Proposal, including the background, risk factors, and questions and answers, including the proposed changes to the articles of association and the reasons for your directors’ recommendation of the Proposal and the proposed resolution are set out in the Explanatory Memorandum of which this Notice of Meeting forms a part. A copy of the proposed amended articles of association referred to in paragraph (b) of the above resolution is available at the Investor Relations Area of our website (www.jameshardie.com, select “James Hardie Investor Relations”).

Explanatory Notes and information on voting at the extraordinary general meeting are attached and a Direction Form is attached as Annex B.

To ensure that your securities are represented at the extraordinary general meeting, you should vote by completing, signing and dating the enclosed Direction Form or a proxy card and returning it as set out in the attached information on voting, whether or not you expect to attend the extraordinary information meeting or extraordinary general meeting.

By order of the Managing Board and Supervisory Board,

Robert E. Cox
Company Secretary

          , 2009

21. INFORMATION ON VOTING

Attendance at the Extraordinary Information Meeting

If you are a CUFS holder registered at 5:00 p.m. (AEST) on August 17, 2009, you may attend the extraordinary information meeting.

If you are not able to attend the extraordinary information meeting in person, or if you are a corporate entity, you may appoint another person to attend the extraordinary information meeting and ask questions on your behalf.

To allow the person you have appointed to attend the extraordinary information meeting, please complete the relevant section of the Direction Form attached as Annex B, and lodge it no later than 5:00 p.m. (AEST) on August 17, 2009 using one of the methods set out under “Information on Voting — Lodgement Instructions” in this Section 21.

Computershare will keep a register of people appointed to attend the extraordinary information meeting on behalf of other CUFS holders, and these people will be required to provide appropriate identification to receive an entry card to enable them to speak and ask questions at the extraordinary information meeting.

If you lodge the Direction Form appointing your representative prior to the extraordinary information meeting, and complete your voting directions on that form, your voting directions may only be changed if you submit a further Direction Form within the time specified. Your representative cannot submit a revised Direction Form on your behalf at the extraordinary information meeting unless he or she is properly authorised to do so.

Vote Solicitation

We will bear all expenses in conjunction with the solicitation of the enclosed Direction Form, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition, your vote may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and employees.

Dissenters’ Rights of Appraisal

Under Dutch company law, you do not have dissenters’ or appraisal rights in connection with the Proposal.

Record Date

To be entitled to vote, our records must show you as being:

•	for CUFS holders or persons who have converted their CUFS into shares, registered as a CUFS holder or holder of shares at 5:00 p.m. (AEST) on August 17, 2009 (which we refer to as the Record Date); and

•	for ADR holders, the registered owner as at 5:00 p.m. (EDT) on July 9, 2009 (which we refer to as the ADR Record Date).

Quorum and Required Shareholder Approval

Stage 1 will require the approval of 75% of shareholder votes cast at a properly held meeting at which at least 5% of our issued share capital outstanding on the Record Date is represented in person or by proxy at the extraordinary general meeting. Each ordinary share is entitled to one vote.

Abstentions and Broker Non-Votes

Any CUFS, ADSs and CUFS you have converted to shares for which no votes are cast will be treated as null votes and will not count toward the voting outcome.

If you broker holds your shares in its name and you do not give the broker voting instructions, your broker may not vote your shares. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote” which effectively will be treated as a null vote and will not count toward the voting outcome.

Voting on the Resolution

How you can vote will depend on whether you are:

•	a holder of CUFS, which are quoted on the ASX;

•	a holder of ADSs, which are quoted on the NYSE; or

•	a holder of shares, which are not quoted on the ASX.

Voting if you are a CUFS Holder

CUFS holders who want to vote on the resolution to be considered at the extraordinary general meeting have the following three options available to them:

Option A	If you are not able to attend the extraordinary general meeting, but will attend the extraordinary information meeting, you may lodge a Direction Form, attached as Annex B, before, at or following the conclusion of the extraordinary information meeting, directing CHESS Depository Nominees Pty Ltd. (the legal holder of the shares in the company for the purposes of the ASX Settlement and Transfer Corporation Pty Limited Settlement Rules) to vote the shares in the company held by it on your behalf.

To be eligible to vote in this manner, you must be registered as a CUFS holder on the Record Date.

CUFS holders who select Option A should follow either (1) or (2) below:

(1) Complete the Direction Form accompanying this Notice of Meetings and lodge it:

(a) in person at the extraordinary information meeting; or

(b) with Computershare using one of the methods set out under “Information on Voting — Lodgement Instructions” in this Section 21.

(2) Complete a Direction Form using the internet: Go to www.investorvote.com.au

To complete the Direction Form using the internet, you will need:

• Control number (located on your direction form)

• your Security Holder Reference Number;

• the Holder Identification Number from your current Holding Statement; or

• your postcode as recorded in the company’s register.

If you lodge the Direction Form using the internet in accordance with these instructions, you will be taken to have signed it.

Completed Direction Forms must be received by Computershare no later than 4:00 p.m. (AEST) on August 18, 2009.

Option B	If you would like to attend the extraordinary general meeting and vote in person you may ask CHESS Depository Nominees Pty Ltd. to appoint you or another person as proxy to vote the shares underlying your holding of CUFS on behalf of CHESS Depository Nominees Pty Ltd. by using a Proxy Request Form. For details on how to do this and how to receive a Proxy Request Form, please refer to the Annual Meetings page of the Investor Relations website (www.jameshardie.com, select “James Hardie Investor Relations,” then “Annual Meetings”).

To attend and vote at the extraordinary general meeting in The Netherlands, your completed Proxy Request Form must be received by Computershare no later than 5:00 p.m. (AEST) on August 11, 2009.

Option C	If you would like to attend and vote at the extraordinary general meeting, you may also do so by converting your CUFS to ordinary shares. For details on how to do this, please refer to the Annual Meetings page of the Investor Relations website (www.jameshardie.com, select “James Hardie Investor Relations,” then “Annual Meetings”).

CUFS must be converted into shares before 5:00 p.m. (AEST) on August 11, 2009. We will not acknowledge any requests to transfer shares received between 5:00 p.m. (AEST) on August 11, 2009 and the close of the extraordinary general meeting.

To obtain a free copy of CHESS Depository Nominees Pty Ltd.’s Financial Services Guide, or any Supplementary Financial Services Guide, go to www.asx.com.au/cdis, or phone 1 300 300 279 from within Australia or +61 1 300 300 279 from outside Australia and ask to have one sent to you.

Voting if you are an ADR Holder

The ADR depositary for ADRs held in our ADR program is The Bank of New York Mellon. The Bank of New York Mellon will send this Notice of Meetings to ADR holders on or about July 16, 2009 and advise ADR holders how to give, change or revoke their voting instructions.

To be eligible to vote, you must be registered as an ADR holder as of the ADR Record Date.

The Bank of New York Mellon must receive any voting instructions, in the form required by The Bank of New York Mellon’s voting instructions, no later than 5:00 p.m. (EDT) on August 10, 2009. The Bank of New York Mellon will endeavour, as far as is practicable, to instruct that the shares ultimately underlying the ADRs are voted in accordance with the instructions received by The Bank of New York Mellon from ADR holders. If an ADR holder does not submit any voting instructions, the shares ultimately underlying the ADRs held by such holder will not be voted.

Voting if you have Converted your CUFS to Shares

People holding shares who are registered as of the Record Date are eligible to attend and vote at the extraordinary general meeting.

Our shares are not able to be traded on the ASX or the NYSE. People holding shares are entitled to attend and vote at the extraordinary general meeting or, if they are unable to attend the meeting, are entitled to appoint one or more proxies. Where more than one proxy is appointed, the person must specify on separate forms the proportion or number of votes each proxy may exercise. Proxies do not need to be holders of shares.

To appoint a proxy, complete the Proxy Form and return it to Computershare by post, delivery to their offices or by fax using the details noted below under Lodgement Instructions. For details on how to receive a Proxy Form, please refer to the Annual Meetings page of the Investor Relations website (www.jameshardie.com, select “James Hardie Investor Relations,” then “Annual Meetings”).

Proxy Forms must be received no later than 5:00 p.m. (AEST) on August 13, 2009.

Lodgement Instructions

Completed Direction Forms, Proxy Request Forms and Proxy Forms may be lodged with Computershare using one of the following methods:

•	by post to GPO Box 242, Melbourne, Victoria 8060, Australia;

•	by delivery to Computershare at Level 3, 60 Carrington Street, Sydney NSW, Australia;

•	by email to Alex.Goud@computershare.com.au; or

•	by facsimile to 18 0078 3477 from inside Australia or +61 3 9473 2555 from outside Australia.

How Can I Change or Revoke my Vote?

CUFS Holder

You can change your vote by:

•	completing and submitting a revised Direction Form by no later than 4:00 p.m. (AEST) on August 18, 2009, which if it is dated later than the previous direction form, will override your previous Direction Form; or

•	attending the extraordinary general meeting and voting in person. Please refer to “Information on Voting — Voting if you are a CUFs holder” and “Information on Voting — Voting if you have converted your CUFs into Shares” (as applicable) in this Section 21 for further information on how to do this.

If you are a CUFS holder and wish to revoke rather than change your vote, you must send a written signed revocation to Computershare by no later than 4:00 p.m. (AEST) on August 18, 2009.

Similarly, if you have appointed a proxy, you can revoke your nomination at any time prior to the extraordinary general meeting. Furthermore, if you decide to attend and vote at the extraordinary general meeting in person and you have converted your CUFS into Shares, your proxy will not be entitled to speak or vote.

ADR Holder

If you are an ADR Holder and wish to change or revoke your vote, please refer to “Information on Voting — Voting if you are an ADR Holder.”

Explanatory Notes

Resolution — Our Transformation from a Dutch “NV” company to a Dutch “SE” company

An explanation of the Proposal, including the background, risk factors, and questions and answers, including the proposed changes to the articles of association and the reasons of your directors’ recommendation of the Proposal and the proposed resolution is set out in the Explanatory Memorandum. A copy of the proposed amended articles of association is available at the Investor Relations Area of our website (www.jameshardie.com, select “James Hardie Investor Relations”).

Recommendation

The Supervisory and Managing Boards believe it is in the interests of James Hardie and its shareholders that Stage 1 of the Proposal be approved and directors unanimously recommend that you vote in favour of the resolution. Each Director intends to vote his or her own shareholding in us in favour of Stage 1 of the Proposal.

Notice Availability

Additional copies of this notice can be downloaded from the Investor Relations section of our website (www.jameshardie.com, select “James Hardie Investor Relations”) or they can be obtained by contacting the company’s registrar Computershare using one of the methods set out under “Information on Voting — Lodgement Instructions” in Section 21.

ANNEX A
DRAFT TERMS OF MERGER

DRAFT TERMS OF MERGER
REGARDING THE FORMATION OF SE THROUGH MERGER BY ACQUISITION
BY
JAMES HARDIE INDUSTRIES N.V.
(ACQUIRING COMPANY)
AND
JHCBM plc
(COMPANY CEASING TO EXIST)

Date: 22 June 2009
Execution copy

Loyens & Loeff N.V.
Weena 690
3012 CN Rotterdam
Ref: HJP/IG

DRAFT TERMS OF MERGER

(Formation of European company (Societas Europaea) through merger by acquisition pursuant to Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE))

DATE: 22 June 2009

THE MANAGEMENT BOARDS OF:

1. James Hardie Industries N.V., a public company under Dutch law (naamloze vennootschap), having its official seat in Amsterdam, the Netherlands, office address at (1077 ZX) Amsterdam, the Netherlands, Strawinskylaan 3077, registered with the Trade Register in Amsterdam, the Netherlands under number 34106455,

•	hereinafter: the “Acquiring Company”;

2. JHCBM plc, a public limited company incorporated under the laws of Ireland, having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland, and having registered no. 471542, hereinafter: the “Company Ceasing to Exist”;

the Acquiring Company and the Company Ceasing to Exist are jointly referred to as the “Merging Companies”.

WHEREAS:

(i) the Acquiring Company is the holder of 39,994 shares in the capital of the Company Ceasing to Exist, each share having a nominal value of EUR 1;

(ii) Six (6) shares in the capital of the Company Ceasing to Exist are held by 6 nominee shareholders (hereinafter jointly: the “Nominee Shareholders”);

(iii) the Merging Companies have not been dissolved or declared bankrupt, nor has a suspension of payment been declared with respect to the Merging Companies;

(iv) the Acquiring Company and its subsidiaries in the EU have employees in the following EU jurisdictions:

a. the Netherlands

b. United Kingdom

c. France

d. Denmark.

(v) the Company Ceasing to Exist does not have any subsidiaries in any of the EU member states and has no employees;

(vi) these draft terms of merger also incorporate the report/explanatory notes (toelichting op het voorstel) required pursuant to Section 2:313 paragraph 1 Dutch Civil Code (“DCC”);

PROPOSE THE FORMATION OF AN SE THROUGH MERGER BY ACQUISITION as referred to in Article 17 par. 2 sub a. of the EU Council Regulation 2157/2001/EC of 8 October 2001 on the Statute for a European company (the “SE Regulation”) as a result of which merger:

•	the Acquiring Company will acquire the assets and liabilities of the Company Ceasing to Exist under a universal title of succession;

•	the Nominee Shareholders will be granted shares in the Acquiring Company;

•	the Acquiring Company shall take the form of a European public limited liability company (Societas Europaea) (an “SE”);

•	the Company Ceasing to Exist will cease to exist.

THE DATA TO BE MENTIONED PURSUANT TO ARTICLE 20 SE REGULATION, 2:312 PARAGRAPH 2, 2:326 AND 2:333D DDC AND OF REGULATION 6 OF THE EUROPEAN COMMUNITIES (MERGERS AND DIVISIONS OF COMPANIES) REGULATIONS 1987 ARE AS FOLLOWS:

A.	Type of legal entity, name and official seat of the Merging Companies.

(i) The public company James Hardie Industries N.V., having its official seat at Amsterdam and having its registered office at (1077 ZX) Amsterdam, the Netherlands, Strawinskylaan 3077, the Netherlands, as per the effectuation of the merger the Acquiring Company shall be transformed into an European public company and its name shall be changed into: James Hardie Industries SE. James Hardie Industries SE shall have its official seat at Amsterdam, The Netherlands and its registered office at (1077 ZX) Amsterdam, the Netherlands, Strawinskylaan 3077.

(ii) The Irish public limited company, JHCBM plc, having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland.

B.	The exchange ratio of the shares.

For each share in the capital of the Company Ceasing to Exist held by a Nominee Shareholder, the applicable Nominee Shareholder will acquire 1 share in the capital of the Acquiring Company with a nominal value of EUR 0.59 and no additional financial payment shall be made. The Nominee Shareholder waives its rights pursuant to its shareholding in both the Acquiring Company and the Company Ceasing to Exist with regard to all economic rights attached to the shareholding as a consequence of which the economic value of the shareholding by the Nominee Shareholder in both the Acquiring Company and the Company Ceasing to Exist is nil.

C.	Allotment of shares.

The granting of registered shares in the Acquiring Company to the Nominee Shareholders will be reflected in the deed of merger and registered in the shareholder’s register of the Acquiring Company. The Nominee Shareholders do not need to be a party to the deed of merger. No share certificates shall be issued. The shares to be granted shall not be listed.

D.	Date per which the Nominee Shareholders will share in the profits of the Acquiring Company.

On the basis that the beneficial ownership of the shares held by the Nominee Shareholders is in the hands of the Acquiring Company and this will equally apply once the merger is complete, the Nominee Shareholders will not have an opportunity of sharing in the profits of the Acquiring Company.

E.	Date from which the transactions of the Merging Companies will be treated for accounting purposes as being those of the SE.

The transactions of the Merging Companies will be treated for accounting purposes as being those of the SE from the date that the merger by acquisition is complete.

F.	Date per which the financial data of the Company Ceasing to Exist will be accounted for in the annual accounts of the Acquiring Company.

The financial data of the Company Ceasing to Exist will be accounted for in the annual accounts of the Acquiring Company for the financial year ending 31 March 2010. The last financial period of the Company Ceasing to Exist, which started at its incorporation, will end on the date that the merger by acquisition is complete.

G.	Rights, compensations or other measures conferred by the SE on holders of shares to which special rights are attached and /or on holders of securities other than shares, pursuant to applicable local laws.

On its formation, the SE will not have issued any shares with special rights as meant in Article 20 par. 2 sub (f) SE Regulation. Therefore, no special rights and no compensation will be granted at the expense of the SE to anyone.

H.	Benefits or special advantages to be granted to a member of the management board or of the supervisory board of the Merging Companies or to another party involved with the merger (including experts who examine the draft terms of merger), in connection with the merger.

None.

I.	Articles of association of the Acquiring Company and the SE.

The articles of association of the Acquiring Company were most recently amended by deed executed on 20 August 2007 before a candidate civil-law notary substituting for Prof. Mr. M. van Olffen, civil law notary in Amsterdam. The articles of association will be amended at the merger. The consecutive wording of the current articles of association of the Acquiring Company and the articles of association as they will read after the amendment thereof in connection with the merger (i.e. the proposed articles of association of the SE) are attached as Annex A and Annex B to this draft terms of merger, respectively.

J.	Procedures for employee participation.

As soon as practically possible after publishing these draft terms of merger the management boards of the Merging Companies shall take the necessary steps to start negotiations with the representatives of the employees of the Merging Companies on arrangements for the involvement of employees in Jamies Hardie Industries SE, including, but not limited to the creation of a special negotiating body, in accordance with the provisions of the Council Directive 2001/86/EC of 8 October 2001 supplementing the Statute for a European company with regard to the involvement of employees (the “Employee Directive”). The Company Ceasing to Exist has no employees.

Negotiations shall commence as soon as the special negotiating body is established. The Acquiring Company reserves the right to accept the applicable standard rules (as referred to in Article 7 Employee Directive) if no arrangement is concluded within the time prescribed by the Employee Directive.

K.	Intentions with regard to the composition of the management board or of the supervisory board of the Acquiring Company after the merger.

There is no intention to change the composition of the management board after the merger.

The present composition is as follows:

Management board:

•	L. Gries

•	R.L. Chenu

•	R.E. Cox

Supervisory board:

•	D.G. McGauchie

•	B.P. Anderson

•	R.M.J. van der Meer

•	M.N. Hammes

•	D.D. Harrison

•	J. Osborne

L.	Contemplated continuation or termination of activities.

The activities of the Company Ceasing to Exist will be continued by the Acquiring Company.

M.	Corporate approvals of the draft terms of merger.

The resolution to approve the draft terms of merger and to effect the merger in conformity with the common draft terms of merger is neither subject to the approval of a company body (orgaan) of the Merging Companies nor of any other third party.

N.	Likely effects on employment.

The merger and the transformation of the Acquiring Company into an SE is not expected to have any material effect on employment because the Company Ceasing to Exist does not have any employees, nor does it trade.

O.	Effects of the merger on the goodwill and the distributable reserves of the Acquiring Company.

The merger has no material effect on the goodwill and the distributable reserves of the Acquiring Company. The Company Ceasing to Exist has no material assets and no liabilities.

P.	Information on the valuation of assets and liabilities of the Company Ceasing to Exist to be acquired by the Acquiring Company.

The Company Ceasing to Exist has no assets or liabilities apart from share capital of EUR 40,000 and cash/receivables of EUR 40,000. Therefore no valuations are necessary.

Q.	Dates of the Merging Companies’ accounts.

The dates of the most recently adopted annual accounts / interim financial statements and any other accounts of the Merging Companies’ accounts used to establish the conditions of the merger are:

Acquiring Company:

31 March 2009 (draft annual accounts)

Company Ceasing to Exist:

2 June 2009 (interim statement as at the date of incorporation)

R.	Proposal for the level of compensation of shareholders that vote against the draft terms of merger.

Any shareholder in the Company Ceasing to Exist who votes against the draft terms of merger shall be entitled to have their shares bought from them by the Acquiring Company at a price of EUR 1.00 per share.

S.	Shares to be cancelled pursuant to Section 2:325 paragraph 3 DCC.

Not applicable.

THE DATA TO BE MENTIONED PURSUANT TO SECTION 2:313 PARAGRAPH 1 DCC AND SECTION 2:327 DDC ARE AS FOLLOWS:

1.	Reasons for the merger.

The reason for the merger is to allow the Acquiring Company to adopt the form of a European Public Company (SE).

2.	Expected consequences for the activities.

None. To the extent that the Company Ceasing to Exist has any activities, these activities will be continued in the same way by the Acquiring Company.

3.	Explanation from a legal, economic and social point of view.

Legal

The Company Ceasing to Exist ceases to exist and its assets and liabilities transfer to the Acquiring Company under a universal title of succession. The Acquiring Company is transformed into a European public company (SE), governed by the laws of the Netherlands.

Economic

From an economic point of view the merger has no consequences.

Social

The merger has no consequence for the employment and the employment conditions except as per the outcome of the process for employee participation as referred to in paragraph N above.

4.	Method(s) for determination of exchange rate.

Preliminary remarks:

It is considered that the laws applicable to the merger dictate that shares are allocated to shareholders of the Company Ceasing to Exist, which is considered to include all holders of legal title to shares in the Company Ceasing to Exist, so including the Nominee Shareholders.

The number of shares allocable to the Nominee Shareholders is kept to a bare minimum in view of the fact they only hold legal title, while beneficial ownership is in the hands of the Acquiring Company.

In this respect, it is also noted that the shares in the Acquiring Company acquired by the Nominee Shareholders may be transferred (for nil consideration) to the Acquiring Company after the effectuation of subject merger.

Method for determination of exchange ratio

The method pursuant to which the exchange ratio has been determined does not have a specific name as such. The exchange ratio is kept as simple as possible (one share in the Acquiring Company in exchange for one share in the Company Ceasing to Exist) in view of the preliminary remarks above.

Appropriateness of method used

The method is appropriate in this particular instance as it achieves a result that is, within the parameters of the merger requirements, the most appropriate manner to achieve that the value of the interest held by the Nominee Shareholders prior to the merger is equal to that of their interest held after the merger.

Valuation result

The method used does not lead to a specific valuation.

There have been no particular difficulties at the valuation and the determination of the exchange rate.

AUDITOR STATEMENTS AND REPORT.

KPMG and Deloitte issued the following documents

a. A report on the exchange ratio as referred to in Section 2:328 paragraph 1 DCC. This report is attached to the draft terms of merger as Annex C (KPMG) Annex D (Deloitte).

b. A report on the equity of the Merging Companies as referred to in Section 2:328 paragraph 1 DCC. This report is part of Annex C (KPMG) Annex D (Deloitte).

c. The auditors’ statements referred to in Section 2:328 paragraph 2 DCC have been attached to these explanatory notes as Annex E (KPMG) and Annex F (Deloitte).

ANNEXES.

Annexes to these draft terms form an integrated part of this proposal.

List of Annexes:

Annex A: current articles of association James Hardie Industries N.V. (Acquiring Company)

Annex B: articles of association James Hardie Industries SE (Acquiring Company) after amendment

Annex C: auditors’ report of KPMG referred to in Section 2:328 paragraph 1 DCC

Annex D: auditors’ report of Deloitte referred to in Section 2:328 paragraph 1 DCC

Annex E: auditors’ statement of KPMG referred to in Section 2:328 paragraph 2 DCC

Annex F: auditors’ statement of Deloitte referred to in Section 2:328 paragraph 2 DCC

[signature page to follow]

SIGNATURE PAGE OF DRAFT TERMS OF MERGER

Signed as of the date first written above.

Management Board James Hardie Industries N.V.:

L. Gries	R.L. Chenu

R.E. Cox

Supervisory Board James Hardie Industries N.V.:

D.G. McGauchie	R.M.J. van der Meer

B.P. Anderson	M.N. Hammes

D.D. Harrison	J. Osborne

Board JHCBM plc

S. Barnett	D.J. Ex

ANNEX B

DIRECTION FORM

James Hardie

James Hardie Industries N.V.
ARBN 097 829 895
Incorporated in The Netherlands, with a corporate seat in Amsterdam. The liability of members is limited
Dutch Registration Number: 34106455
Registered Office: Atrium 8th Floor Strawinskylaan 3077
1077zx Amsterdam The Netherlands

Lodge your vote:

Online:
www.investorvote.com.au

By Mail:
Computershare Investor Services Pty Limited
GPO Box 242 Melbourne
Victoria 3001 Australia

Alternatively you can fax your form to
(within Australia) 1800 783 447
(outside Australia) +61 3 9473 2555

For all enquiries call:
(within Australia) 1300 855 080
(outside Australia) +61 3 9415 4000

Direction Form - Extraordinary General Meeting

Vote online or view the Explanatory Memorandum, 24 hours a day, 7 days a week:
www.investorvote.com.au

☑ **Complete your Direction Form** ☑ **Access the Explanatory Memorandum** ☑ **Review and update your securityholding**	***Your secure access information is:*** **Control Number: 999999** **SRN/HIN: I9999999999** **PIN: 99999** **PLEASE NOTE:** For security reasons it is important that you keep your SRN/HIN confidential.

For your direction to be effective it must be received by 4.00pm (AEST) Tuesday 18 August 2009

How to Vote

By signing this Direction form you direct CHESS Depository Nominees Pty Limited (CDN) to vote all the securities in the company held by CDN on your behalf in respect of the resolution to be considered at the Extraordinary General Meeting to be held in Amsterdam, The Netherlands, on 21 August 2009 and at any adjournment of that meeting, as indicated on this form and to vote or abstain in respect of any procedural resolution as CDN thinks fit.

In order to direct CDN how to vote the shares underlying your CUFS holding as at 5.00pm (AEST) on 17 August 2009 in a particular manner, CUFS holders need only place a mark in the box opposite the resolution. Your entire CUFS holding will then be voted in accordance with your direction. If you mark the abstain box, you are directing CDN not to vote on the resolution. If no direction is given, you authorise CDN to abstain from voting in respect of your entire holding on the resolution.

CUFS holders wishing to apportion their vote must clearly enter the portion to be voted in a particular manner in the box opposite the resolution. This may be done by specifying the number of shares underlying your CUFS holding or the percentages of that holding.

If you vote in excess of 100% of your holding for the resolution, your vote on the resolution will be invalid. If you mark more than one box for the resolution, except to show a portion in the manner discussed above, the vote on that resolution will be invalid.

Comments & Questions: If you have any comments or questions for the company, please write them on the enclosed Question form and return with this Direction form.

Signing Instructions for Postal Forms

Individual: Where the CUFS holding is in one name, the CUFS holder must sign.
Joint Holding: Where the CUFS holding is in more than one name, all of the CUFS holders must sign.
Power of Attorney: If you have not already lodged the Power of Attorney with the registry, please attach a certified photocopy of the Power of Attorney to this form when you return it.
Companies: Where the company has a Sole Director who is also the Sole Company Secretary, this form must be signed by that person. If the company (pursuant to section 204A of the Corporations Act 2001) does not have a Company Secretary, a Sole Director can also sign alone. Otherwise this form must be signed by a Director jointly with either another Director of a Company Secretary. Please sign in the appropriate place to indicate the office held.

Attending the Meeting

CUFS holders may appoint someone else to attend the Extraordinary Information Meeting and ask questions on their behalf. Corporate entities may also use this option.

GO ONLINE TO VOTE,
or turn over to complete the form ➔

This Document is printed on **Greenhouse Friendly™** ENVI Laser Carbon Neutral Paper

999999_SAMPLE_0_0_PROXY/000001/000001/1

B-1

☐ **Change of address.** If incorrect, mark this box and make the correction in the space to the left. Securityholders sponsored by a broker (reference number commences with 'X') should advise your broker of any changes.

Direction Form

Please mark ☒ to indicate your directions

XX

STEP 1 **Please complete this form if you want your vote to count at the Extraordinary General Meeting in Amsterdam. Further details on how to complete the form are on the front.**

Voting directions - please mark X or write a percentage of your holding* to indicate your directions.

		For	Against	Abstain
1	Approve transformation to a Dutch SE Company	☐	☐	☐

If you do not indicate any voting instructions on this form your vote will not count.

STEP 2 Appointment of Speaker

Please complete this section if you would like to appoint a person to attend and speak on your behalf at the Annual Information Meeting in Sydney.

I/We appoint the following person to attend and speak on our behalf:

A ____________________

*See 'How to Vote' overleaf.

SIGN PLEASE SIGN HERE

This section *must* be signed in accordance with the instructions overleaf to enable your directions to be implemented.

Individual or Securityholder 1	Securityholder 2	Securityholder 3
Sole Director and Sole Company Secretary	Director	Director/Company Secretary

Contact Name ____________________ Contact Daytime Telephone ____________________ Date ___ / ___ / ___

JHX 999999A Computershare

B-2

ANNEX C

QUESTION FORM

James Hardie

We welcome your questions

We want to make it easy for as many James Hardie CUFS holders as possible to ask questions of the company's Directors.

Please use the other side of this form to send us any questions you would like answered at the Extraordinary Information Meeting to be held on Tuesday, 18 August 2009 in Sydney.

We believe this process will make it easier for more holders to have questions answered, whether or not they can attend the Information Meeting. Holders will also be able to ask questions from the floor at the meeting.

We will attempt to answer as many questions as possible in the addresses by the Chairman and the CEO. If we receive a large number of questions from holders, we may not be able to reply individually.

You can use this form even if you will be attending the meeting. If you are unable to attend, you can watch a live webcast of the meeting via the internet on the Investor Relations Website at www.jameshardie.com

Fax this form by Tuesday, 11 August 2009 to:
(02) 8274 5218 or +61 2 8274 5218

Mail this form by Friday, 7 August 2009:
using the Business Reply Envelope enclosed

Holder's name:

Address:

Security Holder Reference Number or Holder Identification Number:

C-1

Fax this form by Tuesday, 11 August 2009 to:
(02) 8274 5218 or +61 2 8274 5218

Mail this form Friday, 7 August 2009:
using the Business Reply Envelope enclosed

Security Holder Reference Number or Holder Identification Number:

Question(s):

C-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

Our articles of association provide in article 28 that we shall generally indemnify any person who is or was a director or one of our employees, officers or agents, or who at our request has become a director, officer or agent of another entity or a trust, and suffers any loss as a result of any action in connection with their service to us, provided they acted in good faith in carrying out their duties and in a manner they reasonably believed to be in our interest. This indemnification generally will not be available if the person seeking indemnification acted with gross negligence or willful misconduct in the performance of such person’s duties to us. A court in which an action is brought may, however, determine that indemnification is appropriate nevertheless.

In addition, our articles of association provide that shareholders may approve a resolution at a general meeting of shareholders to fully discharge the members of our Managing Board, Supervisory Board and Joint Board from liability towards us in respect of the exercise of their duties during the financial year covered by the annual accounts subject to certain exceptions under Dutch law, including exceptions relating to the liability of members of our Managing Board, Supervisory Board and Joint Board upon bankruptcy or insolvency of a company. Under Dutch law, this discharge is not absolute and would not be effective as to any matters not disclosed in or apparent from our annual accounts or not otherwise disclosed to our shareholders, and is subject to general reasonableness and fairness. Our shareholders have not approved such a resolution at this time.

Following Stage 1, Dutch SE will retain the same indemnity provisions in its articles of association, however these will not apply to the Joint Board, which will be eliminated after completion of Stage 1 of the Proposal.

Following Stage 2, Irish SE’s articles of association will provide for indemnification of any person who is or was a director, company secretary, employee or person deemed by Irish SE’s board to be an agent of Irish SE, who suffers any cost, loss or expense as a result of any action in connection with the discharge of their duties to Irish SE, provided they acted in good faith in carrying out their duties and in a manner they reasonably believed to be in Irish SE’s interest. This indemnification will generally not be available if the person seeking indemnification acted in a manner that could be characterised as negligent, default, breach of duty or breach of trust in performing their duties. However, under Irish company law, this indemnity only binds Irish SE to indemnify a current or former director or company secretary where judgment is given in any civil or criminal action in favour of such director or company secretary, or where a court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. The articles of association of Irish SE apply the same limitations to other indemnitees who are not current or former directors or the company secretary of Irish SE.

Indemnity Agreements

We have provided Deeds of Access, Insurance and Indemnity (which we refer to as an Indemnity Deed) governed by Dutch law to our directors and senior employees and our subsidiary, James Hardie Building Products Inc., has provided Indemnity Agreements governed by Nevada law (which we refer to as an Indemnity Agreement) to directors, officers and certain employees of us, James Hardie Building Products Inc. or their affiliates. These Indemnity Deeds and Indemnity Agreements are consistent with our articles of association and relevant laws.

The terms of the Indemnity Deeds require us, to the maximum extent permitted by law, to unconditionally and irrevocably indemnify a director in relation to the director serving or having served as a director of us or one of our subsidiaries or another entity at our request or the request of one of our subsidiaries to the extent permitted by Dutch law from and against all claims, liabilities (including liability for negligence), civil penalties being pecuniary penalties imposed by legislation, legal costs actually and reasonably incurred (not limited to taxed costs), net wage or withholding taxes, social security premiums or other Dutch or foreign taxes as a result of indemnification, as well as reasonable legal costs actually incurred in good faith by the director in obtaining legal advice regarding issues arising from an Indemnity Deed or making a claim or in relation to being a witness to any type of proceedings, mediation or other form of dispute resolution. This indemnity is limited to the extent that it is not available to a director where a Dutch court has established in a final, non-appealable decision that the director (1) acted with willful misconduct, (2) acted with intentional recklessness, (3) was seriously imputable or (4) did not act in good faith, unless otherwise provided for by Dutch law or the boards provide otherwise based on standards of reasonableness and fairness.

The Indemnity Deeds require us, upon a request by a director, to make payment of amounts payable within 30 days of the incurrence of the liability or the date the amount is due and payable, whichever is shorter, and the director undertakes to repay the amounts paid to them if it is ultimately determined that he or she is not entitled to indemnification for such amounts or if such amounts exceed what we are permitted to pay under the Indemnity Deed or if he or she receives payment under an insurance contract in respect of those liabilities. To the extent that a director also receives payment under an indemnity from one of our subsidiaries, the director is not entitled to claim under the Dutch law Indemnity Deed.

Under the Indemnity Deeds a director has the right to access our company books and those of our subsidiaries in relation to any act or omission in relation to the director acting in that capacity for us, our subsidiaries or another entity at our request or at the request of our subsidiaries.

Following Stage 1, the Dutch law-governed Indemnity Deeds will continue to be in effect.

The Indemnity Agreements provide that James Hardie Building Products Inc. shall hold harmless and indemnify a director, officer or employee of us, James Hardie Building Products Inc., or their affiliates to the maximum extent allowed by Nevada law against any expenses, liabilities and losses (including, without limitation, investigation expenses, expert witnesses’ and attorneys’ fees and expenses, judgments, penalties, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment) actually and reasonably incurred by the director, officer or employee (net of any insurance proceeds or other amounts received by the indemnitee as compensation for such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative or in arbitration, to which the director, officer or employee is a party or participant or is threatened to be made a party or participant (a) based upon, arising from, relating to or by reason of the fact that the director, officer or employee was or is a director, officer or employee of us or of James Hardie Building Products Inc., or is or was serving at our request or the request of James Hardie Building Products Inc., as a director, officer, partner, member, manager, trustee, fiduciary, employee or agent of another corporation or entity, or (b) arising from or relating to any action or omission to act taken by the director, officer or employee in any of the capacities described above. However, the director, officer or employee will only be indemnified in connection with a proceeding initiated by him or her (other than a proceeding to enforce his or her rights under the indemnity agreement) if the proceeding was authorised by a two-thirds vote of the board of directors of James Hardie Building Products Inc.

By the terms of the Indemnity Agreements, its benefits are not available if there is a judgment or other final adjudication, after all appeals and all time for appeals has expired, which is adverse to the director, officer or employee and which establishes (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty or willful fraud or illegality, and were material to the cause of action so adjudicated; (b) that he or she in fact personally gained a financial profit or other advantage to which he or she was not legally entitled, (c) that indemnification of the director, officer or employee is prohibited by applicable law, (d) in respect of any remuneration paid to the director, officer or employee if such remuneration was in violation of law or (e) that such indemnification is not lawful and James Hardie Building Products Inc. and the director, officer or employee have been advised that the US Securities and Exchange Commission believes that the indemnification for liabilities arising under the US federal securities laws is against public policy and is, therefore, unenforceable and claims for indemnification should be submitted to the appropriate court for adjudication. In addition, the benefits are not available for any claim made against the director, officer or employee for an accounting of profits made from the purchase or sale by the director, officer or employee of our securities within the meaning of Section 16(b) of the US Securities Exchange Act of 1934 or analogous provisions of any applicable law.

The Indemnity Agreements require James Hardie Building Products Inc., upon request by the director, officer or employee, to make payment within 30 days of amounts payable under the Indemnity Agreements as expended or incurred in advance of indemnification, provided, however, that the director, officer or employee undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such amounts.

The Indemnity Agreements will continue in effect following implementation of Stage 1 and Stage 2.

Following Stage 2, Irish SE will provide Indemnity Deeds to Irish SE directors, the company secretary and certain senior employees generally consistent with the existing Dutch law-governed Indemnity Deeds, but which will be subject to Irish law. The current Dutch law-governed Indemnity Deeds extend protection to directors beyond that permitted for Irish companies under Irish company law. Irish law contains a restriction on the indemnity that an Irish public company, and therefore an Irish SE, can give its current and former directors and company secretary. Irish law renders void any provision in an Irish company’s articles of association or other contract that would exempt from liability or provide any current or former director or company secretary with an indemnity for negligence, default, breach of duty or breach of trust. In addition, under Irish company law, this indemnity only binds Irish SE to indemnify a current or former director or company secretary where judgment is given in any civil or criminal action in favour of such director or company secretary, or where a court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. The articles of association of Irish SE apply the same limitations to other indemnitees who are not current or former directors or the company secretary of Irish SE. This limitation on the matters for which director may be indemnified is broader than is currently permitted under the Dutch law-governed Indemnity Deeds.

The directors will still be allowed to claim advances for costs as permitted under the Irish law-governed Indemnity Deeds. However, in the event a final determination is made against a current or former director or company secretary or, if no determination is made at all, an Irish Court would interpret the scope of the indemnity contained in the Indemnity Deed such that Irish SE could require the current or former director or company secretary to repay an advance in the circumstances required under Irish law outlined above.

As required by the terms of the Indemnity Deeds and the Indemnity Agreements, we and James Hardie Building Products Inc. maintain director and officers insurance policies under which such persons would be insured against liabilities resulting from their service to us.

Exhibits and Financial Statement Schedules

See Exhibit Index attached hereto and incorporated herein by reference.

Undertakings

(a) In accordance with Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR § 249.220f)” at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (17 CFR § 230.424);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (a)(7) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the US to respond to such requests. The undertaking in sub-paragraph (i) above includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the below registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorised, in Chicago, Illinois, on this 10th day of July 2009.

JAMES HARDIE INDUSTRIES N.V.

By:	/s/ Russell Chenu
Russell Chenu
Managing Board Director
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Louis Gries Louis Gries	Chief Executive Officer and Managing Board Director	July 10, 2009
	/s/ Russell Chenu Russell Chenu	Chief Financial Officer, Principal Accounting Officer/Controller and Managing Board Director	July 10, 2009
	* Michael N. Hammes	Chairman and Joint and Supervisory Board Director	July 10, 2009
	* Donald McGauchie AO	Deputy Chairman and Joint and Supervisory Board Director	July 10, 2009
	* Brian Anderson	Joint and Supervisory Board Director	July 10, 2009
	* David Harrison	Joint and Supervisory Board Director	July 10, 2009
	* Rudy van der Meer	Joint and Supervisory Board Director	July 10, 2009
	* James Osborne	Joint and Supervisory Board Director	July 10, 2009
	* Robert E. Cox	Managing Board Director	July 10, 2009

*By:	/s/ Paul Bokota Paul Bokota Attorney-in-fact

Authorised Representative in the United States

/s/ Paul Bokota Paul Bokota Deputy General Counsel James Hardie Building Products Inc.

EXHIBIT INDEX

Exhibit
Number		Description

2	.1*	Draft Terms of Merger and Explanatory Notes and Annexes
3	.1*	Form of Articles of Association of James Hardie Industries SE, a European Company registered in The Netherlands (which form Annex B to the Terms of Merger)
3	.2*	Form of Memorandum and Articles of Association of James Hardie Industries SE, A European Company registered in Ireland
4	.1*	Form of Deposit Agreement to be entered into between James Hardie Industries SE and The Bank of New York Mellon, as depositary
4.2		Common Terms Deed Poll as amended and restated on February 20, 2008 among James Hardie International Finance B.V., James Hardie Building Products, Inc. and James Hardie Industries N.V. (incorporated herein by reference to Exhibit 2.3 to James Hardie’s Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
4	.3*	Form of Amended and Restated Common Terms Deed Poll among James Hardie International Finance B.V., James Hardie Building Products, Inc., James Hardie International Finance Limited and James Hardie Industries SE
4.4		Form of Term Facility Agreement between James Hardie International Finance B.V. and Financier (incorporated herein by reference to Exhibit 2.23 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
4.5		Form of Term Facility Agreement — Occurrence of Extension Event among James Hardie International Finance B.V., James Hardie Building Products, Inc. and Financier (incorporated herein by reference to Exhibit 2.9 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2007, filed on July 6, 2007)
4.6		Form of 3 Year Term (Bullet) Facility Agreement dated February 21, 2008 among James Hardie International Finance B.V., James Hardie Building Products, Inc. and Financier (incorporated herein by reference to Exhibit 2.6 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
4.7		Form of 5 Year Term (Bullet) Facility Agreement dated February 21, 2008 among James Hardie International Finance B.V., James Hardie Building Products, Inc. and Financier (incorporated herein by reference to Exhibit 2.7 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
4.8		Form of Rolling 364-day Facility Agreement between James Hardie International Finance B.V. and Financier (including Form of Extension Request) (incorporated herein by reference to Exhibit 2.24 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
4	.9*	Form of 364-day Facility Agreement between James Hardie International Finance B.V. and Financier
4.10		Form of Guarantee Deed between James Hardie Industries N.V. and Financier (incorporated herein by reference to Exhibit 2.25 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
4	.11*	Form of Lender Deeds of Confirmation between James Hardie International Finance B.V., James Hardie Building Products, Inc., James Hardie Industries N.V. and Financier
4	.12***	Form of Amending Deed AET Guarantee Trust Deed between James Hardie Industries N.V. and AET Structured Finance Services Pty Limited
4	.13***	Form of Amending Deed to the Performing Subsidiary Undertaking and Guarantee Trust Deed between James Hardie 117 Pty Limited and AET Structured Finance Services Pty Limited
5	.1***	Opinion of Diederik Jan Ex, Senior Legal Counsel to James Hardie Industries N.V. regarding validity of the James Hardie Industries SE securities being registered
8	.1**	Opinion of PricewaterhouseCoopers LLP regarding certain Australian tax matters
8	.2***	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain US federal income tax matters
8	.3***	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain US federal income tax matters

Exhibit
Number		Description

8	.4***	Opinion of PricewaterhouseCoopers Belastingadviseurs N.V. regarding certain Dutch tax matters
8	.5***	Opinion of PricewaterhouseCoopers Belastingadviseurs N.V. regarding certain Dutch tax matters
8	.6**	Opinion of PricewaterhouseCoopers regarding certain Irish tax matters
8	.7**	Opinion of PricewaterhouseCoopers LLP regarding certain UK tax matters
10.1		Amended and Restated James Hardie Industries N.V. 2001 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
10	.2*	Executive Incentive Plan 2009
10.3		Supervisory Board Share Plan 2006 (incorporated herein by reference to Exhibit 4.4 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2006, filed on September 29, 2006)
10.4		James Hardie Industries N.V. Long Term Incentive Plan 2006 dated August 1, 2006 and amended on August 22, 2008 (incorporated herein by reference to Exhibit 4.4 to James Hardie’s registration statement on Form S-8, filed on September 11, 2008)
10.5		2005 Managing Board Transitional Stock Option Plan (incorporated herein by reference to Exhibit 4.6 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2006, filed on September 29, 2006)
10.6		Form of Joint and Several Indemnity Agreement among James Hardie N.V., James Hardie (USA) Inc. and certain former executive officers and Managing Board directors thereto (incorporated herein by reference to Exhibit 4.15 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
10.7		Form of Joint and Several Indemnity Agreement among James Hardie Industries N.V., James Hardie Inc. and certain former Supervisory Board and Managing Board directors thereto (incorporated herein by reference to Exhibit 4.16 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
10.8		Form of Deed of Access, Insurance and Indemnity between James Hardie Industries N.V. and Supervisory Board directors and Managing Board directors (incorporated herein by reference to Exhibit 4.9 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
10	.9*	Form of Indemnity Agreement between James Hardie Building Products, Inc. and Supervisory Board directors, Managing Board directors and certain executive officers (incorporated herein by reference to Exhibit 4.10 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
10	.10*	Form of Irish law-governed Deed of Access, Insurance and Indemnity between James Hardie Industries SE, a European Company registered in Ireland, and its directors, company secretary and certain senior employees
10	.11*	Surrender of Freehold Lease among Brookfield Multiplex Carole Park Landowner Pty Limited (f/k/a Multiplex Carole Park Landowner Pty Limited); James Hardie Australia Pty Limited and James Hardie Industries N.V. dated October 18, 2007 re Cobalt & Silica Street, Carole Park, Queensland, Australia
10	.12*	Lease between Brookfield Multiplex Carole Park Landowner Pty Limited (f/k/a Multiplex Carole Park Landowner Pty Limited) and James Hardie Australia Pty Limited dated October 18, 2007 re Cobalt & Silica Street, Carole Park, Queensland, Australia
10.13		Variation of Lease dated March 23, 2004, among Brookfield Multiplex Carole Park Landowner Pty Limited (f/k/a Multiplex Carole Park Landowner Pty Limited) as successor in interest to Amaca Pty Limited (f/k/a James Hardie & Coy Pty Limited), James Hardie Australia Pty Limited and James Hardie Industries N.V. re premises at the corner of Colquhoun & Devon Streets, Rosehill, New South Wales, Australia (incorporated herein by reference to Exhibit 4.21 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2004, filed on November 22, 2004)
10	.14*	Lease dated April 3, 2009, between Welshpool Landowner Pty and James Hardie Australia Pty Limited re premises at Rutland Avenue, Welshpool, Western Australia, Australia

Exhibit
Number		Description

10.15		Lease Amendment dated March 23, 2004, among Brookfield Multiplex Carole Park Landowner Pty Limited (f/k/a Multiplex Carole Park Landowner Pty Limited) as successor in interest to Amaca Pty Limited (f/k/a James Hardie & Coy Pty Limited), James Hardie Australia Pty Limited and James Hardie Industries N.V. re premises at 46 Randle Road, Meeandah, Queensland, Australia (incorporated herein by reference to Exhibit 4.23 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2004, filed on November 22, 2004)
10.16		Lease Agreement dated March 23, 2004 among Location Group Limited as successor in interest to Studorp Limited, James Hardie New Zealand Limited and James Hardie Industries N.V. re premises at the corner of O’Rorke and Station Roads, Penrose, Auckland, New Zealand (incorporated herein by reference to Exhibit 4.24 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2004, filed on November 22, 2004)
10.17		Lease Agreement dated March 23, 2004 among Location Group Limited as successor in interest to Studorp Limited, James Hardie New Zealand Limited and James Hardie Industries N.V. re premises at 44-74 O’Rorke Road, Penrose, Auckland, New Zealand (incorporated herein by reference to Exhibit 4.25 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2004, filed on November 22, 2004)
10.18		Ownership transfer related to corner of O’Rorke and Station Roads, Penrose, Auckland, New Zealand and 44-74 O’Rorke Road, Penrose, Auckland, New Zealand effective June 30, 2005 (incorporated herein by reference to Exhibit 4.17 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2006, filed on September 29, 2006)
10.19		Industrial Building Lease Agreement, effective October 6, 2000, between James Hardie Building Products, Inc. and Fortra Fiber-Cement L.L.C., re premises at Waxahachie, Ellis County, Texas (incorporated herein by reference to Exhibit 4.25 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
10.20		Asset Purchase Agreement by and between James Hardie Building Products, Inc. and Cemplank, Inc., dated as of December 12, 2001 (incorporated herein by reference to Exhibit 4.26 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
10.21		Amended and Restated Stock Purchase Agreement dated March 12, 2002, between BPB U.S. Holdings, Inc. and James Hardie Inc. (incorporated herein by reference to Exhibit 4.27 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
10.22		Amended and Restated Final Funding Agreement dated November 21, 2006 (incorporated herein by reference to Exhibit 99.4 to James Hardie’s report on Form 6-K, filed on January 5, 2007)
10.23		Amended FFA Amendment dated August 6, 2007 (incorporated herein by reference to Exhibit 4.22 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
10.24		Amended FFA Amendment dated November 8, 2007 (incorporated herein by reference to Exhibit 4.23 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
10.25		Amended FFA Amendment dated June 11, 2008 (incorporated herein by reference to Exhibit 4.24 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
10.26		Address for Service of Notice on Trustee dated June 13, 2008 (incorporated herein by reference to Exhibit 4.25 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)
10	.27*	Amended FFA Amendment dated July 17, 2008
10.28		Asbestos Injuries Compensation Fund Amended and Restated Trust Deed by and between James Hardie Industries N.V. and Asbestos Injuries Compensation Fund Limited dated December 14, 2006 (incorporated herein by reference to Exhibit 4.22 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2007, filed on July 6, 2007)
10.29		Deed Poll dated June 11, 2008 — amendment of the Asbestos Injuries Compensation Fund Amended and Restated Trust Deed (incorporated herein by reference to Exhibit 4.27 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2008, filed on July 8, 2008)

Exhibit
Number		Description

10.30		Deed of Release by and among James Hardie Industries N.V., Australian Council of Trade Unions, Unions New South Wales, and Bernard Douglas Banton dated December 21, 2005 (incorporated herein by reference to Exhibit 4.23 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2006, filed on September 29, 2006)
10	.31***	Form of Amending Agreement (Parent Guarantee) by and among Asbestos Injuries Compensation Fund Limited, The State of New South Wales, and James Hardie Industries N.V.
10.32		Deed of Release by and between James Hardie Industries N.V. and The State of New South Wales dated June 22, 2006 (incorporated herein by reference to Exhibit 4.25 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2006, filed on September 29, 2006)
10.33		Second Irrevocable Power of Attorney by and between Asbestos Injuries Compensation Fund Limited and The State of New South Wales dated December 14, 2006 (incorporated herein by reference to Exhibit 4.26 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2007, filed on July 6, 2007)
10.34		Deed of Accession by and among Asbestos Injuries Compensation Fund Limited, James Hardie Industries N.V., James Hardie 117 Pty Limited, and The State of New South Wales dated December 14, 2006 (incorporated herein by reference to Exhibit 4.27 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2007, filed on July 6, 2007)
10	.35*	Form of Amending Deed (Intercreditor Deed) between The State of New South Wales, James Hardie Industries N.V., Asbestos Injuries Compensation Fund Limited and AET Structured Finance Services Pty Limited
10	.36*	Form of Amending Deed (Performing Subsidiary Intercreditor Deed) between The State of New South Wales, James Hardie 117 Pty Limited, Asbestos Injuries Compensation Fund Limited and AET Structured Finance Services Pty Limited
10	.37***	Deed of Confirmation dated June 23, 2009 between James Hardie Industries N.V, James Hardie 117 Pty Limited, the State of New South Wales and Asbestos Injuries Compensation Fund Limited in its capacity as trustee of the Asbestos Injuries Compensation Fund
21	***	List of significant subsidiaries of James Hardie Industries N.V.
23	.1***	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firms
23	.2***	Consent of Ernst & Young LLP, independent registered public accounting firms
23	.3***	Consent of Diederik Jan Ex, Senior Legal Counsel to James Hardie Industries N.V. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23	.4**	Consent of PricewaterhouseCoopers LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
23	.5***	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement)
23	.6***	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8.3 to this Registration Statement)
23	.7***	Consent of PricewaterhouseCoopers Belastingadviseurs N.V. (included in the opinion filed as Exhibit 8.4 to this Registration Statement)
23	.8***	Consent of PricewaterhouseCoopers Belastingadviseurs N.V. (included in the opinion filed as Exhibit 8.5 to this Registration Statement)
23	.9**	Consent of PricewaterhouseCoopers (included in the opinion filed as Exhibit 8.6 to this Registration Statement)
23	.10**	Consent of PricewaterhouseCoopers LLP (included in the opinion filed as Exhibit 8.7 to this Registration Statement)
24	.1*	Power of Attorney of Directors of James Hardie
99	.1***	Direction Form (included as Annex B to the Explanatory Memorandum)
99	.2***	Question Form (included as Annex C to the Explanatory Memorandum)
99	.3*	Excerpts of the ASTC Settlement Rules as of March 31, 2009

Exhibit
Number		Description

99	.4*	Subdivision B, Division 3 of Part 7.2 of the Corporations Act 2001 as of January 1, 2009
99.5		ASIC Class Order 02/311, dated March 11, 2002 (incorporated herein by reference to Exhibit 99.3 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
99.6		ASIC Modification, dated March 7, 2002 (incorporated herein by reference to Exhibit 99.4 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2005, filed on July 7, 2005)
99.7		ASIC Class Order 04/166, dated February 26, 2004 (incorporated herein by reference to Exhibit 99.5 to James Hardie’s Annual Report on Form 20-F for the year ended March 31, 2006, filed on September 29, 2006)

*	Previously filed on June 23, 2009.

**	Previously filed on June 25, 2009.

***	Filed herewith.